                            TELE-COMMUNICATIONS, INC.

                              FINANCIAL INFORMATION


                            TELE-COMMUNICATIONS, INC.

                              FINANCIAL INFORMATION

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         TELE-COMMUNICATIONS, INC.:

         Management's Discussion and Analysis of Financial Condition and Results
              of Operations, Years ended December 31, 1997, 1996 and 1995                                 3
         Independent Auditors' Report                                                                    50
         Consolidated Balance Sheets,
              December 31, 1997 and 1996                                                                 51
         Consolidated Statements of Operations,
              Years ended December 31, 1997, 1996 and 1995                                               53
         Consolidated Statements of Stockholders' Equity,
              Years ended December 31, 1997, 1996 and 1995                                               55
         Consolidated Statements of Cash Flows,
              Years ended December 31, 1997, 1996 and 1995                                               58
         Notes to Consolidated Financial Statements,
              December 31, 1997, 1996 and 1995                                                           59

         LIBERTY/VENTURES GROUP:

         Independent Auditors' Report                                                                    132
         Combined Balance Sheets,
              December 31, 1997 and 1996                                                                 133
         Combined Statements of Operations,
              Years ended December 31, 1997, 1996 and 1995                                               135
         Combined Statements of Equity,
              Years ended December 31, 1997, 1996 and 1995                                               136
         Combined Statements of Cash Flows,
              Years ended December 31, 1997, 1996 and 1995                                               137
         Notes to Combined Financial Statements,
              December 31, 1997, 1996 and 1995                                                           139

         TELE-COMMUNICATIONS, INC.:

         Management's Discussion and Analysis of Financial Condition and Results
              of Operations, Nine months ended September 30, 1998 and 1997                               182
         Consolidated Balance Sheets,
              September 30, 1998 and December 31, 1997 (unaudited)                                       224
         Consolidated Statements of Operations,
              Nine months ended September 30, 1998 and 1997 (unaudited)                                  226
         Consolidated Statement of Stockholders' Equity,
              Nine months ended September 30, 1998 (unaudited)                                           227
         Consolidated Statements of Cash Flows,
              Nine months ended September 30, 1998 and 1997 (unaudited)                                  228
         Notes to Consolidated Financial Statements,
              September 30, 1998 (unaudited)                                                             229
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                            TELE-COMMUNICATIONS, INC.

                              FINANCIAL INFORMATION

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         LIBERTY/VENTURES GROUP:

         Combined Balance Sheets,
              September 30, 1998 and December 31, 1997 (unaudited)                                       269
         Combined Statements of Operations,
              Nine months ended September 30, 1998 and 1997 (unaudited)                                  271
         Combined Statement of Equity,
              Nine months ended September 30, 1998 (unaudited)                                           272
         Combined Statements of Cash Flows,
              Nine months ended September 30, 1998 and 1997 (unaudited)                                  273
         Notes to Combined Financial Statements,
              September 30, 1998 (unaudited)                                                             275

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                  Years ended December 31, 1997, 1996 and 1995

         Tele-Communications, Inc. ("TCI" or the "Company") is currently traded through six separate series of common stock which represent three targeted groups of assets. "TCI Group", which is traded through Tele-Communications, Inc. Series A TCI Group Common Stock, par value $1.00 per share ("TCI Group Series A Stock") and Tele-Communications, Inc. Series B TCI Group Common Stock, par value $1.00 per share ("TCI Group Series B Stock", and together with the TCI Group Series A Stock, the "TCI Group Stock"), is intended to reflect the separate performance of TCI's domestic cable and communications business. "Liberty Media Group", which is traded trough Tele-Communications, Inc. Series A Liberty Media Group Common Stock, par value $1.00 per share ("Liberty Group Series A Stock") and Tele-Communications, Inc. Series B Liberty Media Group Common Stock, par value $1.00 per share ("Liberty Group Series B Stock", and together with the Liberty Group Series A Stock, the "Liberty Group Stock"), is intended to reflect the separate performance of TCI's assets which produce and distribute programming services. "TCI Ventures Group", which is traded through Tele-Communications, Inc. Series A TCI Ventures Group Common Stock, par value $1.00 per share ("TCI Ventures Group Series A Stock") and Tele-Communications, Inc. Series B TCI Ventures Group Common Stock, par value $1.00 per share ("TCI Ventures Group Series B Stock", and together with the TCI Ventures Group Series A Stock, the "TCI Ventures Group Stock"), is intended to reflect the separate performance of TCI's principal international assets and businesses and substantially all of TCI's non-cable and non-programming assets.

         On August 3, 1995, the stockholders of TCI authorized the Board of Directors of TCI (the "Board") to issue the Liberty Group Series A Stock and Liberty Group Series B Stock. Additionally, the stockholders of TCI approved the redesignation of the previously authorized Class A and Class B common stock into TCI Group Series A Stock and TCI Group Series B Stock. On August 10, 1995, TCI distributed in the form of a dividend (the "Liberty Distribution"), 2.25 shares of Liberty Group Stock (as adjusted for stock dividends - see below) for each four shares of TCI Group Stock owned.

         On August 28, 1997, the stockholders of TCI authorized the Board to issue the TCI Ventures Group Stock. Prior to stockholder approval to issue the TCI Ventures Group Stock, TCI commenced the offers (the "Exchange Offers") to exchange shares of TCI Ventures Group Stock for shares of TCI Group Stock in the ratio of two shares of the applicable series of TCI Ventures Group Stock in exchange for each share of the corresponding series of TCI Group Stock properly tendered. On September 10, 1997, 188,661,300 shares of TCI Group Series A Stock and 16,266,400 shares of TCI Group Series B Stock were exchanged for 377,322,600 shares of TCI Ventures Group Series A Stock and 32,532,800 shares of TCI Ventures Group Series B Stock, respectively (the "TCI Ventures Exchange").

         Effective February 6, 1998, the Company issued stock dividends to holders of Liberty Group Stock (the "1998 Liberty Stock Dividend") and TCI Ventures Group Stock (the "Ventures Stock Dividend"). The 1998 Liberty Stock Dividend consisted of one share of Liberty Group Stock for every two shares of Liberty Group Stock owned. The Ventures Stock Dividend consisted of one share of TCI Ventures Group Stock for every one share of TCI Ventures Group Stock owned. The 1998 Liberty Stock Dividend and the Ventures Stock Dividend have been treated as stock splits, and accordingly, all share and per share amounts presented have been restated to reflect the 1998 Liberty Stock Dividend and the Ventures Stock Dividend.

         On June 24, 1998, the Board announced its intention, subject to shareholder approval, to combine Liberty Media Group and TCI Ventures Group (collectively, "Liberty/Ventures Group"). Under the terms of the proposed combination (the "Liberty/Ventures Combination"), each outstanding share of TCI Ventures Group Series A Stock will be reclassified as .52 of a share of Liberty Group Series A Stock (following the Liberty/Ventures Combination, the "Liberty/Ventures Group Series A Stock") and each outstanding share of TCI Ventures Group Series B Stock, will be reclassified as .52 of a share Liberty Group Series B Stock (following the Liberty/Ventures Combination, the "Liberty/Ventures Group Series B Stock").

         Following the Liberty/Ventures Combination the Liberty/Ventures Group Series A Stock and the Liberty/Ventures Group Series B Stock (and collectively, the "Liberty/Ventures Group Stock") will represent one hundred percent of the equity value attributable to Liberty/Ventures Group. The Liberty/Ventures Combination will not result in any transfer of assets or liabilities of TCI or any of its subsidiaries or affect the rights of creditors of TCI or of holders of TCI's or any of its subsidiaries' debt.

         Collectively, all of the aforementioned targeted groups of assets are referred to as "Groups" and individually, may be referred to herein as a "Group."

         The following discussion and analysis has been prepared in conjunction with the solicitation of shareholder approval of the proposed Liberty/Ventures Combination, and accordingly, includes references to the prepared Liberty/Ventures Group and analysis of the financial condition and results of operations of the proposed Liberty/Ventures Group. The Liberty Media Group and TCI Ventures Group will continue to exist until such time as the Liberty/Ventures Combination or another shareholder approved transaction is consummated.

         Certain statements included herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company (or entities in which the Company has interests), or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others: general economic and business conditions and industry trends; the regulatory and competitive environment of the industries in which the Company, and the entities in which the Company has interests, operate; uncertainties inherent in new business strategies, new product launches and development plans; rapid technological changes; the acquisition, development and/or financing of telecommunications networks and services; the development and provision of programming for new television and telecommunications technologies; future financial performance, including availability, terms and deployment of capital; the ability of vendors to deliver required equipment, software and services; availability of qualified personnel; changes in, or failure or inability to comply with, government regulations, including, without limitation, regulations of the Federal Communications Commission ("FCC"), and adverse outcomes from regulatory proceedings; changes in the nature of key strategic relationships with partners and joint venturers; competitor responses to the Company's products and services, and the products and services of the entities in which the Company has interests, and the overall market acceptance of such products and services; and other factors. These forward-looking statements (and such risks, uncertainties and other factors) speak only as of the date of this Report, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based.

         Targeted Stock

         Notwithstanding the attribution of assets and liabilities, equity and items of income and expense among TCI Group and Liberty/Ventures Group for the purpose of preparing their respective combined financial statements of each such Group, the capital structure of TCI, which encompasses the TCI Group Stock and Liberty/Ventures Group Stock, does not affect legal title to such assets or responsibility for such liabilities of TCI or any of its subsidiaries. TCI and its subsidiaries each continue to be responsible for their respective liabilities. Holders of TCI Group Stock and Liberty/Ventures Group Stock are common stockholders of TCI and are subject to risks associated with an investment in TCI and all of its businesses, assets and liabilities. The issuance of Liberty/Ventures Group Stock will not affect the rights of creditors of TCI.

         Financial effects arising from any portion of TCI that affect the consolidated results of operations or financial condition of TCI could affect the combined results of operations or financial condition of the separate Groups and the market prices of shares of TCI Group Stock and Liberty/Ventures Group Stock. In addition, net losses of any portion of TCI, dividends or distributions on, or repurchases of, any series of common stock, and dividends on, or certain repurchases of preferred stock would reduce funds of TCI legally available for dividends on all series of common stock. Accordingly, financial information of any one Group should be read in conjunction with the financial information of TCI and the other Groups.

         The common stockholders' equity value of Liberty/Ventures Group that, at any relevant time, is attributed to TCI Group, and accordingly not represented by outstanding Liberty/Ventures Group Stock, is referred to as "Inter-Group Interest." Prior to consummation of the Liberty Distribution and TCI Ventures Exchange, TCI Group had a 100% Inter-Group Interest in Liberty Media Group and TCI Ventures Group, respectively. Following consummation of the Liberty Distribution and TCI Ventures Exchange, TCI Group no longer has Inter-Group Interests in Liberty Media Group and TCI Ventures Group, respectively. For periods in which an Inter-Group Interest exists, TCI Group accounts for its Inter-Group Interest in a manner similar to the equity method of accounting. Following consummation of the Liberty/Ventures Combination, an Inter-Group Interest would be created with respect to Liberty/Ventures Group only if a subsequent transfer of cash or other property from TCI Group to Liberty/Ventures Group is specifically designated by the Board as being made to create an Inter-Group Interest or if outstanding shares of Liberty/Ventures Group Stock are purchased with funds attributable to TCI Group. Management of TCI believes that generally accepted accounting principles require that Liberty/Ventures Group be consolidated with TCI Group for all periods in which TCI Group held an Inter-Group Interest in Liberty/Ventures Group.

         Dividends on TCI Group Stock or Liberty/Ventures Stock are payable at the sole discretion of the Board out of the lesser of assets of TCI legally available for dividends or the available dividend amount with respect to each Group, as defined. Determinations to pay dividends on TCI Group Stock or Liberty/Ventures Group Stock are based primarily upon the financial condition, results of operations and business requirements of the applicable Group and TCI as a whole.

         All debt incurred or preferred stock issued by TCI and its subsidiaries is (unless the Board otherwise provides) specifically attributed to and reflected in the combined financial statements of the Group that includes the entity which incurred the debt or issued the preferred stock or, in case the entity incurring the debt or issuing the preferred stock is Tele-Communications, Inc., the TCI Group. The Board could, however, determine from time to time that debt incurred or preferred stock issued by entities included in a Group should be specifically attributed to and reflected in the combined financial statements of one of the other Groups to the extent that the debt is incurred or the preferred stock is issued for the benefit of such other Group.

         Although it is management's intention that each Group would normally arrange for the external financing required to satisfy its respective liquidity requirements, the cash needs of one Group may exceed the liquidity sources of such Group. In such circumstances, the other Group may transfer funds to such Group. TCI Group has provided and will continue to provide centralized cash management functions under which cash receipts of certain entities included in the Liberty/Ventures Group could be remitted to TCI Group and certain cash disbursements of the Liberty/Ventures Group could be funded by TCI Group on a daily basis. Such transfers of funds among the Groups will be reflected as borrowings or, if determined by the Board, in the case of a transfer from TCI Group to Liberty/Ventures Group, reflected as the creation of, or increase in, TCI Group's Inter-Group Interest in Liberty/Ventures Group or, in the case of a transfer from Liberty/Ventures Group to TCI Group, reflected as a reduction in TCI Group's Inter-Group Interest in Liberty/Ventures Group. There are no specific criteria for determining when a transfer will be reflected as a borrowing or as an increase or reduction in an Inter-Group Interest. The Board expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the needs of TCI, the financing needs and objectives of the Groups, the investment objectives of the Groups, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.

         Loans from one Group to another Group generally will bear interest at such rates and have such repayment schedules and other terms as are established from time to time by, or pursuant to procedures established by, the Board. The Board expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the needs of TCI, the use of proceeds by and creditworthiness of the recipient Group, the capital expenditure plans of and investment opportunities available to each Group and the availability, cost and time associated with alternative financing sources.

         The combined balance sheets of a Group reflect its net loans or advances to or loans or advances from the other Group. Similarly, the respective combined statements of operations of the Groups reflect interest income or expense, as the case may be, associated with such loans or advances and the respective combined statements of cash flows of the Groups reflect changes in the amounts of loans or advances deemed outstanding. Net loans or advances between Groups have been and will continue to be included as a component of each respective Group's combined equity in the combined financial statements.

         Although any increase in TCI Group's Inter-Group Interest in Liberty/Ventures Group resulting from an equity contribution by TCI Group to Liberty/Ventures Group or any decrease in such Inter-Group Interest resulting from a transfer of funds from Liberty/Ventures Group to the TCI Group would be determined by reference to the market value of the Liberty/Ventures Group Series A Stock as of the date of such transfer. Such an increase could occur at a time when such shares could be considered undervalued and such a decrease could occur at a time when such shares could be considered overvalued.

         All financial impacts of issuances and purchases of shares of TCI Group Stock or Liberty/Ventures Group Stock, the proceeds of which are attributed to TCI Group or Liberty/Ventures Group, respectively, will be to such extent reflected in the combined financial statements of TCI Group or Liberty/Ventures Group, respectively. All financial impacts of issuances of shares of Liberty/Ventures Group Stock, the proceeds of which are attributed to TCI Group in respect of a reduction in TCI Group's Inter-Group Interest in Liberty/Ventures Group, will be to such extent reflected in the combined financial statements of TCI Group. Financial impacts of dividends or other distributions on TCI Group Stock or Liberty/Ventures Group Stock, will be attributed entirely to TCI Group or Liberty/Ventures Group, respectively, except that dividends or other distributions on Liberty/Ventures Group Stock will (if at the time there is an Inter-Group Interest in Liberty/Ventures Group) result in TCI Group being credited, and Liberty/Ventures Group being charged (in addition to the charge for the dividend or other distribution paid), with an amount equal to the product of the aggregate amount of such dividend or other distribution paid or distributed in respect of outstanding shares of Liberty/Ventures Group Stock and a fraction of the numerator of which is Liberty/Ventures Group "Inter-Group Interest Fraction" and the denominator of which is Liberty/Ventures Group "Outstanding Interest Fraction" (both as defined). Financial impacts of repurchases of Liberty/Ventures Group Stock, the consideration for which is charged to TCI Group, will be to such extent reflected in the combined financial statements of TCI Group and will result in an increase in the TCI Group's Inter-Group Interest in Liberty/Ventures Group.

         Magness Settlement

         On June 16, 1997, (a) the Company issued 30,545,864 shares of TCI Group Series A Stock (which shares are entitled to one vote per share) to the Estate of Bob Magness (the "Magness Estate"), the late founder and former Chairman of the Board of TCI in exchange (the "Exchange") for an equal number of shares of TCI Group Series B Stock (which shares are entitled to ten votes per share) owned by the Magness Estate, (b) the Magness Estate sold (the "Sale") the shares of TCI Group Series A Stock received in the Exchange, together with approximately 1.5 million shares of TCI Group Series A Stock that the Magness Estate previously owned (collectively, the "Option Shares"), to two investment banking firms (the "Investment Bankers") for approximately $530 million (the "Sale Price") and (c) TCI entered into an agreement with the Investment Bankers whereby TCI has the option, but not the obligation, to purchase the Option Shares at any time on or before June 16, 1999 (the "Option Period"). The preceding transactions are referred to collectively as the "June 16 Stock Transaction". During the Option Period, the Company and the Investment Bankers are to settle quarterly any increase or decrease in the market value of the Option Shares. If the market value of the Option Shares exceeds the Investment Bankers' cost, Option Shares with a fair value equal to the difference between the market value and cost will be segregated from the other Option Shares in an account at the Investment Bankers. If the market value of the Option Shares is less than the Investment Bankers' cost, the Company, at its option, will settle such difference with shares of TCI Group Series A Stock or TCI Ventures Group Series A Stock or, subject to certain conditions, with cash or letters of credit. In addition, the Company is required to pay the Investment Bankers a quarterly fee equal to the London Interbank Offered Rate ("LIBOR") plus 1% on the Sale Price, as adjusted for payments made by the Company pursuant to any quarterly settlement with the Investment Bankers. Due to the Company's ability to settle quarterly price fluctuations and fees with shares of TCI Group Series A Stock or TCI Ventures Group Series A Stock the Company records all amounts received or paid under this arrangement as increases or decreases, respectively, to equity. During the fourth quarter of 1997, the Company repurchased 4,000,000 shares of TCI Group Series A Stock from one of the Investment Bankers for an aggregate cash purchase price of $66 million. Additionally, as a result of the Exchange Offers and certain open market transactions that were completed to obtain the desired weighting of TCI Group Series A Stock and TCI Ventures Group Series A Stock, the Investment Bankers disposed of 4,210,308 shares of TCI Group Series A Stock and acquired 23,407,118 shares (as adjusted for the Ventures Stock Dividend) of TCI Ventures Group Series A Stock during the last half of 1997 such that the Option Shares were comprised of 16,402,082 shares of TCI Group Series A Stock and 23,407,118 shares (as adjusted for the Ventures Stock Dividend) of TCI Ventures Series A Stock at December 31, 1997. At December 31, 1997, the market value of the Option Shares exceeded the Investment Bankers' cost by $325 million. Pursuant to a certain Letter Agreement, dated June 16, 1997, between Dr. Malone, TCI's Chairman and Chief Executive Officer, and the Magness Estate, Dr. Malone agreed to waive certain rights of first refusal with respect to shares of Series B TCI Group Stock beneficially owned by the Magness Estate. Such rights of first refusal arise from a letter agreement, dated June 17, 1988, among Bob Magness, Kearns-Tribune Corporation and Dr. Malone, pursuant to which Dr. Malone was granted a right of first refusal to acquire any shares of TCI Group Series B Stock which the other parties proposed to sell. As a result of Dr. Malone's rights under such June 17, 1988 letter agreement, such waiver was necessary in order for the Magness Estate to consummate the Exchange and the Sale.

         In consideration for such waiver, TCI granted Dr. Malone the right (the "Malone Right") to acquire from time to time until June 30, 1999, from TCI up to 30,545,864 shares of the Series B TCI Group Stock acquired by TCI from the Magness Estate pursuant to the Exchange. Such acquisition may be made in exchange for either, or any combination of, shares of Series A TCI Group Stock owned by Dr. Malone (exchanged on a one for one basis), or cash in an amount equal to the average closing sale price of the Series B TCI Group Stock for the five trading days preceding the acquisition.

         In connection with certain legal procedings relative to the probate of the Magness Estate, one or more of Gary Magness and Kim Magness, Bob Magness' sons, Sharon Magness, Bob Magness' surviving second wife and the original personal representatives of the Magness Estate advanced various claims, causes of action, demands, complaints and requests against one or more of the others. In addition, Kim Magness and Gary Magness, in a Complaint And Request To Void Sale Of TCI Stock, And For Damages And Surcharge, filed on October 29, 1997 (the "Voiding Action"), advanced various claims relating to the June 16 Stock Transaction against TCI, Dr. Malone and the original personal representatives of the Magness Estate. Among other matters, the Voiding Action challenged the June 16 Stock Transaction on various fiduciary bases and requested recision of such transaction and damages.

         Pursuant to an agreement effective as of January 5, 1998 (the "Settlement Agreement"), TCI, Gary Magness, Kim Magness, Sharon Magness, the Magness Estate, the Estate of Betsy Magness (the first wife of Bob Magness) and Dr. Malone agreed to settle their respective claims against each other relating to the Magness Estate and the June 16 Stock Transaction, in each case without any of those parties admitting any of the claims or allegations against that party (the "Magness Settlement").

         In connection with the Magness Settlement, portions of the Exchange and Sale were unwound such that 10,201,041 shares of TCI Group Series A Stock and 11,666,506 shares (as adjusted for the Ventures Stock Dividend) of TCI Ventures Group Series A Stock were returned to TCI as authorized but unissued shares, and the Magness Estate returned to the Investment Bankers the portion of the Sales Price attributable to such returned shares. TCI then issued to the Magness Estate 10,017,145 shares of TCI Group Series B Stock and 12,034,298 shares (as adjusted for the Ventures Stock Dividend) of TCI Ventures Series B Stock. In addition, as part of the Magness Settlement, TCI issued 1,339,415 shares of TCI Group Series B Stock to the Estate of Betsy Magness in exchange for an equal number of shares of TCI Group Series A Stock and issued 1,531,834 shares of TCI Ventures Group Series B Stock for an equal number of shares of TCI Ventures Group Series A Stock.

         On February 9, 1998, in connection with the Magness Settlement, TCI entered into a call agreement (the "Malone Call Agreement") with Dr. Malone and Dr. Malone's wife (together with Dr. Malone, the "Malones"), under which the Malones granted to TCI the right to acquire any shares of TCI stock which are entitled to cast more than one vote per share (the "High-Voting Shares") owned by the Malones, which currently consist of an aggregate of approximately 60 million High-Voting Shares upon Dr. Malone's death or upon a contemplated sale of the High-Voting Shares (other than a minimal amount) to third persons. In either such event, TCI has the right to acquire the shares at a maximum price equal to the then relevant market price of shares of "low-voting" Series A Stock plus a ten percent premium. The Malones also agreed that if TCI were ever to be sold to another entity, then the maximum premium that the Malones would receive on their High-Voting Shares would be no greater than a ten percent premium over the price paid for the relevant shares of Series A Stock. TCI paid $150 million to the Malones in consideration of them entering into the Malone Call Agreement.

         Also on February 9, 1998, in connection with the Magness Settlement, certain members of the Magness family, individually and in certain cases, on behalf of the Estate of Betsy Magness and the Magness Estate (collectively, the "Magness Family") also entered into a call agreement with TCI (with substantially the same terms as the one entered into by the Malones, including a call on the shares owned by the Magness Family upon Dr. Malone's death) (the "Magness Call Agreement") on the Magness Family's aggregate of approximately 49 million High-Voting Shares. The Magness Family was paid $124 million by TCI in consideration of them entering into the Magness Call Agreement. Additionally, on February 9, 1998, the Magness Family entered into a shareholders' agreement (the "Shareholders' Agreement") with the Malones and TCI under which (i) the Magness Family and the Malones agree to consult with each other in connection with matters to be brought to the vote of TCI's shareholders, subject to the proviso that if they cannot mutually agree on how to vote the shares, Dr. Malone has an irrevocable proxy to vote the High-Voting Shares owned by the Magness Family,
(ii) the Magness Family may designate a nominee for the Board and Dr. Malone has agreed to vote his High Voting Shares for such nominee and (iii) certain "tag along rights" have been created in favor of the Magness Family and certain "drag along rights" have been created in favor of the Malones. In addition, the Malone Right granted by TCI to Dr. Malone to acquire 30,545,864 shares of TCI Group Series B Stock has been reduced to an option to acquire 14,511,570 shares of TCI Group Series B Stock. Pursuant to the terms of the Shareholders' Agreement, the Magness Family has the right to participate in the reduced Malone Right on a proportionate basis with respect to 12,406,238 shares of the 14,511,570 shares subject to the Malone Right.

         The aggregate amount paid by TCI pursuant to the Malone Call Agreement and Magness Call Agreement (collectively, the "Call Payments") will be reflected as a $274 million reduction of additional paid-in capital. The Call Payments will be allocated to each of the Groups based upon the number of shares of each Group (before giving effect to the 1998 Liberty Stock Dividend and the Ventures Stock Dividend) that were subject to the Malone Call Agreement and the Magness Call Agreement. Accordingly, $134 million and $140 million of the Call Payments will be allocated to TCI Group and Liberty/Ventures Group, respectively.

         Inflation

         Inflation has not had a significant impact on TCI's results of operations during the three-year period ended December 31, 1997.

         Accounting Standards

         The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 128, Earnings Per Share, ("SFAS 128") in February of 1997. SFAS 128 establishes new computation, presentation and disclosure requirements for earnings per share ("EPS"). SFAS 128 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as the income or loss available to common shareholders divided by the weighted average outstanding common shares for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options, etc.) as if they had been converted at the beginning of periods presented. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from diluted EPS. The Company adopted SFAS 128 as of December 31, 1997 and has restated all prior period EPS data, as required. SFAS 128 did not have a material impact on EPS for all periods presented.

         During 1997, the FASB also issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 establishes standards for reporting and displaying of comprehensive income and its components in the financial statements. It does not, however, require a specific format for the statement, but requires the Company to display an amount representing total comprehensive income for the period in that financial statement. The Company is in the process of determining its preferred format. SFAS 130 is effective for fiscal years beginning after December 15, 1997.

         Year 2000

         During 1997, the Company began an enterprise-wide comprehensive review of its computer systems and related software to ensure systems properly recognize the year 2000 and continue to process business information. The systems being evaluated include all internal use software and devices and those systems and devices that manage the distribution of the Company's, as well as third parties' products. Additionally, the Company has initiated a program of communications with its significant suppliers, customers and affiliated companies to determine the readiness of these third parties and the impact on the Company as a consequence of their own year 2000 issues.

         Over the past three years, the Company began an effort to convert a substantial portion of its financial applications to commercial products which are anticipated to be year 2000 ready, or to outsource portions of its financial applications to third party vendors who are expected to be year 2000 ready. Notwithstanding such effort, the Company is in the process of finalizing its assessment of the impact of year 2000. The Company is utilizing both internal and external resources to identify, correct or reprogram, and test systems for year 2000 readiness. To date, the Company has inventoried substantially all of its cable systems and is currently evaluating the results of such inventory. The Company expects that it will have to modify or replace certain portions of its cable distribution plant, although the Company has not yet completed its assessment. Confirmations have been received from certain primary suppliers indicating that they are either year 2000 ready or have plans in place to ensure readiness. As part of the Company's assessment of its year 2000 issue, it is evaluating the level of validation it will require of third parties to ensure their year 2000 readiness. The Company's manual assessment of the impact of the year 2000 date change should be complete by mid-1998.

         Management of the Company has not yet determined the cost associated with its year 2000 readiness efforts and the related potential impact on the Company's results of operations. Amounts expended to date have not been material, although there can be no assurance that costs ultimately required to be paid to ensure the Company's year 2000 readiness will not have an adverse effect on the Company's financial position. Additionally, there can be no assurance that the systems of other companies on which the Company relies will be converted in time or that any such failure to convert by another company will not have an adverse effect on the Company's financial condition or position.

         SUMMARY OF OPERATIONS

         GENERAL

         Summarized operating data with respect to TCI is presented below for the indicated periods:

                                                                             Years ended December 31,
                                                                      ------------------------------------------
                                                                          1997 (b)     1996 (a)        1995 (a)
                                                                      ----------      ----------      ----------
Revenue                                                               $    7,570           8,022           6,506

Operating, selling, general and administrative expenses                   (4,595)         (5,746)         (4,518)
Stock compensation                                                          (488)             13             (57)
Impairment of intangible assets                                              (15)             --              --
Restructuring charges                                                         --             (41)            (17)
Depreciation and amortization                                             (1,623)         (1,616)         (1,372)
                                                                      ----------      ----------      ----------

     Operating income                                                        849             632             542

Interest expense                                                          (1,160)         (1,096)         (1,010)
Share of losses of affiliates, net                                          (930)           (450)           (213)
Gain on dispositions of assets and sale of stock                             573           1,605             337
Other, net                                                                  (127)           (128)             33
                                                                      ----------      ----------      ----------

    Earnings (loss) before income taxes                                     (795)            563            (311)

Income tax benefit (expense)                                                 234            (271)            128
                                                                      ----------      ----------      ----------

     Net earnings (loss)                                              $     (561)            292            (183)
                                                                      ==========      ==========      ==========


-------------------

(a) Restated - see note 13 to the accompanying consolidated financial statements of TCI.

(b) Restated - see note 19 to the accompanying consolidated financial statements of TCI.

         The Company's domestic cable and communications businesses and assets are included in TCI Group. Upon consummation of the proposed Liberty/Ventures Combination, the Company's programming businesses and assets which are currently included in Liberty Media Group, and the Company's principal international businesses and assets and the Company's remaining non-cable and non-programming domestic businesses and assets which are currently included in TCI Ventures Group, will be included in Liberty/Ventures Group. The operating results of each of TCI Group and Liberty/Ventures Group are separately discussed below.

         TCI GROUP

         TCI Group operates principally in the domestic cable and communications industry. The table below sets forth, for the periods presented, the percentage relationship that certain items bear to revenue. This summary provides trend data relating to the normal recurring operations of TCI Group. Other items of significance are discussed under separate captions below.

                                                                              Years ended December 31,
                                                 ---------------------------------------------------------------------------------
                                                           1997                       1996 (a)                      1995 (a)
                                                 -----------------------      -----------------------      -----------------------
                                                                            dollar amounts in millions
Revenue                                               100%      $  6,429           100%      $  5,881           100%      $  4,827
Operating expenses                                    (36)        (2,293)          (38)        (2,230)          (35)        (1,686)
Selling, general and administrative expenses          (21)        (1,370)          (28)        (1,635)          (25)        (1,216)
Stock compensation                                     (3)          (192)           --             23            (1)           (40)
Restructuring charges                                  --             --            --            (37)           --             --
Depreciation and amortization                         (22)        (1,427)          (24)        (1,406)          (25)        (1,199)
                                                 --------       --------      --------       --------      --------       --------

      Operating income                                 18%      $  1,147            10%      $    596            14%      $    686
                                                 ========       ========      ========       ========      ========       ========

--------------------
(a) Restated - see notes 1 and 12 to the combined financial statements of TCI Group, which are included in the Company's December 31, 1997 Annual Report on Form 10-K.

         The operation of TCI Group's cable television systems is regulated at the federal, state and local levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") and the Telecommunications Act of 1996 (the "1996 Telecom Act" and together with the 1992 Cable Act, the "Cable Acts") established rules under which TCI Group's basic and tier service rates and its equipment and installation charges (the "Regulated Services") are regulated if a complaint is filed by a customer or if the appropriate franchise authority is certified by the FCC to regulate rates. At December 31, 1997, approximately 71% of TCI Group's basic customers were served by cable television systems that were subject to such rate regulation.

         During the year ended December 31, 1997, 73% of TCI Group's revenue was derived from Regulated Services. As noted above, any increases in rates charged for Regulated Services are regulated by the Cable Acts. Moreover, competitive factors may limit TCI Group's ability to increase its service rates.

         TCI Group has completed a number of acquisitions during the three-year period ended December 31, 1997. The most significant of such acquisitions was consummated on July 31, 1996 when TCI Group acquired from Viacom, Inc. an entity that owned cable television assets valued at $2.326 billion at the acquisition date. Upon consummation of such acquisition (the "Viacom Acquisition"), the acquired entity was renamed TCI Pacific Communications, Inc. ("TCI Pacific"). For additional information concerning the Viacom Acquisition, see note 6 to the combined financial statements of TCI Group, which are included in the Company's Annual Report on Form 10-K. The following table sets forth summary information with respect to the operating results of TCI Pacific that have been included in TCI Group's results of operations since the July 1, 1996 acquisition date (amounts in millions):

                                                             Year ended               Five months ended
                                                          December 31, 1997           December 31, 1996
                                                          -----------------         ---------------------
          Revenue                                           $        509                            216
          Operating costs and expenses before
               depreciation and amortization                        (295)                          (133)
          Depreciation and amortization                             (121)                           (45)
                                                            ------------                   ------------

                   Operating income                         $         93                             38
                                                            ============                   ============


         Through December 4, 1996, TCI Group had an investment in Primestar Partners L.P. ("Primestar"). Primestar provided programming and marketing support to each of its cable partners who provided satellite television service to their customers. On December 4, 1996, TCI distributed (the "Satellite Spin-off") to the holders of shares of TCI Group Stock all of the issued and outstanding common stock of TCI Satellite Entertainment, Inc. ("Satellite"). At the time of the Satellite Spin-off, Satellite's assets and operations included TCI Group's interest in Primestar, TCI Group's business of distributing Primestar programming and two communications satellites. As a result of the Satellite Spin-off, Satellite's operations subsequent to December 4, 1996 are not consolidated with those of TCI Group.

         The following table sets forth summary information with respect to the operating results of Satellite for the period from January 1, 1996 through date of the Satellite Spin-off (amounts in millions):

         Revenue                                 $        377
         Operating expenses                              (373)
         Depreciation                                    (166)
                                                 ------------

                  Operating loss                 $       (162)
                                                 ============

         TCI Group's revenue increased 9% and 22% for the years ended December 31, 1997 and 1996, respectively, as compared to the prior year. Exclusive of the effects of acquisitions, the Satellite Spin-off and another disposition, revenue from TCI Group's customers accounted for 3% of such 1997 increase in revenue, primarily as a result of a 7% increase in basic revenue and a 4% decrease in premium revenue. TCI Group experienced a 9% increase in its average basic rate, a 1% decrease in the number of average basic customers, a 7% increase in its average premium rate and an 11% decrease in the number of average premium subscriptions. In addition, TCI Group's revenue increased 9% due to acquisitions and decreased 6% due to the Satellite Spin-off and another disposition. Advertising sales and other revenue accounted for the remaining 3% increase in revenue.

         Exclusive of the effects of acquisitions, revenue from TCI Group's customers accounted for 8% of such 1996 increase in revenue, primarily as a result of a 10% increase in basic revenue and a 1% decrease in premium revenue. TCI Group experienced an 8% increase in its average basic rate, a 4% increase in the number of average basic customers, an 11% decrease in its average premium rate and an 11% increase in the number of average premium subscriptions. In addition, TCI Group's revenue increased 8% due to acquisitions and increased 4% due to an increase in TCI Group's satellite customers through the date of the Satellite Spin-off. Advertising sales and other revenue accounted for the remaining 2% increase in revenue.

         Operating expenses increased 3% and 32% for the years ended December 31, 1997 and 1996, respectively. Exclusive of the effects of acquisitions, the Satellite Spin-off and another disposition, such expenses increased 5% and 20%, respectively. Programming expenses accounted for the majority of such increases. TCI Group cannot determine whether and to what extent increases in the cost of programming will affect its future operating costs. However, due to TCI Group's obligations under a 25 year affiliation agreement (the "EMG Affiliation Agreement") with Encore Media Group LLC ("Encore Media Group"), a subsidiary of TCI that is a member of Liberty/Ventures Group, it is anticipated that TCI Group's programming costs with respect to the "STARZ!" and "Encore" premium services will increase in 1998 and future periods. See note 14 to the combined financial statements of TCI Group, which are included in the Company's Annual Report on Form 10-K.

         Selling, general and administrative expenses decreased 16% and increased 34% for the years ended December 31, 1997 and 1996, respectively. Exclusive of the effects of acquisitions, the Satellite Spin-off and another disposition, such expenses decreased 6% and increased 17%, respectively. The 1997 decrease is due primarily to lower marketing costs due primarily to launch and other incentives from programming suppliers, a reduction in salaries and related payroll expenses due to work force reductions in the fourth quarter of 1996 and other reductions in general and administrative expenses in 1997. The 1996 increase is due primarily to an increase in salaries and related payroll expenses, as well as increased marketing and general and administrative expenses.

         During the fourth quarter of 1996, TCI Group restructured certain of its operating and accounting functions. In connection with such restructuring, TCI Group recognized a charge of $37 million related primarily to work force reductions. Through December 31, 1997, $24 million of such charge had been paid.

         Depreciation expense decreased 4% and increased 20% for the years ended December 31, 1997 and 1996, respectively. The 1997 decrease represents the net effect of a decrease due to the Satellite Spin-off and another disposition that more than offset increases attributable to acquisitions and capital expenditures. The 1996 increase is attributable to acquisitions and capital expenditures.

         Amortization expense increased 14% and 12% for the years ended December 31, 1997 and 1996, respectively. Such increases are primarily attributable to the effects of acquisitions.

         Certain corporate general and administrative costs are charged to Liberty/Ventures Group at rates set at the beginning of the year based on projected utilization for that year. The utilization-based charges are set at levels that management believes to be reasonable and that would approximate the costs Liberty/Ventures Group would incur for comparable services on a stand-alone basis. During the years ended December 31, 1997, 1996 and 1995, Liberty/Ventures Group was allocated $13 million, $11 million and $7 million, respectively, in corporate general and administrative costs by TCI Group.

         TCI Group records stock compensation relating to restricted stock awards, options and/or stock appreciation rights granted by TCI to certain TCI Group employees and members of the Board. The amount of expense associated with stock compensation is based on the vesting of the related stock options and stock appreciation rights and the market price of the underlying common stock as of December 31, 1997. The expense associated with stock appreciation rights is subject to future adjustment based upon market value fluctuation and, ultimately, on the final determination of market value when the rights are exercised.

         Other Income and Expenses

         TCI Group's interest expense increased $76 million or 7% from 1996 to 1997 and $60 million or 6% from 1995 to 1996. The increase in 1997 is primarily the result of higher average debt balances, as a result of the Viacom Acquisition on July 31, 1996. The 1996 increase is the net result of higher average debt balances, partially offset by a decrease due to a lower weighted average interest rate. TCI Group's weighted average interest rate on borrowings was 7.7%, 7.7% and 8.1% during 1997, 1996 and 1995, respectively.

         During the years ended December 31, 1997 and 1996, TCI Group purchased, in the open market, certain notes payable which had an aggregate principle balance of $409 million and $904 million, respectively. Fixed interest rates on notes payable ranged from 8.75% to 10.13% for purchases made during 1997, and ranged from 7.88% to 10.44% for purchases made during 1996. In connection with such purchases, TCI Group recognized losses on early extinguishment of debt of $39 million and $62 million during the years ended December 31, 1997 and 1996, respectively. Such losses related to prepayment penalties amounting to $33 million and $60 million for the years ended December 31, 1997 and 1996, respectively, and the retirement of deferred loan costs.

         Also, during the year ended December 31, 1996, certain TCI subsidiaries attributed to TCI Group terminated, at such attributed subsidiaries' option, certain revolving bank credit facilities with aggregate commitments of approximately $2 billion and refinanced certain other bank credit facilities. In connection with such termination and refinancings, TCI Group recognized a loss on early extinguishment of debt of $9 million related to the retirement of deferred loan costs.

         TCI Group's investments in affiliates are comprised of limited partnerships and other entities that are primarily engaged in the domestic cable business. TCI Group's share of losses of affiliates were $90 million, $79 million and $3 million in 1997, 1996 and 1995, respectively. The 1997 increase is primarily due to TCI Group's share of losses of a 49%-owned cable television partnership that was acquired by TCI Group in July 1996. The 1996 increase is primarily due to TCI Group's share of (i) a 1996 nonrecurring charge by an equity investee to recognize a decline in the market value of certain securities and (ii) the 1996 losses of the aforementioned 49%-owned cable television partnership.

         Minority interests in earnings of consolidated subsidiaries aggregated $168 million, $82 million and $3 million for the years ended December 31, 1997, 1996 and 1995, respectively. The majority of the 1997 and 1996 amounts represent the accrual of dividends on the company-obligated mandatorily redeemable preferred securities of subsidiary trusts ("Trust Preferred Securities"), holding solely subordinated debt securities of TCI Communications, Inc., issued in 1997 and 1996 and the accrual of dividends on certain preferred securities issued in August 1996 by TCI Pacific in connection with the Viacom Acquisition. See notes 6 and 10 to the combined financial statements of TCI Group, which are included in the Company's Annual Report on Form 10-K.

         Net Loss

         As a result of the above-described fluctuations in the Company's results of operations, (i) TCI Group's net loss (before earnings (loss) of Liberty Media Group and TCI Ventures Group and preferred stock dividend requirements) of $150 million for the year ended December 31, 1997 changed by $356 million, as compared to TCI Group's net loss (before earnings (loss) of Liberty Media Group and TCI Ventures Group and preferred stock dividend requirements) of $506 million for the year ended December 31, 1996, and (ii) TCI Group's net loss (before earnings (loss) of Liberty Media Group and TCI Ventures Group and preferred stock dividend requirements) of $506 million for the year ended December 31, 1996 changed by $319 million, as compared to TCI Group's net loss (before earnings (loss) of Liberty Media Group and TCI Ventures Group and preferred stock dividend requirements) of $187 million for the year ended December 31, 1995.

         LIBERTY/VENTURES GROUP

         At December 31, 1997, Liberty/Ventures Group consisted principally of the following assets and their related liabilities: (i) TCI's businesses which provide programming services including production, acquisition and distribution through all available formats and media of branded entertainment, educational and informational programming and software, including multimedia products, (ii) TCI's businesses engaged in electronic retailing, direct marketing, advertising sales relating to programming services, infomercials and transaction processing,
(iii) TCI's businesses engaged in international cable, telephony and programming businesses (iv) TCI's principal interests in the telephony business ("TCI Telephony") consisting primarily of TCI's investment in a series of partnerships formed to engage in the business of providing wireless communications services, using the radio spectrum for broadband personal communications services ("PCS"), to residential and business customers nationwide under the Sprint(R) brand (a registered trademark of Sprint Communications Company, L.P.) (the "PCS Ventures"), TCI's 28% equity interest (representing a 41% voting interest) in Teleport Communications Group, Inc. ("TCG"), a competitive local exchange carrier, and Western Tele-Communications, Inc. ("WTCI"), a wholly-owned subsidiary of TCI that provides long distance transport of video, voice and data traffic and other telecommunications services to interexchange carriers on a wholesale basis using primarily a digital broadband microwave network located throughout a 12 state region, (v) TCI's businesses engaged in high speed multimedia Internet services, and (vi) other assets, including the National Digital Television Center, Inc. ("NDTC"), which provides digital compression and authorization services to programming suppliers and to video distribution outlets. A significant portion of Liberty/Ventures Group's operations are conducted through corporations and partnerships in which Liberty/Ventures Group holds a 20%-50% ownership interest. As Liberty/Ventures Group generally accounts for such ownership interests using the equity method of accounting, the financial condition and results of operations of such entities are not reflected on a combined basis within Liberty/Ventures Group's combined financial statements.

         During July 1997, Liberty/Ventures Group, TCI Group and a corporation which held the 10% minority interest in Encore Media Corporation ("EMC") that Liberty/Ventures Group did not already own entered into a series of transactions pursuant to which the businesses of "Encore," a movie premium programming service, and "STARZ!," a first-run movie premium programming service, were contributed to Encore Media Group. Upon completion of the transaction, Liberty/Ventures Group owned 80% of Encore Media Group and TCI Group owned the remaining 20%. In connection with these transactions, the 10% minority interest in EMC was exchanged for approximately 2.4 million shares of Liberty Group Series A Stock, which was accounted for as an acquisition of a minority interest.

         Liberty/Ventures Group received its 80% ownership interest in Encore Media Group in exchange for (i) the contribution of its 49.9% interest in QE+ Ltd. ("QE+"), a limited partnership which distributed STARZ! prior to the formation of Encore Media Group, (ii) the contribution of EMC, (iii) the issuance of a $307 million note payable to TCI Group (the "EMG Promissory Note"), (iv) the cancellation and forgiveness of amounts due for certain services provided to QE+ equal to 4% of the gross revenue of QE+ (the "STARZ Content Fees") and (v) the termination of an option to increase Liberty/Ventures Group's ownership interest in QE+.

         TCI Group received the remaining 20% interest in Encore Media Group and the aforementioned consideration from Liberty/Ventures Group in exchange for the contribution of TCI Group's 50.1% ownership interest in QE+ and certain capital contributions made by TCI Group to QE+. In addition, TCI Group entered into the EMG Affiliation Agreement pursuant to which TCI Group will pay monthly fixed amounts in exchange for unlimited access to all of the existing Encore and STARZ! services.

         Upon formation of Encore Media Group, the operations of STARZ! are included in the combined financial results of Liberty/Ventures Group. The EMG Promissory Note is included in amounts due to related parties.

         Effective December 31, 1997, Liberty/Ventures Group and TCI Group agreed to amend the above transactions. Pursuant to the amendment, the above described series of transactions were rescinded, retroactive to July 1, 1997. Such rescission was given effect as of December 31, 1997 for financial reporting purposes. Simultaneously, Liberty/Ventures Group and TCI Group entered into a new agreement whereby the EMG Affiliation Agreement was amended to permanently reduce the monthly fixed amounts for the life of the contract, TCI Group's 20% ownership interest in Encore Media Group was eliminated and the EMG Promissory Note was reduced by $32 million. The amounts to be paid to Encore Media Group pursuant to the EMG Affiliation Agreement were reduced to amounts which reflect current market prices. See note 11 to the accompanying combined financial statements of Liberty/Ventures Group.

         Effective July 11, 1997, pursuant to an Agreement and Plan of Merger, dated as of February 6, 1997, as amended, by and among TCI, TCI Music Inc. ("TCI Music"), TCI Merger Sub, a wholly-owned subsidiary of TCI Music ("DMX Merger Sub") and DMX Inc. ("DMX"), DMX Merger Sub was merged with and into DMX, with DMX as the surviving corporation (the "DMX Merger"). As a result of the DMX Merger, stockholders of DMX became stockholders of TCI Music.

         Effective with the DMX Merger, TCI beneficially owned approximately 45.7% of the outstanding shares of the Series A Common Stock, $.01 par value per share, of TCI Music (the "TCI Music Series A Common Stock") and 100% of the outstanding shares of Series B Common Stock, $.01 par value per share, of TCI Music (the "TCI Music Series B Common Stock," and together with the TCI Music Series A Common Stock, the "TCI Music Common Stock"), which represented 89.6% of the equity and 98.7% of the voting power of TCI Music. Simultaneously with the DMX Merger, Liberty/Ventures Group acquired the TCI-owned TCI Music Common Stock by issuing an $80 million promissory note (the "Music Note") to TCI and agreeing to reimburse TCI for any amounts required to be paid by TCI pursuant to TCI's contingent obligation under a rights agreement among TCI, TCI Music and the rights agent (the "Rights Agreement") whereby TCI granted to each stockholder who became a stockholder of TCI Music pursuant to the DMX Merger, one right (a "Right") with respect to each whole share of TCI Music Series A Common Stock acquired by such shareholder in the DMX Merger. Each Right entitles the holder to require TCI to purchase from such holder one share of TCI Music Series A Common Stock for $8.00 per share, subject to reduction by the aggregate amount per share of any dividend and certain other distributions, if any, made by TCI Music to its stockholders, and, payable at the election of TCI, in cash, a number of shares of TCI Group Series A Stock, having an equivalent value or a combination thereof, if during the one-year period beginning on the effective date of the DMX Merger, the price of TCI Music Series A Common Stock does not equal or exceed $8.00 per share for a period of at least 20 consecutive trading days. TCI Music was included in the combined financial statements of Liberty/Ventures Group as of the date of the DMX Merger. See note 11 to the accompanying combined financial statements of Liberty/Ventures Group.

         In January 1997, Liberty/Ventures Group's voting interest in Flextech p.l.c. ("Flextech"), a company engaged in the distribution and production of programming for multi-channel video distribution systems in the United Kingdom ("UK"), was reduced to 50% and Liberty/Ventures Group ceased to include the financial results of Flextech in its combined results of operations and began to account for Flextech using the equity method of accounting. See note 5 to the accompanying combined financial statements of Liberty/Ventures Group.

         As of April 29, 1996, Liberty/Ventures Group and The News Corporation Limited ("News Corp.") formed two sports programming Ventures both of which are accounted for using the equity method. In the United States, Liberty/Ventures Group and News Corp. formed Fox/Liberty Networks LLC ("Fox Sports") into which Liberty/Ventures Group contributed interests in its national and regional sports networks and into which News Corp. contributed its "fx" cable network and certain other assets. Liberty/Ventures Group received a 50% interest in Fox Sports and a distribution of $350 million in cash.

         Internationally, News Corp. and Liberty/Ventures Group formed a venture ("Fox Sports International") to operate previously existing sports services in Latin America and Australia and a variety of new sports services throughout the world, except in Asia and in the United Kingdom, Japan and New Zealand where prior arrangements preclude an immediate collaboration. Liberty/Ventures Group owns 50% of Fox Sports International with News Corp. owning the other 50%. News Corp. contributed various international sports rights and certain trademark rights. Liberty/Ventures Group contributed Prime Deportiva, a Spanish language sports service distributed in Latin America and in Hispanic markets in the United States; an interest in Torneos y Competencias S.A., an Argentinean sports programming and production business; various international sports and satellite transponder rights and cash. Liberty/Ventures Group also contributed its 50% interest in Premier Sports and All-Star Sports. Both are Australian 24-hour sports services available via multichannel, multipoint distribution systems or cable television. See note 5 to the accompanying combined financial statements of Liberty/Ventures Group.

         Pursuant to an agreement among Liberty/Ventures Group, Barry Diller and certain of their respective affiliates entered into in August 1995 and amended in August 1996 (the "BDTV Agreement"), Liberty/Ventures Group contributed to BDTV INC. ("BDTV-I"), in August 1996, an option (the "Silver King Option") to purchase 2 million shares of Class B common stock of Silver King Communications, Inc. ("Silver King") (which shares represented voting control of Silver King at such time) and $4 million in cash, representing the exercise price of the Silver King Option. BDTV-I is a corporation formed by Liberty/Ventures Group and Mr. Diller pursuant to the BDTV Agreement, in which Liberty/Ventures Group owns over 99% of the equity and none of the voting power (except for protective rights with respect to certain fundamental corporate actions) and Mr. Diller owns less than 1% of the equity and all of the voting power. BDTV-I exercised the Silver King Option shortly after its contribution, thereby becoming the controlling stockholder of Silver King. Such change in control of Silver King had been approved by the FCC in June 1996, subject, however, to the condition that the equity interest of Liberty/Ventures Group in Silver King not exceed 21.37% without the prior approval of the FCC (the "FCC Order").

         Pursuant to an Agreement and Plan of Exchange and Merger entered into in August 1996, Silver King acquired Home Shopping Network, Inc. ("HSN") by merger of HSN with a subsidiary of Silver King in December 1996 (the "HSN Merger") where HSN is the surviving corporation and a subsidiary of Silver King following the HSN Merger. Liberty/Ventures Group accounted for the HSN Merger as a sale of a portion of its investment in HSN and accordingly, recorded a pre-tax gain of approximately $47 million. In order to effect the HSN Merger in compliance with the FCC Order, Liberty/Ventures Group agreed to defer receiving certain shares of Silver King that would otherwise have become issuable to it in the HSN Merger until such time as it was permitted to own such shares. As a result, the HSN Merger was structured so that Liberty/Ventures Group received:
(i) 15.6 million shares of Class B common stock of Silver King, all of which shares Liberty/Ventures Group contributed to BDTV II INC. ("BDTV-II", and collectively with BDTV-I and BDTV III INC., "BDTV"), (ii) the contractual right (the "Contingent Right") to be issued up to an additional 5.2 million shares of Class B common stock of Silver King from time to time upon the occurrence of certain events which would allow Liberty/Ventures Group to own additional shares in compliance with the FCC Order (including events resulting in the dilution of Liberty/Ventures Group's percentage equity interest), and (iii) 739,000 shares of Class B common stock and 17.6 million shares of common stock of HSN (representing approximately 19.9% of the equity and voting power of HSN). BDTV-II is a corporation formed by Liberty/Ventures Group and Barry Diller pursuant to the BDTV Agreement, in which the relative equity ownership and voting power of Liberty/Ventures Group and Mr. Diller are substantially the same as their respective equity ownership and voting power in BDTV-I. Pursuant to an Exchange Agreement between Liberty/Ventures Group and Silver King, the shares of HSN held by Liberty/Ventures Group following the HSN Merger are mandatorily exchangeable from time to time for shares of common stock and Class B common stock of Silver King (in the same ratio as the merger ratio in the HSN Merger) either upon the occurrence of certain events or changes in laws, rules or regulations which would entitle Liberty/Ventures Group to own directly a greater number of shares of Silver King or in connection with the sale of the shares of Silver King to be received in the exchange to a third party who would be entitled to own such shares under applicable law.

         As a result of the HSN Merger, HSN is no longer included in the combined financial results of Liberty/Ventures Group. Although Liberty/Ventures Group no longer possesses voting control over HSN, it continues to have an indirect equity interest in HSN through its ownership of the equity securities of BDTV, as well as a direct interest in HSN which would be exchangeable into shares of Silver King. Accordingly, HSN is accounted for using the equity method. Subsequent to the HSN Merger, the surviving corporation changed its name to HSN, Inc. ("HSNI").

         On April 25, 1995, Tele-Communications International, Inc. ("TINTA") acquired a 51% ownership interest in Cablevision S.A. and certain affiliated companies ("Cablevision") an entity engaged in the multi-channel video distribution business in Buenos Aires, Argentina. On October 9, 1997, TINTA sold a portion of its 51% interest in Cablevision to unaffiliated third parties (the "Buyers") for cash proceeds of $120 million. In addition, on October 9, 1997, Cablevision issued 3.5 million shares of stock in the aggregate to the Buyers for $80 million in cash and notes receivable with an aggregate principal amount of $240 million, plus accrued interest at LIBOR, due within the earlier of two years or at the request of Cablevision's board of directors. The 1997 transactions (collectively, the "Cablevision Sale") reduced TINTA's interest in Cablevision to 26.2%. The Buyers also purchased the additional 39% interest in Cablevision that TINTA had the right to acquire. As a result of the Cablevision Sale, effective October 1, 1997, TINTA ceased to consolidate Cablevision and began to account for Cablevision using the equity method of accounting. See note 5 to the accompanying combined financial statements of Liberty/Ventures Group.

         On January 25, 1996, the stockholders of United Video Satellite Group, Inc. ("UVSG") adopted the Agreement and Plan of Merger dated as of July 10, 1995, as amended, among UVSG, TCI and TCI Merger Sub, Inc. ("UVSG Merger Sub"), pursuant to which UVSG Merger Sub was merged into UVSG, with UVSG as the surviving corporation (the "UVSG Merger"). Liberty/Ventures Group acquired 12.4 million shares of UVSG Class B common stock and 2.1 million shares of UVSG Class A common stock, together representing approximately 39% of the issued and outstanding common stock of UVSG and approximately 85% of the total voting power of UVSG common stock immediately after the UVSG Merger, resulting in UVSG becoming a majority-controlled entity of Liberty/Ventures Group. The UVSG Merger has been accounted for by the purchase method. Accordingly, the results of operations of UVSG have been combined with those of Liberty/Ventures Group since January 25, 1996 and Liberty/Ventures Group recorded UVSG's assets and liabilities at fair value.

         SUMMARY OF OPERATIONS

         Liberty/Ventures Group's programming services include production, acquisition and distribution through all available formats and media of branded entertainment, educational and informational programming and software, including multimedia products ("Entertainment and Information Programming Services"). Liberty/Ventures Group's international services include businesses which provide programming services and operating television, telephone and Internet distribution networks around the world ("International Services"). Liberty/Ventures Group operates NDTC which provides digital compression and authorization services to programming suppliers and to video distribution outlets ("Digital Compression and Authorization Services") and Liberty/Ventures Group is engaged in the business of providing high speed multimedia Internet services ("Internet Services"). Through December 20, 1996 (the date of the HSN Merger), Liberty/Ventures Group was also engaged in electronic retailing, direct marketing, advertising sales relating to programming services, infomercials and transaction processing ("Electronic Retailing Services"). To enhance the reader's understanding, separate financial data has been provided below for Entertainment and Information Programming Services, International Services, Digital Compression and Authorization Services, Internet Services and Electronic Retailing Services, which includes a retail function. Liberty/Ventures Group holds significant equity investments, the results of which are not a component of operating income, but are discussed below under "Other Income and Expense". Other items of significance are discussed separately below.

                                                                             Years ended December 31,
                                               -----------------------------------------------------------------------------------
                                                         1997 (a)                       1996                          1995
                                               -----------------------       -----------------------       -----------------------
                                                                            dollar amounts in millions
Revenue:
     Entertainment and Information
         Programming Services                  $    967             74%      $    855             38%      $    571             33%
     International Services                         220             17            315             14            191             11
     Digital Compression and Authorization
         Services                                    94              7             75              4             53              3
     Internet Services                                7              1              1             --             --             --
     Electronic Retailing Services                   --             --            984             44            920             52
     Corporate and other                             11              1              7             --             17              1
                                               --------       --------       --------       --------       --------       --------
                                               $  1,299            100%      $  2,237            100%      $  1,752            100%
                                               ========       ========       ========       ========       ========       ========

Cost of sales, operating, selling,
         general and administrative:
     Entertainment and Information
         Programming Services                  $   (823)            76%      $   (708)            36%      $   (527)            31%
     International Services                        (145)            13           (274)            14           (165)            10
     Digital Compression and Authorization
         Services                                   (58)             5            (44)             2            (31)             2
     Internet Services                              (49)             5            (24)             1             (3)            --
     Electronic Retailing Services                   --             --           (911)            46           (962)            56
     Corporate and other                            (15)             1            (11)             1            (18)             1
                                               --------       --------       --------       --------       --------       --------
                                               $ (1,090)           100%      $ (1,972)           100%      $ (1,706)           100%
                                               ========       ========       ========       ========       ========       ========

Depreciation, amortization, other non-cash
     charges and stock compensation
     Entertainment and Information
         Programming Services                  $   (129)            19%      $    (79)            34%      $    (61)            32%
     International Services                         (71)            10            (64)            28            (36)            19
     Digital Compression and Authorization
         Services                                   (33)             5            (29)            13            (19)            10
     Internet Services                             (189)            28             (2)             1             --             --
     Electronic Retailing Services                   --             --            (37)            16            (42)            22
     Corporate and other                           (258)            38            (18)             8            (32)            17
                                               --------       --------       --------       --------       --------       --------
                                               $   (680)           100%      $   (229)           100%      $   (190)           100%
                                               ========       ========       ========       ========       ========       ========

Operating income (loss):
     Entertainment and Information
         Programming Services                  $     15                      $     68                      $    (17)
     International Services                           4                           (23)                          (10)
     Digital Compression and Authorization
         Services                                     3                             2                             3
     Internet Services                              (58)                          (25)                           (3)
     Electronic Retailing Services                   --                            36                           (84)
     Corporate and other                           (262)                          (22)                          (33)
                                               --------                      --------                      --------
                                               $   (298)                     $     36                      $   (144)
                                               ========                      ========                      ========

(a) Restated - see note 19 to the accompanying consolidated financial statements of TCI.

         Entertainment and Information Programming Services

         Effective January 25, 1996, the results of operations of UVSG have been combined with those of Liberty/Ventures Group. As of April 29, 1996, Liberty/Ventures Group's regional sports programming businesses were no longer included in the combined financial results of Liberty/Ventures Group. In addition, effective January 1, 1997, the operations for TV Network Corporation were discontinued and, therefore, revenue from such operations was not realized in 1997. However, beginning July 1, 1997, upon formation of Encore Media Group, the operations of STARZ! are included in the combined financial results of Liberty/Ventures Group. And, as of July 11, 1997 the operations of TCI Music are also included in the combined financial results of Liberty/Ventures Group. Consequently, the amounts in the table above are not comparable year to year. The following table sets forth the aggregate impact of these acquisitions and dispositions on the results of operations of Liberty/Ventures Group for the years ended December 31, 1997, 1996 and 1995.

                                                         1997          1996          1995
                                                       --------      --------      --------
                                                                 amounts in millions
Revenue                                                $    635           574           383

Operating, selling, general and
     administrative expenses                               (569)         (496)         (390)

Depreciation, amortization, other non-cash
     charges and stock compensation                         (43)          (54)          (51)
                                                       --------      --------      --------

     Operating income (loss)                           $     23            24           (58)
                                                       ========      ========      ========

         Excluding the effect of the acquisitions and dispositions described above, revenue from Entertainment and Information Programming Services increased 18% or $51 million for the year ended December 31, 1997, as compared to the year ended December 31, 1996. The increase is primarily attributable to higher revenue from the distribution of the Encore services, including the thematic multiplex services ("Multiplex"). During the year ended December 31, 1997, revenue from distribution of the Encore services increased as a result of higher revenue from TCI due to a higher number of units, the EMG Affiliation Agreement, and an increase in the number of Encore and Multiplex units distributed by other cable operators and direct broadcast satellite ("DBS") operators, when compared to the year ended December 31, 1996.

         Operating, selling, general and administrative expenses from Entertainment and Information Programming Services, as adjusted for the effect of acquisitions and dispositions, increased 20% or $42 million for the year ended December 31, 1997 compared to the year ended December 31, 1996. Programming costs associated with the Encore services including Multiplex increased $5 million for the year due to more recent programming being purchased. Encore incurred approximately $2 million for costs associated with the transition to digital technology during 1997. Increased national advertising for Encore was responsible for approximately $20 million of the increase during the year ended December 31, 1997 compared to 1996. Increased marketing support payments to distributors accounted for $13 million of the increase in Encore's operating, selling, general and administrative expenses for 1997 over 1996. The remaining increase in operating, selling, general and administrative expenses from the Entertainment and Information Programming Services was due to additional personnel and related costs supporting the overall growth of the businesses within Liberty/Ventures Group.

         Depreciation, amortization, other non-cash charges and stock compensation of Entertainment and Information Programming Services increased $61 million or 244% during the year ended December 31, 1997, as compared to 1996, excluding the effect of the acquisitions and dispositions described above. Encore Media Group's stock compensation increased by $44 million during the year ended December 31, 1997. In addition, ETC w/tci, Inc. ("ETC"), a developer and distributor of for-profit education, training and communications services and products, recorded a $15 million charge to operations during 1997 for the impairment of certain of its intangible assets.

         Revenue from Entertainment and Information Programming Services increased 49% or $93 million for the year ended December 31, 1996, compared to the year ended December 31, 1995 excluding the effect of the acquisitions and dispositions described above. Revenue from the distribution of the Encore services increased approximately $50 million from 1995 to 1996. Approximately $22 million of this increase was related to Multiplex. Multiplex units increased 103% from 6 million at December 31, 1995 to approximately 12.2 million units at December 31, 1996. Encore subscribers increased 39% to approximately 11 million at December 31, 1996 resulting in an increase in revenue of approximately $23 million in 1996. Average rates per subscriber were essentially unchanged during these periods. The remaining increase in Encore's revenue in 1996 was due to increased management fees from affiliates. Revenue from ETC increased $41 million or 81% from 1995 to 1996. Such increase is attributable to the June 1995 acquisition of CareerTrack, Inc. The remaining increase in revenue for Entertainment and Information Programming Services is related to increases in revenue from affiliate fees from Southern Satellite Systems, Inc. ("Southern") and the increase in the STARZ Content Fees.

         Excluding the effect of the acquisitions and dispositions described above, operating, selling, general and administrative expenses increased 55% or $75 million for the year ended December 31, 1996, compared to the year ended December 31, 1995. Programming costs for Encore increased approximately $13 million primarily due to upgrading the quality of programming on all Encore and Multiplex channels. Charges for satellite transponder facilities and other related operating activities for Encore increased approximately $2 million during the year ended December 31, 1996 compared to 1995. The overall growth of Encore led to an increase of approximately $4 million in marketing and other general and administrative costs during the year ended December 31, 1996, as compared to 1995. Operating, selling, general and administrative expenses from ETC increased $56 million or 110% from 1995 to 1996. The 1996 increase is attributable to the June 1995 acquisition of CareerTrack, Inc.

         Depreciation, amortization, other non-cash charges and stock compensation of Entertainment and Information Programming Services, excluding the effect of the acquisitions and dispositions described above, increased $15 million or 150% during the year ended December 31, 1996 compared to 1995. Encore's stock compensation increased by approximately $14 million.

         Revenue from TCI Music contributed $23 million to the revenue from Entertainment and Information Programming Services for the year ended December 31, 1997. Additionally, revenue from STARZ! contributed $102 million to revenue for 1997. As discussed above, operations for TCI Music and STARZ! were not included in the combined financial results of Liberty/Ventures Group for the year ended December 31, 1996. Operating, selling, general and administrative expenses for Entertainment and Information Programming Services for the year ended December 31, 1997 included $14 million from the operations of TCI Music and $148 million from the operations of STARZ!.

         Revenue from UVSG contributed $508 million and $410 million to the revenue from Entertainment and Information Programming Services for the years ended December 31, 1997 and 1996, respectively. As described above, the results of operations for UVSG were not included in the combined financial results for the year ended December 31, 1995. Operating income from Entertainment and Information Programming Services for the years ended December 31, 1997 and 1996 include $69 million and $37 million, respectively, from the operations of UVSG.

         International Services

         This information reflects the results of operations of TINTA. Effective January 1, 1997, TINTA ceased to consolidate Flextech and began to account for Flextech using the equity method of accounting. As a result, Flextech's results of operations for the year ended December 31, 1997 were not included in the combined financial results of Liberty/Ventures Group for 1997. Additionally, effective October 1, 1997, TINTA ceased to consolidate Cablevision and began to account for Cablevision using the equity method of accounting. Accordingly, effective October 1, 1997, the results of operations of Cablevision were no longer included in the combined financial results of Liberty/Ventures Group. The following table sets forth the aggregate results of operations of Flextech and Cablevision that were included in International Services as of the years ended December 31, 1997, 1996 and 1995:

                                                         1997          1996          1995
                                                       --------      --------      --------
                                                                 amounts in millions
       Revenue                                         $    174           284           168
       Operating costs and expenses before
          depreciation and amortization                    (105)         (245)         (132)
       Depreciation and amortization                        (41)          (49)          (30)
                                                       --------      --------      --------

       Operating income (loss)                         $     28           (10)            6
                                                       ========      ========      ========

         Revenue from International Services decreased by $95 million or 30% during the year ended December 31, 1997 as compared to 1996. Such decrease is primarily attributable to the deconsolidation of Flextech and Cablevision. Excluding the impact of these transactions, revenue from International Services increased by $15 million or 48% during 1997 over 1996. This increase is primarily attributable to increased cable revenue from an acquisition in 1997 by TINTA's Puerto Rico subsidiary (the "Puerto Rico Subsidiary").

         Operating, selling, general and administrative expenses for the International Services decreased $129 million or 47% during the year ended December 31, 1997 compared to the prior year. Similarly, the decrease is primarily attributable to the deconsolidation of Flextech and Cablevision. Excluding the impact of these transactions, operating, selling, general and administrative expenses from International Services increased $11 million during the year ended December 31, 1997 compared to 1996. This increase was primarily attributable to increased expenses at the Puerto Rico Subsidiary due to an acquisition during 1997.

         Revenue from International Services increased $124 million or 65% during the year ended December 31, 1996 as compared to the corresponding prior year period. Such increase was comprised of an increase in cable revenue of $78 million or 55% and an increase in programming revenue from Flextech of $46 million or 97% during the year ended December 31, 1996. The increase in cable revenue is primarily attributable to the effect of the acquisition of Cablevision as well as an acquisition made by Cablevision. A significant component of the increase in programming revenue is attributable to acquisitions made by Flextech in 1996.

         Operating, selling, general and administrative expenses increased $109 million or 66% for the year ended December 31, 1996, as compared to the corresponding prior year period. Programming costs and expenses increased $64 million during 1996, a 103% increase. Such increase is attributable to acquisitions made by Flextech in 1996 and higher programming costs during 1996. TINTA cable costs and expenses increased $44 million or 48% during the year ended December 31, 1996, primarily as a result of the acquisitions of Cablevision and the acquisition made by Cablevision, and increased programming costs.

         During 1996, TINTA revised its estimate of future revenue to be earned from certain programming rights. As a result of such revisions, TINTA recorded an impairment charge of $9 million in 1996 to reduce the carrying value of the affected programming rights.

         Digital Compression and Authorization Services

         This information reflects the results of NDTC. Revenue from Digital Compression and Authorization Services increased $19 million and $22 million or 25% and 42% during the years ended December 31, 1997 and December 31, 1996 compared to the corresponding previous years, respectively. Operating, selling, general and administrative expenses from Digital Compression and Authorization Services increased $14 million and $13 million or 32% or 42% during the years ended December 31, 1997 and 1996 compared to the corresponding previous years, respectively. A significant number of NDTC's major customers are affiliates of TCI including entities attributed to Liberty/Ventures Group, and NDTC derives a substantial portion of its revenue from such affiliated companies. For the years ended December 31, 1997, 1996 and 1995 revenue from services provided to TCI and its consolidated subsidiaries accounted for 41%, 34% and 39%, respectively, of NDTC's total revenue.

         Internet Services

         This information reflects the results of operations of At Home Corporation ("@Home"). Revenue from Internet Services increased $6 million during the year ended December 31, 1997 compared to the previous year. Operating, selling, general and administrative expenses increased $25 million or 104% during 1997 compared to 1996.

         Electronic Retailing Services

         This information reflects the results of HSN, which were included in the combined financial results of Liberty/Ventures Group through the date of the HSN Merger. HSN's primary business is electronic retailing conducted by Home Shopping Club, Inc. ("HSC").

         For the year ended December 31, 1996, revenue from Electronic Retailing Services increased $64 million, or 7% as compared to 1995. Net sales reflected an increase of 11.5% in the number of packages shipped and a decrease of 8.5% in the average price per unit sold. For the year ended December 31, 1996, gross profit for Electronic Retailing Services increased $62 million, or 20%, compared to 1995. As a percentage of net sales, gross profit increased to 39% from 34%. The dollar increases in HSN's and HSC's gross profit relate to the higher sales volume. The comparative increases in HSN's gross profit percentage relate to warehouse sales and other promotional events held during 1995 which reduced gross profit in these periods and a 1996 product sales mix which was composed of higher gross profit merchandise.

         Operating, selling, general and administrative expenses decreased $51 million or 5% during 1996 compared to 1995. Excluding cost of sales, operating, selling, general and administrative expenses were 31% of sales in 1996, compared with 39% of sales in 1995. In late 1995 and the first quarter of 1996, management of HSN instituted measures aimed at streamlining operations primarily by reducing its work force and taking other actions to reduce operating expenses. These changes resulted in reductions in operating expenses in 1996 compared with the same period in 1995.

         Additionally, $4 million of the restructuring charges for the year ended December 31, 1995, represents costs incurred in connection with the closing of HSN's Reno, Nevada, distribution center, which was accomplished in June 1995. The decision to close the Reno distribution center was based on an evaluation of HSN's overall distribution strategy.

         Corporate and Other

         This information includes general corporate expenses, Liberty/Ventures Group's intercompany eliminations and the results of operations of WTCI. For each of the years ended December 31, 1997, 1996 and 1995, WTCI's six largest customers accounted in the aggregate for approximately 65%, 70% and 70%, respectively, of WTCI's consolidated gross revenue. WTCI's six largest customers' master service contracts all contain many service orders with remaining terms varying from 1 month to approximately 15 months.

         Stock compensation for corporate and other for 1997 was $209 million. The adjustment to stock compensation during 1996 was $7 million resulting in an increase of $216 million during the year ended December 31, 1997 compared to 1996. Estimated compensation relating to stock appreciation rights has been recorded through December 31, 1997 pursuant to APB Opinion No. 25. Such estimate is subject to future adjustment based upon vesting and market value, and ultimately, on the final determination of market value when such rights are exercised.

         Certain TCI corporate general and administrative costs are charged to Liberty/Ventures Group at rates set at the beginning of each year based on projected utilization for that year. During the years ended December 31, 1997, 1996 and 1995, Liberty/Ventures Group was allocated approximately $13 million, $11 million and $7 million, respectively, in corporate general and administrative costs by TCI Group.

         Other Income and Expense

         Interest expense excluding interest expense to related parties was $57 million, $68 million and $55 million in 1997, 1996 and 1995, respectively. Because the operations of HSN have not been included in the combined financial results of Liberty/Ventures Group since December 20, 1996, interest expense related to HSN accounted for a decrease of $10 million in Liberty/Ventures Group's interest expense for the year ended December 31, 1997 compared to 1996. The 1996 increase in the outstanding debt balance is primarily attributable to the issuance of 4-1/2% Convertible Subordinated Debentures (the "TINTA Debentures") and borrowings under Communications Capital Corp.'s credit facility.

         Dividend and interest income excluding interest income from related parties was $57 million, $39 million and $27 million for the years ended December 31, 1997, 1996 and 1995, respectively. Dividends amounting to $13 million were received on a new series of 30 year non-convertible 9% preferred stock of Fox Kids Worldwide, Inc. ("FKW") (the "FKW Preferred Stock") beginning in August 1997. A full year of dividends amounting to $19 million on shares of a certain series of Time Warner, Inc. ("Time Warner") common stock with limited voting rights (the "TW Exchange Stock"), offset by the loss of dividends on Turner Broadcasting Systems, Inc. ("TBS") common stock, accounted for $11 million of the increase in 1997. Dividend income in 1996 increased compared to 1995 due to dividends amounting to $5 million received on the TW Exchange Stock in December of 1996. Interest income from related parties decreased $8 million and increased $14 million during the years ended December 31, 1997 and 1996, respectively, due to changes in the outstanding balance of amounts loaned to TCI.

         Liberty/Ventures Group's share of losses of affiliates was $850 million, $372 million and $210 million during the years ended December 31, 1997, 1996 and 1995, respectively.

         Liberty/Ventures Group's share of losses from its investment in the PCS Ventures was $493 million, $133 million and $34 million during the years ended December 31, 1997, 1996 and 1995, respectively. The PCS Ventures include Sprint Spectrum Holding Company, L.P. and MinorCo, L.P. (collectively, "Sprint PCS" or the "Sprint PCS Partnership"), and PhillieCo Partnership I, L.P. ("PhillieCo"). The partners of each of the Sprint PCS Partnerships are subsidiaries of Sprint Corporation ("Sprint"), Comcast Corporation ("Comcast"), Cox Communications, Inc. ("Cox") and Liberty/Ventures Group. The partners of PhillieCo are subsidiaries of Sprint, Cox and Liberty/Ventures Group. Liberty/Ventures Group has a 30% interest as a partner in each of the Sprint PCS Partnerships and a 35% interest as a partner in PhillieCo. The increases in the share of losses are attributed primarily to selling, general and administrative costs associated with Sprint Spectrum's efforts to increase its customer base and Sprint Spectrum's share of losses in American PCS L.P. It is expected that Sprint PCS will continue to incur significant operating losses and significant negative cash flow from operating activities during the next several years while it expands its PCS network and builds its customer base. Sprint PCS's operating profitability will depend upon many factors, including, among others, its ability to market its products and services successfully, achieve its projected market penetration, manage customer turnover rates effectively and price its products and services competitively. There can be no assurance that Sprint PCS will achieve or sustain operating profitability or positive cash flow from operating activities in the future. If Sprint PCS does not achieve and maintain operating profitability and positive cash flow from operating activities on a timely basis, it may not be able to meet its debt service requirements.

         Telewest Communications plc ("Telewest"), has incurred losses since its inception. Liberty/Ventures Group's share of Telewest's net losses increased $36 million or 33% and $39 million or 56% during 1997 and 1996, respectively. Such increases are primarily attributable to (i) increases in interest expense due to an increase in Telewest's outstanding debt balances, (ii) increases in depreciation and amortization resulting from Telewest's construction of cable television and telephony networks which has increased Telewest's assets that are subject to depreciation and (iii) changes in foreign currency transaction losses. In connection with a previous merger transaction, Telewest issued United States ("U.S.") dollar denominated senior debentures (the "Telewest Debentures"). Changes in the exchange rate used to translate the Telewest Debentures into U.K. pounds sterling ("(pound)") and the adjustment of a foreign currency option contract to market value caused Telewest to experience unrealized foreign currency transaction gains (losses) of $(39 million), $2 million and $(23 million) during 1997, 1996 and 1995, respectively. It is anticipated that Telewest will continue to experience realized and unrealized foreign currency transaction gains and losses throughout the term of the Telewest Debentures, which mature in 2006 and 2007, if not redeemed earlier.

         The share of losses from Liberty/Ventures Group's investment in TCG was $66 million for the year ended December 31, 1997 which represents a $15 million increase as compared to 1996. The share of losses from TCG was $51 million for the year ended December 31, 1996 which represents an increase of $21 million, as compared to the share of losses of $30 million for the year ended December 31, 1995. The increases in the share of losses are largely attributed to costs incurred by TCG in the expansion of their local telecommunications networks, increased depreciation expense and increased interest expense partially offset by an increase in telecommunications services revenue attributed to increased sales of services in existing and new markets. TCG has incurred net losses since its inception due to the acquisition, installation, development and expansion of its existing and new telecommunications networks and the associated initial operating expenses of such networks. These networks generally incur negative cash flow from operating activities and operating losses until an adequate customer base and revenue stream for such networks have been established. In January 1998, TCG entered into certain agreements pursuant to which it agreed to be acquired by AT&T Corp.

         During 1997, TCG issued approximately 6.6 million shares of its Class A common stock for certain acquisitions. The total consideration paid by TCG through the issuance of common stock for such acquisitions was approximately $123 million. In addition, effective November 5, 1997, TCG consummated a public offering of 7.3 million shares of its Class A common stock. TCG received net proceeds from its sale of shares pursuant to such offering of $318 million (after deducting expenses and fees). TCG conducted an initial public offering on July 2, 1996 in which it sold 27 million shares of Class A common stock for aggregate net proceeds of approximately $410 million. In connection with the dilution of Liberty/Ventures Group's ownership interest in TCG that occurred in connection with the above transactions, Liberty/Ventures Group recognized gains aggregating $112 million and $13 million (before deducting deferred income tax expense of approximately $43 million and $5 million, respectively) during the years ended December 31, 1997 and 1996, respectively.

         In August of 1997, Liberty/Ventures Group contributed its holdings in International Family Entertainment, Inc. to FKW in exchange for the FKW Preferred Stock. As a result of the exchange, Liberty/Ventures Group recognized a gain of approximately $304 million. See note 7 to the accompanying combined financial statements of Liberty/Ventures Group.

         In April 1997, @Home issued 240,000 shares of convertible preferred stock, resulting in cash proceeds of $48 million, less issuance costs. On July 11, 1997 @Home completed an initial public offering (the "@Home IPO"), in which
10.4 million shares of @Home common stock were sold for cash proceeds of approximately $100 million. As a result of @ Home's issuance of preferred stock and the @Home IPO, Liberty/Ventures Group's economic interest in @Home decreased from 43% to 39% which economic interest represents an approximate 72% voting interest. In connection with the associated dilution of Liberty/Ventures Group's ownership interest of @Home, Liberty/Ventures Group recognized a non-cash gain of $60 million.

         On July 18, 1995, TINTA completed an initial public offering (the "TINTA IPO") in which 20 million shares of TINTA's Series A common stock were sold to the public for net proceeds of approximately $301 million. In connection with the TINTA IPO, Liberty/Ventures Group recognized a gain of $123 million.

         On October 10, 1996, Time Warner and TBS consummated a merger (the "TBS/Time Warner Merger") whereupon Liberty/Ventures Group received approximately 50.6 million shares of TW Exchange Stock in exchange for its TBS holdings. As a result of the TBS/Time Warner Merger, Liberty/Ventures Group recognized a pre-tax gain of approximately $1.5 billion in the fourth quarter of 1996.

         In connection with the dilution of Liberty/Ventures Group's ownership interest in Telewest that occurred in connection with a 1995 merger transaction, Liberty/Ventures Group recognized a gain of $165 million (before deducting the related tax expense of $58 million) during the year ended December 31, 1995.

         Included in net gains upon the disposition of assets of Liberty/Ventures Group during 1997 is (i) a $49 million gain on the Cablevision Sale and (ii) a $58 million gain on the sale of TINTA's indirect 13% interest in Sky Network Television New Zealand, Ltd. The net gains upon the disposition of assets of Liberty/Ventures Group during 1996 includes a gain attributable to the sale of certain investments for aggregate proceeds of $73 million. The net gains upon the disposition of assets of Liberty/Ventures Group during 1995 includes a gain attributable to the sale of the cable television subsidiaries of IVS Cable Holdings Limited, a subsidiary of Flextech.

         The minority interests' share of net losses of attributed subsidiaries was $25 million, $26 million and $20 million during the years ended December 31, 1997, 1996, and 1995, respectively. Such amounts include the minority interests' share of earnings or losses for @Home, HSN, UVSG and TINTA.

         Net Earnings (Losses)

         Liberty/Ventures Group reported net earnings (losses) of $(411 million), $798 million and $4 million during the years ended December 31, 1997, 1996 and 1995, respectively. Included in such amounts was the recognition of certain non-operating gains, net of non-operating losses aggregating $592 million, $1,571 million and $335 million during 1997, 1996 and 1995, respectively. Liberty/Ventures Group would have reported net losses in all periods presented excluding the impact of such gains. A significant portion of the entities included in Liberty/Ventures Group's combined financial statements generally have sustained losses since their respective inception dates. Any improvements in such entities' results of operations are largely dependent upon the ability of such entities to increase their respective subscriber bases while maintaining pricing structures and controlling costs. There can be no assurance that any such improvements will occur.

         LIQUIDITY AND CAPITAL RESOURCES

         TCI GROUP

         In January 1997, TCI Group acquired the 50% ownership interest in TKR Cable Company ("TKR Cable") that TCI Group did not previously own and certain additional assets for aggregate consideration of approximately $970 million. TCI Group issued approximately 16 million shares of TCI Group Series A Stock, assumed $584 million of TKR Cable's debt and paid cash of $88 million and shares of Time Warner common stock valued at $41 million upon consummation of such acquisition. Prior to the acquisition date, TCI Group accounted for its 50% interest in TKR Cable under the equity method. This acquisition has been treated as a step acquisition for accounting purposes. Accordingly, the results of operations of TKR Cable have been combined with those of TCI Group since the date of acquisition and TCI Group's aggregate cost basis in TKR Cable has been allocated to TKR Cable's assets and liabilities based on their fair values.

         During the year ended December 31, 1997, pursuant to a stock repurchase program approved by the Board, TCI Group repurchased 4,000,000 shares of TCI Group Series A Stock and 330,902 shares of TCI Group Series B Stock at an aggregate cost of $72.9 million.

         Effective July 31, 1997, a wholly-owned subsidiary of TCI and a member of the TCI Group, merged with and into Kearns-Tribune Corporation ("Kearns-Tribune"). The merger was valued at approximately $808 million. TCI exchanged 47.2 million shares of TCI Group Series A Stock for shares of Kearns-Tribune which held 17.9 million shares of TCI Group Stock and 10.1 million shares of Liberty Group Stock. Immediately following the merger, Liberty/Ventures Group purchased from TCI Group the 10.1 million shares of Liberty Group Stock that were acquired in such transaction for $168 million in cash. The merger of Kearns-Tribune has been accounted for by the purchase method. Accordingly, the results of operations of Kearns-Tribune have been combined with those of TCI Group since the date of acquisition, and TCI Group has recorded Kearns-Tribune's assets and liabilities at fair value.

         In connection with the Magness Settlement, the Call Payments were allocated to each of the Groups based upon the number of shares of each Group (before giving effect to the 1998 Liberty Stock Dividend and the Ventures Stock Dividend) that were subject to the Malone Call Agreement and the Magness Call Agreement. Accordingly, TCI Group paid $134 million during the first quarter of 1998 for its allocated share of the Call Payments. For additional information see note 12 to the accompanying combined financial statements of TCI Group.

         During the fourth quarter of 1997, TCI Group entered into a Total Return Equity Swap Facility (the "Equity Swap Facility"). Pursuant to the Equity Swap Facility, TCI Group has the right to direct the counterparty (the "Counterparty") to use the Equity Swap Facility to purchase shares ("Equity Swap Shares") of TCI Group Series A Stock and TCI Ventures Group Series A Stock with an aggregate purchase price of up to $300 million. TCI Group has the right, but not the obligation, to purchase Equity Swap Shares through the September 30, 2000 termination date of the Equity Swap Facility. During such period, TCI Group is to settle periodically any increase or decrease in the market value of the Equity Swap Shares. If the market value of the Equity Swap Shares exceeds the Counterparty's cost, Equity Swap Shares with a fair value equal to the difference between the market value and cost will be segregated from the other Equity Swap Shares. If the market value of the Equity Swap Shares is less than the Counterparty's cost, TCI Group, at its option, will settle such difference with shares of TCI Group Series A Stock or TCI Ventures Group Series A Stock or, subject to certain conditions, with cash or letters of credit. In addition, TCI Group is required to periodically pay the Counterparty a fee equal to a LIBOR-based rate on the Counterparty's cost to acquire the Equity Swap Shares. Due to TCI Group's ability to issue shares to settle periodic price fluctuations and fees under the Equity Swap Facility, TCI Group records all amounts received or paid under this arrangement as increases or decreases, respectively, to equity. As of December 31, 1997, the Equity Swap Facility has acquired 345,000 shares of TCI Group Series A Stock and 380,000 shares of TCI Ventures Group Series A Stock at an aggregate cost that was approximately $3 million less than the fair value of such Equity Swap Shares at December 31, 1997.

         Prior to July 1, 1997, TCI Group had a 50.1% partnership interest in QE+, a limited partnership interest which distributes "STARZ!," a first-run movie premium programming service launched in 1994. Entities attributed to Liberty/Ventures Group held the remaining 49.9% partnership interest. Also prior to July 1, 1997, EMC (at the time a 90%-owned subsidiary of TCI and a member of Liberty/Ventures Group) earned management fees from QE+ equal to 20% of managed costs, as defined. In addition, Liberty/Ventures Group earned STARZ Content Fees for certain services provided to QE+ equal to 4% of the gross revenue of QE+. Such STARZ Content Fees aggregated $4 million, $4 million and $1 million for the years ended December 31, 1997, 1996 and 1995, respectively.

         During July 1997, TCI Group, Liberty/Ventures Group, and the 10% minority holder of EMC, entered into a series of transactions pursuant to which the businesses of "Encore," a movie premium programming service, and STARZ! were contributed to Encore Media Group. Upon completion of the transaction, Liberty/Ventures Group owned 80% of Encore Media Group and TCI Group owned the remaining 20%. In connection with these transactions the 10% minority interest in EMC was exchanged for approximately 2.4 million shares of Liberty Group Series A Stock.

         Liberty/Ventures Group received its 80% ownership interest in Encore Media Group in exchange for (i) the contribution of its 49.9% interest in QE+,
(ii) the contribution of EMC, (iii) the issuance of a $307 million note payable to TCI Group, (iv) the cancellation and forgiveness of amounts due for STARZ! Content Fees and (v) the termination of an option to increase Liberty/Ventures Group's ownership interest in QE+.

         TCI Group received the remaining 20% interest in Encore Media Group and the aforementioned consideration from Liberty/Ventures Group in exchange for the contribution of TCI Group's 50.1% ownership interest in QE+ and certain capital contributions made by TCI Group to QE+. In addition, TCI Group entered into the EMG Affiliation Agreement pursuant to which TCI Group will pay monthly fixed amounts in exchange for unlimited access to all of the existing Encore and STARZ! services.

         Upon formation of Encore Media Group, TCI Group ceased to include QE+ in its combined financial statements, and began to account for its investment in Encore Media Group using the equity method of accounting.
The EMG Promissory Note is included in amounts due from related parties.

         Effective December 31, 1997, Liberty/Ventures Group and TCI Group agreed to amend the above transactions. Pursuant to the amendment, the above-described series of transactions were rescinded, retroactive to July 1, 1997. Such rescission was given effect as of December 31, 1997 for financial reporting purposes. Simultaneously, Liberty/Ventures Group and TCI Group entered into a new agreement whereby the EMG Affiliation Agreement was amended to permanently reduce the monthly fixed amounts for the life of the contract. TCI Group's 20% ownership interest in Encore Media Group was eliminated and the EMG Promissory Note was reduced by $32 million. The amounts to be paid to Encore Media Group pursuant to the EMG Affiliation Agreement were reduced to amounts which reflect current market prices.

         Due to the related party nature of the above-described transactions, the $133 million excess of the consideration received over the carryover basis of the assets transferred (including a deferred tax asset of $98 million) was reflected as a decrease to combined deficit.

         TCI Group's fixed annual commitments (as adjusted) pursuant to the EMG Affiliation Agreement increase annually from $220 million in 1998 to $315 million in 2003, and will increase with inflation through 2022.

         In January 1998, Liberty/Ventures Group's interest in an attributed subsidiary which leases digital boxes under a capital lease was assigned to TCI Group. In connection therewith, TCI Group assumed the capital lease obligations totaling $176 million and paid $7 million in cash to Liberty/Ventures Group.

         On March 4, 1998, TCI Group contributed to Cablevision Systems Corporation ("CSC") certain of its cable television systems serving approximately 830,000 basic customers in exchange for approximately 12.2 million newly issued CSC Class A shares. Such shares represent an approximate 33% equity interest in CSC's total outstanding shares and an approximate 9% voting interest in CSC in all matters except for the election of directors, in which case TCI Group has an approximate 47% voting interest in the election of one-fourth of CSC's directors. CSC also assumed approximately $669 million of TCI Group's debt. TCI Group has also entered into letters of intent with CSC which provide for TCI Group to acquire a cable system in Michigan and an additional 3% of CSC's Class A shares and for CSC to (i) acquire cable systems serving approximately 250,000 basic customers in Connecticut and (ii) assume $110 million of TCI Group's debt. The ability of TCI Group to sell or increase its investment in CSC is subject to certain restrictions and limitations set forth in a stockholders agreement with CSC.

         Including the above-described CSC transactions and another transaction that closed in February 1998, TCI Group, as of February 28, 1998, has, since January 1, 1997, contributed, or signed agreements or letters of intent to contribute within the next twelve months, certain cable television systems (the "Contributed Cable Systems") serving approximately 3.8 million basic customers to joint Ventures in which TCI Group will retain non-controlling ownership interests (the "Contribution Transactions"). Following the completion of the Contribution Transactions, TCI Group will no longer consolidate the Contributed Cable Systems. Accordingly it is anticipated that the completion of the Contribution Transactions, as currently contemplated, will result in aggregate estimated reductions (based on 1997 amounts) to TCI Group's debt, annual revenue and annual operating income before depreciation, amortization and stock compensation of approximately $4.6 billion, $1.7 billion and $783 million, respectively. No assurance can be given that any of the pending Contribution Transactions will be consummated.

         On July 31, 1996, pursuant to certain agreements entered into among TCI Communications, Inc. ("TCIC"), a subsidiary of TCI and a member of the TCI Group, TCI, Viacom International, Inc. and Viacom, Inc. ("Viacom"), TCIC acquired all of the common stock of a subsidiary of Viacom ("Cable Sub") which owned Viacom's cable systems and related assets.

         The transaction was structured as a tax-free reorganization in which Cable Sub transferred all of its non-cable assets, as well as all of its liabilities other than current liabilities, to a new subsidiary of Viacom ("New Viacom Sub"). Cable Sub also transferred to New Viacom Sub the proceeds (the "Loan Proceeds") of a $1.7 billion loan facility (the "Loan Facility") arranged by TCIC, TCI and Cable Sub. Following these transfers, Cable Sub retained cable assets with a value at closing of approximately $2.326 billion and the obligation to repay the Loan Proceeds. Neither Viacom nor New Viacom Sub has any obligation with respect to repayment of the Loan Proceeds.

         Prior to the consummation of the Viacom Acquisition, Viacom offered to the holders of shares of Viacom Class A Common Stock and Viacom Class B Common Stock (collectively, "Viacom Common Stock") the opportunity to exchange (the "Viacom Exchange Offer") a portion of their shares of Viacom Common Stock for shares of Class A Common Stock, par value $100 per share, of Cable Sub ("Cable Sub Class A Stock"). Immediately following the completion of the Viacom Exchange Offer, TCIC acquired from Cable Sub shares of Cable Sub Class B Common Stock (the "Share Issuance") for $350 million (which was used to reduce Cable Sub's obligations under the Loan Facility). At the time of the Share Issuance, the Cable Sub Class A Stock received by Viacom stockholders pursuant to the Viacom Exchange Offer automatically converted into 5% Class A Senior Cumulative Exchangeable Preferred Stock (the "Exchangeable Preferred Stock") of Cable Sub with a stated value of $100 per share (the "Stated Value"). The Exchangeable Preferred Stock is exchangeable, at the option of the holder commencing after the fifth anniversary of the date of issuance, for shares of TCI Group Series A Stock at an exchange rate of 5.447 shares of TCI Group Series A Stock for each share of Exchangeable Preferred Stock exchanged. The Exchangeable Preferred Stock is subject to redemption, at the option of Cable Sub, after the fifth anniversary of the date of issuance, initially at a redemption price of $102.50 per share and thereafter at prices declining ratably annually to $100 per share on and after the eighth anniversary of the date of issuance, plus accrued and unpaid dividends to the date of redemption. The Exchangeable Preferred Stock is also subject to mandatory redemption on the tenth anniversary of the date of issuance at a price equal to the Stated Value per share plus accrued and unpaid dividends. Amounts payable by Cable Sub in satisfaction of its optional or mandatory redemption obligations with respect to the Exchangeable Preferred Stock may be made in cash or, at the election of Cable Sub, in shares of TCI Group Series A Stock, or in any combination of the foregoing. Upon completion of the Viacom Acquisition, Cable Sub was renamed TCI Pacific.

         The Viacom Acquisition has been accounted for by the purchase method. Accordingly, the results of operations of TCI Pacific have been combined with those of TCI Group since the date of acquisition, and TCI Group recorded TCI Pacific's assets and liabilities at fair value.

         At December 31, 1997, TCI Group had approximately $1.6 billion of availability in unused lines of credit, excluding amounts related to lines of credit which provide availability to support commercial paper. Although TCI Group was in compliance with the restrictive covenants contained in its credit facilities at said date, additional borrowings under the credit facilities are subject to TCI Group's continuing compliance with the restrictive covenants after giving effect to such additional borrowings. Such restrictive covenants require, among other things, the maintenance of certain earnings, specified cash flow and financial ratios (primarily the ratios of cash flow to total debt and cash flow to debt service, as defined), and include certain limitations on indebtedness, investments, guarantees, dispositions, stock repurchases and/or dividend payments. For additional information regarding the material terms of the lines of credit, see note 8 to the combined financial statements of TCI Group, which are included in the Company's December 31, 1997 Annual Report on Form 10-K.

         One measure of liquidity is commonly referred to as "interest coverage." Interest coverage, which is measured by the ratio of "Operating Cash Flow" (operating income before depreciation, amortization, stock compensation and other non-cash charges) ($2,766 million, $2,016 million and $1,925 million 1997, 1996 and 1995, respectively) to interest expense ($1,105 million, $1,029 million and $969 million in 1997, 1996 and 1995, respectively), is determined by reference to the combined statements of operations. TCI Group's interest coverage ratio was 250%, 196% and 199% for 1997, 1996 and 1995, respectively. Management of TCI Group believes that the foregoing interest coverage ratio is adequate in light of the relative predictability of its cable television operations and interest expense. However, TCI Group's current intent is to continue to reduce its outstanding indebtedness such that its interest coverage ratio could be increased. There is no assurance that TCI Group will be able to achieve such objective. Operating Cash Flow is a measure of value and borrowing capacity within the cable television industry and is not intended to be a substitute for cash flows provided by operating activities, a measure of performance prepared in accordance with generally accepted accounting principles, and should not be relied upon as such. Operating Cash Flow, as defined, does not take into consideration substantial costs of doing business, such as interest expense, and should not be considered in isolation to other measures of performance.

         Another measure of liquidity is net cash provided by operating activities, as reflected in the combined statements of cash flows. Net cash provided by operating activities ($1,595 million, $1,004 million and $1,029 million in 1997, 1996 and 1995, respectively) generally reflects net cash from the operations of TCI Group available for TCI Group's liquidity needs after taking into consideration the aforementioned additional substantial costs of doing business not reflected in Operating Cash Flow.

         Amounts expended by TCI Group for its investing activities exceeded net cash provided by operating activities during the years ended December 31, 1996 and 1995. However, during the year ended December 31, 1997, TCI Group's net cash provided by operating activities exceeded amounts expended by its investing activities. The amount of capital expended by TCI Group for property and equipment was $538 million during 1997, as compared to $1,834 million and $1,591 million during 1996 and 1995, respectively. In light of TCI Group's plans to upgrade the capacity of its cable distribution systems, and its plans to increase the number of customers to digital video services, TCI Group anticipates that its annual capital expenditures during the next several years will significantly exceed the amount expended during 1997. In this regard, TCI Group estimates that it will expend approximately $1.7 billion to $1.9 billion over the next three years to expand the capacity of its cable distribution systems. TCI Group expects that the actual amount of capital that will be required in connection with its plans to increase the number of digital video service customers will be significant. However, TCI Group cannot reasonably estimate such actual capital requirement since such actual capital requirement is dependent upon the extent of any customer increases and the average installed per-unit cost of digital set-top devices. As described below, TCI is obligated to purchase a significant number of digital set-top devices over the next three years.

         In the event TCI Group is unable to achieve such objectives, management believes that net cash provided by operating activities, the ability of TCI Group to obtain additional financing (including the available lines of credit and access to public debt markets), issuances and sales of TCI's equity or equity of its subsidiaries, attributable to TCI Group, and proceeds from disposition of assets will provide adequate sources of short-term and long-term liquidity in the future. See TCI Group's combined statements of cash flows included in the combined financial statements, which are included in the Company's Annual Report on Form 10-K.

         TCI Group has guaranteed notes payable and other obligations of affiliated and other companies with outstanding balances of approximately $191 million at December 31, 1997. With respect to TCI Group's guarantees of $166 million of such obligations, TCI Group has been indemnified for any loss, claim or liability that TCI Group may incur, by reason of such guarantees. Although there can be no assurance, management of TCI Group believes that it will not be required to meet its obligations under such guarantees, or if it is required to meet any of such obligations, that they will not be material to TCI Group.

         TCI Group has agreed to make fixed monthly payments to Liberty/Ventures Group pursuant to the EMG Affiliation Agreement. The fixed annual commitments increase annually from $220 million in 1998 to $315 million in 2003, and will increase with inflation through 2022.

         TCI Group is a party to affiliation agreements with several of its programming suppliers. Pursuant to these agreements, TCI Group is committed to carry such suppliers programming on its cable systems. Several of these agreements provide for penalties and charges in the event the programming is not carried or not delivered to a contractually specific number of customers.

         During the third quarter of 1997, TCI Group committed to purchase billing services pursuant to three successive five year agreements. Pursuant to such arrangement, TCI Group is obligated to make minimum payments aggregating approximately $1.6 billion through 2012. Such minimum payments are subject to inflation and other adjustments pursuant to the terms of the underlying agreements.

         Pursuant to certain agreements between TCI and TCI Music, TCI Group is obligated to make minimum revenue and license fee payments to TCI Music aggregating approximately $445 million through 2017. Such minimum payments are subject to inflation and other adjustments pursuant to the terms of the underlying agreements.

         TCI Group is a direct obligor or guarantor of the payment of certain amounts that may be due pursuant to motion picture output, distribution and license agreements. As of December 31, 1997, the amount of such obligations or guarantees was approximately $120 million. The future obligations of TCI Group with respect to these agreements is not currently determinable because such amount is dependent upon the number of qualifying films released theatrically by certain motion picture studios as well as the domestic theatrical exhibition receipts upon the release of such qualifying films.

         Effective as of December 16, 1997, NDTC, a member of Liberty/Ventures Group, on behalf of TCI Group and other cable operators that may be designated from time to time by NDTC ("Approved Purchasers"), entered into an agreement (the "Digital Terminal Purchase Agreement") with General Instrument Corporation (formerly NextLevel Systems, Inc., "GI") to purchase advanced digital set-top devices. The hardware and software incorporated into these devices will be designed and manufactured to be compatible and interoperable with the OpenCable(TM) architecture specifications adopted by CableLabs, the cable television industry's research and development consortium, in November 1997. NDTC has agreed that Approved Purchasers will purchase, in the aggregate, a minimum of 6.5 million set-top devices over the next three years at an average price of $318 per basic set-top device (including a required royalty payment). GI agreed to provide NDTC and its Approved Purchasers the most favorable prices, terms and conditions made available by GI to any customer purchasing advanced digital set-top devices. In connection with NDTC's purchase commitment, GI agreed to grant warrants to purchase its common stock proportional to the number of devices ordered by each organization, which as of the effective date of the Digital Terminal Purchase Agreement, would have represented at least a 10% equity interest in GI (on a fully diluted basis). It is anticipated that the value associated with such equity interest would be attributed to TCI Group upon purchase and deployment of the digital set-top devices.

         TCI Group's various partnerships and other affiliates accounted for by the equity method generally fund their acquisitions, required debt repayments and capital expenditures through borrowings under and refinancing of their own credit facilities (which are generally not guaranteed by TCI Group), through net cash provided by their own operating activities and in certain circumstances through required capital contributions from their partners.

         In order to achieve the desired balance between variable and fixed rate indebtedness, TCI Group has entered into various interest rate exchange agreements ("Interest Rate Swaps") pursuant to which it (i) paid fixed interest rates and received variable interest rates through December 1997 (the "Fixed Rate Agreements") and (ii) pays variable interest rates and receives fixed interest rates ranging from 4.8% to 9.7% on notional amounts of $2,400 million at December 31, 1997 (the "Variable Rate Agreements"). During the years ended December 31, 1997, 1996 and 1995, TCI Group's net payments pursuant to the Fixed Rate Agreements were $7 million, $14 million and $13 million, respectively; and TCI Group's net receipts (payments) pursuant to the Variable Rate Agreements were (less than $1 million), $15 million, and (less than $1 million), respectively. At December 31, 1997, all of TCI Group's Fixed Rate Agreements had expired.

         During the year ended December 31, 1996, TCI Group terminated certain Variable Rate Agreements with an aggregate notional amount of $700 million. TCI Group received $16 million upon such terminations. TCI Group will amortize such termination settlement over the remainder of the original terms of such Variable Rate Agreements.

         In addition to the Variable Rate Agreements, TCI Group entered into an Interest Rate Swap in September 1997 pursuant to which it pays a variable rate based on the LIBOR rate (6.1% at December 31, 1997) and receives a variable rate based on the Constant Maturity Treasury Index (6.4% at December 31, 1997) on a notional amount of $400 million through September 2000. During the year ended December 31, 1997, TCI Group's net receipts pursuant to such agreement aggregated less than $1 million. At December 31, 1997, TCI Group would be required to pay an estimated $3 million to terminate such Interest Rate Swap.

         TCI Group is exposed to credit losses for the periodic settlements of amounts due under the Interest Rate Swaps in the event of nonperformance by the other parties to the agreements. However, TCI Group does not anticipate that it will incur any material credit losses because it does not anticipate nonperformance by the counterparties. Further, TCI Group does not anticipate material near-term losses in future earnings, fair values or cash flows resulting from derivative financial instruments as of December 31, 1997. For additional information regarding Interest Rate Swaps, see note 8 to the combined financial statements of TCI Group, which are included in the Company's December 31, 1997 Annual Report on Form 10-K.

         At December 31, 1997, after considering the net effect of the aforementioned Interest Rate Swaps, TCI Group had $6,104 million (or 43%) of fixed rate debt and $8,002 million (or 57%) of variable-rate debt. TCI Group's interest rate exposure was primarily to changes in LIBOR rates. The aggregate hypothetical decrease in the fair value of TCI Group's fixed rate debt and interest rate swaps as of December 31, 1997 that would have resulted from a hypothetical adverse change of 10% in the related LIBOR rates is estimated to be $390 million. The aggregate hypothetical loss in earnings and cash flows on an annual basis on TCI Group's variable rate debt and interest rate swaps as of December 31, 1997 that would have resulted from a hypothetical adverse change of 10% in the related LIBOR rates, sustained for one year, is estimated to be $49 million.

         Approximately twenty-five percent of the franchises held by TCI Group, involving approximately 4.8 million basic customers, expire within five years. In connection with a renewal of a franchise, the franchising authority may require the cable operator to comply with different and more stringent conditions than those originally imposed, subject to the provisions of the Cable Acts and other applicable federal, state and local law. Such provisions establish an orderly process for franchise renewal which protects cable operators against unfair denials of renewals when the operator's past performance and proposal for future performance meet established standards. TCI Group believes that its cable television systems generally have been operated in a manner which satisfies such standards and allows for the renewal of such franchises; however, there can be no assurance that the franchises for such systems will be successfully renewed as they expire.

         During 1997, TCI Group has continued to experience a competitive impact from medium power and high power DBS operators that use high frequencies to transmit signals that can be received by home satellite dishes ("HSDs") much smaller in size than traditional HSDs. DBS operators have the right to distribute substantially all of the significant cable television programming services currently carried by cable television systems. Estimated DBS customers nationwide increased from approximately 2.2 million at the end of 1995 to approximately 6.2 million at the end of 1997, and TCI Group expects that competition from DBS will continue to increase. However, TCI Group is unable to predict what effect such competition will have on TCI Group's financial position.

         LIBERTY/VENTURES GROUP

         Liberty/Ventures Group's sources of funds include its available cash balances, net cash provided by operating activities, cash distributions from affiliates, dividend and interest receipts, proceeds from asset sales, availability under certain credit facilities, and loans and/or equity contributions from TCI Group. To the extent cash needs of Liberty/Ventures Group exceed cash provided by Liberty/Ventures Group, TCI Group may transfer funds to Liberty/Ventures Group. Conversely, to the extent cash provided by Liberty/Ventures Group exceeds cash needs of Liberty/Ventures Group, Liberty/Ventures Group may transfer funds to TCI Group.

         In connection with the DMX Merger, TCI and TCI Music entered into a Contribution Agreement. Pursuant to the Contribution Agreement, among other things, until December 31, 2006, certain subsidiaries of TCI transferred to TCI Music the right to receive all revenue from sales of DMX music services to their residential and commercial subscribers, net of an amount equal to 10% of revenue from such sales to residential subscribers and net of the revenue otherwise payable to DMX as license fees for DMX music services under affiliation agreements currently in effect.

         Subsequently, TCI Music and TCI entered into an Amended and Restated Contribution Agreement to be effective as of July 11, 1997 which provides, among other things, for TCI to deliver, or cause certain of its subsidiaries to deliver to TCI Music fixed monthly payments (subject to inflation and other adjustments) through 2017.

         On June 24, 1997 Liberty/Ventures Group granted Time Warner an option, expiring October 10, 2002, to acquire the business of Southern and certain of its subsidiaries (together with Southern, the "Southern Business") through a purchase of assets (the "Southern Option"). Liberty/Ventures Group received 6.4 million shares of TW Exchange Stock valued at $306 million in consideration for the grant. Such amount has been reflected as a deferred option premium in the accompanying combined financial statements of Liberty/Ventures Group. In September 1997, Time Warner exercised the Southern Option. Pursuant to the Southern Option, Time Warner acquired the Southern Business, effective January 1, 1998, for $213 million, which was paid in cash, together with the assumption of certain liabilities on January 2, 1998. (See note 6 to the accompanying combined financial statements of Liberty/Ventures Group). Subsequent to the exercise of the Southern Option, cash provided by operating activities of Southern is no longer available as a source of cash for Liberty/Ventures Group.

         During the third quarter of 1997, Liberty/Ventures Group sold certain assets (the "SUMMITrak Assets") to CSG Systems, Inc. ("CSG") for cash consideration of $106 million, plus five-year warrants to purchase up to 1.5 million shares of CSG common stock at $24 per share and $12 million in cash, once certain numbers of TCI affiliated customers are being processed on a CSG billing system. Under certain circumstances, TCI may also be eligible to receive certain other contingent royalties. In connection with the sale of the SUMMITrak Assets, TCI Group committed to purchase billing services from CSG through 2012. In light of such commitment, Liberty/Ventures Group has reflected the $30 million excess (after deducting deferred income taxes of $17 million) of the cash received over the book value of the SUMMITrak Assets as an increase to combined equity.

         In January 1998, Liberty/Ventures Group's interest in an attributed subsidiary, which leases certain digital boxes under a capital lease, was assigned to TCI Group. In connection therewith the TCI Group assumed the capital lease obligations totaling $176 million and paid $7 million in cash to Liberty/Ventures Group.

         As of December 31, 1997, Liberty/Ventures Group holds approximately 57 million shares of TW Exchange Stock. Holders of TW Exchange Stock are entitled to receive dividends ratably with Time Warner common stock. Liberty/Ventures Group received $19 million and $5 million in cash dividends for the years ended December 31, 1997 and 1996, respectively. It is anticipated that Time Warner will continue to pay dividends on its common stock and consequently Liberty/Ventures Group will receive dividends on the TW Exchange Stock it holds. However, there can be no assurance that such dividends will continue to be paid. Liberty/Ventures Group received $13 million in cash dividends on the FKW Preferred Stock during the year ended December 31, 1997. The FKW Preferred Stock is a 30 year non-convertible 9% preferred stock with a stated value of $345 million.

         Liberty/Ventures Group has a certain revolving line of credit which provides for borrowings of up to $500 million. Borrowings of $292 million were outstanding at December 31, 1997. As security for this indebtedness, Liberty/Ventures Group pledged a portion of its TW Exchange Stock. At December 31, 1997, Liberty/Ventures Group had a revolving loan facility from TCI Group (the "Revolving Credit Facility") which had a five-year term commencing on September 10, 1997 and which permitted aggregate borrowings at any one time outstanding of up to $500 million (subject to reduction as provided below). Interest and a commitment fee on the Revolving Credit Facility are payable by Liberty/Ventures Group to TCI Group on a quarterly basis. The maximum amount of borrowings permitted under the Revolving Credit Facility will be reduced on a dollar-for-dollar basis by up to $300 million if and to the extent that the aggregate amount of any additional capital that TCI Telephony is required to contribute to Sprint PCS Partnerships subsequent to consummation of the Exchange Offers is less than $300 million. No borrowings were outstanding pursuant to the Revolving Credit Facility at December 31, 1997. In March 1998, Liberty/Ventures Group entered into a bank credit facility with a term of one year which provides for aggregate borrowings of up to $400 million. If the available borrowings under such bank credit facility are not sufficient to fund Liberty/Ventures Group's capital requirements, no assurance can be given that Liberty/Ventures Group will be able to obtain any required additional financing on terms acceptable to it, or at all. TCI could raise additional capital for Liberty/Ventures Group by, among other things, engaging in public offerings or private placements of common stock or through issuance of debt securities or preferred equity securities attributed to Liberty/Ventures Group. Liberty/Ventures Group's failure to meet its contractual and other capital requirements could have significant adverse consequences to a particular operating company or affiliate and to Liberty/Ventures Group.

         Liberty/Ventures Group's ability to obtain sufficient capital resources to make its expected additional capital contributions to the Sprint PCS Partnerships and other entities in which it has investments are limited. Encore Media Group, Netlink USA ("Netlink"), WTCI and NDTC are the only wholly-owned subsidiaries attributed to Liberty/Ventures Group that are operating companies and such entities are currently Liberty/Ventures Group's only source of cash provided by operating activities. As a result, Liberty/Ventures Group has limited ability to generate funds internally to fund capital requirements and limited cash flow from operating activities to support external financings. The other operating companies attributed to Liberty/Ventures Group have other investors, public or private, and the payment of dividends, or the making of loans or advances by any one of such Liberty/Ventures Group attributed entities to any other of such Liberty/Ventures Group attributed entities would be subject to various business considerations, as well as any legal restrictions, including pursuant to agreements among the investors. During 1997, Encore Media Group obtained a new $625 million senior, secured facility (the "EMG Senior Facility") in the form of a $225 million reducing revolving line of credit and a $400 million, 364-day revolving credit facility convertible to a term loan. The credit agreement for the EMG Senior Facility contains certain provisions which limit Encore Media Group as to additional indebtedness, sale of assets, liens, guarantees, and distributions. Additionally, Encore Media Group must maintain certain specified financial ratios. No borrowings were outstanding on the EMG Senior Facility at December 31, 1997.

         TINTA's business strategy requires that it have the ability to access or raise sufficient funds to allow it to take advantage of new acquisition and joint venture opportunities as they arise, which management of TINTA believes will require substantial additional funds. TINTA's ability to obtain debt financing to assist its operating companies and to meet its capital obligations at other than the subsidiary level are limited because TINTA does not conduct any operations directly. Furthermore, because TINTA's assets consist primarily of ownership interests in foreign subsidiaries and affiliates, the repatriation of any cash provided by such subsidiaries' and affiliates' operating activities in the form of dividends, loans or other payments is subject to, among other things, exchange rate fluctuations, tax laws and other economic considerations, as well as applicable statutory and contractual restrictions. Moreover, the liquidity sources of TINTA's foreign subsidiaries and affiliates are generally intended to be applied towards the respective liquidity requirements of such foreign subsidiaries and affiliates, and accordingly, do not represent a direct source of liquidity to TINTA. Accordingly, with the exception of any liquidity that may be provided to TINTA by the Puerto Rico Subsidiary, no assurance can be given that TINTA will have access to any cash generated by its foreign operating subsidiaries and affiliates.

         TINTA has invested in most of its subsidiaries and affiliates with strategic and local partners. Financial and operational considerations, as well as laws that limit foreign equity positions, will likely require TINTA to continue to invest with partners. Many foreign countries limit foreign investment to a minority equity position or require the board of directors to be largely independent, which, can result in TINTA having diminished ability to implement strategies that TINTA may favor, or cause dividends or distributions.

         Various partnerships and other affiliates of Liberty/Ventures Group accounted for under the equity method finance a substantial portion of their acquisitions and capital expenditures through borrowings under their own credit facilities and net cash provided by their operating activities.

         During the year ended December 31, 1997, pursuant to a stock repurchase program approved by the Board, TCI purchased 916,500 shares of Liberty Group Series A Stock in open market transactions and 219,937 shares of Liberty Group Series A Stock from the spouse of an officer and director of TCI at an aggregate cost to Liberty/Ventures Group of $18 million. During 1997, pursuant to a stock repurchase program approved by the Board, TCI purchased 338,196 shares of TCI Ventures Group Series A Stock in open market transactions at a cost to Liberty/Ventures Group of $4 million.

         Effective July 31, 1997, a wholly-owned subsidiary of TCI attributed to TCI Group merged with and into Kearns-Tribune. TCI exchanged 47.2 million shares of TCI Group Series A Stock for shares of Kearns-Tribune which held 17.9 million shares of TCI Group Stock and 10.1 million shares of Liberty Group Series A Stock. Liberty/Ventures Group paid TCI Group $168 million for the 10.1 million shares of Liberty Group Stock that were acquired in such transaction.

         During the third quarter of 1997, TCI commenced a tender offer (the "Liberty Tender Offer") to purchase up to an aggregate of 22.5 million shares of Liberty Group Stock at a price of $20 per share through October 3, 1997. During the fourth quarter of 1997, TCI repurchased 21.7 million shares of Liberty Group Series A Stock and 82,074 shares of Liberty Group Series B Stock at an aggregate cost to Liberty/Ventures Group of approximately $435 million pursuant to the Liberty Tender Offer. All of the above described stock purchases are reflected as a reduction of combined equity in the accompanying combined financial statements of Liberty/Ventures Group.

         During the fourth quarter of 1997, TCI entered into the Equity Swap Facility. Pursuant to the Equity Swap Facility, TCI has the right to direct the Counterparty to use the Equity Swap Facility to purchase Equity Swap Shares of TCI Group Series A Stock and TCI Ventures Group Series A Stock with an aggregate purchase price of up to $300 million. TCI has the right, but not the obligation, to purchase Equity Swap Shares through the September 30, 2000 termination date of the Equity Swap Facility. During such period, TCI is to settle periodically any increase or decrease in the market value of the Equity Swap Shares. If the market value of the Equity Swap Shares exceeds the Counterparty's cost, Equity Swap Shares with a fair value equal to the difference between the market value and cost will be segregated from the other Equity Swap Shares. If the market value of the Equity Swap Shares is less than the Counterparty's cost, TCI, at its option, will settle such difference with shares of TCI Group Series A Stock or TCI Ventures Group Series A Stock or, subject to certain conditions, with cash or letters of credit. In addition, TCI is required to periodically pay the Counterparty a fee equal to a LIBOR-based rate on the Counterparty's cost to acquire the Equity Swap Shares. Due to TCI's ability to issue shares to settle periodic price fluctuation and fees under the Equity Swap Facility, TCI records all amounts received or paid under this arrangement as increases or decreases to equity. As of December 31, 1997, the Equity Swap Facility has acquired 345,000 shares of TCI Group Series A Stock and 380,000 shares of TCI Ventures Group Series A Stock at an aggregate cost that was approximately $3 million less than the fair value of such Equity Swap Shares at December 31, 1997. All of the TCI Ventures Group Series A Stock held in the Equity Swap Facility is attributed to Liberty/Ventures Group.

         On January 12, 1998, TCI purchased 12.4 million shares of UVSG Series A common stock held by Lawrence Flinn, Jr., UVSG's Chairman Emeritus, in exchange for 12.7 million shares of TCI Ventures Group Series A Stock and 7.3 million shares of Liberty Group Series A Stock. As a result of such transaction Liberty/Ventures Group increased its ownership in the equity of UVSG to approximately 73% and voting power increased to 93%.

         The board of directors of TINTA authorized TINTA to repurchase from time to time up to 5% (approximately 5.3 million shares) of its outstanding TINTA Series A common stock. Through December 31, 1997, TINTA had repurchased
3.4 million shares under such program for an aggregate purchase price of $42 million.

         The board of directors of UVSG has authorized UVSG to repurchase from time to time up to an aggregate of one million shares of UVSG's Class A common stock using existing cash resources. Through December 31, 1997, UVSG had repurchased 124,000 shares of stock for a total of $2 million.

         The Music Note may be reduced by the payment of cash or the issuance by TCI of shares of Liberty/Ventures Group Stock for the benefit of entities attributed to TCI Group. Additionally, Liberty/Ventures Group may elect to pay $50 million of the Music Note by delivery of a Stock Appreciation Rights Agreement that will give TCI Group the right to receive 20% of the appreciation in value of Liberty/Ventures Group's investment in TCI Music, to be determined at July 11, 2002. The obligation under the Rights Agreement could be as high as $65 million.

         The EMG Promissory Note was repaid during the first quarter of 1998.

         Liberty/Ventures Group intends to continue to develop its entertainment and information programming services and has made certain financial commitments related to the acquisition of programming. As of December 31, 1997, Encore Media Group's future minimum obligation related to certain film licensing agreements was $695 million. The amount of the total obligation is not currently estimable because such amount is dependent upon the number of qualifying films released theatrically by certain motion picture studios as well as the domestic theatrical exhibition receipts upon the release of such qualifying films. Continued development may require additional financing and it cannot be predicted whether Encore Media Group will obtain such financing. If additional financing cannot be obtained, Encore Media Group could attempt to sell assets but there can be no assurance that asset sales, if any, can be consummated at a price and on terms acceptable to Encore Media Group. Further, Liberty/Ventures Group and/or TCI could attempt to sell equity securities but, again, there can be no certainty that such a sale could be accomplished on acceptable terms.

         In connection with the Magness Settlement, reached in the litigation brought against TCI and other parties in connection with the administration of the Estate of Bob Magness, TCI made the Call Payments aggregating $274 million. The Call Payments were allocated to each of the Groups. Accordingly, Liberty/Ventures Group paid $140 million during the first quarter of 1998 for its allocated share of the Call Payments. See note 11 to the accompanying combined financial statements of Liberty/Ventures Group.

         In February 1998, pursuant to an Investment Agreement among Universal Studios, Inc. ("Universal"), HSNI, HSN and Liberty/Ventures Group, dated as of October 1997 and amended and restated as of December 1997, HSNI consummated a transaction (the "Universal Transaction") through which USA Networks Partners, Inc., a subsidiary of Universal, sold its 50% interest in USA Networks, a New York general partnership ("USAI") to HSNI and Universal contributed the remaining 50% interest in USAI and its domestic television production and distribution operations to HSNI. Subsequent to the Universal Transaction, HSNI was renamed USAI. In connection with the Universal Transaction, Universal, HSNI, HSN and Liberty/Ventures Group became parties to a number of other agreements relating to, among other things, (i) the management of USAI, (ii) the purchase and sale or other transfer of voting securities of USAI, including securities convertible or exchangeable for voting securities of USAI, and (iii) the voting of such securities.

         At the closing of the Universal Transaction, Universal (i) was issued 6 million shares of USAI's Class B Common Stock, 7 million shares of USAI's Common Stock and 109 million common equity shares ("LLC Shares") of USANi LLC, a limited liability company formed to hold all of the businesses of USAI and its subsidiaries, except for its broadcasting business and its equity interest in Ticketmaster Group, Inc. and (ii) received a cash payment of $1.3 billion. Pursuant to an Exchange Agreement relating to the LLC Shares (the "LLC Exchange Agreement"), 74 million of the LLC Shares issued to Universal are each exchangeable for one share of USAI's Class B Common Stock and the remainder of the LLC Shares issued to Universal are each exchangeable for one share of USAI's Common Stock.

         At the closing of the Universal Transaction, Liberty/Ventures Group was issued 1.2 million shares of USAI's Class B Common Stock, representing all of the remaining shares of USAI's Class B Common Stock issuable pursuant to Liberty/Ventures Group's Contingent Right. Of such shares, 800,000 shares of Class B Common Stock were contributed to BDTV IV Inc. ("BDTV-IV"), a newly-formed entity having substantially the same terms as BDTV-I and BDTV-II (with the exception of certain transfer restrictions). In addition, Liberty/Ventures Group purchased 10 LLC Shares at the closing of the Universal Transaction for an aggregate purchase price of $200. Liberty/Ventures Group has also agreed to contribute $300 million in cash to USANI LLC by June 30, 1998 in exchange for an aggregate of 15 million LLC Shares and/or shares of USAI's Common Stock. Liberty/Ventures Group's cash purchase price will increase at an annual interest rate of 7.5% beginning from the date of the closing of the Universal Transaction through the date of Liberty/Ventures Group's purchase of such securities. Pursuant to the LLC Exchange Agreement, each LLC Share issued or to be issued to Liberty/Ventures Group is exchangeable for one share of USAI's Common Stock.

         In connection with the Universal Transaction, each of Universal and Liberty/Ventures Group has been granted a preemptive right with respect to future issuances of USAI's capital stock, subject to certain limitations, to maintain their respective percentage ownership interests in USAI that they had immediately prior to such issuances. In addition, with respect to issuances of USAI's capital stock in certain specified circumstances, Universal will be obligated to maintain the percentage ownership interest in USAI that it had immediately prior to such issuances. In addition, USAI, Universal and Liberty/Ventures Group have agreed that if the parties agree prior to June 30, 1998 (the date of mandatory cash contributions) on the identity of assets owned by Liberty/Ventures Group that are to be contributed to USANi LLC and the form and terms of such contributions, Liberty/Ventures Group will contribute those assets in exchange for LLC Shares valued at $20 per share. If Liberty/Ventures Group contributes such additional assets, Liberty/Ventures Group has the right to elect to reduce the number of LLC Shares it is obligated to purchase for cash by an amount equal to 45% of the value of the assets contributed by Liberty/Ventures Group. If Liberty/Ventures Group exercises the option to contribute assets and thereby reduces its cash contribution amount, Universal will be required to purchase a number of additional LLC Shares (valued at $20 per share) equal to the value of Liberty/Ventures Group's asset contribution, less the amount by which Liberty/Ventures Group's asset contribution is applied towards reducing Liberty/Ventures Group's cash contribution. In addition, Universal may purchase an additional number of LLC Shares (valued at $20 per share), equal to the value of Liberty/Ventures Group's asset contribution which is not applied towards reducing Liberty/Ventures Group's cash contribution.

         Sprint PCS's business plan will require additional capital financing prior to the end of 1998. Sources of funding for Sprint PCS's capital requirements may include vendor financing, public offerings or private placements of equity and/or debt securities, commercial bank loans and/or capital contributions from the Sprint PCS Partners. However, there can be no assurance that any additional financing can be obtained on a timely basis, on terms acceptable to Sprint PCS or the Sprint PCS Partners and within the limitations contained in the agreements governing Sprint PCS's existing debt.

         Additionally, the proposed budget for 1998 has not yet been approved by the Sprint PCS partnership board, although the board has authorized management to operate Sprint PCS in accordance with such budget. The Sprint PCS Partners may mutually agree to make additional capital contributions. However, the Sprint PCS Partners have no such obligation in the absence of an approved budget, and there can be no assurance the Sprint PCS Partners will reach such an agreement or approve the 1998 proposed budget. In addition, the failure by the Sprint PCS Partners to approve a business plan may impair the ability of Sprint PCS to obtain required financing. Failure to obtain any such additional financing or capital contributions from the Sprint PCS Partners could result in the delay or abandonment of Sprint PCS's development and expansion plans and expenditures, the failure to meet regulatory requirements or other potential adverse consequences.

         Furthermore, the fact that the proposed budget for Sprint PCS for fiscal 1998 has not yet been approved by the Sprint PCS partnership board has resulted in the occurrence of a "Deadlock Event" under the Sprint PCS partnership agreement as of January 1, 1998. Under the Sprint PCS partnership agreement, if one of the Sprint PCS Partners refers the budget issue to the chief executive officers of the corporate parents of the Sprint PCS Partners for resolution pursuant to specified procedures and the issue remains unresolved, buy/sell provisions would be triggered, which may result in the purchase by one or more of the Sprint PCS Partners of the interests of the other Sprint PCS Partners, or, in certain circumstances, liquidation of Sprint PCS. Discussions among the Sprint PCS Partners about restructuring their interests in Sprint PCS in lieu of triggering such buy/sell procedures are ongoing. However, there is no certainty the discussions will result in a change to the partnership structure or will avert the triggering of the resolution and buy/sell procedures referred to above or a liquidation of Sprint PCS.

         @Home is investing significantly in the development of its network infrastructure and hiring new personnel rapidly in anticipation of potential growth in its business, which is in a very early state of development. As of December 31, 1997 there were minimal subscribers to its @Home services. @Home believes that the cash proceeds of approximately $100 million from its initial public offering on July 11, 1997, together with existing cash, cash equivalents and capital lease financing, will be sufficient to meet its working capital and capital expenditure requirements for at least the next 12 months. @Home may, however, require additional funds if its estimates of working capital and/or capital expenditure and/or lease financing requirements change or prove inaccurate or in order for @Home to respond to unforeseen technological or marketing hurdles or to take advantage of unanticipated opportunities. Over the longer term, it is likely that @Home will require substantial additional funds to continue to fund its infrastructure investment, product development, marketing, sales and customer support needs. There can be no assurance that any such funds will be available at the time or times needed, or available on terms acceptable to @Home. If adequate funds are not available, or are not available on acceptable terms, @Home may not be able to continue its network implementation, to develop new products and services or otherwise to respond to competitive pressures. Such inability could have a material adverse effect on @Home's business, operating results and financial condition.

         @Home has entered into exclusive distribution agreements with certain cable operators. In connection with the distribution agreements, @Home has issued warrants to purchase 10.9 million shares of @Home's Series A common stock. Of these warrants 10.2 million of such shares were exercisable as of March 4, 1998.

         During the period in which each of TCI, Cox, Comcast and CSC have agreed (subject to certain exceptions and limitations) to use @Home as its exclusive provider of high speed residential consumer Internet access services, a stockholders agreement among such parties and @Home provides that in the event the number of exclusive homes passed attributable to TCI decreases below 80% of the number of homes passed of TCI and its controlled affiliates as of June 1996, then TCI will be required to offer to sell a proportionate amount of its equity in @Home to certain other stockholders of @Home at fair market value. Since June 1996, TCI has sold or transferred certain cable systems that reduce TCI's number of base homes passed. In addition, TCI has announced the proposed sale or transfer of additional cable systems that would further reduce TCI's number of base homes passed. In the event that such cable systems continue to be exclusive to @Home, such cable systems and their homes passed would continue to be included in TCI's homes passed for purposes of determining whether or not TCI is obligated to offer a portion of its equity interest in @Home to Cox, Comcast and CSC, even though such cable systems are no longer owned or controlled by TCI. If TCI does not require that such cable systems remain exclusive to @Home, Liberty/Ventures Group could be required to sell shares to Cox, Comcast, CSC and certain other stockholders of @Home, at fair market value. There can be no assurance that, if Liberty/Ventures Group is required to sell shares of @Home, the price paid to Liberty/Ventures Group would represent adequate consideration to Liberty/Ventures Group because such fair market value may not adequately reflect Liberty/Ventures Group's expectation of the long term value of such investments in @Home. In addition to the exceptions to the general exclusivity obligations, Cox and Comcast have the right to terminate the exclusivity provisions with respect to TCI, Cox and Comcast in the event TCI does not attain certain customer penetration levels for the @Home service relative to the customer penetration levels of Cox and Comcast, as of June 4, 1999, and each anniversary thereafter until 2002. Such termination could have a material adverse effect on @Home and the value of Liberty/Ventures Group's interest in @Home.

         In addition, although TCI, Cox, Comcast and CSC are subject to certain exclusivity obligations to carry @Home's residential consumer Internet service over their cable systems, such exclusivity obligations are subject to a number of exceptions which allow them to compete with @Home in certain circumstances.

         Many of Liberty/Ventures Group's entities operate in industries, primarily the telecommunications industry and the Internet services industry, which have experienced and are expected to continue to experience (i) rapid and significant changes in technology, (ii) ongoing improvements in the capacity and quality of such services, (iii) frequent and new product and service introductions, and (iv) enhancements and changes in end-user requirements and preferences. The degree to which these changes will affect such entities and the ability of such entities to compete in their respective businesses cannot be predicted. Also, alternative technologies may develop for the provision of services similar to those provided by such entities. Such entities may be required to select in advance one technology over another, but it will be impossible to predict with any certainty, at the time such entity is required to make its investment, which technology will prove to be the most economic, efficient or capable of attracting customer usage. Neither PCS systems nor the delivery of Internet services over the cable infrastructure have any significant commercial operating history in the United States and there can be no assurance that operation of either of these businesses will become profitable. If markets fail to develop, develop more slowly than expected, or become highly competitive, Liberty/Ventures Group's operating results and financial condition may be materially adversely affected.

         The Satellite Home Viewer Act of 1988, as amended in 1994 (the "SHV Act") provides for a "home satellite dish compulsory copyright license" for the retransmission of network and superstation signals and programming to the home satellite dish market. Under the terms of the SHV Act, satellite carriers are responsible for paying copyright fees to a federal copyright fee collection agency for the sale of superstation signals. On October 27, 1997, the Librarian finalized his decision to accept the Copyright Arbitration Rate Panel's ("CARP") recommendation that copyright fees for direct-to-home satellite carriage of superstations and distant network television broadcast signals be raised to $0.27 per subscriber, per month. The CARP also recommended that these increases be retroactive to July 1, 1997, however, the Librarian ruled to effect the change January 1, 1998. Superstation copyright fees previously ranged from $0.14 to $0.175 per subscriber, per month while network affiliate fees approximated $0.06 per subscriber, per month. Several programming packagers of home satellite services and distributors of programming to C-band direct-to-home programming packagers have announced price increases to cover the increase in the copyright fee. Accordingly, UVSG and Netlink anticipate that they may also be able to pass the increases on to both their retail and direct-to-home wholesale customers via price increases. Such increases may cause a decrease in the number of subscribers to such services. The increased overall cost of Superstations resulting from the increased copyright could also impact the purchasing decisions made by program packagers and marketers of programs to the direct-to-home industry. Various bills are being considered by Congress which if enacted would amend and extend the satellite license and/or potentially change the copyright royalty fee.

         Certain of the countries in which TINTA has operating companies or in which TINTA may operate in the future, may be subject to a substantially greater degree of social, political and economic instability than is the case in other countries. Risks associated with social, political and economic instability in a particular country could materially adversely affect the results of operations and financial condition of any subsidiary or affiliate of TINTA located within such country or that has significant operations there (and thereby have a potentially material adverse effect on the results of operations or financial condition of TINTA) and could result in the loss of TINTA's investment in such subsidiary or affiliate or the loss by such subsidiary or affiliate of its assets in such country.

         TINTA is exposed to foreign exchange risk caused by unfavorable and potentially volatile fluctuations of the U.S. dollar (the functional currency of TINTA) against the U.K. pound sterling, the Japanese yen, the Argentine peso and various other foreign currencies that are the functional currencies of certain of TINTA's operating subsidiaries and affiliates. Since the enactment of a convertibility plan in April 1991, the Argentine government has maintained an exchange rate of one Argentine peso to one U.S. dollar. No assurance can be given that such an exchange rate will be maintained in future periods. Changes in the value of the U.S. dollar against any foreign currency that is the functional currency of an operating subsidiary or affiliate of TINTA will cause TINTA to experience unrealized foreign currency translation losses or gains with respect to amounts already invested in such foreign currencies. TINTA and certain of its operating subsidiaries and affiliates are also exposed to foreign currency risk to the extent that they enter into transactions denominated in currencies other than their respective functional currencies.

         Because TINTA generally views its foreign operating subsidiaries and affiliates as long-term investments, TINTA generally does not attempt to hedge existing investments in its foreign affiliates and subsidiaries. With respect to funding commitments that are denominated in currencies other than the U.S. dollar, TINTA historically has sought to reduce its exposure to short-term (generally no more than 90 days) movements in the applicable exchange rates once the timing and amount of such funding commitments become fixed. Although TINTA monitors foreign currency exchange rates with the objective of mitigating its exposure to unfavorable fluctuations in such rates, TINTA believes that, given the nature of its business, it is not possible or practical to eliminate TINTA's exposure to unfavorable fluctuations in foreign currency exchange rates. As of December 31, 1997, TINTA was not exposed to material near-term losses in future earnings, fair values or cash flows resulting from derivative financial instruments.

         Flextech has undertaken to finance the working capital requirements of one of the joint ventures (the "Principal Joint Venture") formed with BBC Worldwide Limited ("BBC Worldwide"). If Flextech defaults in its funding obligation to the Principal Joint Venture and fails to cure within 42 days after receipt of notice from BBC Worldwide, BBC Worldwide is entitled, within the following 90 days, to require that TINTA assume all of Flextech's funding obligations to the Principal Joint Venture. Flextech is obligated to provide the Principal Joint Venture with a primary credit facility of (pound)88 million ($145 million) and, subject to certain restrictions, a standby credit facility of (pound)30 million ($50 million). Borrowings under the primary and standby credit facility would be represented by shares of loan stock of the Principal Joint Venture, bearing interest at 2% above LIBOR.

         TINTA and/or other subsidiaries of TCI have guaranteed notes payable and other obligations of certain of Liberty/Ventures Group's affiliates (the "Guaranteed Obligations"). At December 31, 1997, the U.S. dollar equivalent of the amounts borrowed pursuant to the Guaranteed Obligations was $26 million. Certain of the Guaranteed Obligations allow for additional borrowings in future periods. TINTA also has guaranteed the obligation of an affiliate to pay fees for the license to exhibit certain films through the year 2000. If TINTA were to fail to fulfill its obligations under the guarantees, the beneficiaries have the right to demand an aggregate payment of approximately $46 million at December 31, 1997. Although TINTA has not had to perform under such guarantee to date, TINTA cannot be certain that it will not be required to perform under such guarantee in the future.

         Effective as of December 16, 1997, NDTC, on behalf of TCIC and the Approved Purchasers, entered into the Digital Terminal Purchase Agreement with GI to purchase advanced digital set-top devices. The hardware and software incorporated into these devices will be designed and manufactured to be compatible and interoperable with the OpenCable(TM) architecture specifications adopted by CableLabs, the cable television industry's research and development consortium, in November 1997. NDTC has agreed that Approved Purchasers will purchase, in the aggregate, a minimum of 6.5 million set-top devices during the calendar years 1998, 1999 and 2000 at an average price of $318 per set-top device. GI agreed to provide NDTC and its Approved Purchasers the most favorable prices, terms and conditions made available by GI to any customer purchasing advanced digital set-top devices. In connection with NDTC's purchase commitment, GI agreed to grant warrants to purchase its common stock proportional to the number of devices ordered by each organization, which as of the effective date of the Digital Terminal Purchase Agreement, would have represented at least a 10% equity interest in GI (on a fully diluted basis). It is anticipated that the value associated with such equity interest would be attributed to TCI Group upon purchase and deployment of the digital set-top devices. NDTC has the right to terminate the Digital Terminal Purchase Agreement if, among other reasons GI fails to meet a material milestone designated in the Digital Terminal Purchase Agreement with respect to the development, testing and delivery of advanced digital set-top devices.

         Also in December 1997, NDTC entered into a memorandum of understanding with GI which contemplates the sale to GI of certain of the assets of NDTC's set-top authorization business, the license of certain related technology to GI, and an additional cash payment in exchange for approximately 21.4 million shares of stock of GI. In connection therewith, NDTC would also enter into a service agreement pursuant to which it will provide certain services to GI's set-top authorization business. The transaction is subject to the signing of definitive agreements; accordingly, there can be no assurance that it will be consummated.

         The FCC has initiated a number of rulemakings to implement various provisions of the 1996 Telecom Act. Among other things, the 1996 Telecom Act also requires the FCC to establish rules and implementation schedules to ensure that video programming is fully accessible to the hearing impaired through closed captioning. On August 22, 1997, the FCC released new rules which will require substantial closed captioning over an eight to ten year phase in period with only limited exceptions. As a result, Liberty/Ventures Group's programming interests are expected to incur significant additional costs for closed captioning. A number of parties petitioned the FCC to reconsider various provisions of these rules, and such petitions remain pending.

         Netlink has entered into an agreement in principle with representatives of the National Association of Broadcasters and of its television network affiliate members. Netlink's wholesale C-band satellite business uplinks the signals of broadcast televisions stations to C-Band packagers and marketers in the United States and Canada. In uplinking and selling the signals of broadcast television stations in the United States, Netlink's wholesale C-band satellite business is subject to certain FCC regulations and Copyright Act provisions. Pursuant to such regulations, Netlink's wholesale C-band satellite business may only distribute the signals of network broadcast stations to "unserved households" which are outside the Grade B contours of a primary station affiliated with such network. The parties to the agreement will identify by zip code those geographic areas which are "unserved" by network affiliated stations. Depending upon finalization of the agreement and such identification, Netlink's wholesale C-band satellite business may be required to disconnect a substantial number of existing subscribers which would have a material adverse effect upon the operations of the Netlink wholesale C-band business.

                          INDEPENDENT AUDITORS' REPORT




The Board of Directors and Stockholders
Tele-Communications, Inc.:


We have audited the accompanying consolidated balance sheets of Tele-Communications, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tele-Communications, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements as of December 31, 1997 and for the year then ended have been restated, as described in note 19.


                                              KPMG Peat Marwick LLP



Denver, Colorado
March 20, 1998,
    except for note 19
    which is as of January 6, 1999

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                           Consolidated Balance Sheets

                           December 31, 1997 and 1996

                                                                        1997**       1996*
                                                                      -------      -------
Assets                                                                 amounts in millions
------
Cash and cash equivalents                                             $   284          444

Trade and other receivables, net                                          529          448

Prepaid expenses                                                           83           81

Prepaid program rights                                                    104           61

Committed program rights                                                  115          136

Investments in affiliates, accounted for under the equity method,
    and related receivables (notes 5 and 13)                            3,048        2,985

Investment in Time Warner, Inc. ("Time Warner") (note 6)                3,555        2,027


Property and equipment, at cost:
    Land                                                                   96           77
    Distribution systems                                               10,784       10,039
    Support equipment and buildings                                     1,558        1,541
                                                                      -------      -------
                                                                       12,438       11,657
    Less accumulated depreciation                                       4,759        4,129
                                                                      -------      -------
                                                                        7,679        7,528
                                                                      -------      -------

Franchise costs                                                        17,910       17,875
    Less accumulated amortization                                       2,763        2,439
                                                                      -------      -------
                                                                       15,147       15,436
                                                                      -------      -------

Other assets, net of amortization (note 14)                             1,943        1,023
                                                                      -------      -------

                                                                      $32,487       30,169
                                                                      =======      =======

*  Restated - see note 13.
** Restated - see note 19.                                           (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                           December 31, 1997 and 1996

                                                                                  1997**         1996*
                                                                                --------       --------
Liabilities and Stockholders' Equity                                              amounts in millions
------------------------------------
Accounts payable                                                                $    169            266

Accrued interest                                                                     258            274

Accrued programming expense                                                          399            347

Other accrued expenses                                                               997            812

Deferred option premium (note 6)                                                     306             --

Debt (note 9)                                                                     15,250         14,926

Deferred income taxes (note 15)                                                    6,108          5,962

Other liabilities                                                                    664            253
                                                                                --------       --------
      Total liabilities                                                           24,151         22,840
                                                                                --------       --------
Minority interests in equity of consolidated subsidiaries                          1,684          1,493

Redeemable securities:
   Preferred stock (note 10)                                                         655            658
   Common stock (note 2)                                                               5             --

Company-obligated mandatorily redeemable preferred securities of subsidiary trusts ("Trust Preferred Securities") holding solely subordinated debt securities of TCI Communications, Inc. ("TCIC")
    (note 11)                                                                      1,500          1,000

Stockholders' equity (note 12):
    Series Preferred Stock, $.01 par value                                            --             --
    Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock,
       $.01 par value                                                                 --             --
    Common stock, $1 par value:
       Series A TCI Group. Authorized 1,750,000,000 shares; issued
         605,616,143 shares in 1997 and 696,325,478 shares in 1996                   606            696
       Series B TCI Group. Authorized 150,000,000 shares; issued
         78,203,044 shares in 1997 and 84,647,065 shares in 1996                      78             85
       Series A Liberty Media Group.  Authorized 750,000,000 shares;
         issued 344,962,521 shares in 1997 and 341,766,655 shares in 1996            345            342
       Series B Liberty Media Group. Authorized 75,000,000 shares; issued
         35,180,385 shares in 1997 and 31,784,053 shares in 1996                      35             32
       Series A TCI Ventures Group. Authorized 750,000,000 shares; issued
         377,386,032 shares in 1997                                                  377             --
       Series B TCI Ventures Group. Authorized 75,000,000 shares; issued
         32,532,800 shares in 1997                                                    33             --
    Additional paid-in capital                                                     5,043          3,547
    Cumulative foreign currency translation adjustment, net of taxes                   4             26
    Unrealized holding gains for available-for-sale securities, net of
       taxes                                                                         774             15
    Accumulated deficit                                                             (812)          (251)
                                                                                --------       --------
                                                                                   6,483          4,492
    Treasury stock and common stock held by subsidiaries, at cost (note 12)       (1,991)          (314)
                                                                                --------       --------

          Total stockholders' equity                                               4,492          4,178
                                                                                --------       --------

Commitments and contingencies (note 16)
                                                                                $ 32,487         30,169
                                                                                ========       ========

*  Restated - see note 13.
** Restated - see note 19.

See accompanying notes to consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                      Consolidated Statements of Operations

                  Years ended December 31, 1997, 1996 and 1995

                                                                1997**        1996*         1995*
                                                               -------      -------      -------
                                                                      amounts in millions,
                                                                    except per share amounts
Revenue:
   Communications and programming services                     $ 7,570        7,038        5,586
   Net sales from electronic retailing services                     --          984          920
                                                               -------      -------      -------
                                                                 7,570        8,022        6,506
                                                               -------      -------      -------
Operating costs and expenses:
   Operating                                                     2,850        2,917        2,161
   Cost of sales from electronic retailing services                 --          605          603
   Selling, general and administrative                           1,745        2,224        1,754
   Stock compensation                                              488          (13)          57
   Impairment of intangible assets                                  15           --           --
   Restructuring charges                                            --           41           17
   Depreciation                                                  1,077        1,093          899
   Amortization                                                    546          523          473
                                                               -------      -------      -------
                                                                 6,721        7,390        5,964
                                                               -------      -------      -------

       Operating income                                            849          632          542

Other income (expense):
   Interest expense                                             (1,160)      (1,096)      (1,010)
   Interest and dividend income                                     88           64           52
   Share of losses of affiliates, net (note 5)                    (930)        (450)        (213)
   Loss on early extinguishment of debt (note 9)                   (39)         (71)          (6)
   Minority interests in losses (earnings) of consolidated
     subsidiaries, net                                            (154)         (56)          17
   Gain on sale of stock by subsidiaries and equity
     investees (notes 5 and 14)                                    172           12          288
   Gain on disposition of assets                                   401        1,593           49
   Other, net                                                      (22)         (65)         (30)
                                                               -------      -------      -------
                                                                (1,644)         (69)        (853)
                                                               -------      -------      -------

     Earnings (loss) before income taxes                          (795)         563         (311)

Income tax benefit (expense) (note 15)                             234         (271)         128
                                                               -------      -------      -------

     Net earnings (loss)                                          (561)         292         (183)

Dividend requirements on preferred stocks                          (42)         (35)         (34)
                                                               -------      -------      -------

     Net earnings (loss) attributable to common
       stockholders                                            $  (603)         257         (217)
                                                               =======      =======      =======


* Restated - see note 13.
**Restated - see note 19.                                           (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                  Years ended December 31, 1997, 1996 and 1995

                                                                          1997**           1996*             1995*
                                                                      ------------      ------------     ------------
                                                                                   amounts in millions,
                                                                                except per share amounts
Net earnings (loss) attributable to common stockholders (note 3):
     TCI Class A and Class B common stock                             $         --                --              (78)
     TCI Group Series A and Series B common stock                             (537)             (799)            (112)
     Liberty Media Group Series A and Series B common stock                    125             1,056              (27)
     TCI Ventures Group Series A and Series B common stock                    (191)               --               --
                                                                      ------------      ------------     ------------
                                                                      $       (603)              257             (217)
                                                                      ============      ============     ============
Basic earnings (loss) attributable to
   common stockholders per common share
   (note 3):
     TCI Class A and Class B common stock                             $         --                --             (.12)
                                                                      ============      ============     ============
     TCI Group Series A and Series B common stock                     $       (.85)            (1.20)            (.17)
                                                                      ============      ============     ============
     Liberty Media Group Series A and Series B common stock           $        .34              2.82             (.07)
                                                                      ============      ============     ============
     TCI Ventures Group Series A and Series B common stock            $       (.47)               --               --
                                                                      ============      ============     ============

Diluted earnings (loss) attributable to
   common stockholders per common and
   potential common share (note 3):
     TCI Class A and Class B common stock                             $         --                --             (.12)
                                                                      ============      ============     ============
     TCI Group Series A and Series B common stock                     $       (.85)            (1.20)            (.17)
                                                                      ============      ============     ============
     Liberty Media Group Series A and Series B common stock           $        .31              2.58             (.07)
                                                                      ============      ============     ============
     TCI Ventures Group Series A and Series B common stock            $       (.47)               --               --
                                                                      ============      ============     ============

* Restated - see note 13.
**Restated - see note 19.

See accompanying notes to consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                 Consolidated Statement of Stockholders' Equity

                  Years ended December 31, 1997, 1996 and 1995

                                                                                       Common Stock
                                                             --------------------------------------------------------------------
                                               Class B               TCI                  TCI Group          Liberty Media Group
                                              Preferred      --------------------   ---------------------- ----------------------
                                                Stock        Class A     Class B     Series A    Series B   Series A    Series B
                                               --------      ---------  ---------   ----------- ---------- ----------  ----------
Balance at January 1, 1995                     $   --           577          89          --         --         --         --
   Net loss                                        --            --          --          --         --         --         --
   Issuance of common stock in public
     offering                                      --            20          --          --         --         --         --
   Issuance of common stock in private
     offering                                      --             1          --          --         --         --         --
   Issuance of common stock for
     acquisitions and investments                  --            59          --          --         --         --         --
   Issuance of Class A common stock to
     subsidiary of TCI in reorganization
     of TCI                                        --            --          --          --         --         --         --
   Issuance of Class A common stock to
     subsidiary in exchange for investment         --            --          --          --         --         --         --
   Retirement of Class A common stock
     previously held by subsidiary                 --            --          --          --         --         --         --
   Exchange of common stock held by
     subsidiaries of TCI for Convertible
     Redeemable Participating Preferred
     Stock, Series F ("Series F Preferred
     Stock")                                       --           (86)         (4)         --         --         --         --
   Conversion of Series F Preferred Stock
     held by subsidiary for Series A TCI
     Group common stock                            --            --          --         101         --         --         --
   Distribution of Series A and Series B
     Liberty Media Group common stock to
     TCI common stockholders                       --            --          --          --         --        337         32
   Costs associated with Liberty
     Distribution (see note 1)                     --            --          --          --         --         --         --
   Redesignation of TCI common stock into
     Series A and Series B TCI Group
     common stock                                  --          (571)        (85)        571         85         --         --
   Accreted dividends on all classes of
     preferred stock                               --            --          --          --         --         --         --
   Accreted dividends on all classes of
     preferred stock not subject to
     mandatory redemption requirements             --            --          --          --         --         --         --
   Payment of preferred stock dividends            --            --          --          --         --         --         --
   Issuance of common stock by subsidiary          --            --          --          --         --         --         --
   Foreign currency translation adjustment         --            --          --          --         --         --         --
   Change in unrealized holding gains for
     available-for-sale securities                 --            --          --          --         --         --         --
   Adjustment to reflect elimination of
     reporting delay with respect to
     certain foreign subsidiaries                  --            --          --          --         --         --         --
                                               ------        ------      ------      ------     ------     ------     ------

Balance at December 31, 1995                   $   --            --          --         672         85        337         32
                                               ======        ======      ======      ======     ======     ======     ======


                                                                        Unrealized
                                                                          holding                  Treasury
                                                                           gains                   stock and
                                                           Cumulative  (losses) for                  common
                                                            foreign     available-                 stock held
                                             Additional    currency      for-sale                      by           Total
                                              paid-in     translation,  securities,  Accumulated  subsidiaries, stockholders'
                                              capital     net of taxes  net of taxes   deficit*     at cost        equity*
                                             ---------    ------------  ------------   --------     --------      ---------
                                         amounts in millions
Balance at January 1, 1995                    $   2,791          (4)         94         (359)       (610)           2,578
   Net loss                                          --          --          --         (183)         --             (183)
   Issuance of common stock in public
     offering                                       381          --          --           --          --              401
   Issuance of common stock in private
     offering                                        29          --          --           --          --               30
   Issuance of common stock for
     acquisitions and investments                 1,329          --          --           --          --            1,388
   Issuance of Class A common stock to
     subsidiary of TCI in reorganization
     of TCI                                          (6)         --          --           --           6               --
   Issuance of Class A common stock to
     subsidiary in exchange for investment           (1)         --          --           --           1               --
   Retirement of Class A common stock
     previously held by subsidiary                   29          --          --           --         (29)              --
   Exchange of common stock held by
     subsidiaries of TCI for Convertible
     Redeemable Participating Preferred
     Stock, Series F ("Series F Preferred
     Stock")                                       (542)         --          --           --         632               --
   Conversion of Series F Preferred Stock
     held by subsidiary for Series A TCI
     Group common stock                             213          --          --           --        (314)              --
   Distribution of Series A and Series B
     Liberty Media Group common stock to
     TCI common stockholders                       (369)         --          --           --          --               --
   Costs associated with Liberty
     Distribution (see note 1)                       (8)         --          --           --          --               (8)
   Redesignation of TCI common stock into
     Series A and Series B TCI Group
     common stock                                    --          --          --           --          --               --
   Accreted dividends on all classes of
     preferred stock                                (34)         --          --           --          --              (34)
   Accreted dividends on all classes of
     preferred stock not subject to
     mandatory redemption requirements               10          --          --           --          --               10
   Payment of preferred stock dividends             (10)         --          --           --          --              (10)
   Issuance of common stock by subsidiary            51          --          --           --          --               51
   Foreign currency translation adjustment           --          (5)         --           --          --               (5)
   Change in unrealized holding gains for
     available-for-sale securities                   --          --         244           --          --              244
   Adjustment to reflect elimination of
     reporting delay with respect to
     certain foreign subsidiaries                    --          --          --           (1)         --               (1)
                                                 ------      ------      ------       ------      ------           ------

Balance at December 31, 1995                      3,863          (9)        338         (543)       (314)           4,461
                                                 ======      ======      ======       ======      ======           ======

*Restated - see notes 13 and 19.
                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                  Years ended December 31, 1997, 1996 and 1995

                                                                                        Common Stock
                                                                  -----------------------------------------------------------
                                                    Class B                TCI Group                 Liberty Media Group
                                                   Preferred      ----------------------------   ----------------------------
                                                     Stock          Series A        Series B       Series A        Series B
                                                   ---------      -------------   ------------   ------------    ------------

Balance at December 31, 1995                     $       --            672              85            337              32
   Net earnings                                          --             --              --             --              --
   Issuance of common stock for
     acquisition                                         --             11              --              6              --
   Issuance of common stock upon
     conversion of notes                                 --              2              --              2              --
   Issuance of common stock upon
     conversion of preferred stock                       --              1              --             --              --
   Exchange of cost investment for TCI
     Group and Liberty Media Group common
     stock                                               --             (6)             --             (3)             --
   Contribution of common stock to
     subsidiary                                          --             16              --             --              --
   Spin-off of TCI Satellite
     Entertainment, Inc.                                 --             --              --             --              --
   Accreted dividends on all classes of
     preferred stock                                     --             --              --             --              --
   Accreted dividends on all classes of
     preferred stock not subject to
     mandatory redemption requirements                   --             --              --             --              --
   Payment of preferred stock dividends                  --             --              --             --              --
   Foreign currency translation adjustment               --             --              --             --              --
   Recognition of unrealized holding
     gains on available-for-sale securities              --             --              --             --              --
   Recognition of unrealized holding
     losses on available-for-sale securities             --             --              --             --              --
   Change in unrealized holding gains for
     available-for-sale securities                       --             --              --             --              --
                                                 ----------     ----------      ----------     ----------      ----------
Balance at December 31, 1996                     $       --            696              85            342              32
                                                 ==========     ==========      ==========     ==========      ==========


                                                                            Unrealized
                                                                              holding                     Treasury
                                                               Cumulative       gains                    stock and
                                                                foreign    (losses) for                    common
                                                                currency     available-                     stock
                                                Additional     translation    for-sale                     held by         Total
                                                  paid-in      adjustment,   securities,   Accumulated  subsidiaries, stockholders'
                                                  capital     net of taxes   net of taxes    deficit*       at cost      equity*
                                                ----------    ------------  -------------  -----------  ------------  -------------
                                                     amounts in millions
Balance at December 31, 1995                        3,863            (9)          338          (543)         (314)        4,461
   Net earnings                                        --            --            --           292            --           292
   Issuance of common stock for
     acquisition                                      248            --            --            --            --           265
   Issuance of common stock upon
     conversion of notes                               (2)           --            --            --            --             2
   Issuance of common stock upon
     conversion of preferred stock                     15            --            --            --            --            16
   Exchange of cost investment for TCI
     Group and Liberty Media Group common
     stock                                           (121)           --            --            --            --          (130)
   Contribution of common stock to
     subsidiary                                       (16)           --            --            --            --            --
   Spin-off of TCI Satellite
     Entertainment, Inc.                             (405)           --            --            --            --          (405)
   Accreted dividends on all classes of
     preferred stock                                  (35)           --            --            --            --           (35)
   Accreted dividends on all classes of
     preferred stock not subject to
     mandatory redemption requirements                 10            --            --            --            --            10
   Payment of preferred stock dividends               (10)           --            --            --            --           (10)
   Foreign currency translation adjustment             --            35            --            --            --            35
   Recognition of unrealized holding
     gains on available-for-sale securities            --            --          (428)           --            --          (428)
   Recognition of unrealized holding
     losses on available-for-sale securities           --            --            64            --            --            64
   Change in unrealized holding gains for
     available-for-sale securities                     --            --            41            --            --            41
                                                 --------      --------      --------      --------      --------      --------
Balance at December 31, 1996                        3,547            26            15          (251)         (314)        4,178
                                                 ========      ========      ========      ========      ========      ========

*Restated - see notes 13 and 19.
                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                  Years ended December 31, 1997, 1996 and 1995

                                                                                    Common Stock
                                                           ----------------------------------------------------------------------
                                               Class B           TCI Group        Liberty Media Group        TCI Ventures Group
                                              Preferred    --------------------- ------------------------  ----------------------
                                                Stock       Class A     Class B   Series A     Series B     Series A     Series B
                                               --------    ---------- ---------- -----------  -----------  ----------   ----------
Balance at December 31, 1996                  $     --        696          85         342           32           --           --

    Net loss                                        --         --          --          --           --           --           --
    Issuance of TCI Ventures Group common
      stock in exchange for TCI Group
      common stock after giving effect to
      stock split (note 1)                          --       (189)        (16)         --           --          377           33
    Costs associated with TCI Ventures
      Exchange                                      --         --          --          --           --           --           --
    Exchange of common stock with an
      officer/director (note 13)                    --         --           7          --            3           --           --
    Issuance of common stock for
      acquisitions and investment                   --         63           2           2           --           --           --
    Issuance of Series A TCI Group common
      stock in exchange for Series B TCI
      Group common stock (the "Exchange")
      (note 13)                                     --         31          --          --           --           --           --
    Recognition of fees related to
      Exchange (note 13)                            --         --          --          --           --           --           --
    Repurchase of common stock                      --         --          --          --           --           --           --
    Cancellation of common stock                    --         --          --          --           --           --           --
    Reclassification to redeemable
      securities of redemption amount of
      common stock subject to put
      obligation                                    --         --          --          --           --           --           --
    Gain from issuance of equity by
      equity investee                               --         --          --          --           --           --           --
    Issuance of common stock upon
      exercise of stock options                     --         --          --          --           --           --           --
    Issuance of restricted stock granted
      pursuant to stock incentive plan              --          1          --          --           --           --           --
    Issuance of common stock upon
      conversion of notes and preferred
      stock                                         --          3          --           1           --           --           --
    Issuance of common stock to
      Tele-Communications, Inc. Employee
      Stock Purchase Plan                           --          1          --          --           --           --           --
    Accreted dividends on all classes of
      preferred stock                               --         --          --          --           --           --           --
    Accreted dividends on all classes of
      preferred stock not subject to
      mandatory redemption requirements             --         --          --          --           --           --           --
    Payment of preferred stock dividends            --         --          --          --           --           --           --
    Foreign currency translation
      adjustment                                    --         --          --          --           --           --           --
    Change in unrealized holding gains
      for available-for-sale securities             --         --          --          --           --           --           --
                                              --------   --------    --------    --------     --------     --------     --------

Balance at December 31, 1997                  $     --        606          78         345           35          377           33
                                              ========   ========    ========    ========     ========     ========     ========


                                                                          Unrealized
                                                                            holding                     Treasury
                                                           Cumulative        gains                     stock and
                                                            foreign      (losses) for                   common
                                                            currency      available-                   stock held
                                            Additional     translation     for-sale                        by            Total
                                              paid-in      adjustment,    securities,   Accumulated   subsidiaries,  stockholders'
                                              capital      net of taxes   net of taxes    deficit*       at cost        equity*
                                              -------      ------------   ------------  -----------   -------------  -------------
                                               amounts in millions
Balance at December 31, 1996                  $   3,547            26            15         (251)         (314)        4,178

    Net loss                                         --            --            --         (561)           --          (561)
    Issuance of TCI Ventures Group common
      stock in exchange for TCI Group
      common stock after giving effect to
      stock split (note 1)                         (205)           --            --           --            --            --
    Costs associated with TCI Ventures
      Exchange                                       (7)           --            --           --            --            (7)
    Exchange of common stock with an
      officer/director (note 13)                    160            --            --           --          (170)           --
    Issuance of common stock for
      acquisitions and investment                 1,058            --            --           --          (484)          641
    Issuance of Series A TCI Group common
      stock in exchange for Series B TCI
      Group common stock (the "Exchange")
      (note 13)                                     481            --            --           --          (512)           --
    Recognition of fees related to
      Exchange (note 13)                            (11)           --            --           --            --           (11)
    Repurchase of common stock                       --            --            --           --          (529)         (529)
    Cancellation of common stock                    (18)           --            --           --            18            --
    Reclassification to redeemable
      securities of redemption amount of
      common stock subject to put
      obligation                                     (4)           --            --           --            --            (4)
    Gain from issuance of equity by
      equity investee                                66            --            --           --            --            66
    Issuance of common stock upon
      exercise of stock options                       4            --            --           --            --             4
    Issuance of restricted stock granted
      pursuant to stock incentive plan                3            --            --           --            --             4
    Issuance of common stock upon
      conversion of notes and preferred
      stock                                           3            --            --           --            --             7
    Issuance of common stock to
      Tele-Communications, Inc. Employee
      Stock Purchase Plan                             8            --            --           --            --             9
    Accreted dividends on all classes of
      preferred stock                               (42)           --            --           --            --           (42)
    Accreted dividends on all classes of
      preferred stock not subject to
      mandatory redemption requirements              10            --            --           --            --            10
    Payment of preferred stock dividends            (10)           --            --           --            --           (10)
    Foreign currency translation
      adjustment                                     --           (22)           --           --            --           (22)
    Change in unrealized holding gains
      for available-for-sale securities              --            --           759           --            --           759
                                               --------      --------      --------     --------      --------      --------

Balance at December 31, 1997                      5,043             4           774         (812)       (1,991)        4,492
                                               ========      ========      ========     ========      ========      ========

* Restated - see notes 13 and 19.

See accompanying notes to consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 1997, 1996 and 1995

                                                                                 1997**          1996*           1995*
                                                                              ----------      ----------      ----------
                                                                                           amounts in millions
                                                                                               (see note 4)
Cash flows from operating activities:
   Net earnings (loss)                                                        $     (561)            292            (183)
   Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
        Stock compensation                                                           488             (13)             57
        Payments of obligation relating to stock compensation                       (132)             (3)             (9)
        Impairment of intangible assets                                               15              --              --
        Restructuring charges                                                         --              41              17
        Payments of restructuring charges                                            (24)             (8)            (17)
        Depreciation and amortization                                              1,623           1,616           1,372
        Share of losses of affiliates, net                                           930             450             213
        Loss on early extinguishment of debt                                          39              71               6
        Minority interests in earnings (losses) of consolidated
             subsidiaries, net                                                       154              56             (17)
        Gain on sale of stock by subsidiaries and equity investees                  (172)            (12)           (288)
        Gain on disposition of assets                                               (401)         (1,593)            (49)
        Deferred income tax expense (benefit)                                       (275)            233            (161)
        Other noncash charges (credits)                                               10              11             (28)
        Changes in operating assets and liabilities, net of the effect of acquisitions:
             Change in receivables                                                   (53)           (115)            (70)
             Change in inventories                                                    --              (8)             16
             Change in prepaids                                                      (77)            (23)            (86)
             Change in accrued interest                                              (23)             40              45
             Change in other accruals and payables                                   169             243             139
                                                                              ----------      ----------      ----------
              Net cash provided by operating activities                            1,710           1,278             957
                                                                              ----------      ----------      ----------

Cash flows from investing activities:
   Cash paid for acquisitions                                                       (323)           (664)           (488)
   Capital expended for property and equipment                                      (709)         (2,055)         (1,782)
   Proceeds from disposition of assets                                               541             341             166
   Additional investments in and loans to affiliates                                (636)           (778)         (1,135)
   Repayments of loans to affiliates                                                 133             647              18
   Cash received in exchanges                                                         18              66              11
   Other investing activities                                                       (179)            (26)           (134)
                                                                              ----------      ----------      ----------
              Net cash used in investing activities                               (1,155)         (2,469)         (3,344)
                                                                              ----------      ----------      ----------

Cash flows from financing activities:
   Borrowings of debt                                                              2,513           8,163           8,152
   Repayments of debt                                                             (3,036)         (7,969)         (6,567)
   Prepayment penalties                                                              (33)            (60)             --
   Proceeds from issuance of subsidiary common stock and preferred stock             148             223             445
   Proceeds from issuance of common stock                                              5              --             431
   Proceeds from issuance of Trust Preferred Securities                              490             971              --
   Contributions by minority shareholders of subsidiaries                              6             319              --
   Repurchase of common stock                                                       (529)             --              --
   Repurchase of subsidiary common stock                                             (42)             --              --
   Payment of dividends on subsidiary preferred stock and Trust Preferred
      Securities                                                                    (179)            (95)             (6)
   Payment of preferred stock dividends                                              (42)            (35)            (24)
   Other financing activities                                                        (16)             --              --
                                                                              ----------      ----------      ----------
               Net cash provided (used) by financing activities                     (715)          1,517           2,431
                                                                              ----------      ----------      ----------
               Net increase (decrease) in cash and cash equivalents                 (160)            326              44
               Cash and cash equivalents at beginning of year                        444             118              74
                                                                              ----------      ----------      ----------
               Cash and cash equivalents  at end of year                      $      284             444             118
                                                                              ==========      ==========      ==========

*  Restated - see note 13.
** Restated - see note 19.

See accompanying notes to consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1997, 1996 and 1995

(1)      Basis of Presentation

         Nature of Business

         Tele-Communications, Inc. ("TCI" or the "Company"), through its subsidiaries and affiliates, is principally engaged in the construction, acquisition, ownership, and operation of cable television systems and the provision of satellite-delivered video entertainment, information and home shopping programming services to various video distribution media, principally cable television systems. The Company also has investments in cable and telecommunications operations and television programming in certain international markets as well as investments in companies and joint ventures involved in developing and providing programming for new television and telecommunications technologies.

         Principles of Consolidation

         The accompanying consolidated financial statements include the accounts of TCI and those of all majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Preferred stock of TCI which is owned by subsidiaries of TCI eliminates in consolidation. Common stock of the Company held by subsidiaries is treated similar to treasury stock in consolidation.

         Targeted Stock

         On August 3, 1995, the stockholders of TCI authorized the Board of Directors of TCI (the "Board") to issue two new series of stock, Tele-Communications, Inc. Series A Liberty Media Group Common Stock, par value $1.00 per share ("Liberty Group Series A Stock") and Tele-Communications, Inc. Series B Liberty Media Group Common Stock, par value $1.00 per share ("Liberty Group Series B Stock," and together with the Liberty Group Series A Stock, the "Liberty Group Stock"). The Liberty Group Stock is intended to reflect the separate performance of TCI's assets which produce and distribute programming services ("Liberty Media Group"). Additionally, the stockholders, of TCI approved the redesignation of the previously authorized Class A and Class B common stock into Tele-Communications, Inc. Series A TCI Group Common Stock, par value $1.00 per share (the "TCI Group Series A Stock") and Tele-Communications, Inc. Series B TCI Group Common Stock, par value $1.00 per share (the "TCI Group Series B Stock", and together with the TCI Group Series A Stock, the "TCI Group Stock"), respectively. On August 10, 1995, TCI distributed, in the form of a dividend, 2.25 shares of Liberty Group Stock (as adjusted for stock dividends - see below) for each four shares of TCI Group Stock owned (the "Liberty Distribution").

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         On August 28, 1997, the stockholders of TCI authorized the Board to issue the Tele-Communications, Inc. Series A TCI Ventures Group Common Stock, par value $1.00 per share (the "TCI Ventures Group Series A Stock") and Tele-Communications, Inc. Series B TCI Ventures Group Common Stock, par value $1.00 per share (the "TCI Ventures Group Series B Stock," and together with TCI Ventures Group Series A Stock, the "TCI Ventures Group Stock"). The TCI Ventures Group Stock is intended to reflect the separate performance of the "TCI Ventures Group," which is comprised of TCI's principal international assets and businesses and substantially all of TCI's non-cable and non-programming assets.

         In August 1997, TCI commenced offers (the "Exchange Offers") to exchange shares of TCI Ventures Group Series A Stock and TCI Ventures Group Series B Stock for up to 188,661,300 shares of TCI Group Series A Stock and up to 16,266,400 shares of TCI Group Series B Stock, respectively. The exchange ratio for the Exchange Offers was two shares (as adjusted) of the applicable series of TCI Ventures Group Stock for each share of the corresponding series of TCI Group Stock properly tendered up to the indicated maximum numbers. Upon the September 10, 1997 consummation of the Exchange Offers, 188,661,300 shares of TCI Group Series A Stock and 16,266,400 shares of TCI Group Series B Stock were exchanged for 377,322,600 shares of TCI Ventures Group Series A Stock and 32,532,800 shares of TCI Ventures Group Series B Stock (as adjusted for a stock dividend, see below) (the "TCI Ventures Exchange").

         As of December 31, 1997, the TCI Group Stock is intended to reflect the separate performance of TCI and its subsidiaries and assets not attributed to Liberty Media Group or TCI Ventures Group. Such subsidiaries and assets are referred to as "TCI Group" and are comprised primarily of TCI's domestic cable and communications business. Collectively, the TCI Group, the Liberty Media Group and the TCI Ventures Group are referred to as the "Groups" and individually, may be referred to herein as a "Group." The TCI Group Series A Stock, TCI Ventures Group Series A Stock and the Liberty Group Series A Stock are sometimes collectively referred to herein as the "Series A Stock," and the TCI Group Series B Stock, TCI Ventures Group Series B Stock and Liberty Group Series B Stock are sometimes collectively referred to herein as the "Series B Stock."

         Notwithstanding the attribution of assets and liabilities, equity and items of income and expense among TCI Group, Liberty Media Group and TCI Ventures Group for the purpose of preparing their respective combined financial statements, each such Group in the capital structure of TCI, which encompasses the TCI Group Stock, Liberty Group Stock and TCI Ventures Group Stock, does not affect the ownership or the respective legal title to such assets or responsibility for liabilities of TCI or any of its subsidiaries. TCI and its subsidiaries each continue to be responsible for their respective liabilities. Holders of TCI Group Stock, Liberty Group Stock and TCI Ventures Group Stock are common stockholders of TCI and are subject to risks associated with an investment in TCI and all of its businesses, assets and liabilities. The redesignation of TCI Group Stock and the issuance of Liberty Group Stock and TCI Ventures Group Stock does not affect the rights of creditors of TCI.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Financial effects arising from any portion of TCI that affect the consolidated results of operations or financial condition of TCI could affect the combined results of operations or financial condition of the separate Groups and the market prices of shares of TCI Group Stock, Liberty Group Stock and TCI Ventures Group Stock. In addition, net losses of any portion of TCI, dividends or distributions on, or repurchases of, any series of common stock, and dividends on, or certain repurchases of preferred stock would reduce funds of TCI legally available for dividends on all series of common stock. Accordingly, financial information of any one Group should be read in conjunction with the financial information of TCI and the other Groups.

         The common stockholders' equity value of TCI Ventures Group or Liberty Media Group that, at any relevant time, is attributed to the TCI Group, and accordingly not represented by outstanding TCI Ventures Group Stock or Liberty Group Stock, respectively, is referred to as "Inter-Group Interest." Prior to consummation of the Liberty Distribution and TCI Ventures Exchange, TCI Group had a 100% Inter-Group Interest in Liberty Media Group and TCI Ventures Group, respectively. Following consummation of the Liberty Distribution and TCI Ventures Exchange, TCI Group no longer has Inter-Group Interests in Liberty Media Group and TCI Ventures Group, respectively. For periods in which an Inter-Group Interest exists, TCI Group accounts for its Inter-Group Interest in a manner similar to the equity method of accounting. Following consummation of the Liberty Distribution and the TCI Ventures Exchange, an Inter-Group Interest would be created with respect to Liberty Media Group or TCI Ventures Group only if a subsequent transfer of cash or other property from TCI Group to Liberty Media Group or TCI Ventures Group is specifically designated by the Board as being made to create an Inter-Group Interest or if outstanding shares of Liberty Group Stock or TCI Ventures Stock, respectively, are purchased with funds attributable to TCI Group. Management of TCI believes that generally accepted accounting principles require that Liberty Media Group or TCI Ventures Group be consolidated with TCI Group for all periods in which TCI Group held an Inter-Group Interest in Liberty Media Group or TCI Ventures Group, respectively.

         Dividends on TCI Group Stock, Liberty Group Stock or TCI Ventures Group Stock are payable at the sole discretion of the Board out of the lesser of assets of TCI legally available for dividends or the available dividend amount with respect to each Group, as defined. Determinations to pay dividends on TCI Group Stock, Liberty Group Stock or TCI Ventures Group Stock are based primarily upon the financial condition, results of operations and business requirements of the applicable Group and TCI as a whole.

         All debt incurred or preferred stock issued by TCI and its subsidiaries is (unless the Board otherwise provides) specifically attributed to and reflected in the combined financial statements of the Group that includes the entity which incurred the debt or issued the preferred stock or, in case the entity incurring the debt or issuing the preferred stock is Tele-Communications, Inc., the TCI Group. The Board could, however, determine from time to time that debt incurred or preferred stock issued by entities included in a Group should be specifically attributed to and reflected in the combined financial statements of one of the other Groups to the extent that the debt is incurred or the preferred stock is issued for the benefit of such other Group.


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Although it is management's intention that each Group would normally arrange for the external financing required to satisfy its respective liquidity requirements, the cash needs of one Group may exceed the liquidity sources of such Group. In such circumstances, one of the other Groups may transfer funds to such Group. Such transfers of funds among the Groups will be reflected as borrowings or, if determined by the Board, in the case of a transfer from TCI Group to either Liberty Media Group or TCI Ventures Group, reflected as the creation of, or increase in, TCI Group's Inter-Group Interest in such Group or, in the case of a transfer from either Liberty Media Group or TCI Ventures Group to TCI Group, reflected as a reduction in TCI Group's Inter-Group Interest in such Group. There are no specific criteria for determining when a transfer will be reflected as a borrowing or as an increase or reduction in an Inter-Group Interest. The Board expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the needs of TCI, the financing needs and objectives of the Groups, the investment objectives of the Groups, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.

         Loans from one Group to another Group generally will bear interest at such rates and have such repayment schedules and other terms as are established from time to time by, or pursuant to procedures established by, the Board. The Board expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the needs of TCI, the use of proceeds by and creditworthiness of the recipient Group, the capital expenditure plans of and investment opportunities available to each Group and the availability, cost and time associated with alternative financing sources.

         The combined balance sheets of a Group reflect its net loans or advances to or loans or advances from the other Groups. Similarly, the respective combined statements of operations of the Groups reflect interest income or expense, as the case may be, associated with such loans or advances and the respective combined statements of cash flows of the Groups reflect changes in the amounts of loans or advances deemed outstanding. In the historical combined financial statements, net loans or advances between Groups have been and will continue to be included as a component of each respective Group's combined equity.

         Although any increase in TCI Group's Inter-Group Interest in Liberty Media Group or TCI Ventures Group resulting from an equity contribution by the TCI Group to Liberty Media Group or TCI Ventures Group or any decrease in such Inter-Group Interest resulting from a transfer of funds from Liberty Media Group or TCI Ventures Group to the TCI Group would be determined by reference to the market value of the Liberty Group Series A Stock, or the TCI Ventures Group Series A Stock, respectively, as of the date of such transfer. Such an increase could occur at a time when such shares could be considered undervalued and such a decrease could occur at a time when such shares could be considered overvalued.


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         All financial impacts of issuances and purchases of shares of TCI Group Stock, TCI Ventures Group Stock or Liberty Group Stock, the proceeds of which are attributed to TCI Group, TCI Ventures Group or Liberty Media Group, respectively, will be to such extent reflected in the combined financial statements of TCI Group, TCI Ventures Group or Liberty Media Group, respectively. All financial impacts of issuances of shares of TCI Ventures Group Stock or Liberty Group Stock, the proceeds of which are attributed to TCI Group in respect of a reduction in TCI Group's Inter-Group Interest in TCI Ventures Group or Liberty Media Group, respectively, will be to such extent reflected in the combined financial statements of TCI Group. Financial impacts of dividends or other distributions on TCI Group Stock, TCI Ventures Group Stock or Liberty Group Stock, will be attributed entirely to TCI Group, TCI Ventures Group or Liberty Media Group, respectively, except that dividends or other distributions on TCI Ventures Group Stock or Liberty Group Stock will (if at the time there is an Inter-Group Interest in TCI Ventures Group or Liberty Media Group, respectively) result in TCI Group being credited, and TCI Ventures Group or Liberty Media Group being charged (in addition to the charge for the dividend or other distribution paid), with an amount equal to the product of the aggregate amount of such dividend or other distribution paid or distributed in respect of outstanding shares of TCI Ventures Group Stock or Liberty Group Stock and a fraction of the numerator of which is TCI Ventures Group or Liberty Media Group "Inter-Group Interest Fraction" and the denominator of which is the TCI Ventures Group or the Liberty Media Group "Outstanding Interest Fraction" (both as defined). Financial impacts of repurchases of TCI Ventures Group Stock or Liberty Group Stock, the consideration for which is charged to TCI Group, will be to such extent reflected in the combined financial statements of TCI Group and will result in an increase in TCI Group's Inter-Group Interest in TCI Ventures Group or Liberty Media Group, respectively.

         Industry Segments

         Effective December 31, 1997, the Company adopted the provisions of Statement of Financial Accounting Standard No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). The Company has restated its prior year segment disclosures to conform to the requirements of SFAS 131. The Company has significant operations principally in two industry segments: cable and communications services and programming services. Substantially all of the Company's domestic cable and communications businesses and assets ("cable") are attributed to the TCI Group, and substantially all of the Company's programming businesses and assets ("programming") are attributed to the Liberty Media Group. The Company's principal international businesses and assets and the Company's remaining non-cable and non-programming domestic businesses and assets are included in TCI Ventures Group. No individual business or asset within TCI Ventures Group constitutes a reportable segment of the Company as contemplated by SFAS 131. See note 17 for additional segment information.


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Stock Dividends

         Effective February 6, 1998, the Company issued stock dividends to holders of Liberty Group Stock (the "1998 Liberty Stock Dividend") and TCI Ventures Group Stock (the "Ventures Stock Dividend"). The 1998 Liberty Stock Dividend consisted of one share of Liberty Group Stock for every two shares of Liberty Group Stock owned. The Ventures Stock Dividend consisted of one share of TCI Venture Group Stock for every one share of TCI Ventures Group Stock owned. The 1998 Liberty Stock Dividend and the Ventures Stock Dividend have been treated as stock splits, and accordingly, all share and per share amounts have been restated to reflect the 1998 Liberty Stock Dividend and the Ventures Stock Dividend.

(2)      Summary of Significant Accounting Policies

         Cash Equivalents

         Cash equivalents consist of investments which are readily convertible into cash and have maturities of three months or less at the time of acquisition.

         Receivables

         Receivables are reflected net of an allowance for doubtful accounts. Such allowance at December 31, 1997 and 1996 was not significant.

         Program Rights

         Prepaid program rights are amortized on a film-by-film basis over the specific number of exhibitions. Committed program rights and program rights payable are recorded at the estimated costs of the programs when the film is available for airing less prepayments. Such committed amounts are amortized on a film-by-film basis over the anticipated number of exhibitions.

         Investments

         All marketable equity securities held by the Company are classified as available-for-sale and are carried at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are carried net of taxes as a separate component of stockholders' equity. Realized gains and losses are determined on a specific-identification basis.

         Other investments in which the ownership interest is less than 20% and are not considered marketable securities are generally carried at cost. For those investments in affiliates in which the Company's voting interest is 20% to 50%, the equity method of accounting is generally used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's share of the net earnings or losses of the affiliates as they occur rather than as dividends or other distributions are received. The Company's share of losses are generally limited to the extent of the Company's investment in, advances to and commitments for the investee. The Company's share of net earnings or losses of affiliates includes the amortization of the difference between the Company's investment and its share of the net assets of the investee. Recognition of gains on sales of properties to affiliates accounted for under the equity method is deferred in proportion to the Company's ownership interest in such affiliates.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Changes in the Company's proportionate share of the underlying equity of a subsidiary or equity method investee, which result from the issuance of additional equity securities by such subsidiary or equity investee, generally are recognized as gains or losses in the Company's consolidated statements of operations.

         Property and Equipment

         Property and equipment is stated at cost, including acquisition costs allocated to tangible assets acquired. Construction costs, including interest during construction and applicable overhead, are capitalized. During 1997, 1996 and 1995, interest capitalized was not significant.

         Depreciation is computed on a straight-line basis using estimated useful lives of 3 to 15 years for distribution systems and 3 to 40 years for support equipment and buildings.

         Repairs and maintenance are charged to operations, and renewals and additions are capitalized. At the time of ordinary retirements, sales or other dispositions of property, the original cost and cost of removal of such property are charged to accumulated depreciation, and salvage, if any, is credited thereto. Gains or losses are only recognized in connection with the sales of properties in their entirety.

         Franchise Costs

         Franchise costs include the difference between the cost of acquiring cable television systems and amounts allocated to their tangible assets. Such amounts are generally amortized on a straight-line basis over 40 years. Costs incurred by the Company in negotiating and renewing franchise agreements are amortized on a straight-line basis over the life of the franchise, generally 10 to 20 years.

         Impairment of Long-Lived Assets

         The Company periodically reviews the carrying amounts of property, plant and equipment and its identifiable intangible assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. If an impairment adjustment is deemed necessary, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets, accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Derivative Financial Instruments

         The Company has entered into variable and fixed interest rate exchange agreements ("Interest Rate Swaps") which it uses to manage interest rate risk arising from the Company's financial liabilities. Such Interest Rate Swaps are accounted for as hedges; and accordingly, amounts receivable or payable under Interest Rate Swaps are recognized as adjustments to interest expense. Gains and losses on early terminations of Interest Rate Swaps are included in the carrying amount of the related debt and amortized as yield adjustments over the remaining term of the derivative financial instruments or the remaining term of the related debt, whichever is shorter. The Company does not use such instruments for trading purposes.

         Derivative financial instruments that can be settled, at the Company's option, in shares of the Company's common stock are accounted for as equity instruments. Periodic settlements of amounts payable/receivable pursuant to such financial instruments are included in additional paid-in capital.

         In conjunction with a stock repurchase program or similar transaction, the Company may elect to sell put options on its own common stock. Proceeds from any such sales are reflected as an increase to additional paid-in capital and an amount equal to the maximum redemption amount under unexpired put options is reflected as redeemable common stock.

         From time to time, the Company uses certain derivative financial instruments to manage its foreign currency risks. Because the Company generally views its foreign operating subsidiaries and affiliates as long-term investments, the Company generally does not attempt to hedge existing investments in its foreign affiliates and subsidiaries. However, the Company may enter into forward contracts to reduce its exposure to short-term (generally no more than one year) movements in the exchange rates applicable to firm funding commitments that are denominated in currencies other than the U.S. dollar. When high correlation of changes in the market value of the forward contract and changes in the fair value of the firm commitment is probable, the forward contract is accounted for as a hedge. Changes in the market value of a forward contract that qualifies as a hedge and any gains or losses on early termination of such a forward contract are deferred and included in the measurement of the item (generally an investment in, or an advance to, a foreign affiliate) that results from the funding of such commitment. Market value changes in derivative financial instruments that do not qualify as hedges are recognized currently in the consolidated statements of operations. To date, the Company's use of forward contracts, as described above, has not had a material impact on the Company's financial position or results of operations.

         Minority Interests

         Recognition of minority interests' share of losses of consolidated subsidiaries is limited to the amount of such minority interests' allocable portion of the common equity of those consolidated subsidiaries. Further, the minority interests' share of losses is not recognized if the minority holders of common equity of consolidated subsidiaries have the right to cause the Company to repurchase such holders' common equity.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Included in minority interests in equity of consolidated subsidiaries is $927 million and $923 million in 1997 and 1996, respectively, of preferred stocks (and accumulated dividends thereon) of certain subsidiaries. The current dividend requirements on these preferred stocks aggregate $49 million per annum and such dividend requirements are reflected as minority interests in the accompanying consolidated statements of operations.

         Foreign Currency Translation

         All balance sheet accounts of foreign investments are translated at the current exchange rate as of the end of the accounting period. Statement of operations items are translated at average currency exchange rates. The resulting translation adjustment is recorded as a separate component of stockholders' equity.

         Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in the combined statements of operations as unrealized (based on the applicable period end translation) or realized upon settlement of the transactions. Such realized and unrealized gains and losses were not material to the accompanying consolidated financial statements.

         Revenue Recognition

         Cable revenue for customer fees, equipment rental, advertising, pay-per-view programming and revenue sharing agreements is recognized in the period that services are delivered. Installation revenue is recognized in the period the installation services are provided to the extent of direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that customers are expected to remain connected to the cable television system.

         Stock Based Compensation

         Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123") establishes financial accounting and reporting standards for stock-based employee compensation plans as well as transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. As allowed by SFAS 123, the Company continues to account for stock-based compensation pursuant to Accounting Principles Board Opinion No. 25 ("APB Opinion No. 25"). The Company has included the disclosures required by SFAS 123 in note 12.

         Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Reclassifications

         Certain amounts have been reclassified for comparability with the 1997 presentation.

(3)      Earnings (Loss) Per Common and Potential Common Share

         The Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128, Earnings Per Share, ("SFAS 128") in February of 1997. SFAS 128 establishes new computation, presentation and disclosure requirements for earnings per share ("EPS"). SFAS 128 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as the income or loss available to common stockholders divided by the weighted average outstanding common shares for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options, etc.) as if they had been converted at the beginning of the periods presented. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from diluted EPS. The Company adopted SFAS 128 as of December 31, 1997 and has restated all prior period EPS data, as required. SFAS 128 did not have a material impact on EPS for any period presented.

         (a)      TCI Class A and B Common Stock

                  The basic and diluted loss attributable to common stockholders per common share for the period from January 1, 1995 through the Liberty Distribution was computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding (648 million). Potential common shares were not included in the computation of weighted average shares outstanding because their inclusion would be anti-dilutive.

         (b)      TCI Group Stock

                  The basic and diluted loss attributable to TCI Group common stockholders per common share for the years ended December 31, 1997, December 31, 1996 and the period from the Liberty Distribution through December 31, 1995 was computed by dividing net loss attributable to TCI Group common stockholders ($537 million, $799 million and $112 million, respectively) by the weighted average number of common shares outstanding of TCI Group Stock during the period (632 million, 665 million and 656 million, respectively). Potential common shares were not included in the computation of weighted average shares outstanding because their inclusion would be anti-dilutive. At December 31, 1997, 1996, and 1995, there were 113 million, 126 million, and 74 million potential common shares, respectively, consisting of fixed and nonvested performance awards and convertible securities that could potentially dilute future EPS calculations in periods of net income. Such potential common share amounts do not take into account the assumed number of shares that would be repurchased by the Company upon the exercise of the fixed and nonvested performance awards. No material changes in the weighted average outstanding shares or potential common shares occurred after December 31, 1997.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         (c)      Liberty Group Stock

                  The basic earnings attributable to Liberty Media Group common stockholders per common share for the years ended December 31, 1997 and 1996 was computed by dividing net earnings attributable to Liberty Media Group common stockholders by the weighted average number of common shares outstanding of Liberty Group Stock during the period, as adjusted for the effect of the 1998 Liberty Stock Dividend (366 million and 374 million, respectively).

                  The diluted earnings attributable to Liberty Media Group common stockholders per common and potential common share for the years ended December 31, 1997 and 1996 was computed by dividing earnings attributable to Liberty Media Group common stockholders by the weighted average number of common and potential common shares outstanding of Liberty Group Stock during the period, as adjusted for the effect of the 1998 Liberty Stock Dividend (403 million and 409 million, respectively). Shares issuable upon conversion of the Series C-Liberty Group Preferred Stock, the Convertible Preferred Stock, Series D (the "Series D Preferred Stock"), the Redeemable Convertible Liberty Media Group Preferred Stock, Series H, convertible notes payable and other fixed and nonvested performance awards have been included in the computation of weighted average shares, as illustrated below. Numerator adjustments for dividends and interest associated with the convertible preferred shares and convertible notes payable, respectively, were not made to the computation of diluted earnings per share as such dividends and interest are paid or payable by TCI Group. See notes 9 and 10 for descriptions of the convertible notes payable and convertible preferred shares, respectively. See note 12 for descriptions of the dilutive stock options.

                  The basic and diluted loss attributable to Liberty Media Group common stockholders per common share for the period from the Liberty Distribution to December 31, 1995 was computed by dividing net loss attributable to Liberty Media Group common stockholders by the weighted average number of common shares outstanding of Liberty Group Stock during the period, as adjusted for the effect of the 1998 Liberty Stock Dividend (369 million). Potential common shares were not included in the computation of weighted average shares outstanding because their inclusion would be anti-dilutive. After giving consideration to the effect of the 1998 Liberty Stock Dividend, no material changes in the weighted average outstanding shares or potential common shares occurred after December 31, 1997.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Information concerning the reconciliation of basic EPS to dilutive EPS with respect to Liberty Group Stock is presented below:

                                                                           Years ended December 31,
                                                                   ----------------------------------------
                                                                       1997          1996           1995
                                                                   ----------     ----------     ----------
                                                                 amounts in millions, except per share amounts
                   Basic EPS:
                      Earnings (loss) available to common
                           shareholders                            $      125          1,056            (27)
                                                                   ==========     ==========     ==========
                      Weighted average common shares                      366            374            369
                                                                   ==========     ==========     ==========
                      Basic earnings (loss) per share
                           attributable to common shareholders     $     0.34           2.82          (0.07)

                   Diluted EPS:
                      Earnings (loss) available to common
                           shareholders                            $      125          1,056            (27)
                                                                   ==========     ==========     ==========
                      Weighted average common shares                      366            374            369
                      Add dilutive potential common shares:
                           Employee and director options                    4              3             --
                           Convertible notes payable                       19             21             --
                           Series C Preferred Stock                         4              4             --
                           Series D Preferred Stock                         6              5             --
                           Series H Preferred Stock                         4              2             --
                                                                   ----------     ----------     ----------
                           Dilutive potential common shares                37             35             --
                                                                   ----------     ----------     ----------
                      Diluted weighted average common shares              403            409            369
                                                                   ==========     ==========     ==========
                      Diluted earnings (loss) per share
                           attributable to common shareholders     $     0.31           2.58          (0.07)
                                                                   ==========     ==========     ==========

         (d)     TCI Ventures Group Stock

                 The basic and diluted loss attributable to TCI Ventures Group common stockholders per common share for the period from the TCI Ventures Exchange to December 31, 1997 was computed by dividing net loss attributable to TCI Ventures Group common stockholders by the weighted average number of common shares outstanding of TCI Ventures Group Stock during the period, as adjusted for the effect of the Ventures Stock Dividend (410 million). Potential common shares were not included in the computation of weighted average shares outstanding because their inclusion would be anti-dilutive.

                 At December 31, 1997, there were 35 million potential common shares consisting of fixed and nonvested performance awards and convertible securities that could potentially dilute future EPS calculations in periods of net income. Such potential common share amount does not take into account the assumed number of shares that would be repurchased by the Company upon the exercise of the fixed and nonvested performance awards. After giving consideration to the effect of the Ventures Stock Dividend, no material changes in the weighted average outstanding shares or potential common shares occurred after December 31, 1997.


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(4)      Supplemental Disclosures to Consolidated Statements of Cash Flows

         Cash paid for interest was $1,183 million, $1,056 million and $965 million for the years ended December 31, 1997, 1996 and 1995, respectively. Cash paid for income taxes was $141 million, $41 million, and $63 million in 1997, 1996 and 1995, respectively. In addition, the Company received income tax refunds amounting to $36 during the year ended December 31, 1997.

         Significant noncash investing and financing activities are reflected in the following table. See also note 8 for the impact of the spin-off of TCI Satellite Entertainment, Inc.

                                                                                         Years ended
                                                                                         December 31,
                                                                          ------------------------------------------
                                                                             1997            1996            1995
                                                                          ----------      ----------      ----------
                                                                                       amounts in millions
          Cash paid for acquisitions:
              Fair value of assets acquired                               $   (1,857)         (5,064)         (3,582)
              Liabilities assumed, net of current assets                         720           1,811             445
              Deferred tax liability recorded in acquisitions                    145           1,379           1,083
              Minority interests in equity of acquired entities                   93             113             (49)
              Common stock and preferred stock issued in acquisitions          1,060             457           1,615
              Preferred stock of subsidiaries issued in acquisitions              --             640              --
              TCI common stock and preferred stock held by acquired
                company                                                         (484)             --              --
                                                                          ----------      ----------      ----------
                Cash paid for acquisitions                                $     (323)           (664)           (488)
                                                                          ==========      ==========      ==========

          Cash received in exchanges:
              Aggregate cost basis of assets acquired                     $     (392)           (709)            (10)
              Historical cost of assets exchanged                                399             754              13
              Gain recorded on exchange of assets                                 11              21               8
                                                                          ----------      ----------      ----------
                                                                          $       18              66              11
                                                                          ==========      ==========      ==========

          Costs of distribution agreements                                $      173              --              --
                                                                          ==========      ==========      ==========
          Exchange of consolidated subsidiaries for note receivable
              and equity investments                                      $       --             894              --
                                                                          ==========      ==========      ==========

         The Company ceased to consolidate Flextech p.l.c. ("Flextech") and Cablevision S.A. ("Cablevision") and began to account for Flextech and Cablevision using the equity method of accounting, effective January 1, 1997 and October 1, 1997, respectively. The effects of changing the method of accounting for the Company's ownership interest in Flextech and Cablevision from the consolidation method to the equity method are summarized below (amounts in millions):

           Assets (other than cash and cash equivalents) reclassified to
             equity investments                                                $          596
           Liabilities reclassified to equity investments                                (484)
           Minority interests in equity of subsidiaries reclassified to
                equity investments                                                       (151)
                                                                               --------------
           Decrease in cash and cash equivalents                               $          (39)
                                                                               ==============


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(5)      Investments in Affiliates

         The Company has various investments accounted for under the equity method. The following table includes the Company's carrying value and percentage ownership of the more significant investments at December 31, 1997.

                                                                            December 31, 1997
                                                                         -----------------------
                                                                          Percentage   Carrying
                                                                          Ownership      Value
                                                                         ------------  ---------
                                                                           amounts in millions
         Sprint Spectrum Holding Company, L.P., MinorCo, L.P.
              and PhillieCo, L.P.                                          30% - 35%     607
         Telewest Communications plc ("Telewest")                            26.6%       324
         Teleport Communications Group, Inc. ("TCG")                          28%        295
         InterMedia Capital Partners IV, L.P. ("InterMedia IV")
              and InterMedia Capital Management IV, L.P. ("ICM IV")          48.7%       262
         Flextech                                                            36.8%       261
         Cablevision                                                         26.2%       239
         BDTV INC. and BDTV II, INC                                           99%        229
         Various foreign equity investments (other than
              Telewest, Flextech and Cablevision)                           various      213
         QVC, Inc.                                                           42.6%       134
         Home Shopping Network, Inc. ("HSN")                                 19.9%       119

         Summarized unaudited combined financial information for affiliates is as follows:

                                                                   December 31,
                                                           ---------------------------
                                                              1997             1996
                                                           -----------     -----------
                    Combined Financial Position                  amounts in millions
                    ---------------------------
                       Property and equipment, net         $     6,478           4,920
                       Franchise costs, net                      2,993           3,913
                       Other assets, net                        17,658          13,362
                                                           -----------     -----------
                         Total assets                      $    27,129          22,195
                                                           ===========     ===========

                       Debt                                $    14,245           8,969
                       Other liabilities                         5,496           5,787
                       Owners' equity                            7,388           7,439
                                                           -----------     -----------

                          Total liabilities and equity     $    27,129          22,195
                                                           ===========     ===========


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                                                Years ended December 31,
                                                       ------------------------------------------
                                                          1997            1996            1995
                                                       ----------      ----------      ----------
                    Combined Operations                           amounts in millions
                    -------------------
                       Revenue                         $    8,207           6,088           4,619
                       Operating expenses                  (8,219)         (5,576)         (4,001)
                       Depreciation and
                           amortization                    (1,485)         (1,070)           (588)
                                                       ----------      ----------      ----------

                           Operating income (loss)         (1,497)           (558)             30

                       Interest expense                      (857)           (615)           (373)
                       Other, net                            (447)           (354)           (153)
                                                       ----------      ----------      ----------

                           Net loss                    $   (2,801)         (1,527)           (496)
                                                       ==========      ==========      ==========

         The Company is a partner in a series of partnerships formed to engage in the business of providing wireless communications services, using the radio spectrum for broadband personal communications services ("PCS"), to residential and business customers nationwide, using the "Sprint" brand (the "PCS Ventures"). The PCS Ventures include Sprint Spectrum Holding Company, L.P. ("Sprint Spectrum") and MinorCo, L.P. (collectively, "Sprint PCS" or the "Sprint PCS Partnerships") and PhillieCo, L.P. ("PhillieCo"). The partners of each of the Sprint PCS Partnerships are subsidiaries of Sprint Corporation ("Sprint"), Comcast Corporation, Cox Communications, Inc. ("Cox") and the Company. The partners of PhillieCo are subsidiaries of Sprint, Cox and the Company. The Company has a 30% partnership interest in each of the Sprint PCS Partnerships and a 35% interest as a partner in PhillieCo. During the years ended December 31, 1997 and 1996, the PCS Ventures accounted for $493 million and $167 million, respectively, of the Company's share of affiliate losses. The 1996 amount includes $34 million related to prior periods.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         From inception through December 1997, the four partners have contributed approximately $4 billion to the Sprint PCS Partnerships (of which the Company contributed an aggregate of approximately $1.3 billion). The remaining capital that the Sprint PCS Partnerships will require to fund the construction and operation of the PCS systems and the commitments made to its affiliates will be substantial. The partners had agreed in forming the Sprint PCS Partnerships to contribute up to an aggregate of approximately $4.2 billion of equity thereto, from inception through fiscal 1999, subject to certain requirements. The Company expects that the remaining approximately $200 million of such amount (of which the Company's share is approximately $60 million) will be contributed by the end of the second quarter of 1998 (although there can be no assurance that any additional capital will be contributed). The Company expects that the Sprint PCS Partnerships will require additional equity thereafter.

         Pursuant to an agreement entered into in connection with certain financings by Sprint Spectrum, under certain circumstances the partners in Sprint Spectrum may be required to make additional contributions to Sprint Spectrum to fund projected cash shortfalls to the extent that the amount of the partners' aggregate contributions to Sprint Spectrum (exclusive of certain amounts, including amounts invested in certain affiliates of Sprint Spectrum), following December 31, 1995 are less than $1.0 billion.

         Sprint PCS's business plan will require additional capital financing prior to the end of 1998. Sources of funding for Sprint PCS's capital requirements may include vendor financing, public offerings or private placements of equity and/or debt securities, commercial bank loans and/or capital contributions from the Sprint PCS partners. However, there can be no assurance that any additional financing can be obtained on a timely basis, on terms acceptable to Sprint PCS or the Sprint PCS partners and within the limitations contained in the agreements governing Sprint PCS's existing debt.

         Additionally, the proposed budget for 1998 has not yet been approved by the Sprint PCS partnership board, although the board has authorized management to operate Sprint PCS in accordance with such budget. The Sprint PCS partners may mutually agree to make additional capital contributions. However, the Sprint PCS partners have no such obligation in the absence of an approved budget, and there can be no assurance the Sprint PCS partners will reach such an agreement or approve the 1998 proposed budget. In addition, the failure by the Sprint PCS partners to approve a business plan may impair the ability of Sprint PCS to obtain required financing. Failure to obtain any such additional financing or capital contributions from the Sprint PCS partners could result in the delay or abandonment of Sprint PCS's development and expansion plans and expenditures, the failure to meet regulatory requirements or other potential adverse consequences.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Furthermore, the fact that the proposed budget for Sprint PCS for fiscal 1998 has not yet been approved by the Sprint PCS partnership board has resulted in the occurrence of a "Deadlock Event" under the Sprint PCS partnership agreement as of January 1, 1998. Under the Sprint PCS partnership agreement, if one of the Sprint PCS partners refers the budget issue to the chief executive officers of the corporate parents of the Sprint PCS partners for resolution pursuant to specified procedures and the issue remains unresolved, buy/sell provisions would be triggered, which may result in the purchase by one or more of the Sprint PCS partners of the interests of the other Sprint PCS partners, or, in certain circumstances, liquidation of Sprint PCS. Discussions among the Sprint PCS partners about restructuring their interests in Sprint PCS in lieu of triggering such buy/sell procedures are ongoing. However, there is no certainty the discussions will result in a change to the partnership structure or will avert the triggering of the resolution and buy/sell procedures referred to above or a liquidation of Sprint PCS.

         TCG, a competitive local exchange carrier, conducted an initial public offering (the "TCG IPO") on July 2, 1996 in which it sold 27,025,000 shares of Class A common stock at $16.00 per share to the public for aggregate net proceeds of approximately $410,000,000. As a result of the TCG IPO, the Company's ownership interest in TCG was reduced from approximately 35% to approximately 31%. Accordingly, the Company recognized a gain amounting to $12 million (before deducting deferred income tax expense of approximately $5 million).

         During 1997, TCG issued approximately 6.6 million shares of its Class A common stock for certain acquisitions. The total consideration paid by TCG through the issuance of common stock for such acquisitions was approximately $123 million. In addition, effective November 5, 1997, TCG consummated a public offering of 17.2 million shares of its Class A common stock. Of the 17.2 million shares, 7.3 million shares were offered by TCG and 9.9 million shares were offered by MediaOne of Delaware, Inc. (formerly Continental Cablevision, Inc., "MediaOne"). TCG did not receive any proceeds from the sale of shares by MediaOne, which represented all of MediaOne's interest in TCG. TCG received net proceeds from its sale of shares pursuant to the above offering of $317.6 million (after deducting expenses and fees). As a result of the above transactions, the Company's ownership interest in TCG decreased from 31% to 28%. In connection with the dilution of the Company's ownership interest in TCG, the Company recognized non-cash gains in 1997 aggregating $112 million (before deducting deferred income tax expense of approximately $43 million).

         In January 1998, TCG entered into certain agreements pursuant to which it agreed to be acquired by AT&T Corporation ("AT&T"). Upon consummation of such merger, TCI would receive in exchange for all of its interest in TCG, approximately 46.95 million shares of AT&T common stock, which shares would be attributed to the TCI Ventures Group. The transaction is subject to a number of regulatory and other conditions, accordingly, there can be no assurance that such transaction will be consummated on the terms contemplated by the parties, or at all.

                                                                     (continued)

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

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         In July 1996, the Company completed a series of transactions that resulted in the transfer of all or part of the Company's ownership interests in certain cable television systems to InterMedia IV in exchange for a 49% limited partnership interest in InterMedia IV and assumed debt of $120 million. Simultaneously, the Company received a cable television system and cash from InterMedia IV in exchange for a cable television system that had been recently acquired by the Company. The Company recognized no gain or loss in connection with the above-described transactions. The $225 million excess of the Company's investment in InterMedia IV over the Company's share of the partners' capital of InterMedia IV is being amortized over an estimated useful life of 20 years. Including such amortization, the Company's share of InterMedia IV's losses was $46 million and $16 million during the years ended December 31, 1997 and 1996, respectively.

         ICM IV owns a 1.12% limited partnership interest in InterMedia IV. The Company acquired its limited partnership interest in ICM IV in August 1997 pursuant to the transactions described in note 13.

         As of April 29, 1996, Liberty Media Group, The News Corporation Limited ("News Corp.") and Tele-Communications International, Inc., a majority-owned subsidiary of the Company ("TINTA"), formed two sports programming ventures. In the United States, Liberty Media Group and News Corp. formed Fox/Liberty Networks LLC ("Fox Sports") into which Liberty Media Group contributed interests in its national and regional sports networks and into which News Corp. contributed its fx cable network and certain other assets. Liberty Media Group received a 50% interest in Fox Sports and a distribution of $350 million in cash. No gain or loss was recognized as the cash distribution approximated the carrying value of the assets contributed.

         Internationally, News Corp. and a limited liability corporation owned 50% by Liberty Media Group and 50% by TINTA ("Liberty/TINTA") formed a venture ("Fox Sports International") to operate previously existing sports services in Latin America and Australia and a variety of new sports services throughout the world, except in Asia and in the United Kingdom, Japan and New Zealand where prior arrangements preclude an immediate collaboration. Liberty/TINTA owns 50% of Fox Sports International with News Corp. owning the other 50%. News Corp. contributed various international sports rights and certain trademark rights. Liberty/TINTA contributed Prime Deportiva, a Spanish language sports service distributed in Latin American and in Hispanic markets in the United States; an interest in Torneos y Competencias S.A. ("Torneos"), an Argentinean sports programming and production business; various international sports and satellite transponder rights and cash. Liberty/TINTA also contributed its 50% interest in Premier Sports and All-Star Sports. Both are Australian 24-hour sports services available via multichannel, multipoint distribution systems or cable television. Fox Sports International is accounted for by the equity method.

         During the third quarter of 1997, Fox Sports International distributed
         (i) its 35% interest in Torneos to Liberty/TINTA and (ii) certain Australian sports rights to News Corp.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Pursuant to an agreement among Liberty Media Group, Barry Diller and certain of their respective affiliates entered into in August 1995 and amended in August 1996 (the "BDTV Agreement"), Liberty Media Group contributed to BDTV INC. ("BDTV-I"), in August 1996, an option (the "Silver King Option") to purchase 2 million shares of Class B common stock of Silver King Communications, Inc. ("Silver King") (which shares represented voting control of Silver King at such time) and $3,500,000 in cash, representing the exercise price of the Silver King Option. BDTV-I is a corporation formed by Liberty Media Group and Mr. Diller pursuant to the BDTV Agreement, in which Liberty Media Group owns over 99% of the equity and none of the voting power (except for protective rights with respect to certain fundamental corporate actions) and Mr. Diller owns less than 1% of the equity and all of the voting power. BDTV-I exercised the Silver King Option shortly after its contribution, thereby becoming the controlling stockholder of Silver King. Such change in control of Silver King had been approved by the FCC in June 1996, subject, however, to the condition that the equity interest of Liberty Media Group in Silver King not exceed 21.37% without the prior approval of the FCC (the "FCC Order").

         Pursuant to an Agreement and Plan of Exchange and Merger entered into in August 1996, Silver King acquired Home Shopping Network, Inc. ("HSN") by merger of HSN with a subsidiary of Silver King in December 1996 (the "HSN Merger") where HSN is the surviving corporation and a subsidiary of Silver King following the HSN Merger. Liberty Media Group accounted for the HSN Merger as a sale of a portion of its investment in HSN and accordingly, recorded a pre-tax gain of approximately $47 million. In order to effect the HSN Merger in compliance with the FCC Order, Liberty Media Group agreed to defer receiving certain shares of Silver King that would otherwise have become issuable to it in the HSN Merger until such time as it was permitted to own such shares. As a result, the HSN Merger was structured so that Liberty Media Group received (i) 7,809,111 shares of Class B common stock of Silver King, all of which shares Liberty Media Group contributed to BDTV II INC. ("BDTV-II"), (ii) the contractual right (the "Contingent Right") to be issued up to an additional 2,591,752 shares of Class B common stock of Silver King from time to time upon the occurrence of certain events which would allow Liberty Media Group to own additional shares in compliance with the FCC Order (including events resulting in the dilution of Liberty Media Group's percentage equity interest), and
         (iii) 739,141 shares of Class B common stock and 17,566,702 shares of common stock of HSN (representing approximately 19.9% of the equity of HSN). BDTV-II is a corporation formed by Liberty Media Group and Barry Diller pursuant to the BDTV Agreement, in which the relative equity ownership and voting power of Liberty Media Group and Mr. Diller are substantially the same as their respective equity ownership and voting power in BDTV-I.

         As a result of the HSN Merger, HSN is no longer a subsidiary of Liberty Media Group and therefore, the financial results of HSN are no longer included in the combined financial results of Liberty Media Group. Although Liberty Media Group no longer possesses voting control over HSN, it continues to have an indirect equity interest in HSN through its ownership of the equity securities of BDTV-I and BDTV-II as well as a direct interest in HSN which would be exchangeable into shares of Silver King. Accordingly, HSN, BDTV-I and BDTV-II are accounted for using the equity method. Subsequent to the HSN Merger, the surviving corporation was renamed HSN, Inc. ("HSNI").

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         In February 1998, pursuant to an Investment Agreement among Universal Studios, Inc. ("Universal"), HSNI, HSN and Liberty Media Group, dated as of October 1997 and amended and restated as of December 1997 (the "Investment Agreement"), HSNI consummated a transaction (the "Universal Transaction") through which USA Networks Partners, Inc., a subsidiary of Universal, sold its 50% interest in USA Networks, a New York general partnership ("USA Networks") to HSNI and Universal contributed the remaining 50% interest in USA Networks and its domestic television production and distribution operations to HSNI. In connection with the Universal Transaction, Universal, HSNI, HSN and Liberty Media Group became parties to a number of other agreements relating to, among other things, (i) the management of HSNI, (ii) the purchase and sale or other transfer of voting securities of HSNI, including securities convertible or exchangeable for voting securities of HSNI, and (iii) the voting of such securities.

         At the closing of the Universal Transaction, Universal (i) was issued 3,190,000 shares of HSNI's Class B Common Stock, 3,560,000 shares of HSNI's Common Stock and 54,327,170 common equity shares ("LLC Shares") of USANi LLC, a limited liability company ("USANi LLC") formed to hold all of the businesses of HSNI and its subsidiaries, except for its broadcasting business and its equity interest in Ticketmaster and (ii) received a cash payment of $1.3 billion. Pursuant to an Exchange Agreement relating to the LLC Shares (the "LLC Exchange Agreement"), 36,810,000 of the LLC Shares issued to Universal are each exchangeable for one share of HSNI's Class B Common Stock and the remainder of the LLC Shares issued to Universal are each exchangeable for one share of HSNI's Common Stock.

         At the closing of the Universal Transaction, Liberty Media Group was issued 589,161 shares of HSNI's Class B Common Stock, representing all of the remaining shares of HSNI's Class B Common Stock issuable pursuant to Liberty Media Group's Contingent Right. Of such shares, 400,000 shares of Class B Common Stock were contributed to BDTV IV Inc. ("BDTV-IV"), a newly-formed entity having substantially the same terms as BDTV-I and BDTV-II (with the exception of certain transfer restrictions). In addition, Liberty Media Group purchased 5 LLC Shares at the closing of the Universal Transaction for an aggregate purchase price of $200. Liberty Media Group has also agreed to contribute $300 million in cash to USANI LLC by June 30, 1998 in exchange for an aggregate of 7,500,000 LLC Shares and/or shares of HSNI's Common Stock. Liberty Media Group's cash purchase price will increase at an annual interest rate of 7.5% beginning from the date of the closing of the Universal Transaction through the date of Liberty Media Group's purchase of such securities (the "Liberty Closing"). Pursuant to the LLC Exchange Agreement, each LLC Share issued or to be issued to Liberty Media Group is exchangeable for one share of HSNI's Common Stock.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         In connection with the Universal Transaction, each of Universal and Liberty Media Group has been granted a preemptive right with respect to future issuances of HSNI's capital stock, subject to certain limitations, to maintain their respective percentage ownership interests in HSNI that they had immediately prior to such issuances. In addition, with respect to issuances of HSNI's capital stock in certain specified circumstances, Universal will be obligated to maintain the percentage ownership interest in HSNI that it had immediately prior to such issuances. In addition, HSNI, Universal and Liberty Media Group have agreed that if the parties agree prior to June 30, 1998 (the date of mandatory cash contributions) on the identity of assets owned by Liberty Media Group that are to be contributed to the LLC and the form and terms of such contributions, Liberty Media Group will contribute those assets in exchange for LLC Shares valued at $40 per share. If Liberty Media Group contributes such additional assets, Liberty Media Group has the right to elect to reduce the number of LLC Shares it is obligated to purchase for cash by an amount equal to 45% of the value of the assets contributed by Liberty Media Group. If Liberty Media Group exercises the option to contribute assets and thereby reduces its cash contribution amount, Universal will be required to purchase a number of additional LLC shares (valued at $40 per share) equal to the value of Liberty Media Group's asset contribution, less the amount by which Liberty Media Group's asset contribution is applied towards reducing Liberty Media Group's cash contribution. In addition, Universal may purchase an additional number of LLC shares (valued at $40 per share), equal to the value of Liberty Media Group's asset contribution which is not applied towards reducing Liberty Media Group's cash contribution.

         Telewest is a company that is currently operating and constructing cable television and telephone systems in the United Kingdom ("UK"). Telewest was formed on October 3, 1995 upon the merger (the "Telewest Merger") of Telewest Communications plc ("Telewest Communications") with SBC CableComms (UK). Prior to the Telewest Merger, the Company had an effective ownership interest of approximately 36% in Telewest Communications. As a result of the dilution of the Company's ownership interest in Telewest that occurred in connection with the Telewest Merger, the Company recognized a gain of approximately $165 million (before deducting deferred income taxes of $58 million). Telewest accounted for $145 million, $109 million and $70 million of the Company's share of its affiliates' losses during the years ended December 31, 1997, 1996 and 1995, respectively.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         In January 1997, the Company's voting interest in Flextech, a company engaged in the distribution and production of programming for multichannel video distribution systems in the United Kingdom ("UK"), was reduced to 50% and the Company ceased to consolidate Flextech and began to account for Flextech using the equity method of accounting. In April 1997, Flextech and BBC Worldwide Limited formed two separate joint ventures (the "BBC Joint Ventures") and entered into certain related transactions. The consummation of the BBC Joint Ventures and related transactions resulted in, among other things, a reduction of the Company's economic ownership interest in Flextech from 46.2% to 36.8%. The Company continues to maintain a voting interest in Flextech of approximately 50%. As a result of such dilution, the Company recorded a $152 million increase to the carrying value of the Company's investment in Flextech, a $53 million increase to deferred income tax liability and a $66 million increase to equity and a $33 million increase to minority interests in consolidated subsidiaries. No gain was recognized in the statement of operations due primarily to certain contingent obligations of the Company with respect to one of the BBC Joint Ventures. Flextech accounted for $16 million of the Company's share of its affiliates' losses during the year ended December 31, 1997.

         On April 25, 1995, TINTA acquired a 51% ownership interest in Cablevision, an entity engaged in the multi-channel video distribution business in Buenos Aires, Argentina, for an adjusted purchase price of $282.0 million, before liabilities assumed. The purchase price was paid with cash consideration of $195.2 million (including a previously paid $20 million deposit) and TINTA's issuance of $86.8 million principal amount of secured negotiable promissory notes payable to the selling shareholders.

         On October 9, 1997, TINTA sold a portion of its 51% interest in Cablevision to unaffiliated third parties (the "Buyers") for cash proceeds of $120 million. In addition, on October 9, 1997, Cablevision issued 3,541,829 shares of stock in the aggregate to the Buyers for $80 million in cash and notes receivable with an aggregate principal amount of $240 million, plus accrued interest at LIBOR, due within the earlier of two years or at the request of Cablevision's board of directors. The above transactions, (collectively, the "Cablevision Sale") reduced TINTA's interest in Cablevision to 26.24%. TINTA recognized a gain of $49 million on the Cablevision Sale. As a result of the Cablevision Sale, effective October 1, 1997, TINTA ceased to consolidate Cablevision and began to account for Cablevision using the equity method of accounting. Cablevision accounted for $3 million of the Company's share of its affiliates' losses during the year ended December 31, 1997.

         In addition to Telewest, Flextech and Cablevision, the Company has other less significant equity method investments in video distribution and programming businesses located in the UK, other parts of Europe, Asia, Latin America and certain other foreign countries. In the aggregate, such other foreign equity method investments accounted for $84 million, $70 million and $54 million of the Company's share of its affiliates' losses in 1997, 1996 and 1995, respectively.

                                                                     (continued)

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

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         During the year ended December 31, 1997, TSX Corporation ("TSX"), an equity affiliate of the Company, and Antec Corporation ("Antec) entered into a business combination with Antec being the surviving entity. In connection with such transaction, the Company recognized a $29 million gain (before deducting deferred income tax expense of approximately $12 million) representing the difference between the fair value of the Antec shares received ($52 million) and the carrying value of the Company's investment in TSX at the date of the transaction ($23 million). Upon completion of this transaction, the Company's ownership interest decreased from an approximate 45% interest in TSX to an approximate 16% ownership interest in Antec. The Company accounts for its investment in Antec using the cost method.

         Certain of the Company's affiliates are general partnerships and any subsidiary of the Company that is a general partner in a general partnership is, as such, liable as a matter of partnership law for all debts (other than non-recourse debts) of that partnership in the event liabilities of that partnership were to exceed its assets.

(6)      Investment in Time Warner

         On October 10, 1996, Time Warner and Turner Broadcasting System, Inc. ("TBS") consummated a merger (the "TBS/Time Warner Merger") whereby TBS shareholders received 0.75 of a Time Warner common share for each TBS Class A and Class B common share held, and each holder of TBS Class C preferred stock received 0.80 of a Time Warner common share for each of the 6 shares of TBS Class B common stock into which each share of Class C preferred stock could have been converted.

         Time Warner, TBS, TCI and Liberty Media Group entered into an Agreement Containing Consent Order with the Federal Trade Commission ("FTC") dated August 14, 1996, as amended on September 4, 1996 (the "FTC Consent Decree"). Pursuant to the FTC Consent Decree, among other things, Liberty Media Group agreed to exchange the shares of Time Warner common stock to be received in the TBS/Time Warner Merger for shares of a separate series of Time Warner common stock with limited voting rights (the "TW Exchange Stock"). Holders of the TW Exchange Stock are entitled to one one-hundredth (l/100th) of a vote for each share with respect to the election of directors. Holders of the TW Exchange Stock will not have any other voting rights, except as required by law or with respect to limited matters, including amendments of the terms of the TW Exchange Stock adverse to such holders. Subject to the federal communications laws, each share of the TW Exchange Stock will be convertible at any time at the option of the holder on a one-for-one basis for a share of Time Warner common stock. Holders of TW Exchange Stock are entitled to receive dividends ratably with the Time Warner common stock and to share ratably with the holders of Time Warner common stock in assets remaining for common stockholders upon dissolution, liquidation or winding up of Time Warner.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         In connection with the TBS/Time Warner Merger, Liberty Media Group received approximately 50.6 million shares of the TW Exchange Stock in exchange for its TBS holdings. As a result of the TBS/Time Warner Merger, Liberty Media Group recognized a pre-tax gain of approximately $1.5 billion in the fourth quarter of 1996. Additionally, Liberty Media Group and Time Warner entered into, among other agreements, an agreement providing for the grant to Time Warner of an option (the "Contract Option") to enter into a contract with Southern Satellite Systems, Inc. ("Southern"), a wholly-owned subsidiary of Liberty Media Group which distributes the TBS SuperStation ("WTBS") signal in the United States and Canada, pursuant to which Southern would provide Time Warner with certain uplinking and distribution services relating to WTBS and would assist Time Warner in converting WTBS from a superstation into a copyright paid cable programming service. On June 24, 1997, under the new agreement, Liberty Media Group granted Time Warner an option, expiring October 10, 2002, to acquire the business of Southern and certain of its subsidiaries (together with Southern, the "Southern Business") through a purchase of assets (the "Southern Option"). Liberty Media Group received 6.4 million shares of TW Exchange Stock valued at $306 million in consideration for the grant. Such amount has been reflected as a deferred option premium in the accompanying December 31, 1997 consolidated balance sheet. In September 1997, Time Warner exercised the Southern Option. Pursuant to the Southern Option, Time Warner acquired the Southern Business, effective January 1, 1998, for $213.3 million, which was paid in cash together with the assumption of certain liabilities on January 2, 1998.

         As security for borrowings under one of its credit facilities, Liberty Media Group has pledged a portion of its TW Exchange Stock. At December 31, 1997 such pledged portion had an aggregate fair value of approximately $1.4 billion.

(7)      Acquisitions and Dispositions

         On March 4, 1998, the Company contributed to Cablevision Systems Corporation ("CSC") certain of its cable television systems serving approximately 830,000 basic customers to CSC in exchange for approximately 12.2 million newly issued CSC Class A shares. Such shares represent an approximate 33% equity interest in CSC's total outstanding shares and an approximate 9% voting interest in CSC in all matters except for the election of directors, in which case the Company has an approximate 47% voting interest in the election of one fourth of CSC's directors. CSC also assumed approximately $669 million of TCI's debt. The Company has also entered into letters of intent with CSC which provide for the Company to acquire a cable system in Michigan and an additional 3% of CSC's Class A shares and for CSC to (i) acquire cable systems serving approximately 250,000 customers in Connecticut and (ii) assume $110 million of the Company's debt. The ability of the Company to sell or increase its investment in CSC is subject to certain restrictions and limitations set forth in a stockholders agreement with CSC. The Company will account for its approximate 33% interest in CSC under the equity method.

                                                                     (continued)

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                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Including the above-described CSC transactions and another transaction that closed in February 1998, the Company, as of February 28, 1998, has, since January 1, 1997, contributed, or signed agreements or letters of intent to contribute within the next twelve months, certain cable television systems (the "Contributed Cable Systems") serving approximately 3.8 million basic customers to joint ventures (the "Contribution Transactions") in which the Company will retain non-controlling ownership interests. Following the completion of the Contribution Transactions, the Company will no longer consolidate the Contributed Cable Systems. Accordingly, it is anticipated that the completion of the Contribution Transactions, as currently contemplated, will result in aggregate estimated reductions (based on 1997 amounts) to debt, annual revenue and annual operating income before depreciation, amortization and stock compensation of $4.6 billion, $1.7 billion and $783 million, respectively. No assurance can be given that any of the pending Contribution Transactions will be consummated.

         On August 1, 1997, Liberty IFE, Inc., a wholly-owned subsidiary of Liberty Media Group, which held non-voting class C common stock of International Family Entertainment, Inc. ("IFE") ("Class C Stock") and $23 million of IFE 6% convertible secured notes due 2004, convertible into Class C Stock, ("Convertible Notes"), contributed its Class C Stock and Convertible Notes to Fox Kids Worldwide, Inc. ("FKW") in exchange for a new series of 30 year non-convertible 9% preferred stock of FKW with a stated value of $345 million (the "FKW Preferred Stock"). As a result of the exchange, Liberty Media Group recognized a pre-tax gain of approximately $304 million.

         Effective July 31, 1997, a wholly-owned subsidiary of TCI merged with and into Kearns-Tribune Corporation ("Kearns-Tribune") . The merger was valued at $808 million. TCI exchanged 47.2 million shares of TCI Group Series A Stock for shares of Kearns-Tribune which held 17.9 million shares of TCI Group Stock and 10.1 million shares of Liberty Group Stock. The merger of Kearns-Tribune has been accounted for by the purchase method. Accordingly, the results of operations of Kearns-Tribune Corporation have been combined with those of the Company since the date of acquisition, and the Company recorded Kearns-Tribune's assets and liabilities at fair value. Assuming the acquisition of Kearns-Tribune had occurred on January 1, 1996, the Company's pro forma results of operations would not have been materially different from the Company's historical results of operations for the years ended December 31, 1997 and 1996.

         In January 1997, the Company acquired the 50% ownership interest in TKR Cable Company ("TKR Cable") that the Company did not previously own and certain additional assets for aggregate consideration of approximately $970 million. The Company issued approximately 16 million shares of TCI Group Stock, assumed $584 million of TKR Cable's debt and paid cash of $88 million and shares of Time Warner common stock valued at $41 million upon consummation of such acquisition. Prior to the acquisition date, the Company accounted for its 50% interest in TKR Cable under the equity method. This acquisition has been treated as a step acquisition for accounting purposes. Accordingly, the results of operations of TKR Cable have been combined with those of TCI Group since the date of acquisition and TCI Group's aggregate cost basis in TKR Cable has been allocated to TKR Cable's assets and liabilities based on their fair values. Assuming the acquisition of TKR Cable had occurred on January 1, 1996, the Company's pro forma results of operations would not have been materially different from the Company's historical results of operations for the years ended December 31, 1997 and 1996.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         On July 31, 1996, pursuant to certain agreements entered into among TCIC, a subsidiary of TCI, TCI, Viacom International, Inc. and Viacom, Inc. ("Viacom"), TCIC acquired all of the common stock of a subsidiary of Viacom ("Cable Sub") which owned Viacom's cable systems and related assets (the "Viacom Acquisition").

         The transaction was structured as a tax-free reorganization in which Cable Sub transferred all of its non-cable assets, as well as all of its liabilities other than current liabilities, to a new subsidiary of Viacom ("New Viacom Sub"). Cable Sub also transferred to New Viacom Sub the proceeds (the "Loan Proceeds") of a $1.7 billion loan facility (the "Loan Facility") arranged by TCIC, TCI and Cable Sub. Following these transfers, Cable Sub retained cable assets with a value at closing of approximately $2.326 billion and the obligation to repay the Loan Proceeds. Neither Viacom nor New Viacom Sub has any obligation with respect to repayment of the Loan Proceeds.

         Prior to the consummation of the Viacom Acquisition, Viacom offered to the holders of shares of Viacom Class A Common Stock and Viacom Class B Common Stock (collectively, "Viacom Common Stock") the opportunity to exchange (the "Viacom Exchange Offer") a portion of their shares of Viacom Common Stock for shares of Class A Common Stock, par value $100 per share, of Cable Sub ("Cable Sub Class A Stock"). Immediately following the completion of the Viacom Exchange Offer, TCIC acquired from Cable Sub shares of Cable Sub Class B Common Stock (the "Share Issuance") for $350 million (which was used to reduce Cable Sub's obligations under the Loan Facility). At the time of the Share Issuance, the Cable Sub Class A Stock received by Viacom stockholders pursuant to the Viacom Exchange Offer automatically converted into 5% Class A Senior Cumulative Exchangeable Preferred Stock (the "Exchangeable Preferred Stock") of Cable Sub with a stated value of $100 per share (the "Stated Value"). The Exchangeable Preferred Stock is exchangeable, at the option of the holder commencing after the fifth anniversary of the date of issuance, for shares of TCI Group Series A Stock at an exchange rate of 5.447 shares of TCI Group Series A Stock for each share of Exchangeable Preferred Stock exchanged. The Exchangeable Preferred Stock is subject to redemption, at the option of Cable Sub, after the fifth anniversary of the date of issuance, initially at a redemption price of $102.50 per share and thereafter at prices declining ratably annually to $100 per share on and after the eighth anniversary of the date of issuance, plus accrued and unpaid dividends to the date of redemption. The Exchangeable Preferred Stock is also subject to mandatory redemption on the tenth anniversary of the date of issuance at a price equal to the Stated Value per share plus accrued and unpaid dividends. Amounts payable by Cable Sub in satisfaction of its optional or mandatory redemption obligations with respect to the Exchangeable Preferred Stock may be made in cash or, at the election of Cable Sub, in shares of TCI Group Series A Stock, or in any combination of the foregoing. Upon completion of the Viacom Acquisition, Cable Sub was renamed TCI Pacific Communications, Inc. ("TCI Pacific").

         The Viacom Acquisition has been accounted for by the purchase method. Accordingly, the results of operations of TCI Pacific have been consolidated with those of the Company since the date of acquisition, and the Company recorded TCI Pacific's assets and liabilities at fair value. On a pro forma basis, the Company's revenue and TCI Group's net loss and net loss per share would have been increased by $280 million, $55 million and $.08, respectively, for the year ended December 31, 1996 if TCI Pacific had been consolidated with the Company since January 1, 1996.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         As of January 26, 1995, TCI, TCIC and TeleCable Corporation ("TeleCable") consummated a transaction, whereby TeleCable was merged into TCIC. The aggregate $1.6 billion purchase price was satisfied by TCIC's assumption of approximately $300 million of TeleCable's net liabilities and the issuance to TeleCable's shareholders of approximately 42 million shares of TCI Class A common stock and 1 million shares of Series D Preferred Stock with an aggregate initial liquidation value of $300 million (see note 10).

(8)      Spin-Off of TCI Satellite Entertainment, Inc.

         Through December 4, 1996, the Company had an investment in a direct broadcast satellite partnership, PRIMESTAR Partners L.P. ("Primestar"), which the Company accounted for by the equity method. Primestar provides programming and marketing support to each of its cable partners who provide satellite television service to their customers. On December 4, 1996, the Company distributed (the "Satellite Spin-off") to the holders of shares of TCI Group Stock all of the issued and outstanding common stock of TCI Satellite Entertainment, Inc. ("Satellite"). At the time of the Satellite Spin-off, Satellite's assets and operations included the Company's interest in Primestar, the Company's business of distributing Primestar programming and two communications satellites. As a result of the Satellite Spin-off, Satellite's operations are no longer consolidated with the Company's. In addition, the Satellite Spin-off effected a change in the conversion rate for each of the Company's equity and debt securities that are convertible into TCI Group Series A Stock. See notes 9, 10 and 12.

         Summarized financial information of Satellite as of December 4, 1996 and from January 1, 1996 through December 4, 1996 is as follows (amounts in millions):

             Financial Position
             ------------------
                Cash, receivables and other assets           $      104
                Investment in Primestar                              32
                Property and equipment, net                       1,111
                                                             ----------
                                                             $    1,247

                Accounts payable and accrued liabilities     $       60
                Due to Primestar                                    458
                Due to TCI                                          324
                Equity                                              405
                                                             ----------
                                                             $    1,247
             Operations
             ----------
                Revenue                                      $      377
                Operating expenses                                 (373)
                Depreciation                                       (166)
                                                             ----------

                  Loss before income tax benefit                   (162)

                Income tax benefit                                   53
                                                             ----------
                  Net loss                                   $     (109)
                                                             ==========

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(9)      Debt

         Debt is summarized as follows:

                                                  Weighted average            December 31,
                                                   interest rate at   -----------------------------
                                                  December 31, 1997        1997            1996
                                                  -----------------   ------------     ------------
                                                                       amounts in millions
           Debt of subsidiaries:
               Notes payable (a)                         8.0%         $      9,017            9,308
               Bank credit facilities (b)                6.8%                5,233            4,813
               Commercial paper                          6.3%                  533              638
               Convertible notes (c)                     9.5%                   40               43
               Other debt, at varying rates                                    427              124
                                                                      ------------     ------------
                                                                      $     15,250           14,926
                                                                      ============     ============

         (a) During the year ended December 31, 1997, the Company purchased in the open market certain notes payable which had an aggregate principal balance of $409 million and fixed interest rates ranging from 8.75% to 10.13% (the "1997 Purchases"). In connection with the 1997 Purchases, the Company recognized a loss on early extinguishment of debt of $39 million. Such loss related to prepayment penalties amounting to $33 million and the retirement of deferred loan costs.

                  During the year ended December 31, 1996, the Company purchased in the open market certain notes payable which had an aggregate principle balance of $904 million and fixed interest rates ranging from 7.88% to 10.44% (the "1996 Purchases"). In connection with the 1996 Purchases, the Company recognized a loss on early extinguishment of debt of $62 million. Such loss related to prepayment penalties amounting to $60 million and the retirement of deferred loan costs.

         (b) At December 31, 1997, subsidiaries of the Company had approximately $2.6 billion in unused lines of credit, excluding amounts related to lines of credit which provide availability to support commercial paper.

                  During the year ended December 31, 1996, certain subsidiaries of the Company terminated, at such subsidiaries' option, certain revolving bank credit facilities with aggregate commitments of approximately $2 billion and refinanced certain other bank credit facilities. In connection with such termination and refinancings, the Company recognized a loss on early extinguishment of debt of $9 million related to the retirement of deferred loan costs.


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         (c) The convertible notes, which are stated net of unamortized discount of $166 million and $178 million at December 31, 1997 and 1996, respectively, mature on December 18, 2021. The notes require, so long as conversion of the notes has not occurred, an annual interest payment through 2003 equal to 1.85% of the face amount of the notes. During the year ended December 31, 1997, certain of these notes were converted, pursuant to their existing terms, into 2,533,116 shares of TCI Group Series A Stock, 1,448,341 shares of Liberty Group Series A Stock and 256,484 shares of Series A Common Stock, $1.00 par value per share, of Satellite ("Satellite Series A Common Stock") and 63,432 shares of TCI Ventures Group Series A Stock. At December 31, 1997, the notes were convertible, at the option of the holders, into an aggregate of 24,163,259 shares of TCI Group Series A Stock, 19,416,889 shares of Liberty Group Series A Stock, 20,711,364 shares of TCI Ventures Group Series A Stock and 3,451,897 shares of Satellite Series A Common Stock.

         The bank credit facilities and various other debt instruments of the Company's subsidiaries generally contain restrictive covenants which require, among other things, the maintenance of certain earnings, specified cash flow and financial ratios (primarily the ratios of cash flow to total debt and cash flow to debt service, as defined), and include certain limitations on indebtedness, investments, guarantees, dispositions, stock repurchases and/or dividend payments.

         Also, as security for borrowings under another of the Company's credit facilities, the Company has pledged a portion of its Time Warner common stock with an estimated market value of $1.4 billion.

         The fair value of the debt of the Company's subsidiaries is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. At December 31, 1997, the fair value of the Company's debt was $16,037 million, as compared to a carrying value of $15,250 million on such date.

         In order to achieve the desired balance between variable and fixed rate indebtedness, the Company has entered into various Interest Rate Swaps pursuant to which it (i) paid fixed interest rates (the "Fixed Rate Agreements") and received variable interest rates through December 1997 and (ii) pays variable interest rates (the "Variable Rate Agreements") and receives fixed interest rates ranging from 4.8% to 9.7% on notional amounts of $2,400 million at December 31, 1997. During the years ended December 31, 1997, 1996 and 1995, the Company's net payments pursuant to the Fixed Rate Agreements were $7 million, $14 million and $13 million, respectively; and the Company's net receipts (payments) pursuant to the Variable Rate Agreements were (less than $1 million), $15 million and (less than $1 million), respectively. At December 31, 1997, all of the Company's Fixed Rate Agreements had expired.

         During the year ended December 31, 1996, the Company terminated certain Variable Rate Agreements with an aggregate notional amount of $700 million. The Company received $16 million upon such terminations. The Company will amortize such termination settlement over the remainder of the original terms of the terminated Variable Rate Agreements.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Information concerning the Company's Variable Rate Agreements at December 31, 1997 is as follows (dollar amounts in millions):

                                                                                    Amount to be paid
             Expiration                     Interest rate          Notional         (received) upon
               date                         to be received          amount          termination (a)
             ----------                     --------------         --------         -----------------
           September 1998                     4.8%-5.4%          $       450        $         4
           April 1999                            7.4%                     50                 (1)
           September 1999                        6.4%                    350                 (1)
           February 2000                      5.8%-6.6%                  300                 (2)
           March 2000                         5.8%-6.0%                  675                  1
           September 2000                        5.1%                     75                  2
           March 2027                            9.7%                    300                (15)
           December 2036                         9.7%                    200                 (6)
                                                                 -----------        -----------
                                                                 $     2,400        $       (18)
                                                                 ===========        ===========

         --------------------

         (a) The estimated amount that the Company would pay or receive to terminate the agreements at December 31, 1997, taking into consideration current interest rates and the current creditworthiness of the counterparties, represents the fair value of the Interest Rate Swaps.

         In addition to the Variable Rate Agreements, the Company entered into an Interest Rate Swap in September 1997 pursuant to which it pays a variable rate based on the London Interbank Offered Rate ("LIBOR") (6.1% at December 31, 1997) and receives a variable rate based on the Constant Maturity Treasury Index (6.4% at December 31, 1997) on a notional amount of $400 million through September 2000. During the year ended December 31, 1997, the Company's net receipts pursuant to such agreement were less than $1 million. At December 31, 1997, the Company would be required to pay an estimated $3 million to terminate such Interest Rate Swap.

         The Company is exposed to credit losses for the periodic settlements of amounts due under the Interest Rate Swaps in the event of nonperformance by the other parties to the agreements. However, the Company does not anticipate that it will incur any material credit losses because it does not anticipate nonperformance by the counterparties. Further, the Company does not anticipate material near-term losses in future earnings, fair values or cash flows resulting from derivative financial instruments as of December 31, 1997.

         Certain of TCI's subsidiaries are required to maintain unused availability under bank credit facilities to the extent of outstanding commercial paper. Also, certain of TCI's subsidiaries pay fees ranging from 1/4% to 1/2% per annum on the average unborrowed portion of the total amount available for borrowings under bank credit facilities.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Annual maturities of debt for each of the next five years are as follows (amounts in millions):

                   1998                $       976*
                   1999                      1,001
                   2000                      1,554
                   2001                      1,329
                   2002                      1,292

                  *  Includes $533 million of commercial paper.

(10)     Redeemable Preferred Stocks

         The conversion rates identified below for the redeemable preferred stocks that are convertible into TCI Group Series A Stock were adjusted, as applicable, on December 4, 1996 as a result of the Satellite Spin-off. See note 8. The conversion rates for the redeemable preferred stocks that are convertible into Liberty Group Series A Stock and TCI Ventures Group Series A Stock have been adjusted to give effect to the 1998 Liberty Stock Dividend and the Ventures Stock Dividend, respectively. See note 1.

         Convertible Preferred Stock, Series C. TCI issued 70,575 shares of a series of TCI Series Preferred Stock designated "Convertible Preferred Stock, Series C," par value $.01 per share, as partial consideration for an acquisition by TCI. All of the issued and outstanding shares of Series C Preferred Stock were retired on December 31, 1997, with the effect that such retired shares have been restored to the status of authorized and unissued shares of Series Preferred Stock, and may be reissued as shares of another series of Series Preferred Stock but may not be reissued as Series C Preferred Stock.

         Series C-TCI Group Preferred Stock. On December 31, 1997, TCI issued 70,575 shares designated as convertible preferred stock, Series C-TCI Group (the "Series C-TCI Group Preferred Stock") as partial consideration for retired Series C Preferred Stock. See also Series C-Liberty Media Group Preferred Stock below. There were 70,575 shares of Series C-TCI Group Preferred Stock authorized and outstanding at December 31, 1997.

         Upon the liquidation, dissolution or winding up of TCI, holders of the Series C-TCI Group Preferred Stock will be entitled to receive from the assets of TCI available for distribution to stockholders an amount in cash, per share, equal to the liquidation value of the Series C-TCI Group Preferred Stock. The Series C-TCI Group Preferred Stock ranks senior to the TCI common stock and the Class B Preferred Stock and on a parity with all other currently outstanding classes and series of TCI preferred stock as to rights to receive assets upon liquidation, dissolution or winding up of the affairs of TCI.

         The Series C-TCI Group Preferred Stock is subject to optional redemption by TCI at any time after August 8, 2001, in whole or in part, at a redemption price, per share, equal to the liquidation value of the Series C-TCI Group Preferred Stock of $2,208.35 per share. The Series C-TCI Group Preferred Stock is required to be redeemed by TCI at any time on or after August 8, 2001 at the option of the holder, in whole or in part (provided that the aggregate liquidation value of the shares to be redeemed is in excess of $1 million), in each case at a redemption price, per share, equal to the liquidation value.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         As of December 31, 1997, subject to anti-dilution adjustments, each share of Series C-TCI Group preferred Stock is currently convertible, at the option of the holder, into 132.86 shares of TCI Group Series A Stock. Subject to certain provisions, if the holders of Series C-TCI Group Preferred Stock would be entitled to receive upon conversion thereof any TCI capital stock that is redeemable or exchangeable at the election of TCI ("Series C-TCI Group Redeemable Capital Stock"), and all of the outstanding shares or other units of such Series C-TCI Group Redeemable Capital Stock are redeemed, exchanged or otherwise acquired in full, then, from and after such event (a "Series C-TCI Group Redemption Event"), the holders of Series C-TCI Group Preferred Stock then outstanding shall be entitled to receive upon conversion of such shares, in lieu of shares of such Series C-TCI Group Redeemable Capital Stock, the kind and amount of shares of stock and other securities and property receivable upon such Series C-TCI Group Redemption Event by a holder of the number of shares or units of Series C-TCI Group Redeemable Capital Stock into which such shares of Series C-TCI Group Preferred Stock could have been converted immediately prior to the effectiveness of such Series C-TCI Group Redemption Event (assuming that such holder failed to exercise any applicable right of election with respect thereto and received per share or unit of such Series C-TCI Group Redeemable Capital Stock the kind and amount of stock and other securities and property received per share or unit by the holders of a plurality of the non-electing shares or units thereof) and, thereafter, the holders of the Series C-TCI Group Preferred Stock shall have no other conversion rights with respect to such Series C-TCI Group Redeemable Capital Stock.

         If TCI distributes the stock of a subsidiary of TCI as a dividend to all holders of TCI Group Series A Stock (a "TCI Group Spin Off"), TCI shall make appropriate provision so the holders of the Series C-TCI Preferred Stock have the right to exchange their shares of Series C-TCI Group Preferred Stock on the effective date of the TCI Group Spin Off for convertible preferred stock of TCI and convertible preferred stock of such subsidiary that together have an aggregate liquidation preference equal to the liquidation preference of a share of Series C-TCI Group Preferred Stock on the effective date of the TCI Group Spin Off and that otherwise each have terms, conditions, designations, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions applicable to such convertible preferred stock that are identical, or as nearly so as is practicable in the judgment of the Board, to those of the Series C-TCI Group Preferred Stock for which such convertible preferred stock is to be exchanged.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         In the event an "Exchange Offer" is made by TCI or a subsidiary of TCI (the applicable of the foregoing being the "Series C-TCI Group Offeror"), the Series C-TCI Group Offeror shall concurrently therewith make an equivalent offer to the holders of Series C-TCI Group Preferred Stock pursuant to which such holders may tender shares of Series C-TCI Group Preferred Stock, based upon the number of shares of TCI Group Series A Common Stock into which such tendered shares are then convertible (and in lieu of tendering outstanding shares of TCI Group Series A Common Stock), together with such other consideration as may be required to be tendered pursuant to such Exchange Offer, and receive in exchange therefor, in lieu of securities of the Series C-TCI Group Offeror offered in such Exchange Offer ("Exchange Securities") (and other property, if applicable), convertible preferred stock of the issuer of the Exchange Securities with an aggregate liquidation preference equal to the aggregate liquidation preference of the shares of Series C-TCI Group Preferred Stock exchanged therefor and that otherwise has terms, conditions, designations, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions applicable to such convertible preferred stock that are identical, or as nearly so as is practicable in the judgment of the Board, to those of the Series C-TCI Group Preferred Stock for which such convertible preferred stock is to be exchanged. For the purposes of the foregoing, "Exchange Offer" means an issuer tender offer, including, without limitation, one that is effected through the distribution of rights or warrants, made to holders of TCI Group Series A Stock (or to holders of other stock of TCI receivable by a holder of Series C-TCI Group Preferred Stock upon conversion thereof), to issue stock of TCI or of a subsidiary of TCI and/or other property to a tendering stockholder in exchange for shares of TCI Group Series A Stock (or such other stock).

         The holders of Series C-TCI Group Preferred Stock are entitled to vote on an as converted basis on all matters submitted to a vote of holders of the capital stock of TCI entitled to vote generally on the election of directors. Holders of Series C-TCI Group Preferred Stock are not entitled to vote as a separate class except as otherwise may be required by the Delaware General Corporation Law ("DGCL").

         Series C-Liberty Media Group Preferred Stock. On December 31, 1997, TCI issued 70,575 shares designated as convertible preferred stock, Series C-Liberty Media Group (the "Series C-Liberty Media Group Preferred Stock") as remaining consideration for retired Series C Preferred Stock. There were 70,575 shares of Series C-Liberty Media Group Preferred Stock authorized and outstanding at December 31, 1997.

         Upon the liquidation, dissolution or winding up of TCI, holders of the Series C-Liberty Media Group Preferred Stock will be entitled to receive from the assets of TCI available for distribution to stockholders an amount in cash, per share, equal to the liquidation value of the Series C-Liberty Media Group Preferred Stock. The Series C-Liberty Media Group Preferred Stock ranks senior to the TCI common stock and the Class B Preferred Stock and on a parity with all other currently outstanding classes and series of TCI preferred stock as to rights to receive assets upon liquidation, dissolution or winding up of the affairs of TCI.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         The Series C-Liberty Media Group Preferred Stock is subject to optional redemption by TCI at any time after August 8, 2001, in whole or in part, at a redemption price, per share, equal to the liquidation value of the Series C-Liberty Media Group Preferred Stock of $579.31 per share. The Series C-Liberty Media Group Preferred Stock is required to be redeemed by TCI at any time on or after August 8, 2001 at the option of the holder, in whole or in part (provided that the aggregate liquidation value of the shares to be redeemed is in excess of $1 million), in each case at a redemption price, per share, equal to the liquidation value.

         As of December 31, 1997, subject to anti-dilution adjustments, each share of Series C-Liberty Media Group Preferred Stock was convertible, at the option of the holder, into 37.5 shares of Liberty Group Series A Stock plus one additional share for every two such shares received upon conversion. Subject to certain provisions, if (i) TCI redeems all the outstanding shares of Liberty Group Series A Stock in accordance with the terms thereof, or (ii) the holders of Series C-Liberty Media Group Preferred Stock would be entitled to receive upon conversion thereof any TCI capital stock that is redeemable or exchangeable at the election of TCI ("Series C-Liberty Media Group Redeemable Capital Stock"), and all of the outstanding shares or other units of such Series C-Liberty Media Group Redeemable Capital Stock are redeemed, exchanged or otherwise acquired in full, then, from and after either such event (each event referred to in clause (i) and (ii) being a "Series C-Liberty Media Group Redemption Event"), the holders of Series C-Liberty Media Group Preferred Stock then outstanding shall be entitled to receive upon conversion of such shares of Series C-Liberty Media Group Preferred Stock, in lieu of shares of Liberty Group Series A Stock or such Series C-Liberty Media Group Redeemable Capital Stock, as the case may be, the kind and amount of shares of stock and other securities and property receivable upon such Series C-Liberty Media Group Redemption Event by a holder of the number of shares of Liberty Group Series A Stock or shares or units of such Series C-Liberty Media Group Redeemable Capital Stock, as the case may be, into which such shares of Series C-Liberty Media Group Preferred Stock could have been converted immediately prior to the effectiveness of such Series C-Liberty Media Group Redemption Event (assuming that such holder failed to exercise any applicable right of election with respect thereto and received per share of Liberty Group Series A Common Stock or per share or unit of such Series C-Liberty Media Group Redeemable Capital Stock, as the case may be, the kind and amount of stock and other securities and property received per share or unit by the holders of a plurality of the non-electing shares or units thereof) and, thereafter, the holders of the Series C-Liberty Media Group Preferred Stock shall have no other conversion rights with respect to the Liberty Group Series A Stock or such Series C-Liberty Media Group Redeemable Capital Stock, as the case may be.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         If TCI distributes the stock of a subsidiary of TCI as a dividend to all holders of Liberty Group Series A Stock (a "Liberty Media Group Spin Off"), TCI shall make appropriate provision so the holders of the Series C-Liberty Media Group Preferred Stock have the right to exchange their shares of Series C-Liberty Media Group Preferred Stock on the effective date of the Liberty Media Group Spin Off for convertible preferred stock of TCI and convertible preferred stock of such subsidiary that together have an aggregate liquidation preference equal to the liquidation preference of a share of Series C-Liberty Media Group Preferred Stock on the effective date of the Liberty Media Group Spin Off and that otherwise each have terms, conditions, designations, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions applicable to such convertible preferred stock that are identical, or as nearly so as is practicable in the judgment of the Board, to those of the Series C-Liberty Media Group Preferred Stock for which such convertible preferred stock is to be exchanged.

         In the event an "Exchange Offer" is made by TCI or a subsidiary of TCI (the applicable of the foregoing being the "Series C-Liberty Media Group Offeror"), the Series C-Liberty Media Group Offeror shall concurrently therewith make an equivalent offer to the holders of Series C-Liberty Media Group Preferred Stock pursuant to which such holders may tender shares of Series C-Liberty Media Group Preferred Stock, based upon the number of shares of Liberty Group Series A Stock into which such tendered shares are then convertible (and in lieu of tendering outstanding shares of Liberty Group Series A Stock), together with such other consideration as may be required to be tendered pursuant to such Exchange Offer, and receive in exchange therefor, in lieu of securities of the Series C-Liberty Media Group Offeror offered in such Exchange Offer ("Liberty Media Group Exchange Securities") (and other property, if applicable), convertible preferred stock of the issuer of such Liberty Media Group Exchange Securities with an aggregate liquidation preference equal to the aggregate liquidation preference of the shares of Series C-Liberty Media Group Preferred Stock exchanged therefor and that otherwise has terms, conditions, designations, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions applicable to such convertible preferred stock that are identical, or as nearly so as is practicable in the judgment of the Board, to those of the Series C-Liberty Media Group Preferred Stock for which such convertible preferred stock is to be exchanged. For purposes of the foregoing, "Exchange Offer" means an issuer tender offer, including, without limitation, one that is effected through the distribution of rights or warrants, made to holders of Liberty Group Series A Stock (or to holders of other stock of TCI receivable by a holder of Series C-Liberty Media Group Preferred Stock upon conversion thereof), to issue stock of TCI or of a subsidiary of TCI and/or other property to a tendering stockholder in exchange for shares of Liberty Group Series A Stock (or such other stock).

         The holders of Series C-Liberty Media Group Preferred Stock are entitled to vote on an as converted basis on all matters submitted to a vote of holders of the capital stock of TCI entitled to vote generally on the election of directors. Holders of Series C-Liberty Media Group Preferred Stock are not entitled to vote as a separate class except as otherwise may be required by the DGCL.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Convertible Preferred Stock, Series D. The Company designated and issued 1,000,000 shares of a series of TCI Series Preferred Stock designated "Convertible Preferred Stock, Series D", par value $.01 per share, as partial consideration for the merger between TCIC and TeleCable (see note 7). At December 31, 1997, there were 994,797 shares of Series D Preferred Stock outstanding.

         The holders of the Series D Preferred Stock shall be entitled to receive, when and as declared by the Board out of unrestricted funds legally available therefor, cumulative dividends, in preference to dividends on any stock that ranks junior to the Series D Preferred Stock (currently the TCI Group Stock, the Liberty Group Stock, the TCI Ventures Group Stock and the Class B Preferred Stock), that shall accrue on each share of Series D Preferred stock at the rate of 5-1/2% per annum of the liquidation value ($300 per share). Dividends are cumulative, and in the event that dividends are not paid in full on two consecutive dividend payment dates or in the event that TCI fails to effect any required redemption of Series D Preferred Stock, accrue at the rate of 10% per annum of the liquidation value. The Series D Preferred Stock ranks on parity with the Series C-TCI Group Preferred Stock, the Series C-Liberty Media Group Stock, the Series F Preferred Stock, the Series G Preferred Stock and the Series H Preferred Stock.

         Each share of Series D Preferred Stock is convertible, at the option of the holder, into 10 shares of TCI Group Series A Stock and 2.5 shares of Liberty Group Series A Stock, subject to adjustment upon certain events specified in the certificate of designation establishing Series D Preferred Stock. In addition to the aforementioned shares of TCI common stock, holders of Series D Preferred Stock are entitled to receive (i) one share of Liberty Group Series A Stock for every two such shares received upon conversion, (ii) one additional share of Liberty Group Series A Stock for every two such shares issued, including those issued pursuant to (i) above, and (iii) one share of Satellite Series A Common Stock for each share of Series D Preferred Stock converted. Such shares of Satellite Series A Common Stock represent the number of shares of Satellite common stock that they would have received had they converted their Series D Preferred Stock into TCI Group Series A Stock prior to the Satellite Spin-off. To the extent any cash dividends are not paid on any dividend payment date, the amount of such dividends will be deemed converted into shares of TCI Group Series A Stock at a conversion rate equal to 95% of the then current market price of TCI Group Series A Common Stock, and upon issuance of TCI Group Series A Common Stock to holders of Series D Preferred Stock in respect of such deemed conversion, such dividend will be deemed paid for all purposes.

         Shares of Series D Preferred Stock are redeemable for cash at the option of the holder at any time after the tenth anniversary of the issue date at a price equal to the liquidation value in effect as of the date of the redemption. Shares of Series D Preferred Stock may also be redeemed for cash at the option of TCI after the fifth anniversary of the issue date at such redemption price or after the third anniversary of the issue date if the market value per share exceeds certain defined levels for periods specified in the certificate of designation.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         If TCI fails to effect any required redemption of Series D Preferred Stock, the holders thereof will have the option to convert their shares of Series D Preferred Stock into TCI Group Series A Common Stock at a conversion rate of 95% of the then current market value of common stock, provided that such option may not be exercised unless the failure to redeem continues for more than a year.

         Except as required by the DGCL, holders of Series D Preferred Stock are not entitled to vote on any matters submitted to a vote of the stockholders of TCI.

         On February 20, 1998, the Company issued a Notice of Redemption which called for the redemption of all of its outstanding Convertible Preferred Stock, Series D, on April 1, 1998, for a redemption price of $304.0233 per share. The shares of Convertible Preferred Stock, Series D, that are redeemed are to be retired and restored to the status of authorized and unissued shares of Series Preferred Stock.

         Convertible Redeemable Participating Preferred Stock, Series F. The Company is authorized to issue 500,000 shares of Series F Preferred Stock, par value $.01 per share. Subsidiaries of TCI hold all the issued and outstanding shares (278,307 shares). Immediately prior to the record date for the Liberty Distribution, the Company caused each of its subsidiaries holding shares of equity securities of TCI ("Subsidiary Shares") to exchange such shares for shares of Series F Preferred Stock having an aggregate value of not less than that of the Subsidiary Shares so exchanged. Subsidiaries of TCI exchanged all of the Subsidiary Shares for 355,141 shares of Series F Preferred Stock. Subsequent to such exchange, a holder of 78,077 shares of Series F Preferred Stock converted its holdings into 100,524,364 shares of TCI Group Series A Stock.

         Each holder of Series F Preferred Stock has the right to receive upon conversion 1,496.65 shares of TCI Group Series A Stock. The anti-dilution provisions of the Series F Preferred Stock provide that the conversion rate of the Series F Preferred Stock will be adjusted by increasing the number of shares of TCI Group Series A Stock issuable upon conversion in the event of any non-cash dividend or distribution of the TCI Group Series A Stock to give effect to the value of the securities, assets or other property so distributed; however, no such adjustment shall entitle the holder to receive the actual security, asset or other property so distributed upon the conversion of shares of Series F Preferred Stock.

         The holders of the Series F Preferred Stock are entitled to participate, on an as-converted basis, with the holders of the TCI Group Series A Stock, with respect to any cash dividends or distribution declared and paid on the TCI Group Series A Stock. Dividends or distribution on the TCI Group Series A Stock which are not paid in cash would result in the adjustment of the applicable conversion rate as described above.

         Upon the dissolution, liquidation or winding up of the Company, holders of the Series F Preferred Stock will be entitled to receive from the assets of the Company available for distribution to stockholders an amount, in cash or property or a combination thereof, per share of Series F Preferred Stock, equal to the sum of (x) $.01 and (y) the amount to be distributed per share of TCI Group Series A Stock in such liquidation, dissolution or winding up multiplied by the applicable conversion rate of a share of Series F Preferred Stock.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         The Series F Preferred Stock is subject to optional redemption by the Company at any time after its issuance, in whole or in part, at a redemption price, per share, equal to the issue price of a share of Series F Preferred Stock (as adjusted in respect of stock splits, reverse splits and other events affecting the shares of Series F Preferred Stock), plus any dividends which have been declared but are unpaid as of the date fixed for such redemption. The Company may elect to pay the redemption price (or designated portion thereof) of the shares of Series F Preferred Stock called for redemption by issuing to the holder thereof, in respect of its shares to be redeemed, a number of shares of TCI Group Series A Stock equal to the aggregate redemption price (or designated portion thereof) of the shares to be redeemed divided by the average of the last sales prices of the TCI Group Series A Stock for a period specified, and subject to the adjustments described, in the certificate of designations establishing the Series F Preferred Stock.

         Redeemable Convertible TCI Group Preferred Stock, Series G ("Series G Preferred Stock") and Redeemable Convertible Liberty Media Group Preferred Stock, Series H ("Series H Preferred Stock"). In January, 1996, TCI designated and issued 7,259,380 shares of a series of TCI Series Preferred Stock designated "Redeemable Convertible TCI Group Preferred Stock, Series G" and 7,259,380 shares of a series of TCI Series Preferred Stock designated "Redeemable Convertible Liberty Media Group Preferred Stock, Series H" as consideration for an acquisition. At December 31, 1997, there were 6,567,344 shares of Series G Preferred Stock and 6,567,894 shares of Series H Preferred Stock outstanding.

         The initial liquidation value for the Series G Preferred Stock and Series H Preferred Stock is $21.60 per share and $5.40 per share, respectively, subject in both cases, to increase in an amount equal to aggregate accrued but unpaid dividends, if any. Dividends will begin to accrue on the Series G and Series H Preferred Stock on the first anniversary of issuance of the Series G and Series H Preferred Stock, and will thereafter be payable semi-annually commencing January 25, 1997, at the rate of 4% per annum on the liquidation value. Any dividends paid on the Series G and Series H Preferred Stock may be paid, at TCI's election, in cash or shares of TCI Group Series A Stock. Additional dividends will accrue on unpaid dividends initially at a rate of 4% per annum. The dividend rate on dividends that remain unpaid on the next succeeding dividend payment date will increase to 8.625% per annum.

         Each share of Series G Preferred Stock is convertible at the option of the holder at any time prior to the close of business on the last business day prior to redemption into 1.19 shares of TCI Group Series A Stock and each share of Series H Preferred Stock is convertible at any time prior to the close of business on the last business day prior to redemption into (i) .2625 shares of Liberty Group Series A Stock, plus
         (ii) one additional share of Liberty Group Series A Stock for every two such shares received upon such conversion, plus (iii) one additional share of Liberty Group Series A Stock for every two shares of such stock held after calculating the shares pursuant to (i) and (ii) above. The conversion rights of Series G and Series H Preferred Stock are subject to adjustment in certain circumstances.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Among other such adjustments, if the Liberty Group Series A Stock, or any other redeemable capital stock of TCI into which either series of Preferred Stock may be convertible ("Redeemable Capital Stock"), is redeemed in full by TCI (the "Redemption Event"), then, except as otherwise described below, the shares of such Series G and Series H Preferred Stock will thereafter be convertible into the kind and amount of consideration that would have been received in such Redemption Event by a holder of the number of shares of Redeemable Capital Stock that would have been issuable upon conversion of such shares of Series G and Series H Preferred Stock, if they had been converted in full immediately prior to such Redemption Event.

         However, if any series of Redeemable Capital Stock into which a series of Series G or Series H Preferred Stock is then convertible is redeemed in full by TCI in exchange for securities of another issuer ("Redemption Securities"), TCI may elect to provide the holders of such Series G or Series H Preferred Stock with the right to exchange such Series G or Series H Preferred Stock, concurrently with the Redemption Event, for preferred stock of such other issuer ("Mirror Preferred Stock"). Such Mirror Preferred Stock shall be convertible into Redemption Securities and shall otherwise have terms and conditions comparable to the Series G or Series H Preferred Stock exchanged. If TCI provides such an exchange right, any holder that does not then choose to participate in such exchange will continue to hold such Series G or Series H Preferred Stock but such holder will lose the conversion right with respect to the Redeemable Capital Stock redeemed in the Redemption Event and will not have any right to receive Redemption Securities in lieu thereof. A holder that participates in such exchange will receive Mirror Preferred Stock convertible into Redemption Securities, but will no longer hold the Series G or Series H Preferred Stock so exchanged.

         An alternative provision will apply if, at the time of exercise of any such exchange right provided by TCI, the holder of the applicable series of Series G or Series H Preferred Stock would be entitled to receive on conversion any property in addition to the Redeemable Capital Stock being redeemed. In that case, holders that choose to participate in the exchange will receive both Mirror Preferred Stock issued by the issuer of the Redemption Securities of the other issuer and a new preferred stock of TCI convertible into such additional property. In such event, the Mirror Preferred Stock and such new TCI preferred stock will have a combined liquidation value equal to the liquidation value of the Series G or Series H Preferred Stock exchanged and will otherwise have terms and conditions comparable to such Series G or Series H Preferred Stock.

         The Series G and Series H Preferred Stock are redeemable at TCI's option, in whole or in part, any time on or after February 1, 2001. The Series G and Series H Preferred Stock will be redeemable in full on February 1, 2016, to the extent then outstanding. In all cases, the redemption price per share will be the liquidation value thereof, including the amount of any accrued but unpaid dividends thereon, to and including the redemption date.

         The Series G and Series H Preferred Stock will rank prior to TCI common stock and the TCI Class B Preferred Stock and on a parity with all other currently outstanding classes and series of TCI preferred stock as to rights to receive assets upon liquidation, dissolution or winding up of the affairs of the Company.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         The Series G and Series H Preferred Stock will vote in any general election of directors of TCI and will have one vote per share for such purposes and will vote as a single class with the TCI common stock, the TCI Class B Preferred Stock and any other class or series of TCI Preferred Stock entitled to vote in any general election of directors. The Series G and Series H Preferred Stock will have no other voting rights except as required by the DGCL.

(11) Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts Holding Solely Subordinated Debt Securities of TCIC

         The Company, through certain subsidiary trusts, (the "Trusts"), had preferred securities outstanding at December 31, 1997 as follows:

              Subsidiary Trust                       Interest Rate    Face Amount
              ----------------                       -------------    -----------
                                                                      in millions
         TCI Communications Financing I                  8.72%     $           500
         TCI Communications Financing II                10.00%                 500
         TCI Communications Financing III                9.65%                 300
         TCI Communications Financing IV                 9.72%                 200
                                                                   ---------------
                                                                   $         1,500
                                                                   ===============

         The Trusts exist for the exclusive purpose of issuing the Trust Preferred Securities and investing the proceeds thereof into Subordinated Deferrable Interest Notes (the "Subordinated Debt Securities") of TCIC. The Subordinated Debt Securities have interest rates equal to the interest rate of the corresponding Trust Preferred Securities and have maturity dates ranging from 30 to 49 years from the date of issuance. The Subordinated Debt Securities are unsecured obligations of TCIC and are subordinate and junior in right of payment to certain other indebtedness of the Company. Upon redemption of the Subordinated Debt Securities, the Trust Preferred Securities will be mandatorily redeemable. TCIC effectively provides a full and unconditional guarantee of the Trusts' obligations under the Trust Preferred Securities.

         The Trust Preferred Securities are presented together in a separate line item in the accompanying consolidated balance sheets captioned "Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely subordinated debt securities of TCI Communications, Inc." Dividends accrued on the Trust Preferred Securities aggregated $132 million and $71 million for the years ended December 31, 1997 and 1996, respectively, and are included in minority interests in earnings of consolidated subsidiaries in the accompanying consolidated financial statements.

                                                                     (continued)

\
                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(12)     Stockholders' Equity

         Common Stock

         The Series A Stock each have one vote per share, and the Series B Stock each have ten votes per share. Each share of Series B Stock is convertible, at the option of the holder, into one share of Series A Stock of the applicable Group. See note 1.

         The rights of holders of the TCI Group Stock, Liberty Media Group Stock and TCI Ventures Group Stock upon liquidation of TCI are based upon the ratio of the aggregate market capitalization, as defined, of each of the TCI Group Stock, Liberty Group Stock and TCI Ventures Group Stock to the aggregate market capitalization, as defined, of the TCI Group Stock, Liberty Group Stock, and TCI Ventures Group Stock.

         Stock Repurchases

         During the year ended December 31, 1997, pursuant to a stock repurchase program approved by the Board, Liberty Media Group repurchased 916,500 shares of Liberty Group Series A Stock in open market transactions and 219,937 shares of Liberty Group Series A Stock from the spouse of an officer and director of TCI at an aggregate cost of approximately $18 million. Such shares were canceled and returned to an authorized but unissued status.

         In addition, pursuant to the stock repurchase program, 4,000,000 shares of TCI Group Series A Stock, 330,902 shares of TCI Group Series B Stock and 338,196 shares of TCI Ventures Group Series B Stock were repurchased at an aggregate cost of $77 million. Such shares are reflected as treasury stock in the accompanying consolidated financial statements.

         Effective July 31, 1997, TCI merged Kearns-Tribune into a wholly-owned TCI subsidiary attributed to TCI Group. TCI exchanged 47.2 million shares of TCI Group Series A Stock for shares of Kearns-Tribune which held 17.9 million shares of TCI Group Stock and 10.1 million shares of Liberty Group Stock. Such shares are reflected as common stock held by subsidiaries in the accompanying consolidated financial statements.

         During the third quarter of 1997, Liberty Media Group commenced a tender offer (the "Liberty Tender Offer") to purchase up to an aggregate of 22.5 million shares of Liberty Group Stock at a price of $20 per share through October 3, 1997. During the fourth quarter of 1997, Liberty Media Group repurchased 21.7 million shares of Liberty Group Series A Stock and 82,074 shares of Liberty Group Series B Stock at an aggregate cost of approximately $435 million pursuant to the Liberty Tender Offer. Such purchases are reflected as treasury stock in the accompanying consolidated financial statements.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Employee Benefit Plans

         The Company has several employee stock purchase plans to provide employees an opportunity to create a retirement fund including ownership interests in TCI. The primary employee stock purchase plan provides for employees to contribute up to 10% of their compensation to a trust for investment in several diversified investment choices, including investment in Company common stock. The Company, by annual resolution of the Board, generally contributes up to 100% of the amount contributed by employees. Such TCI contribution is invested in TCI Group Stock, Liberty Group Stock and TCI Ventures Group Stock. Certain of the Company's subsidiaries have their own employee benefit plans. Contributions to all plans aggregated $38 million, $35 million and $28 million for 1997, 1996 and 1995, respectively.

         Preferred Stock

         Class A Preferred Stock. The Company is authorized to issue 700,000 shares of Class A Preferred Stock, par value $.01 per share. Subsidiaries of TCI previously held all of the issued shares of such stock, amounting to 592,797 shares. The holders of the Class A Preferred Stock exchanged such Subsidiary Shares for shares of Series F Preferred Stock immediately prior to the record date of the Liberty Distribution. See note 1.

         Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock. The Company is authorized to issue 1,675,096 shares of Class B Preferred Stock and 1,552,490 of such shares are issued and outstanding, net of shares held by a TCI subsidiary.

         Dividends accrue cumulatively (but without compounding) at an annual rate of 6% of the stated liquidation value of $100 per share (the "Stated Liquidation Value"), whether or not such dividends are declared or funds are legally available for payment of dividends. Accrued dividends will be payable annually on March 1 of each year (or the next succeeding business day if March 1 does not fall on a business day), and, in the sole discretion of the Board, may be declared and paid in cash, in shares of TCI Group Series A Stock or in any combination of the foregoing. Accrued dividends not paid as provided above on any dividend payment date will accumulate and such accumulated unpaid dividends may be declared and paid in cash, shares of TCI Group Series A Stock or any combination thereof at any time (subject to the rights of any senior stock and, if applicable, to the concurrent satisfaction of any dividend arrearages on any class or series of TCI preferred stock ranking on a parity with the Class B Preferred Stock with respect to dividend rights) with reference to any regular dividend payment date, to holders of record of Class B Preferred Stock as of a special record date fixed by the Board (which date may not be more than 45 days nor less than 10 days prior to the date fixed for the payment of such accumulated unpaid dividends). The Class B Preferred Stock ranks junior to the Series F Preferred Stock with respect to the declaration and payment of dividends.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         If all or any portion of a dividend payment is to be paid through the issuance and delivery of shares of TCI Group Series A Stock, the number of such shares to be issued and delivered will be determined by dividing the amount of the dividend to be paid in shares of TCI Group Series A Stock by the Average Market Price of the TCI Group Series A Stock. For this purpose, "Average Market Price" means the average of the daily last reported sale prices (or, if no sale price is reported on any day, the average of the high and low bid prices on such day) of a share of TCI Group Series A Stock for the period of 20 consecutive trading days ending on the tenth trading day prior to the regular record date or special record date, as the case may be, for the applicable dividend payment.

         In the event of any liquidation, dissolution or winding up of TCI, the holders of Class B Preferred Stock will be entitled, after payment of preferential amounts on any class or series of stock ranking prior to the Class B Preferred Stock with respect to liquidating distributions, to receive from the assets of TCI available for distribution to stockholders an amount in cash or property or a combination thereof, per share, equal to the Stated Liquidation Value thereof, plus all accumulated and accrued but unpaid dividends thereon to and including the redemption date. TCI does not have any mandatory obligation to redeem the Class B Preferred Stock as of any fixed date, at the option of the holders or otherwise.

         Subject to the prior preferences and other rights of any class or series of TCI preferred stock, the Class B Preferred Stock will be exchangeable at the option of TCI in whole but not in part at any time for junior subordinated debt securities of TCI ("Junior Exchange Notes"). The Junior Exchange Notes will be issued pursuant to an indenture (the "Indenture"), to be executed by TCI and a qualified trustee to be chosen by TCI.

         If TCI exercises its optional exchange right, each holder of outstanding shares of Class B Preferred Stock will be entitled to receive in exchange therefor newly issued Junior Exchange Notes of a series authorized and established for the purpose of such exchange, the aggregate principal amount of which will be equal to the aggregate Stated Liquidation Value of the shares of Class B Preferred Stock so exchanged by such holder, plus all accumulated and accrued but unpaid dividends thereon to and including the exchange date. The Junior Exchange Notes will be issuable only in principal amounts of $100 or any integral multiple thereof and a cash adjustment will be paid to the holder for any excess principal that would otherwise be issuable. The Junior Exchange Notes will mature on the fifteenth anniversary of the date of issuance and will be subject to earlier redemption at the option of TCI, in whole or in part, for a redemption price equal to the principal amount thereof plus accrued but unpaid interest. Interest will accrue, and be payable annually, on the principal amount of the Junior Exchange Notes at a rate per annum to be determined prior to issuance by adding a spread of 215 basis points to the "Fifteen Year Treasury Rate" (as defined in the Indenture). Interest will accrue on overdue principal at the same rate, but will not accrue on overdue interest.

         The Junior Exchange Notes will represent unsecured general obligations of TCI and will be subordinated in right of payment to all Senior Debt (as defined in the Indenture). Accordingly, holders of Class B Preferred Stock who receive Junior Exchange Notes in exchange therefor may have difficulty selling such Notes.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         For so long as any dividends are in arrears on the Class B Preferred Stock or any class or series of TCI preferred stock ranking pari passu with the Class B Preferred Stock which is entitled to payment of cumulative dividends prior to the redemption, exchange, purchase or other acquisition of the Class B Preferred Stock, and until all dividends accrued up to the immediately preceding dividend payment date on the Class B Preferred Stock and such parity stock shall have been paid or declared and set apart so as to be available for payment in full thereof and for no other purpose, neither TCI nor any subsidiary thereof may redeem, exchange, purchase or otherwise acquire any shares of Class B Preferred Stock, any such parity stock or any class or series of its capital stock ranking junior to the Class B Preferred Stock (including the TCI common stock), or set aside any money or assets for such purpose, unless all of the outstanding shares of Class B Preferred Stock and such parity stock are redeemed. If TCI fails to redeem or exchange shares of Class B Preferred Stock on a date fixed for redemption or exchange, and until such shares are redeemed or exchanged in full, TCI may not redeem or exchange any parity stock or junior stock, declare or pay any dividend on or make any distribution with respect to any junior stock or set aside money or assets for such purpose and neither TCI nor any subsidiary thereof may purchase or otherwise acquire any Class B Preferred Stock, parity stock or junior stock or set aside money or assets for any such purpose. The failure of TCI to pay any dividends on any class or series of parity stock or to redeem or exchange on any date fixed for redemption or exchange any shares of Class B Preferred Stock shall not prevent TCI from (i) paying any dividends on junior stock solely in shares of junior stock or the redemption purchase or other acquisition of junior stock solely in exchange for (together with cash adjustment for fractional shares, if any) or (but only in the case of a failure to pay dividends on any parity stock) through the application of the proceeds from the sale of, shares of junior stock; or (ii) the payment of dividends on any parity stock solely in shares of parity stock and/or junior stock or the redemption, exchange, purchase or other acquisition of Class B Preferred Stock or parity stock solely in exchange for (together with a cash adjustment for fractional shares, if any), or (but only in the case of failure to pay dividends on any parity stock) through the application of the proceeds from the sale of, parity stock and/or junior stock.

         The Class B Preferred Stock will vote in any general election of directors, will have one vote per share for such purpose and will vote as a single class with the TCI common stock and any class or series of TCI preferred stock entitled to vote in any general election of directors. The Class B Preferred Stock will have no other voting rights except as required by the DGCL.

         Series Preferred Stock. The TCI Series Preferred Stock is issuable, from time to time, in one or more series, with such designations, preferences and relative participating, option or other special rights, qualifications, limitations or restrictions thereof, as shall be stated and expressed in a resolution or resolutions providing for the issue of such series adopted by the Board. The Company is authorized to issue 50,000,000 shares of Series Preferred Stock.

         All shares of any one series of the TCI Series Preferred Stock are required to be alike for every particular and all shares are required to rank equally and be identical in all respects, except insofar as they may vary with respect to matters which the Board is expressly authorized by the TCI Charter to determine in the resolution or resolutions proving for the issue of any series of the TCI Series Preferred Stock.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Redeemable Convertible Preferred Stock, Series E. The Company is authorized to issue 400,000 shares of Redeemable Convertible Preferred Stock, Series E, par value $.01 per share. Subsidiaries of TCI previously held all of the issued and outstanding shares of such stock, amounting to 246,402 shares. The holders of the Series E Preferred Stock exchanged such Subsidiary Shares for shares of Series F Preferred Stock immediately prior to the record date of the Liberty Distribution. See note 1.

         Stock-Based Compensation

         As of December 31, 1997, the Company and its subsidiaries had several stock-based compensation plans for certain employees, officers, directors and other persons. Such plans are described below.

         Tele-Communications, Inc. Stock Incentive Plans. In 1994, the Company adopted the Tele-Communications, Inc. 1994 Stock Incentive Plan (the "1994 Plan"). The Plan provided for awards to be made in respect of a maximum of 16 million shares of TCI Class A common stock. Awards may be made as grants of stock options, stock appreciation rights, restricted shares, stock units or any combination thereof.

         In 1995, the Company adopted the Tele-Communications, Inc. 1995 Employee Stock Incentive Plan (the "1995 Plan"). In addition, the Company has established the Tele-Communications, Inc. 1996 Stock Incentive Plan (the "1996 Plan" and together with the 1994 Plan and the 1995 Plan, the "Incentive Plans") which was approved by stockholders at the TCI 1996 annual meeting. The 1996 Plan provides (i) for stock-based awards to be made in respect of a maximum of 16 million shares of Series A TCI Group Stock and a maximum of 6 million shares of Series A Liberty Group Stock (subject to certain adjustments described below) and (ii) for cash awards in amounts determined by the TCI compensation committee.

         Awards may be made as grants of stock options ("Options"), stock appreciation rights ("SARs"), restricted shares ("Restricted Shares"), stock units ("Stock Units"), performance awards ("Performance Awards"), or any combination thereof (collectively, "Awards"). Shares in respect of which Awards are made may be either authorized but unissued shares of Series A Stock or issued shares reacquired by the Company, including shares purchased in the open market. Shares of Series A Stock that are subject to Awards that expire, terminate or are annulled for any reason without having been exercised (or, with respect to tandem SARs deemed exercised, by virtue of the exercise of a related Option), or are Restricted Shares or Stock Units that are forfeited prior to becoming vested, or are subject to Awards of SAR's that are exercised for cash, will return to the pool of such shares available for grant under the 1996 Plan.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         In connection with the Liberty Distribution, each holder of an outstanding option or SAR received an additional option or stock appreciation right, as applicable, covering a number of shares of Liberty Group Series A Stock equal to 56% (as adjusted) of the number of shares of Class A common stock theretofore subject to the outstanding option or stock appreciation right, and the outstanding option or stock appreciation right would continue in effect as an option or stock appreciation right covering the same number of shares of TCI Group Series A Stock (as redesignated) that were theretofore subject to the option or stock appreciation right. The aggregate pre-adjustment strike price of the outstanding options or stock appreciation rights was allocated between the outstanding options or stock appreciation rights and the newly issued options or stock appreciation rights in a ratio determined by the Compensation Committee of TCI. The following descriptions of stock options and/or stock appreciation rights have been adjusted to reflect such change.

         As a result of the TCI Ventures Exchange, the Compensation Committee of TCI elected to adjust the options in tandem with SARs to purchase TCI Group Series A Stock to reflect the expected shift of attributable value from TCI Group to the newly created TCI Ventures Group. The options in tandem with SARs to purchase TCI Group Series A Stock outstanding immediately prior to the TCI Ventures Exchange were canceled and reissued as two separately exercisable options in tandem with SARS: (i) with 70% of the options in tandem with SARs allocated to an option in tandem with SARs to purchase TCI Group Series A Stock, and
         (ii) with 30% of the options in tandem with SARs allocated to an option in tandem with SARs to purchase TCI Ventures Group Series A Stock. The terms of these adjusted options in tandem with SARs, including the exercise price and the date of grant, are in all material respects the same as the terms of the original options in tandem with SARs. The following descriptions of stock options and/or stock appreciation rights have been adjusted to reflect such change.

         Awards granted subsequent to the Liberty Distribution may include Awards relating to TCI Group Series A Stock or Liberty Group Series A Stock and Awards granted subsequent to the TCI Ventures Exchange may include Awards relating to TCI Group Series A Stock, Liberty Group Series A Stock or TCI Ventures Group Series A Stock in such amounts and types as the Compensation Committee of TCI determines in accordance with the terms of the Incentive Plans.

         Awards of TCI Group Series A Stock made under the Incentive Plans prior to the Satellite Spin-off were adjusted in connection with the Satellite Spin-off such that immediately prior to the Satellite Spin-off, each option was divided into two separately exercisable options: (i) an option to purchase Satellite Series A Stock (an "Add-on Satellite Option"), exercisable for the number of shares of Satellite Series A common stock that would have been issued in the Satellite Spin-off in respect of the shares of TCI Group Series A Stock subject to the applicable TCI option, if such TCI option had been exercised in full immediately prior to the record date of the Satellite Spin-off, and containing substantially equivalent terms as the existing TCI option, and (ii) an option to purchase TCI Group Series A Stock (an "Adjusted TCI Option"), exercisable for the same number of shares of TCI Group Series A Stock as the corresponding TCI option had been. The aggregate exercise price of each TCI option was allocated between the Add-on Satellite Option and the Adjusted TCI Option into which it is divided, and all other terms of the Add-on Satellite Option and Adjusted TCI Option will in all material respects be the same as such TCI option. Similar adjustments were made to the outstanding TCI SARs, resulting in the holders thereof holding Adjusted TCI SARs and Add-on Satellite SARs instead of TCI SARs, effective immediately prior to the Satellite Spin-off.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         As a result of the foregoing, certain persons who remain TCI employees or non-employee directors after the Satellite Spin-off and certain persons who were TCI employees prior to the Satellite Spin-off but became Satellite employees after the Satellite Spin-off hold both Adjusted TCI Options and separate Add-on Satellite Options and/or hold both Adjusted TCI SARs and separate Add-on Satellite SARs. The obligations with respect to the Adjusted TCI Options, Add-on Satellite Options, Adjusted TCI SARs and Add-on Satellite SARs held by TCI employees and non-employee directors following the Satellite Spin-off are obligations solely of TCI. The obligations with respect to the Adjusted TCI Options, Add-on Satellite Options, Adjusted TCI SARs and Add-on Satellite SARs held by persons who are Satellite employees at the time of the Satellite Spin-off and following the Satellite Spin-off are no longer TCI employees are obligations solely of Satellite. Prior to the Satellite Spin-off, TCI and Satellite entered into an agreement to sell to each other from time to time at the then current market price shares of TCI Group Series A Stock and Satellite Series A common stock, respectively, as necessary to satisfy their respective obligations under such securities.

         The following table presents the number and weighted average exercise price ("WAEP") of certain options in tandem with SARs to purchase Class A common stock, TCI Group Series A Stock, Liberty Group Series A Stock and TCI Ventures Group Series A Stock pursuant to the Incentive Plans. The number of options to purchase Liberty Group Series A Stock and TCI Ventures Group Series A Stock, and the WAEP thereof, has been adjusted to give effect to the 1998 Liberty Stock Dividend and the TCI Ventures Dividend, respectively.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                                                                                               TCI
                                                                                   Liberty                  Ventures
                                Class A                  TCI Group                  Group                     Group
                                common                   Series A                  Series A                  Series A
                                stock         WAEP        Stock         WAEP        Stock         WAEP        Stock         WAEP
                               ---------    --------    -----------    -------     ---------     -------     -------       ------
                                                      amounts in thousands, except for WAEP
Outstanding at
    January 1, 1995             11,321      $ 18.13           --                        --                        --
      Converted from
         Class A options       (11,219)       18.15       11,219      $ 13.58           --                        --
      Adjustment for
         Liberty
         Distribution               --                        --                     6,311      $  8.07           --
      Granted                       --                     7,508        16.99        5,819        10.63           --
      Exercised                    (92)       16.07         (934)       12.45         (511)        7.41           --
      Canceled                     (10)       17.25          (91)       13.07          (51)        7.77           --
                               -------                   -------                   -------                   -------

Outstanding at
    December 31, 1995               --                    17,702        15.08       11,568         9.39           --
      Exercised                     --                      (196)       12.70         (132)        7.93           --
      Canceled                      --                      (132)       15.35          (42)        8.45           --
                               -------                   -------                   -------                   -------

Outstanding at
    December 31, 1996               --                    17,374        12.97       11,394         9.41           --
      Adjustment for TCI
         Ventures Exchange          --                    (7,874)       14.21           --                    15,748      $  7.11
      Granted                       --                    12,314        15.26        3,514        15.91           --
      Exercised                     --                    (5,621)       11.95       (2,502)        8.41       (1,035)        6.77
      Canceled                      --                       (72)       14.31          (47)       10.21           (2)        7.10
                               -------                   -------                   -------                   -------

Outstanding at
    December 31, 1997               --                    16,121        14.47       12,359        11.45       14,711         7.13
                               =======                   =======                   =======                   =======

Exercisable at
    December 31, 1997               --                     4,363        12.82        5,156         9.09        4,723         6.31
                               =======                   =======                   =======                   =======

Vesting Period                      --                     5 yrs                     5 yrs                     5 yrs
                               =======                   =======                   =======                   =======

                                                                     (Continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         On December 13, 1995, pursuant to the 1994 Plan, the Company awarded 330,000 restricted shares of TCI Group Series A Stock and 67,500 restricted shares of Liberty Group Series A Stock to certain officers and other key employees of the Company. Based on the terms at the date of grant, such restricted shares vest as to 50% in December 1999 and as to the remaining 50% in December 2000. Such restricted shares had a fair value of $20.625 and $11.67, respectively, on the date of grant.

         On July 23, 1997, pursuant to the 1996 Plan, the Company awarded 400,000 restricted shares of TCI Group Series A Stock to an officer and a director of the Company. Such restricted shares vest as to 50% in July 2001 and as to the remaining 50% in July 2002. Such restricted shares had a fair value of $15.81 on the date of grant.

         On December 16, 1997, the Company granted, subject to shareholder approval, options in tandem with stock appreciation rights to acquire 2,800,000 shares of TCI Ventures Group Series B Stock to an officer and director of the Company. The options in tandem with stock appreciation rights have an exercise price of $10.37 and vest ratably over five years with such vesting period beginning December 16, 1997, first become exercisable on December 16, 1998 and expire on December 16, 2007.

         SARs with respect to 508,350 shares of TCI Group Series A Stock, 569,553 shares of Liberty Group Series A Stock and 814,726 shares of TCI Ventures Group Series A Stock were outstanding at December 31, 1997. These rights have an adjusted strike price of $.52, $.36 and $.26 per share, respectively. All such SARs are 100% vested at December 31, 1997 and expire on March 28, 2001. The Company has the option of paying the holder in stock or cash. During the year ended December 31, 1997, SARs with respect to 442,162 shares of TCI Group Series A Stock, 231,163 shares of Liberty Group Series A Stock and 237,200 shares of TCI Ventures Group Series A Stock were exercised.

         Tele-Communications, Inc. Director Stock Option Plan. On August 3, 1995, stockholders of the Company approved the Director Stock Option Plan (the "DSOP") including the grant, effective as of November 16, 1994, to each person that as of that date was a member of the Board and was not an employee of the Company or any of its subsidiaries, of options to purchase 50,000 shares of TCI Class A common stock. Pursuant to the DSOP, options to purchase 300,000 shares of TCI Class A common stock were granted at an exercise price of $22.00 per share. Such options had a weighted average fair value of $16.49 on the date of grant. Options issued pursuant to the DSOP vest and become exercisable over a five-year period from the date of grant and expire 10 years from the date of grant. During the year ended December 31, 1995, options to purchase 50,000 shares of TCI Group Series A Stock and options to purchase 28,125 shares of Liberty Group Series A Stock were canceled. During the year ended December 31, 1996, options to purchase 150,000 shares of TCI Group Series A Stock and options to purchase 84,375 shares of Liberty Group Series A Stock with a WAEP of $14.75 and $11.52, respectively, were issued pursuant to the DSOP. Such options had a weighted average fair value of $9.83 and $7.67, respectively, on the date of grant.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         At December 31, 1997, 370,000 options with respect to TCI Group Stock granted pursuant to the DSOP were outstanding, 162,000 of which were exercisable. Such options had a range of exercise prices of $12.25 to $16.99, with a WAEP of $14.04, and a weighted average remaining contractual life of 7.68 years.

         At December 31, 1997, 225,000 options with respect to Liberty Group Stock granted pursuant to the DSOP were outstanding, 101,250 of which were exercisable. Such options had a range of exercise prices of $9.78 to $11.67, with a WAEP of $10.43, and a weighted average remaining contractual life of 7.63 years.

         Tele-Communications International, Inc. Stock Incentive Plan. In 1995, TINTA adopted the Tele-Communications International, Inc. 1995 Stock Incentive Plan (the "TINTA 1995 Plan"). The TINTA 1995 Plan provides for Awards to be made in respect of a maximum of 3,000,000 shares of TINTA Series A common stock ("TINTA Series A Stock") (subject to certain anti-dilution adjustments). Shares of TINTA Series A Stock that are subject to Awards that expire, terminate or are annulled for any reason without having been exercised (or deemed exercised, by virtue of the exercise of a related stock appreciation right), or are forfeited prior to becoming vested will return to the pool of such shares available for grant under the TINTA 1995 Plan.

         On December 13, 1995, stock options in tandem with SARs to purchase 1,302,000 shares of TINTA Series A Stock were granted pursuant to the TINTA 1995 Plan. Of such grant, 1,252,000 options in tandem with SARs were granted to employees of TINTA. Additionally, on December 13, 1995 TCI granted to one of its officers 50,000 options in tandem with SARs to acquire TINTA Series A Stock owned by it. Such options vest evenly over five years, first became exercisable August 4, 1996 and expire on August 4, 2005. During 1997, TINTA granted stock options in tandem with SARs to purchase 1,130,000 shares of TINTA Series A Stock. Such options vest evenly over five years, first become exercisable one year after date of grant, and expire ten years after date of grant.

         The following table presents the number and WAEP of certain options in tandem with SARs to purchase TINTA Series A Stock pursuant to the TINTA 1995 Plan (amounts in thousands, except for WAEP).

                                                             TINTA
                                                         Series A Stock          WAEP
                                                         --------------     --------------
         Outstanding at January 1, 1995                             --

                Granted                                          1,302     $         16.00
                                                          ------------

         Outstanding at December 31, 1995 and 1996               1,302               16.00

                Granted                                          1,130               14.69
                                                          ------------

         Outstanding at December 31, 1997                        2,432               15.39
                                                          ============

         Exercisable at December 31, 1997                          521               16.00
                                                          ============

         Vesting Period                                       5 yrs
                                                          ============


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         On December 13, 1995, pursuant to the TINTA 1995 Plan, 40,000 restricted shares of TINTA Series A Stock were awarded to certain officers and directors of TINTA. Such restricted shares vest as to 50% in December 1999 and as to the remaining 50% in December 2000. Such restricted shares had a fair value of $25.375 on the date of grant.

         On July 23, 1997, pursuant to the TINTA 1995 Plan, 150,000 restricted shares of TINTA Series A Stock were awarded to a director of TINTA. Such restricted shares vest as to 50% in July 2001 and as to the remaining 50% in July 2002. Such restricted shares had a fair value of $14.625 on the date of grant.

         Tele-Communications International, Inc. Nonemployee Director Stock Option Plan. On April 11, 1996, TINTA adopted the Tele-Communications International, Inc. 1996 Nonemployee Director Stock Option Plan (the "TINTA Director Plan"). The TINTA Director Plan provides for grants to be made to nonemployee directors of TINTA of options to purchase a maximum of 1,000,000 shares of TINTA Series A Stock (subject to certain anti-dilution adjustments). Shares that are subject to such options that expire or terminate for any reason without having been exercised will return to the pool of shares underlying options available to grant under the TINTA Director Plan. Pursuant to the TINTA Director Plan, options to purchase 200,000 shares of TINTA Series A Stock were granted in April 1996 at an exercise price of $16.00 per share. Such options had a weighted average fair value of $14.01 on the date of grant. Options issued pursuant to the TINTA Director Plan vest and become exercisable over a five-year period from the date of grant and expire 10 years from the date of grant.

         At December 31, 1997, 200,000 options with respect to TINTA Series A Stock granted pursuant to the TINTA Director Plan were outstanding, 40,000 of which were exercisable. Such options had a weighted average remaining contractual life of 9 years.


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Founders Options. Effective December 1, 1996, certain officers and key employees of the Company were each granted options (the "Telephony Option") representing 1.0% of the Company's common equity in TCI Telephony Services, Inc., a consolidated subsidiary of the Company, ("Telephony Services"). The aggregate exercise price for each such option was equal to 1.0% of (i) the Company's cumulative investment in Telephony Services as of December 1, 1996, adjusted for a 6% per annum interest factor from the date each such investment was made to the date of such exercise, less (ii) the sum of (x) $500 million and (y) the amount of the tax benefits generated by Telephony Services (up to $500 million) as and when used by TCI. Such options had a fair value of $1,347,700 per option on the date of grant. Each such option was replaced during 1997 with a separate SAR with respect to each of Telephony Services' two direct wholly-owned subsidiaries, TCI Teleport Holdings, Inc. ("TCI Teleport") and TCI Wireless Holdings, Inc. ("TCI Wireless"). Each of the SAR with respect to TCI Teleport (the "CLEC SAR") and the SAR with respect to TCI Wireless (the "Wireless SAR") entitles the holder to the excess of the value of the shares subject to the SAR (based on the percentage that such shares represent of the total value of the common equity of TCI Teleport or TCI Wireless, as applicable, as of the exercise date) over the "strike price" (i.e., 1% of TCI's cumulative investment in TCI Teleport or TCI Wireless, as applicable, and their respective subsidiaries at December 1, 1996, plus a 6% per annum interest factor from the date when each such investment was made to the date of exercise). The material terms of the CLEC SAR and the Wireless SAR are the same as those of the Telephony Option, except that the strike price for each such SAR is an allocated portion of the exercise price under the Telephony Option based on TCI's cumulative investment in TCI Teleport and TCI Wireless. All such SARs will vest and become exercisable in five equal annual installments, with the first annual installment vesting on February 1, 1997, and will expire on February 1, 2006. Any exercise by one of such executive officers of all or part of the CLEC SAR would need to be accompanied by the exercise by such executive officer of a pro rata portion of Wireline Option described below.

         Each such officer and key employee was also granted a similar option (the "Wireline Option") representing 1.0% of the Company's common equity in TCI Wireline, Inc., another consolidated subsidiary of the Company, ("Wireline"). The aggregate exercise price for each such Wireline Option is equal to 1.0% of the Company's cumulative investment in Wireline as of December 1, 1996, adjusted for a 6% per annum interest factor from the date each such investment was made to the date of such exercise. All of such options vest 20% per annum beginning February 1, 1997 and expire on February 1, 2006. Such options had a fair value of $4,400 per option on the date of grant. Such options must be exercised on a pro rata basis with the CLEC SARs discussed above.


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Effective December 1, 1996, certain officers and key employees of the Company were each granted options (the "Internet Option") representing 1% of the Company's common equity in TCI Internet Services, Inc. ("TCI Internet"), a consolidated subsidiary of the Company. The aggregate exercise price for each Internet Option was equal to 1.0% of the Company's cumulative investment in TCI Internet as of December 1, 1996, adjusted for a 6% per annum interest factor from the date each such investment was made to the date of such exercise price. Such options vest 20% per annum beginning February 1, 1997 and expire on February 1, 2006. Such options had a fair value of $346,800 on the date of grant. In anticipation of the transfer to TCI.NET, Inc. ("TCI.NET") of the Internet services distribution business conducted through subsidiaries of TCI Internet, each such option was replaced during 1997 with an option to acquire a number of shares equal to 1.0% of TCI's common equity in TCI.NET at December 1, 1996 and a SAR with respect to a number of shares equal to 1.0% of TCI's common equity in TCI Internet at December 1, 1996. The material terms of the option to acquire shares of TCI.NET are the same as those of the Internet Option, except that the exercise price, which will be payable to TCI. NET, is an allocated portion of the exercise price under the Internet Option based on TCI's cumulative investment in the Internet services distribution business relative to the balance of its cumulative investment in TCI Internet at December 1, 1996. The SAR entitles the holder to the excess of the value of the shares subject to the SAR (based on the percentage that such shares represent of the total value of the common equity of TCI Internet as of the exercise date) over 1% of TCI's cumulative investment in TCI Internet at December 1, 1996, plus a 6% per annum interest factor from the date when each such investment was made to the date of exercise. Any exercise by the holder of all or part of the TCI.NET option must be accompanied by the exercise by such holder of a pro rata portion of the TCI Internet SAR, and vice versa.

         At December 31, 1997, 14 CLEC SARs and 20 Wireless SARs were outstanding, none and 4, respectively, of which were exercisable. Such SARs had exercise prices of $452,243 and $985,446, respectively, and an average remaining contractual life of 9 years.

         At December 31, 1997, 14 Wireline Options were outstanding, none of which were exercisable. Such options had an exercise price of $13,314 and an average remaining contractual life of 9 years.

         At December 31, 1997, 22 TCI Internet SARs and 22 TCI.NET options were outstanding, none of which were exercisable. Such SARs and options had exercise prices of $35,048 and $22,025, respectively, and an average remaining contractual life of 9 years.

         United Video Satellite Group, Inc. Equity Incentive Plan and United Video Satellite Group, Inc. Stock Option Plan for Non-Employee Directors. United Video Satellite Group, Inc., a subsidiary of the Company, ("UVSG") sponsors the United Video Satellite Group, Inc. Equity Incentive Plan under which 4.0 million shares of UVSG's Class A Common Stock are authorized to be issued in connection with the exercise of awards of stock options, stock appreciation rights and restricted stock granted under the plan. UVSG's Equity Incentive Plan provides that the price at which each share of stock covered by an option may be acquired shall in no event be less than 100% of the fair market value of the stock on the date the option is granted, except in certain limited circumstances. Additionally, UVSG sponsors the United Video Satellite Group, Inc. Stock Option Plan for Non-Employee Directors under which 165,000 shares of UVSG's Class A Common Stock are authorized to be issued in connection with the exercise of stock options granted thereunder.


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         At December 31, 1997, 3.2 million shares of UVSG's Class A Common Stock were reserved for issuance under the stock option plans. The options granted under the stock option plans expire ten years from the date of grant. Options outstanding are as follows (amounts in thousands, except for WAEP):

                                                UVSG
                                           Class A Common
                                                Stock             WAEP
                                           ---------------    ----------
         At January 1, 1995                        2,739      $     6.78
              Exercised                             (674)           1.46
              Canceled                                (5)          12.62
                                              ----------

         At December 31, 1995                      2,060            8.51
              Granted                                638           22.22
              Exercised                             (407)           8.08
              Canceled                              (402)          18.42
                                              ----------

         At December 31, 1996                      1,889           11.12
              Granted                                458           17.09
              Exercised                           (1,045)           8.09
              Canceled                              (126)          11.76
                                              ----------

         At December 31, 1997                      1,176           16.07
                                              ==========

         Exercisable at December 31, 1997            354
                                              ==========

         Exercise prices for options outstanding as of December 31, 1997 ranged from $8 to $27. The weighted-average remaining contractual life of such options is 8.1 years.

         At Home Corporation Stock Option Plans. At Home Corporation, a subsidiary of the Company, ("@ Home") adopted certain stock option plans (the "@ Home Plans") during 1996 and 1997. The @ Home Plans provide for the grant of incentive stock options, nonqualified stock options, restricted stock awards and stock bonuses to employees, directors and consultants of @ Home. Options under the @ Home Plans generally vest at the rate of 25% after one year and ratably on a monthly basis for three years thereafter.

         Options outstanding are as follows ( amounts in thousands, except for WAEP):

                                                @ Home
                                            Series A Common
                                                 Stock            WAEP
                                            ---------------   ----------
         At January 1, 1996                           --      $       --
              Granted                              5,296             .06
              Exercised                           (4,875)            .06
              Canceled                              (198)            .05
                                              ----------

         At December 31, 1996                        223             .06
              Granted                              5,158            6.30
              Exercised                           (2,170)            .25
              Canceled                              (153)           3.78
                                              ----------

         At December 31, 1997                      3,058           10.26
                                              ==========

         Exercisable at December 31, 1997          1,642
                                              ==========

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Exercise prices for options outstanding as of December 31, 1997 ranged from $.05 to $24.50. The weighted-average remaining contractual life of such options is 9.29 to 9.90 years. The weighted-average fair value of options granted during 1997 and 1996 was $3.29 and $.01, respectively

         The estimated fair values of the Options noted above are based on the Black-Scholes model and are stated in current annualized dollars on a present value basis. The key assumptions used in the model for purposes of these calculations generally include the following: (a) a discount rate equal to the 10-year Treasury rate on the date of grant; (b) a 35% volatility factor, (c) the 10-year option term; (d) the closing price of the respective common stock on the date of grant; and (e) an expected dividend rate of zero.

         Estimated compensation relating to restricted stock awards, options with tandem SARs and SARs has been recorded through December 31, 1997 pursuant to APB Opinion No. 25. Such estimate is subject to future adjustment based upon market value, and ultimately, on the final determination of market value when the rights are exercised or the restricted stock awards are vested. Had the Company accounted for its stock based compensation pursuant to the fair value based accounting method in SFAS 123, the Company's net earnings (loss) and net earnings
         (loss) per share would have changed to the pro forma amounts indicated below (amounts in millions, except per share amounts):

                                                                      1997                1996
                                                                 --------------      --------------
Pro forma net earnings (loss) attributable to common
    stockholders                                                 $         (608)                256

Pro forma basic net earnings (loss) attributable to common stockholders per common share


      TCI Group Series A and Series B                            $         (.86)              (1.20)
      Liberty Media Group Series A and Series B                  $          .34                2.82
      TCI Ventures Group Series A and Series B                   $         (.47)                 --

Pro forma diluted net earnings (loss) attributable to common stockholders per common and potential common share


      TCI Group Series A and Series B                            $         (.86)              (1.20)
      Liberty Media Group Series A and Series B                  $          .31                2.58
      TCI Ventures Group Series A and Series B                   $         (.47)                 --

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Treasury Stock and Common Stock Held by Subsidiaries, at Cost

                                                                  December 31, 1997                      December 31, 1996
                                                          --------------------------------         ------------------------------
                                                             Number of                              Number of
                                                             shares           Cost basis             shares          Cost basis
                                                          --------------   ---------------         ------------   ---------------
                                                                           (dollar amounts in millions)
         Treasury stock is summarized as follows:
               Series A TCI Group Stock                    11,296,324     $           180                  --     $            --
               Series B TCI Group Stock                    30,876,766                 518                  --                  --
               Series A Liberty Group Stock                25,082,172                 489                  --                  --
               Series B Liberty Group Stock                    82,074                   2                  --                  --
               Series B TCI Ventures Group
                   Stock                                      338,196                   4                  --                  --
         Common stock held by subsidiaries is
             summarized as follows:
               Series A TCI Group Stock                   125,645,656                 464         116,853,196                 314
               Series B TCI Group Stock                     9,112,500                 160                  --                  --
               Series A Liberty Group Stock                 6,654,367                 113                  --                  --
               Series B Liberty Group Stock                 3,417,187                  61                  --                  --
                                                                          ---------------                         ---------------
                                                                          $         1,991                         $           314
                                                                          ===============                         ===============

         General

         During the fourth quarter of 1997, the Company entered into a Total Return Equity Swap Facility (the "Equity Swap Facility"). Pursuant to the Equity Swap Facility, the Company has the right to direct the counterparty (the "Counterparty") to use the Equity Swap Facility to purchase shares ("Equity Swap Shares") of TCI Group Series A Common Stock and TCI Ventures Group Series A Stock with an aggregate purchase price of up to $300 million. The Company has the right, but not the obligation, to purchase Equity Swap Shares through the September 30, 2000 termination date of the Equity Swap Facility. During such period, the Company is to settle periodically any increase or decrease in the market value of the Equity Swap Shares. If the market value of the Equity Swap Shares exceeds the Counterparty's cost, Equity Swap Shares with a fair value equal to the difference between the market value and cost will be segregated from the other Equity Swap Shares. If the market value of Equity Swap Shares is less than the Counterparty's cost, the Company, at its option, will settle such difference with shares of TCI Group Series A Stock or TCI Ventures Group Series A Stock or, subject to certain conditions, with cash or letters of credit. In addition, the Company is required to periodically pay the Counterparty a fee equal to a LIBOR-based rate on the Counterparty's cost to acquire the Equity Swap Shares. Due to the Company's ability to issue shares to settle periodic price fluctuations and fees under the Equity Swap Facility, the Company records all amounts received (paid) under this arrangement as increases (decreases) to equity. As of December 31, 1997, the Equity Swap Facility had acquired 345,000 shares of TCI Group Series A Stock and 380,000 shares of TCI Ventures Group Series A Stock at an aggregate cost that was approximately $3 million less than the fair value of such Equity Swap Shares at December 31, 1997.

         The excess of consideration received on debentures converted or options exercised over the par value of the stock issued is credited to additional paid-in capital.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         At December 31, 1997, there were 113,221,305 shares of TCI Group Series A Stock, 46,015,274 shares of Liberty Group Series A Stock, 36,237,250 shares of TCI Ventures Group Series A Stock, and 2,800,000 shares of TCI Ventures Group Series B Stock reserved for issuance under exercise privileges related to options, convertible debt securities and convertible preferred stock, and upon vesting of restricted stock awards described in this note 12 and in notes 9 and 10. In addition, one share of Series A Stock of each Group is reserved for each outstanding share of Series B Stock of each Group.

         Effective January 13, 1997, the Company issued a stock dividend to holders of Liberty Group Stock consisting of one share of Liberty Group Series A Stock for every two shares of Liberty Group Series A Stock and one share of Liberty Group Series A Stock for every two shares of Liberty Group Series B Stock. Such stock dividend was treated as a stock split.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(13)     Transactions with Officers and Directors

         On June 16, 1997, (a) the Company issued 30,545,864 shares of TCI Group Series A Stock (which shares are entitled to one vote per share) to the Estate of Bob Magness (the "Magness Estate"), the late founder and former Chairman of the Board of TCI in exchange (the "Exchange") for an equal number of shares of TCI Group Series B Stock (which shares are entitled to ten votes per share) owned by the Magness Estate, (b) the Magness Estate sold (the "Sale") the shares of TCI Group Series A Stock received in the Exchange, together with approximately 1.5 million shares of TCI Group Series A Stock that the Magness Estate previously owned (collectively, the "Option Shares"), to two investment banking firms (the "Investment Bankers") for approximately $530 million (the "Sale Price") and (c) TCI entered into an agreement with the Investment Bankers whereby TCI has the option, but not the obligation, to purchase the Option Shares at any time on or before June 16, 1999 (the "Option Period"). The preceding transactions are referred to collectively as the "June 16 Stock Transaction". During the Option Period, the Company and the Investment Bankers are to settle quarterly any increase or decrease in the market value of the Option Shares. If the market value of the Option Shares exceeds the Investment Bankers' cost, Option Shares with a fair value equal to the difference between the market value and cost will be segregated from the other Option Shares in an account at the Investment Bankers. If the market value of the Option Shares is less than the Investment Bankers' cost, the Company, at its option, will settle such difference with shares of TCI Group Series A Stock or TCI Ventures Group Series A Stock or, subject to certain conditions, with cash or letters of credit. In addition, the Company is required to pay the Investment Bankers a quarterly fee equal to the LIBOR rate plus 1% on the Sale Price, as adjusted for payments made by the Company pursuant to any quarterly settlement with the Investment Bankers. Due to the Company's ability to settle quarterly price fluctuations and fees with shares of TCI Group Series A Stock or TCI Ventures Group Series A Stock, the Company records all amounts received or paid under this arrangement as increases or decreases, respectively, to equity. During the fourth quarter of 1997, the Company repurchased 4,000,000 shares of TCI Group Series A Stock from one of the Investment Bankers for an aggregate cash purchase price of $66 million. Additionally, as a result of the Exchange Offers and certain open market transactions that were completed to obtain the desired weighting of TCI Group Series A Stock and TCI Ventures Group Series A Stock, the Investment Bankers disposed of 4,210,308 shares of TCI Group Series A Stock and acquired 23,407,118 shares (as adjusted for the Ventures Stock Dividend) of TCI Ventures Group Series A Stock during the last half of 1997 such that the Option Shares were comprised of 16,402,082 shares of TCI Group Series A Stock and 23,407,118 shares (as adjusted for the Ventures Stock Dividend) of TCI Ventures Series A Stock at December 31, 1997. At December 31, 1997, the market value of the Option Shares exceeded the Investment Bankers' cost by $325 million. Pursuant to a certain Letter Agreement dated June 16, 1997, between Dr. Malone, TCI's Chairman and Chief Executive Officer, and the Magness Estate, Dr. Malone agreed to waive certain rights of first refusal with respect to shares of Series B TCI Group Stock beneficially owned by the Magness Estate. Such rights of first refusal arise from a letter agreement dated June 17, 1988, among Bob Magness, Kearns-Tribune Corporation and Dr. Malone, pursuant to which Dr. Malone was granted a right of first refusal to acquire any shares of TCI Group Series B Stock which the other parties proposed to sell. As a result of Dr. Malone's rights under such June 17, 1988 letter agreement, such waiver was necessary in order for the Magness Estate to consummate the Exchange and the Sale.

         In consideration for such waiver, TCI granted Dr. Malone the right (the "Malone Right") to acquire from time to time until June 30, 1999, from TCI up to 30,545,864 shares of the Series B TCI Group Stock acquired by TCI from the Magness Estate pursuant to the Exchange. Such acquisition may be made in exchange for either, or any combination of, shares of Series A TCI Group Stock owned by Dr. Malone (exchanged on a one for one basis), or cash in an amount equal to the average closing sale price of the Series B TCI Group Stock for the five trading days preceding the acquisition.

         In connection with certain legal proceedings relative to the probate of the Magness Estate, one or more of Gary Magness and Kim Magness, Bob Magness' sons, Sharon Magness, Bob Magness' surviving second wife and the original personal representatives of the Magness Estate advanced various claims, causes of action, demands, complaints and requests against one or more of the others. In addition, Kim Magness and Gary Magness, in a Complaint And Request To Void Sale Of TCI
         Stock, And For Damages And Surcharge, filed on October 29, 1997 (the "Voiding Action"), advanced various claims relating to the June 16 Stock Transaction against TCI, Dr. Malone and the original personal representatives of the Magness Estate. Among other matters, the Voiding Action challenged the June 16 Stock Transaction on various fiduciary bases and requested recision of such transaction and damages.

         Pursuant to an agreement effective as of January 5, 1998 (the "Settlement Agreement"), TCI, Gary Magness, Kim Magness, Sharon Magness, the Magness Estate, the Estate of Betsy Magness (the first wife of Bob Magness) and Dr. Malone agreed to settle their respective claims against each other relating to the Magness Estate and the June 16 Stock Transaction, in each case without any of those parties admitting any of the claims or allegations against that party (the "Magness Settlement").



                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         In connection with the Magness Settlement, portions of the Exchange and Sale were unwound such that 10,201,041 shares of TCI Group Series A Stock and 11,666,506 shares (as adjusted for the Ventures Stock Dividend) of TCI Ventures Group Series A Stock were returned to TCI as authorized but unissued shares, and the Magness Estate returned to the Investment Bankers the portion of the Sales Price attributable to such returned shares. TCI then issued to the Magness Estate 10,017,145 shares of TCI Group Series B Stock and 12,034,298 shares (as adjusted for the Ventures Stock Dividend) of TCI Ventures Group Series B Stock. In addition, as part of the Magness Settlement, TCI issued 1,339,415 shares of TCI Group Series B Stock to the Estate of Betsy Magness in exchange for an equal number of shares of TCI Group Series A Stock and issued 1,531,834 shares of TCI Ventures Group Series B Stock for an equal number of shares of TCI Ventures Group Series A Stock.

         On February 9, 1998, in connection with the Magness Settlement, TCI entered into a call agreement (the "Malone Call Agreement") with Dr. Malone and Dr. Malone's wife (together with Dr. Malone, the "Malones"), under which the Malones granted to TCI the right to acquire any shares of TCI stock which are entitled to cast more than one vote per share (the "High-Voting Shares") owned by the Malones, which currently consist of an aggregate of approximately 60 million High-Voting Shares upon Dr. Malone's death or upon a contemplated sale of the High-Voting Shares (other than a minimal amount) to third persons. In either such event, TCI has the right to acquire the shares at a maximum price equal to the then relevant market price of shares of "low-voting" Series A Stock plus a ten percent premium. The Malones also agreed that if TCI were ever to be sold to another entity, then the maximum premium that the Malones would receive on their High-Voting Shares would be no greater than a ten percent premium over the price paid for the relevant shares of Series A Stock. TCI paid $150 million to the Malones in consideration of them entering into the Malone Call Agreement.

         Also on February 9, 1998, in connection with the Magness Settlement, certain members of the Magness family, individually, and in certain cases, on behalf of the Estate of Betsy Magness and the Magness Estate (collectively, the "Magness Family") also entered into a call agreement with TCI (with substantially the same terms as the one entered into by the Malones, including a call on the shares owned by the Magness Family upon Dr. Malone's death) (the "Magness Call Agreement") on the Magness Family's aggregate of approximately 49 million High-Voting Shares. The Magness Family was paid $124 million by TCI in consideration of them entering into the Magness Call Agreement. Additionally, on February 9, 1998, the Magness Family entered into a shareholders' agreement (the "Shareholders' Agreement") with the Malones and TCI under which (i) the Magness Family and the Malones agree to consult with each other in connection with matters to be brought to the vote of TCI's shareholders, subject to the proviso that if they cannot mutually agree on how to vote the shares, Dr. Malone has an irrevocable proxy to vote the High-Voting Shares owned by the Magness Family, (ii) the Magness Family may designate a nominee for the Board and Dr. Malone has agreed to vote his High Voting Shares for such nominee and (iii) certain "tag along rights" have been created in favor of the Magness Family and certain "drag along rights" have been created in favor of the Malones. In addition, the Malone Right granted by TCI to Dr. Malone to acquire 30,545,864 shares of TCI Group Series B Stock has been reduced to an option to acquire 14,511,570 shares of TCI Group Series B Stock. Pursuant to the terms of the Shareholders' Agreement, the Magness Family has the right to participate in the reduced Malone Right on a proportionate basis with respect to 12,406,238 shares of the 14,511,570 shares subject to the Malone Right.

         The aggregate amount paid by TCI pursuant to the Malone Call Agreement and Magness Call Agreement will be reflected as a $274 million reduction of additional paid-in capital during the first quarter of 1998.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         On September 25, 1997, certain subsidiaries of the Company entered into an Asset Contribution Agreement with, among others, Fisher Communications Associates, L.L.C., which is controlled by a director of the Company. On January 15, 1998, pursuant to the agreement, the cable television assets of the applicable cable systems of the Company were contributed to Peak Cablevision in exchange for a 66.7% partnership interest in Peak Cablevision. Additionally, cable television assets of Fisher Communications, L.L.C. were contributed in 1998 in exchange of a 33.3% interest in Peak Cablevision. In connection with the formation of Peak Cablevision, the Company contributed approximately 87,000 customers passing 136,500 homes and Fisher Communications, L.L.C. contributed approximately 27,000 customers, passing 42,100 homes. The Company contributed debt amounting to $93 million and Fisher Communications, L.L.C. contributed debt amounting to $19 million.

         On July 23, 1997, an executive officer who is also a director of the Company acquired from the Company an aggregate of 7,296,324 shares of TCI Group Series B Stock and 3,417,187 shares of Liberty Group Series B Stock, in exchange for a like number of shares of TCI Group Series A Stock and Liberty Group Series A Stock, respectively, held by such executive officer and director.

         On July 24, 1997, the Company repurchased 219,937 shares of Liberty Group Series A Stock from the spouse of an executive officer who is also a director of the Company at an aggregate cost of approximately $4 million.

         On June 10, 1997 (the "IP Phase I Closing Date"), the Company issued 139,513 shares of TCI Group Series B Stock (the "IP I Shares") to the IP Series B Trust I ("Trust"). An executive officer who is also a director of the Company is the trustee of the Trust. The IP I Shares were issued in connection with a partial closing under two Partnership Interest Purchase Agreements both dated as of June 10, 1997 (the "IP-I and IP-III Purchase Agreements"), pursuant to which the Company acquired on the IP Phase I Closing Date (a) a 99.998% limited partnership interest in InterMedia Capital Management III, L.P., (b) a 75% limited partnership interest in InterMedia CM - LP, and (c) a 99.998% limited partnership interest in InterMedia Capital Management, L.P. in exchange for total consideration of the IP I Shares and cash and assumption of current liabilities in an aggregate amount of $6 million. As a result of such transactions the Company increased its direct and indirect ownership of the limited partnership interests of InterMedia Partners, a California limited partnership, from approximately 53.6% to 54.7% and obtained the right to receive an administrative fee from InterMedia Partners and the right to receive a 20% overriding interest on any distributions in excess of the partners' capital contributions. In light of such increased ownership interests and rights and the January 1, 1998 consummation of a transaction in which InterMedia Partners acquired substantially all of the equity interests held by partners other than TCI, the Company retroactively adopted the equity method of accounting for its investment in InterMedia Partners for all periods ended prior to January 1, 1998. On January 1, 1998, the Company began consolidating its investment in InterMedia Partners. The restatement of the Company's financial statements to adopt the equity method of accounting for InterMedia Partners resulted in a $125 million decrease to its investment in Intermedia Partners, a $50 million decrease to its deferred tax liability, and a $75 million increase to its accumulated deficit at December 31, 1996. In addition, such restatement resulted in a $14 million increase to its net earnings in 1996 and a $12 million increase to its net loss in 1995. InterMedia Partners, InterMedia IV and ICM IV are all managed by the same management group. See note 5.

         On August 5, 1997 (the "IP Phase II Closing Date"), the Company issued 2,405,942 shares of TCI Group Series B Stock (the "IP II Shares") to the IP Series B Trust II ("Trust II"). An executive officer who is also a director of the Company is the trustee of the Trust II. The IP II Shares were issued in connection with the closing under the Partnership Interest Purchase Agreement dated as of August 5, 1997, and a partial and final closing under the IP-I and IP-III Purchase Agreements, pursuant to which the Company acquired on the IP Phase II Closing Date a 99.997% limited partnership interest in ICM IV and an additional .001% limited partnership interest in InterMedia Capital Management, L.P. in exchange for total consideration of the IP II Shares and cash and assumption of liabilities in an aggregate amount of $18 million. See note 5.


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         In connection with the three Partnership Interest Purchase Agreements, a director of the Company received a consulting fee in the amount of $400,000 in cash and 31,030 shares of TCI Group Series B Stock and the son of a director of the Company received an advisory fee in the amount of 36,364 shares of TCI Group Series B Stock.

         In connection with the Kearns-Tribune merger (see note 7), the former Chairman of the Board of Kearns-Tribune who is also a director of TCI (the "Former Kearns-Tribune Chairman") received (i) a cash payment of $1.6 million and (ii) an assignment of all of Kearns-Tribune right, title and interest in and to all patented mining claims owned by Kearns-Tribune, including but not limited to royalties, buildings, fixtures, surface rights, licenses and contracts related thereto, which patented mining claims are valued at $438,000. With respect to the assignment of the mining claims, the Former Kearns-Tribune Chairman agreed to assume all liabilities with respect thereto and agreed to indemnify Kearns-Tribune for any and all liabilities of Kearns-Tribune, if any, relating to the mining claims, including those arising from past operations. As of December 31, 1997, Kearns-Tribune had made the cash payment to the Former Kearns-Tribune Chairman and was in process of completing the transfers of the mining claims to a corporation designated by the Former Kearns-Tribune Chairman. The parties anticipate the remaining mining claim transfers will be completed in fiscal 1998.

         On March 4, 1997, an executive officer who is also a director of the Company received an advance from a wholly-owned subsidiary of the Company in the amount of $6 million. On March 5, 1997, such individual received a second advance from a wholly-owned subsidiary of the Company in the amount of $6 million. The terms of the advances were memorialized by a promissory note. The interest rate on such loans is 1% over the one-month LIBOR rate compounded annually. Principal outstanding on the note is due March 31, 1999 and interest is payable annually on March 1 of each year. The loan is unsecured.

         On the date of the Satellite Spin-off, the Company granted options to two of its executive officers and a key employee of TCIC to acquire an aggregate of 1,660,190 shares of Satellite Series A Common Stock. The exercise price for each such option is equal to $8.86 per share. Such options vest 20% per annum beginning February 1, 1997 and expire on February 1, 2006.

         Effective January 31, 1996, a director of the Company purchased one-third of the Company's interest in two limited partnerships and obtained two ten-year options to purchase the Company's remaining partnership interests. The purchase price for the one-third partnership interests was 37.209 shares of WestMarc Communications, Inc. ("WestMarc", a wholly-owned subsidiary of the Company) Series C Cumulative Compounding Preferred Stock owned by such director, and the purchase price for the ten-year options was $100 for each option. All options were exercised during the first quarter of 1998. The aggregate exercise price of $3,000,000 was satisfied with five non-interest bearing promissory notes that are due and payable to the Company in 2008.

         On July 1, 1996, pursuant to a Restricted Stock Award Agreement, an executive officer of TCI was transferred all of TCI's right title and interest in and to 62 shares of the 12% Series C Cumulative Compounding Preferred Stock of WestMarc owned by TCI. Such preferred stock has a liquidation value of $1,999,500 and is subject to forfeiture by such officer in the event of certain circumstances from the date of grant through December 13, 2005.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(14)     Sale of Subsidiary Stock

         In April 1997, @Home issued 240,000 shares of convertible preferred stock, resulting in cash proceeds of $48 million, less issuance costs. On July 11, 1997, @Home completed its initial public offering (the "@Home IPO"), in which 10,350,000 shares of @Home common stock were sold for cash proceeds of approximately $100 million. As a result of the @Home IPO, the Company's economic interest in @Home decreased from 43% to 39% which economic interest represents an approximate 72% voting interest. In connection with the associated dilution of the Company's ownership interest of @Home, the Company recognized a gain of $60 million.

         Effective October 2, 1997, @Home entered into a Letter Agreement and Term Sheet with CSC, and it's parent, CSC Parent Corporation ("CSC Parent"), Comcast Corporation ("Comcast"), Cox Enterprises, Inc. ("Cox"), Kleiner, Perkins, Caufield & Byers and TCI (the "CSC Agreement"). In accordance with the provisions of the CSC Agreement, CSC has entered into a Master Distribution Agreement for the distribution of @Home's high speed residential consumer Internet access services on substantially the same terms and conditions as agreements previously entered into with TCI, Comcast and Cox. In connection with the CSC Agreement, @Home issued to CSC warrants to purchase an aggregate of 10,946,936 shares of @Home's Series A Common Stock at an exercise price of $.50 per share. Of these warrants, warrants to purchase 10,231,298 of such shares were exercisable as of March 4, 1998, subject to the receipt of all necessary governmental consents or approvals, and the balance will become exercisable as and to the extent certain Connecticut cable television systems are transferred from TCI and its controlled affiliates to CSC, CSC's parent or their controlled affiliates. Following the exercise of all of CSC's warrants, the Company's equity interest and voting power in @Home will decrease to approximately 36% and 69%, respectively. See note 19.

         On July 18, 1995, TINTA completed an initial public offering (the "TINTA IPO") in which it sold 20 million shares of TINTA Series A common stock to the public for consideration of $16.00 per share aggregating $320 million, before deducting related expenses (approximately $19 million). The shares sold to the public represented 17% of TINTA's total issued and outstanding common stock. Also in July 1995, TINTA issued 687,500 shares of TINTA Series A common stock as partial consideration for a 35% ownership interest in Torneos (the "TYC Acquisition"). As a result of the TINTA IPO and the TYC Acquisition, the Company recognized a gain amounting to $123 million.

         In June 1995, Flextech issued share capital for cash and preferred shares of Thomson Directories Limited. In connection with such issuance, the Company recorded a $51 million increase to stockholders' equity and a $93 million increase to minority interests in equity of consolidated subsidiaries. No gain was recognized in the Company's consolidated statement of operations due primarily to the existence of the Company's contingent obligations to repurchase certain of the Flextech share capital.


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(15)     Income Taxes

         TCI files a consolidated federal income tax return with all of its 80%-or-more owned subsidiaries. Consolidated subsidiaries in which the Company owns less than 80% each file a separate income tax return. TCI and such subsidiaries calculate their respective tax liabilities on a separate return basis which are combined in the accompanying consolidated financial statements.

         Income tax benefit (expense) for the years ended December 31, 1997, 1996 and 1995 consists of:

                                    Current         Deferred          Total
                                    -------         --------          -----
                                              amounts in millions
Year ended December 31, 1997:
  Federal                         $      (10)            264             254
  State and local                        (31)             11             (20)
                                  ----------      ----------      ----------
                                  $      (41)            275             234
                                  ==========      ==========      ==========
Year ended December 31, 1996:
  Federal                         $      (25)           (184)           (209)
  State and local                        (13)            (49)            (62)
                                  ----------      ----------      ----------
                                  $      (38)           (233)           (271)
                                  ==========      ==========      ==========

Year ended December 31, 1995:
  Federal                         $      (23)            138             115
  State and local                        (10)             23              13
                                  ----------      ----------      ----------
                                  $      (33)            161             128
                                  ==========      ==========      ==========

         Income tax benefit (expense) differs from the amounts computed by applying the federal income tax rate of 35% as a result of the following:

                                                               Years ended December 31,
                                                      -------------------------------------------
                                                          1997            1996            1995
                                                      ------------     ----------      ----------
                                                                   amounts in millions
Computed "expected" tax benefit (expense)             $      278            (197)            109
Amortization not deductible for tax purposes                 (27)            (22)            (25)
Minority interest in losses (earnings) of
    consolidated subsidiaries                                 27              (3)              9
Gain on sale of subsidiary stock                              21              --              43
State and local income taxes, net of federal
    income tax benefit                                        (5)            (50)             (3)
Increase in valuation allowance                              (26)            (24)             --
Other                                                        (34)             25              (5)
                                                      ----------      ----------      ----------
                                                      $      234            (271)            128
                                                      ==========      ==========      ==========

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below:

                                                                                           December 31,
                                                                               ------------------------------------
                                                                                    1997                 1996
                                                                               ---------------      ---------------
                                                                                         amounts in millions
           Deferred tax assets:
               Net operating loss carryforwards                                $           920                  721
                 Less - valuation allowance                                               (183)                (150)
               Investment tax credit carryforwards                                         117                  118
                 Less - valuation allowance                                                (41)                 (41)
               Alternative minimum tax credit carryforwards                                 95                   95
               Investments in affiliates, due principally to losses of
                 affiliates recognized for financial statement purposes in
                 excess of losses recognized for income tax purposes                       175                  282
               Future deductible amount attributable to accrued
                 stock appreciation rights and deferred compensation                       132                   24
               Future deductible amounts principally due to
                 non-deductible accruals                                                   150                   55
               Other                                                                         5                   --
                                                                               ---------------      ---------------
                    Net deferred tax assets                                              1,370                1,104
                                                                               ---------------      ---------------

           Deferred tax liabilities:
               Property and equipment, principally due to
                 differences in depreciation                                             1,295                1,193
               Franchise costs, principally due to differences in
                 amortization                                                            4,354                4,676
               Investment in affiliates, due principally to
                 undistributed earnings of affiliates                                    1,552                  917
               Intangible assets, principally due to differences in
                 amortization                                                                9                   36
               Leases capitalized for tax purposes                                           4                   90
               Other                                                                       264                  154
                                                                               ---------------      ---------------
                    Total gross deferred tax liabilities                                 7,478                7,066
                                                                               ---------------      ---------------
                    Net deferred tax liability                                 $         6,108                5,962
                                                                               ===============      ===============

         The valuation allowance for deferred tax assets as of December 31, 1997 and 1996 was $224 million and $191 million, respectively.

         At December 31, 1997, the Company had net operating loss carryforwards for income tax purposes aggregating approximately $2,021 million of which, if not utilized to reduce taxable income in future periods, $136 million expires in 2003, $117 million in 2004, $355 million in 2005, $288 million in 2006, $138 million in 2009, $167 million in 2010, $285 million in 2011 and $544 million in 2012. Certain subsidiaries of the Company had additional net operating loss carryforwards for income tax purposes aggregating approximately $233 million and these net operating losses are subject to certain rules limiting their usage.

         At December 31, 1997, the Company had remaining available investment tax credits of approximately $62 million which, if not utilized to offset future federal income taxes payable, expire at various dates through 2005. Certain subsidiaries of the Company had additional investment tax credit carryforwards aggregating approximately $55 million and these investment tax credit carryforwards are subject to certain rules limiting their usage.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Certain of the federal income tax returns of TCI and its subsidiaries which filed separate income tax returns are presently under examination by the Internal Revenue Service (the "IRS") for the years 1993 through 1995 (the "IRS Examinations"). In the opinion of management, any additional tax liability, not previously provided for, resulting from the IRS Examinations ultimately determined to be payable, should not have a material adverse effect on the consolidated financial position of the Company.

(16)     Commitments and Contingencies

         On October 5, 1992, the United States Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"). In 1993 and 1994, the Federal Communications Commission (the "FCC") adopted certain rate regulations required by the 1992 Cable Act and imposed a moratorium on certain rate increases. As a result of such actions, the Company's basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC. Basic and tier service rates are evaluated against competitive benchmark rates as published by the FCC, and equipment and installation charges are based on actual costs. Any rates for Regulated Services that exceeded the benchmarks were reduced as required by the 1993 and 1994 rate regulations. The rate regulations do not apply to the relatively few systems which are subject to "effective competition" or to services offered on an individual service basis, such as premium movie and pay-per-view services.

         The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including its rate setting provisions. However, the Company's rates for Regulated Services are subject to review by the FCC, if a complaint has been filed by a customer, or the appropriate franchise authority, if such authority has been certified by the FCC to regulate rates. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Any refunds of the excess portion of all other Regulated Service rates would be retroactive to one year prior to the implementation of the rate reductions.

         The Company is obligated to pay fees for the rights to exhibit certain films that are released by various producers through 2017 (the "Film Licensing Obligations"). Based on customer levels at December 31, 1997, these agreements require minimum payments aggregating approximately $695 million. The aggregate amount of the Film Licensing Obligations under these license agreements is not currently estimable because such amount is dependent upon the number of qualifying films released theatrically by certain motion picture studios as well as the domestic theatrical exhibition receipts upon the release of such qualifying films. Nevertheless, the Company's aggregate payments under the Film Licensing Obligations could prove to be significant.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         The Company is a party to affiliation agreements with several of its programming suppliers. Pursuant to these agreements, the Company is committed to carry such suppliers programming on its cable systems. Several of these agreements provide for penalties and charges in the event the programming is not carried or not delivered to a contractually specified number of customers.

         During the third quarter of 1997, the Company committed to purchase billing services from an unaffiliated third party pursuant to three successive five year agreements. Pursuant to such arrangement, the Company is obligated to make minimum payments aggregating approximately $1.6 billion through 2012. Such minimum payments are subject to inflation and other adjustments pursuant to the terms of the underlying agreements.

         The Company has guaranteed notes payable and other obligations of affiliated and other companies with outstanding balances of approximately $469 million at December 31, 1997. With respect to the Company's guarantees of $166 million of such obligations, the Company has been indemnified for any loss, claim or liability that the Company may incur, by reason of such guarantees. Although there can be no assurance, management of the Company believes that it will not be required to meet its obligations under such guarantees, or if it is required to meet any of such obligations, that they will not be material to the Company.

         On July 11, 1997, TCI Music, Inc. ("TCI Music") merged with DMX, Inc. Following such merger (the "DMX Merger"), the Company owned 89.6% of the common equity and 98.7% of the voting power of TCI Music. In December 1997, TCI Music issued convertible preferred stock and common stock in connection with two acquisitions. After giving effect to such issuances and assuming the conversion of the TCI Music convertible preferred stock, TCI, at December 31, 1997, owned TCI Music securities representing 81.1% of TCI Music's common stock and 97.5% of the voting power attributable to such TCI Music common stock. In connection with the DMX Merger, the Company assumed a contingent obligation to purchase 14,896,648 shares (6,812,393 of which are owned by subsidiaries of the Company) of TCI Music common stock at a price of $8.00 per share. Such obligation may be settled, at the Company's option, with shares of TCI Group Series A Stock or with cash. The Company has recorded its contingent obligation to purchase such shares as a component of minority interest in equity of consolidated subsidiaries the accompanying consolidated financial statements.

         The Company leases business offices, has entered into converter lease agreements, pole rental agreements, transponder lease agreements and uses certain equipment under lease arrangements. Rental expense under such arrangements amounted to $212 million, $187 million and $142 million in 1997, 1996 and 1995, respectively.

         Future minimum lease payments under noncancellable operating leases for each of the next five years are summarized as follows (amounts in millions):

               Years ending
               December 31,
               ------------
                  1998                $      215
                  1999                       181
                  2000                       151
                  2001                       118
                  2002                       100
                  Thereafter                 439


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         It is expected that, in the normal course of business, expiring leases will be renewed or replaced by leases on other properties; thus, it is anticipated that future minimum lease commitments will not be less than the amount shown for 1998.

         Effective as of December 16, 1997, National Digital Television Center, Inc. ("NDTC"), a subsidiary of TCI and a member of the TCI Ventures Group, on behalf of TCIC and other cable operators that may be designated from time to time by NDTC ("Approved Purchasers"), entered into an agreement (the "Digital Terminal Purchase Agreement") with General Instrument Corporation (formerly NextLevel Systems, Inc., "GI") to purchase advanced digital set-top devices. The hardware and software incorporated into these devices will be designed and manufactured to be compatible and interoperable with the OpenCable(TM) architecture specifications adopted by CableLabs, the cable television industry's research and development consortium, in November 1997. NDTC has agreed that Approved Purchasers will purchase, in the aggregate, a minimum of 6.5 million set-top devices over the next three years at an average price of $318 per set-top device. GI agreed to provide NDTC and its Approved Purchasers the most favorable prices, terms and conditions made available by GI to any customer purchasing advanced digital set-top devices. In connection with NDTC's purchase commitment, GI agreed to grant warrants to purchase its common stock proportional to the number of devices ordered by each organization, which as of the effective date of the Digital Terminal Purchase Agreement, would have represented at least a 10% equity interest in GI (on a fully diluted basis). It is anticipated that the value associated with such equity interest would be attributed to TCI Group upon purchase and deployment of the digital set-top devices.

         Also in December 1997, NDTC entered into a memorandum of understanding (the "GI MOU") with GI which contemplates the sale to GI of certain of the assets of NDTC's set-top authorization business, the license of certain related technology to GI, and an additional cash payment in exchange for approximately 21.4 million shares of stock of GI. In connection therewith, NDTC would also enter into a services agreement pursuant to which it will provide certain services to GI's set-top authorization business. The transaction is subject to the signing of definitive agreements; accordingly, there can be no assurance that it will be consummated.

         Certain key employees of the Company and members of the Board hold restricted stock awards, options and options with tandem SARs to acquire shares of certain subsidiaries' common stock. Estimates of the compensation related to SARs have been recorded in the accompanying consolidated financial statements pursuant to APB Opinion No. 25. Such estimates are subject to future adjustment based upon the market value of the respective common stock and, ultimately, on the final market value when the rights are exercised.


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Estimates of compensation relating to phantom stock appreciation rights ("PSARs") granted to employees of a subsidiary of TCI have been recorded in the accompanying combined financial statements, but are subject to future adjustment based upon a valuation model derived from such subsidiary's cash flow, working capital and debt.

         During 1997, the Company began an enterprise-wide comprehensive review of its computer systems and related software to ensure systems properly recognize the year 2000 and continue to process business information. The systems being evaluated include all internal use software and devices and those systems and devices that manage the distribution of the Company's, as well as third parties' products. Additionally, the Company has initiated a program of communications with its significant suppliers, customers and affiliated companies to determine the readiness of these third parties and the impact on the Company if those third parties fail to remediate their own year 2000 issues.

         Over the past three years, the Company began an effort to convert a substantial portion of its financial applications to commercial products, which are anticipated to be year 2000 ready or to outsource portions of its financial applications to third party vendors who are expected to be year 2000 ready. Notwithstanding such effort, the Company is in the process of finalizing its assessment of the impact of year 2000. The Company is utilizing both internal and external resources to identify, correct or reprogram, and test systems for year 2000 readiness. To date, the Company has inventoried substantially all of its cable systems and is currently evaluating the results of such inventory. The Company expects that it will have to modify or replace certain portions of its cable distribution plant, although the Company has not yet completed its assessment. Confirmations have been received from certain primary suppliers indicating that they are either year 2000 ready or have plans in place to ensure readiness. As part of the Company's assessment of its year 2000 issue, it is evaluating the level of validation it will require of third parties to ensure their year 2000 readiness. The Company's manual assessment of the impact of the year 2000 date change should be complete by mid-1998.

         Management of the Company has not yet determined the cost associated with its year 2000 readiness efforts and the related potential impact on the Company's results of operations. Amounts expended to date have not been material, although there can be no assurance that costs ultimately required to be paid to ensure the Company's year 2000 readiness will not have an adverse effect on the Company's financial position. Additionally, there can be no assurance that the systems of other companies on which the Company relies will be converted in time or that any such failure to convert by another company will not have an adverse effect on the Company's financial condition or position.

         The Company has contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible the Company may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying consolidated financial statements.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(17)     Information about the Company's Segments

         The Company has two reportable segments: domestic cable and communications services and domestic programming services. Domestic cable and communications services receive video, audio and data signals from various sources, and amplify and distribute the signals by coaxial cable and optical fiber to the premises of customers who pay a fee for the service. Domestic programming services produces, acquires, and distributes, through all available formats and media, branded entertainment and informational programming and software, including multimedia products, delivered in both analog and digital form. The Company's domestic cable and communications services business and assets are included in TCI Group, and the Company's domestic programming business and assets are included in Liberty Media Group. The Company's principal international businesses and assets and the Company's remaining non-cable and non-programming domestic businesses and assets are included in TCI Ventures Group.

         The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on a measure of operating cash flow (defined as operating income before depreciation, amortization, stock compensation and other non-cash charges). Operating cash flow is a measure of value and borrowing capacity within the cable television industry and is not intended to be a substitute for cash flow provided by operating activities, a measure of performance prepared in accordance with generally accepted accounting principles, and should not be relied upon as such. The Company generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices.

         The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each segment requires different technology and marketing strategies.


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         The Company utilizes the following information for purposes of making decisions about allocating resources to a segment and assessing a segment's performance:

                                                  Domestic cable     Domestic
                                                 & communications   programming          All
                                                     services         services          other           Total
                                                 ----------------   -----------        -------        --------
                                                                      amounts in millions
         Year ended December 31, 1997:
         -----------------------------
         Revenues from external customers
             including intersegment revenue        $    6,429            374             969           7,772
         Intersegment revenue                              --            173              29             202
         Segment operating cash flow                    2,766             55             154           2,975

         Year ended December 31, 1996:
         -----------------------------
         Revenues from external customers
             including intersegment revenue        $    5,881          1,339             926           8,146
         Intersegment revenue                              --            107              17             124
         Segment operating cash flow                    2,016            164              96           2,276

         Year ended December 31, 1995:
         -----------------------------
         Revenues from external customers
             including intersegment revenue        $    4,827          1,441             326           6,594
         Intersegment revenue                              --             80               8              88
         Segment operating cash flow                    1,925             16              47           1,988

         As of December 31, 1997
         -----------------------
         Segment assets                            $   23,578          5,039           3,944          32,561
         Investment in equity method investees            414            524           2,098           3,036
         Expenditures for segment assets                  538              4             167             709

         As of December 31, 1996
         -----------------------
         Segment assets                            $   22,819          3,059           4,260          30,138
         Investment in equity method investees            361            545           2,069           2,975
         Expenditures for segment assets                1,834             12             209           2,055


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         A reconciliation of reportable segment amounts to the Company's consolidated balances is as follows:

                                                                        Year ended December 31,
                                                               ------------------------------------------
                                                                  1997            1996            1995
                                                               ----------      ----------      ----------
                                                                         amounts in millions
         Revenue
         -------
         Total revenue for reportable segments                 $    6,803           7,220           6,268
         Other revenue                                                969             926             326
         Elimination of intersegment revenue                         (202)           (124)            (88)
                                                               ----------      ----------      ----------
                  Total consolidated revenue                   $    7,570           8,022           6,506
                                                               ==========      ==========      ==========

         Operating Cash Flow to Earnings (Loss) Before
         ---------------------------------------------
              Income Tax
              ----------
         Total operating cash flow for reportable segments     $    2,821           2,180           1,941
         Other operating cash flow                                    154              96              47
         Other items excluded from operating cash flow:
                  Depreciation                                     (1,077)         (1,093)           (899)
                  Amortization                                       (546)           (523)           (473)
                  Stock compensation                                 (488)             13             (57)
                  Impairment of intangible assets                     (15)             --              --
                  Restructuring charges                                --             (41)            (17)
                  Interest expense                                 (1,160)         (1,096)         (1,010)
                  Interest and dividend income                         88              64              52
                  Share of losses of affiliates, net                 (930)           (450)           (213)
                  Loss on early extinguishment of debt                (39)            (71)             (6)
                  Minority interest in losses (earnings)             (154)            (56)             17
                  Gain on sale of stock by subsidiary and
                     equity investee                                  172              12             288
                  Gain on disposition of assets                       401           1,593              49
                  Other, net                                          (22)            (65)            (30)
                                                               ----------      ----------      ----------
                     Earnings (loss) before income taxes       $     (795)            563            (311)
                                                               ==========      ==========      ==========


                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                                                    As of December 31,
                                                               --------------------------
                                                                  1997             1996
                                                               ----------      ----------
                                                                  amounts in millions
         Assets
         ------
         Total assets for reportable segments                  $   28,617          25,878
         Other segment assets                                       3,944           4,260
         Consolidating and eliminating adjustments                    (74)             31
                                                               ----------      ----------
                  Consolidated total                           $   32,487          30,169
                                                               ==========      ==========

         Other Significant Items
         -----------------------
         Equity method investments for reportable segments     $      938             906
         Other equity method investments                            2,098           2,069
         Consolidating and eliminating adjustments                     12              10
                                                               ----------      ----------
                  Consolidated equity method investments       $    3,048           2,985
                                                               ==========      ==========

         Expenditures for reportable segment assets            $      542           1,846
         Other asset expenditures                                     167             209
                                                               ----------      ----------
                  Consolidated total asset expenditures        $      709           2,055
                                                               ==========      ==========

         Substantially all revenue and assets of TCI's reportable segments are attributed to or located in the United States.

         The Company does not have a single external customer which represents 10 percent or more of its consolidated revenues.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(18)     Quarterly Financial Information (Unaudited)

                                                                           1st          2nd           3rd           4th
                                                                         Quarter      Quarter       Quarter       Quarter
                                                                         -------      -------       -------       -------
                                                                                         amounts in millions,
                                                                                        except per share data
           1997:
           -----
             Revenue                                                     $  1,827        1,887        1,934        1,922
                                                                         ========     ========     ========     ========
             Operating income                                            $    349          253          222           25
                                                                         ========     ========     ========     ========
             Net loss                                                    $    (58)        (154)         (22)        (327)
                                                                         ========     ========     ========     ========
             Basic earnings (loss) attributable to common
               stockholders per common share:

                   TCI Group Stock                                       $   (.12)        (.25)        (.34)        (.11)
                                                                         ========     ========     ========     ========
                   Liberty Group Stock (a)                               $    .04          .02          .44         (.17)
                                                                         ========     ========     ========     ========
                   TCI Ventures Group Stock (b)                          $     --           --          .07         (.54)
                                                                         ========     ========     ========     ========

             Diluted earnings (loss) attributable to common
               stockholders per common and potential common share:

                   TCI Group Stock                                       $   (.12)        (.25)        (.34)        (.11)
                                                                         ========     ========     ========     ========
                   Liberty Group Stock (a)                               $    .04          .01          .40         (.17)
                                                                         ========     ========     ========     ========
                   TCI Ventures Group Stock(b)                           $     --           --          .07         (.54)
                                                                         ========     ========     ========     ========

           1996:
           -----
             Revenue                                                     $  1,861        1,948        2,058        2,155
                                                                         ========     ========     ========     ========
             Operating income                                            $    172          169          220           71
                                                                         ========     ========     ========     ========
             Net earnings (loss):
                As previously reported                                   $   (121)        (187)        (138)         724
                Adjustment to adopt equity  method of
                  accounting for investee                                      (2)          (2)          20           (2)
                                                                         --------     --------     --------     --------
                As adjusted                                              $   (123)        (189)        (118)         722
                                                                         ========     ========     ========     ========

             Basic earnings (loss) attributable to common
                stockholders per common share:

                  TCI Group Stock:
                    As previously reported                               $   (.22)        (.30)        (.25)        (.46)
                    Adjustment to adopt equity  method of accounting
                      for investee                                             --           --          .03           --
                                                                         --------     --------     --------     --------
                    As adjusted                                          $   (.22)        (.30)        (.22)        (.46)
                                                                         ========     ========     ========     ========

                  Liberty Group Stock (a)                                $    .04          .01          .05         2.73
                                                                         ========     ========     ========     ========

             Diluted earnings (loss) attributable to common
                stockholders per common and potential common share:

                  TCI Group Stock:
                    As previously reported                               $   (.22)        (.30)        (.25)        (.46)
                    Adjustment to adopt equity  method of accounting
                      for investee                                             --           --          .03           --
                                                                         --------     --------     --------     --------
                    As adjusted                                          $   (.22)        (.30)        (.22)        (.46)
                                                                         ========     ========     ========     ========

                  Liberty Group Stock (a)                                $    .04          .01          .04         2.49
                                                                         ========     ========     ========     ========

          ------------------

          (a)     Adjusted to give effect to the 1998 Liberty Stock Dividend.

          (b)     Adjusted to give effect to the Ventures Stock Dividend.

(19)     Restatement Associated With Costs of Distribution Agreements

         The Company has restated its consolidated financial statements to record non-cash costs of certain distribution agreements as assets to be amortized over the exclusivity periods set forth in the respective distribution agreements. Such non-cash costs had originally been expensed in the period that the underlying warrants had become exercisable. This restatement resulted in a $164 million increase to other assets and a $99 million increase to minority interests in consolidated subsidiaries at December 31, 1997. In addition, the restatement resulted in a $65 million decrease to net loss and a $.15 decrease to basic and diluted net loss attributable to common stockholders per share of TCI Ventures Group Stock for the year ended December 31, 1997. See note 14.

                          INDEPENDENT AUDITORS' REPORT




The Board of Directors and Stockholders
Tele-Communications, Inc.:


We have audited and reported separately herein on the consolidated financial statements of Tele-Communications, Inc. and subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997.

We have also audited the accompanying combined balance sheets of Liberty/Ventures Group (a combination of certain assets of Tele-Communications, Inc., as defined in note 1) as of December 31, 1997 and 1996, and the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The combined financial statements of Liberty/Ventures Group are presented for purposes of additional analysis of the consolidated financial statements of Tele-Communications, Inc. and subsidiaries. As more fully described in note 1, the combined financial statements of Liberty/Ventures Group are intended to reflect the performance of the businesses of Tele-Communications, Inc., which produce and distribute programming services, Tele-Communications, Inc.'s principal international assets and substantially all of Tele-Communications, Inc.'s domestic non-cable and non-programming assets. The combined financial statements of Liberty/Ventures Group should be read in conjunction with the consolidated financial statements of Tele-Communications, Inc. and subsidiaries.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Liberty/Ventures Group as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

The accompanying combined financial statements as of December 31, 1997 and for the year then ended have been restated, as described in Note 14.



                                              KPMG Peat Marwick LLP



Denver, Colorado
March 20, 1998,
     except for Notes 2 and 14
     which are as of September 14, 1998 and January 6, 1999, respectively

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                             Combined Balance Sheets
                           December 31, 1997 and 1996

                                                                       1997*      1996
                                                                      ------     ------
Assets                                                               amounts in millions
Cash and cash equivalents                                             $  224        444

Trade and other receivables, net                                         127        140

Prepaid program rights                                                   104         88

Committed program rights                                                 117         21

Investments in affiliates, accounted for under the equity method,
   and related receivables (note 5)                                    2,654      2,630

Investment in Time Warner, Inc. ("Time Warner") (note 6)
                                                                       3,538      2,017

Other investments and related receivables (note 7)                       695        245

Property and equipment, at cost:
   Land                                                                    8          8
   Distribution systems                                                  856        766
   Support equipment and buildings                                       153        221
                                                                      ------     ------
                                                                       1,017        995
   Less accumulated depreciation                                         280        248
                                                                      ------     ------
                                                                         737        747
                                                                      ------     ------
Intangible assets:
   Excess cost over acquired net assets                                  429        796
   Franchise costs                                                       108        243
                                                                      ------     ------
                                                                         537      1,039
      Less accumulated amortization                                       86        106
                                                                      ------     ------
                                                                         451        933
                                                                      ------     ------

Other assets, at cost, net of amortization (note 10)                     280         91
                                                                      ------     ------

                                                                      $8,927      7,356
                                                                      ======     ======

*Restated - see note 14.
                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                       Combined Balance Sheets, continued

                           December 31, 1997 and 1996

                                                                                   1997*          1996
                                                                                ----------     ----------
Liabilities and Combined Equity                                                    amounts in millions
-------------------------------
Accounts payable                                                                $       40             72

Accrued liabilities                                                                    168            156

Program rights payable                                                                 156             34

Customer prepayments                                                                   137            119

Deferred option premium (note 6)                                                       306             --

Capital lease obligations (note 13)                                                    387            200

Debt (note 8)                                                                          757            528

Deferred income taxes (note 9)                                                         957            802

Other liabilities                                                                       90             87
                                                                                ----------     ----------

        Total liabilities                                                            2,998          1,998
                                                                                ----------     ----------

Minority interests in equity of attributed subsidiaries (notes 5 and 11)               620            413

Combined equity (note 11):
   Combined equity                                                                   4,011          5,038
   Accumulated other comprehensive earnings, net of taxes                              768             41
                                                                                ----------     ----------
                                                                                     4,779          5,079
   Due to (from) related parties                                                       530           (134)
                                                                                ----------     ----------
     Total combined equity                                                           5,309          4,945
                                                                                ----------     ----------

Commitments and contingencies (notes 2, 5 and 13)                               $    8,927          7,356
                                                                                ==========     ==========

*Restated - see note 14.


See accompanying notes to combined financial statements.

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                        Combined Statements of Operations

                  Years ended December 31, 1997, 1996 and 1995

                                                                                    1997*             1996              1995
                                                                                ------------      ------------      ------------
                                                                                               amounts in millions
Revenue:
   Unaffiliated parties                                                         $      1,104             1,136               746
   Related parties (note 11)                                                             195               117                86
   Net sales from electronic retailing services                                           --               984               920
                                                                                ------------      ------------      ------------
                                                                                       1,299             2,237             1,752
                                                                                ------------      ------------      ------------

Cost of sales, operating costs and expenses:
   Cost of sales                                                                          --               605               603
   Operating                                                                             682               750               547
   Selling, general and administrative                                                   348               563               510
   Charges from related parties (note 11)                                                 60                54                30
   Impairment of assets                                                                   15                 9                --
   Stock compensation (note 11)                                                          296                10                16
   Restructuring charges                                                                  --                --                17
   Depreciation and amortization                                                         196               210               173
                                                                                ------------      ------------      ------------
                                                                                       1,597             2,201             1,896
                                                                                ------------      ------------      ------------

        Operating income (loss)                                                         (298)               36              (144)

Other income (expense):
   Interest expense                                                                      (57)              (68)              (55)
   Interest expense to related parties (note 11)                                         (18)               --                (6)
   Dividend and interest income                                                           57                39                27
   Interest income from related parties (note 11)                                          6                14                --
   Share of losses of affiliates, net (note 5)                                          (850)             (372)             (210)
   Minority interests in losses of attributed subsidiaries                                25                26                20
   Gain on dispositions, net (notes 5, 6 and 7)                                          420             1,558                47
   Gain on sale of stock by attributed subsidiaries (notes 10 and 12)                     60                --               123
   Gain on issuance of stock by affiliates (note 5)                                      112                13               165
   Other, net                                                                              2                 9               (19)
                                                                                ------------      ------------      ------------
                                                                                        (243)            1,219                92
                                                                                ------------      ------------      ------------

        Earnings (loss) before income taxes                                             (541)            1,255               (52)

Income tax benefit (expense) (note 9)                                                    130              (457)               56
                                                                                ------------      ------------      ------------

        Net earnings (loss)                                                     $       (411)              798                 4
                                                                                ============      ============      ============

Comprehensive earnings                                                          $        316               517               231
                                                                                ============      ============      ============

* Restated - see note 14.

See accompanying notes to combined financial statements.

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                          Combined Statements of Equity

                  Years ended December 31, 1997, 1996 and 1995

                                                                     Accumulated
                                                                        other            Due to
                                                                     comprehensive       (from)          Total
                                                        Combined        earnings,        related        combined
                                                         equity*       net of tax        parties         equity*
                                                       ----------      ----------      ----------      ----------
                                                                           amounts in millions
Balance at January 1, 1995                             $    2,563              95              29           2,687
  Net earnings                                                  4              --              --               4
  Foreign currency translation adjustment                      --              (5)             --              (5)
  Change in unrealized holding gains on
     available-for-sale securities                             --             232              --             232
  Gain in connection with issuance of stock of
     affiliate (note 5)                                        51              --              --              51
  Deferred tax assets transferred to related party            (16)             --              --             (16)
  Contribution to combined equity for acquisitions             19              --              --              19
  Stock compensation                                           11              --               3              14
  Intergroup tax allocation                                   (56)             --              (1)            (57)
  Other transfers from (to) related parties, net            1,083              --             (24)          1,059
                                                       ----------      ----------      ----------      ----------

Balance at December 31, 1995                                3,659             322               7           3,988
   Net earnings                                               798              --              --             798
   Foreign currency translation adjustment                     --              35              --              35
   Recognition of previously unrealized gains on
     available-for-sale securities                             --            (364)             --            (364)
   Change in unrealized holding gains on
     available-for-sale securities                             --              48              --              48
   Repurchase of common stock                                 (38)             --              --             (38)
   Issuance of stock by attributed subsidiary                  10              --              --              10
   Stock compensation                                          (7)             --              (2)             (9)
   Intergroup tax allocation                                  (53)             --              32             (21)
   Other transfers from (to) related parties, net             669              --            (171)            498
                                                       ----------      ----------      ----------      ----------

Balance at December 31, 1996                                5,038              41            (134)          4,945
   Net loss                                                  (411)             --              --            (411)
   Foreign currency translation adjustment                     --             (22)             --             (22)
   Change in unrealized holding gains on
     available-for-sale securities                             --             749              --             749
   Contribution to combined equity for issuance
     of common stock to TCI Employee Stock
     Purchase Plan                                              2              --              --               2
   Repurchase of common stock                                (625)             --              --            (625)
   Excess of consideration paid over carryover
     basis of net assets acquired from related
     party                                                   (219)             --              --            (219)
   Gain in connection with issuance of stock of
     affiliate (note 5)                                        66              --              --              66
   Issuance of stock by attributed subsidiary                  19              --              --              19
   Issuance of common stock                                    30              --              --              30
   Excess of cash received over carryover basis
     of SUMMITrak Assets                                       30              --              --              30
   Stock compensation                                          68              --             167             235
   Intergroup tax allocation                                 (193)             --              33            (160)
   Other transfers from related parties, net                  206              --             464             670
                                                       ----------      ----------      ----------      ----------

Balance at December 31, 1997                           $    4,011             768             530           5,309
                                                       ==========      ==========      ==========      ==========

* Restated - see note 14.

See accompanying notes to combined financial statements.

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                        Combined Statements of Cash Flows

                  Years ended December 31, 1997, 1996 and 1995

                                                                                         1997*           1996                1995
                                                                                    ------------     ------------       ----------
                                                                                                     amounts in millions
                                                                                                        (see note 4)
Cash flows from operating activities:
   Net earnings (loss)                                                               $      (411)             798                4
   Adjustments to reconcile net earnings (loss) to net cash provided (used) by operating activities:
        Depreciation and amortization                                                        196              210              173
        Impairment of assets                                                                  15                9               --
        Stock compensation                                                                   296               10               16
        Payments of stock compensation                                                       (75)              (1)              (3)
        Share of losses of affiliates, net                                                   850              372              210
        Deferred income tax expense (benefit)                                                 16              471               (9)
        Intergroup tax allocation                                                           (159)             (21)             (56)
        Minority interests in earnings of attributed subsidiaries                            (25)             (26)             (20)
        Gain on issuance of stock by affiliates                                             (112)             (13)            (165)
        Gain on sale of stock by attributed subsidiaries                                     (60)              --             (123)
        Gain on disposition of assets, net                                                  (420)          (1,558)             (47)
        Other noncash charges                                                                 17                9                7
        Changes in operating assets and liabilities, net of the effect of acquisitions and dispositions:
             Change in receivables                                                             9              (53)             (16)
             Change in prepaid expenses and committed program rights                          (3)             (12)             (54)
             Change in payables, accruals and customer prepayments                            38               50               76
                                                                                    ------------     ------------       ----------

                 Net cash provided (used) by operating activities                            172              245               (7)
                                                                                    ------------     ------------       ----------

Cash flows from investing activities:
   Cash paid for acquisitions                                                                (41)            (168)            (251)
   Capital expended for property and equipment                                              (168)            (221)            (190)
   Cash balances of deconsolidated subsidiaries                                              (39)              --               --
   Investments in and loans to affiliates and others                                        (683)            (536)          (1,110)
   Return of capital from affiliates                                                           5                6               20
   Collections on loans to affiliates and others                                             133               24               15
   Cash paid for cable distribution fees                                                      --              (32)             (44)
   Cash proceeds from dispositions                                                           302              170              100
   Other, net                                                                                (11)             (13)             (19)
                                                                                    ------------     ------------       ----------

                 Net cash used by investing activities                                      (502)            (770)          (1,479)
                                                                                    ------------     ------------       ----------

                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                  Combined Statements of Cash Flows, continued

                  Years ended December 31, 1997, 1996 and 1995

                                                                                        1997*            1996           1995
                                                                                     ----------      ----------      ----------
                                                                                                     amounts in millions
                                                                                                        (see note 4)
Cash flows from financing activities:
   Borrowings of debt                                                                       667             470             537
   Repayments of debt and capital lease obligations                                        (348)           (628)           (366)
   Issuance of debentures                                                                    --             345              --
   Contribution for issuance of common stock                                                  2              --              --
   Cash transfers from related parties                                                      310             293           1,047
   Repurchase of common stock                                                              (625)            (38)             --
   Repurchase of common stock by attributed subsidiary                                      (42)             --              --
   Net proceeds from issuance of stock by attributed subsidiaries                           148              10             376
   Contributions by minority shareholders of attributed subsidiaries                          4             319               2
   Other, net                                                                                (6)             (9)              5
                                                                                     ----------      ----------      ----------

                 Net cash provided by financing activities                                  110             762           1,601
                                                                                     ----------      ----------      ----------

                 Effect of exchange rate changes on cash                                     --               4              (3)
                                                                                     ----------      ----------      ----------

                    Net increase (decrease) in cash and cash equivalents                   (220)            241             112

                    Cash and cash equivalents at beginning of year                          444             203              91
                                                                                     ----------      ----------      ----------

                    Cash and cash equivalents at end of year                         $      224             444             203
                                                                                     ==========      ==========      ==========

* Restated - see note 14.
See accompanying notes to combined financial statements.

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

                         December 31, 1997,1996 and 1995

(1)      Basis of Presentation

         The accompanying combined financial statements include the accounts of the subsidiaries and assets of Tele-Communications, Inc. ("TCI") that are attributed to Liberty/Ventures Group, as defined below. All significant intercompany accounts and transactions have been eliminated. The combined financial statements of Liberty/Ventures Group are presented for purposes of additional analysis of the consolidated financial statements of TCI and subsidiaries and should be read in conjunction with such consolidated financial statements.

         On June 24, 1998, the Board of Directors of TCI (the "Board") announced its intention, subject to shareholder approval, to combine "Liberty Media Group", a group of TCI's assets which produce and distribute programming services, and "TCI Ventures Group", a group of assets comprised of TCI's principal international assets and businesses and substantially all of TCI's non-cable and non-programming assets (collectively, "Liberty/Ventures Group"). Under the terms of the proposed combination (the "Liberty/Ventures Combination"), each outstanding share of Tele-Communications, Inc. Series A TCI Ventures Group Common Stock, par value $1.00 per share (the "TCI Ventures Group Series A Stock") will be reclassified as .52 of a share of Tele-Communications, Inc. Series A Liberty Media Group Common Stock, par value $1.00 per share (the "Liberty Group Series A Stock" and following the Liberty/Ventures Combination, the "Liberty/Ventures Group Series A Stock") and each outstanding share of Tele-Communications, Inc. Series B TCI Ventures Group Common Stock, par value $1.00 per share (the "TCI Ventures Group Series B Stock, " and together with the TCI Ventures Group Series A Stock, the "TCI Ventures Group Stock") will be reclassified as .52 of a share of Tele-Communications, Inc. Series B Liberty Media Group Common Stock, par value $1.00 per share (the "Liberty Group Series B Stock, and following the Liberty/Ventures Combination, the "Liberty/Ventures Group Series B Stock" and together with the Liberty Group Series A Stock, the "Liberty Group Stock").

         Following the Liberty/Ventures Combination, the Liberty/Ventures Group Series A Stock and the Liberty/Ventures Group Series B Stock (collectively, the "Liberty/Ventures Group Stock") will represent one hundred percent of the equity value attributable to Liberty/Ventures Group. The Liberty/Ventures Combination will not result in any transfer of assets or liabilities of TCI or any of its subsidiaries or affect the rights of creditors of TCI or of holders of TCI's or any of its subsidiaries' debt.



                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements



         At December 31, 1997, Liberty/Ventures Group consisted principally of the following assets and their related liabilities: (i) TCI's businesses which provide programming services including production, acquisition and distribution through all available formats and media of branded entertainment, educational and informational programming and software, including multimedia products, (ii) TCI's businesses engaged in electronic retailing, direct marketing, advertising sales relating to programming services, infomercials and transaction processing, (iii) TCI's businesses engaged in international cable, telephony and programming businesses (Tele-Communications International, Inc. "TINTA") (iv) TCI's principal interests in the telephony business consisting primarily of TCI's investment in a series of partnerships formed to engage in the business of providing wireless communications services, using the radio spectrum for broadband personal communications services ("PCS"), to residential and business customers nationwide under the Sprint(R) brand (a registered trademark of Sprint Communications Company, L.P.) (the "PCS Ventures"), TCI's 28% equity interest (representing a 41% voting interest) in Teleport Communications Group Inc. ("TCG"), a competitive local exchange carrier, and Western Tele-Communications, Inc. ("WTCI"), a wholly-owned subsidiary of TCI that provides long distance transport of video, voice and data traffic and other telecommunications services to interexchange carriers on a wholesale basis using primarily a digital broadband microwave network located throughout a 12 state region, (v) TCI's businesses engaged in high speed multimedia Internet services, including TCI's interest in At Home Corporation ("@Home") and (vi) other assets, including National Digital Television Center, Inc. ("NDTC"), which provides digital compression and authorization services to programming suppliers and to video distribution outlets.

         Targeted Stock

         On August 3, 1995, the stockholders of TCI authorized the Board to issue the Liberty Group Stock which was intended to reflect the separate performance of Liberty Media Group, and on August 10, 1995, TCI distributed, in the form of a dividend, the Liberty Group Stock. Additionally, the stockholders, of TCI approved the redesignation of the previously authorized Class A and Class B common stock into Tele-Communications, Inc. Series A TCI Group Common Stock, par value $1.00 per share (the "TCI Group Series A Stock") and Tele-Communications, Inc. Series B TCI Group Common Stock, par value $1.00 per share (the "TCI Group Series B Stock", and together with the TCI Group Series A Stock, the "TCI Group Stock"), respectively. On August 28, 1997, the stockholders of TCI authorized the Board to issue the TCI Ventures Group Stock which was intended to reflect the separate performance of TCI Ventures Group, and on September 10, 1997, upon the consummation of offers commenced by TCI to exchange shares of TCI Group Stock for TCI Ventures Group Stock (the "Exchange Offers"), TCI exchanged TCI Group Stock for TCI Ventures Group Stock in the maximum amount set forth in the Exchange Offers.


                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements



         TCI Group Stock is intended to reflect the separate performance of TCI and its subsidiaries and assets not attributed to Liberty/Ventures Group. Such subsidiaries and assets, which are comprised primarily of TCI's domestic cable and communications businesses, are collectively referred to as "TCI Group". Collectively, Liberty/Ventures Group and TCI Group are referred to as the "Groups" and individually are referred to as a "Group". The TCI Group Series A Stock, Liberty Group Series A Stock and TCI Ventures Group Series A Stock are sometimes collectively referred to herein as the "Series A Stock," and the TCI Group Series B Stock, Liberty Group Series B Stock and TCI Ventures Group Series B Stock are sometimes collectively referred to herein as the "Series B Stock."

         Notwithstanding the attribution of assets and liabilities, equity and items of income and expense among TCI Group and Liberty/Ventures Group for the purpose of preparing their respective combined financial statements, the change in the capital structure of TCI resulting from the redesignation of TCI Group Stock and issuance of Liberty Group Stock and TCI Ventures Group Stock, as well as the Liberty/Ventures Group Stock resulting from the Liberty/Ventures Combination, does not affect the ownership or the respective legal title to assets or responsibility for liabilities of TCI or any of its subsidiaries. TCI and its subsidiaries each continue to be responsible for their respective liabilities. Holders of Liberty/Ventures Group Stock will be common stockholders of TCI and are subject to risks associated with an investment in TCI and all of its businesses, assets and liabilities.

         Financial effects arising from any portion of TCI that affect the consolidated results of operations or financial condition of TCI could affect the combined results of operations or financial condition of Liberty/Ventures Group and the market price of shares of Liberty/Ventures Group Stock. In addition, net losses of any portion of TCI, dividends and distributions on, or repurchases of, any series of common stock, and dividends on, or certain repurchases of preferred stock would reduce funds of TCI legally available for dividends on all series of common stock. Accordingly, financial information of Liberty/Ventures Group should be read in conjunction with the financial information of TCI and TCI Group.

         After the Liberty/Ventures Combination, existing debt securities of TCI that are convertible into or exchangeable for shares of TCI Ventures Group Stock will, as a result of the operation of antidilution provisions, be adjusted so that there will be delivered upon their conversion or exchange the number of shares of Liberty/Ventures Group Stock that would have been issuable in the Liberty/Ventures Combination with respect to the TCI Ventures Group Stock issuable upon conversion or exchange had such conversion or exchange occurred prior to the record date for the Liberty/Ventures Combination. Options to purchase TCI Ventures Group Stock outstanding at the time of the Liberty/Ventures Combination will be adjusted such that the holders of such options will have options to purchase that number of shares of Liberty/Ventures Group Stock which the holder would have been entitled to receive had the holder exercised such option to purchase TCI Ventures Group Stock prior to the record date for the Liberty/Ventures Combination. The aggregate exercise price of the previously outstanding options to purchase TCI Ventures Group Stock is not effected by the Liberty/Ventures Combination.

                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements


         After the Liberty/Ventures Combination, existing preferred stock and debt securities of TCI that are convertible into or exchangeable for shares of Liberty Group Stock will not result in any changes. Such securities will continue to be convertible or exchangeable into the same number of shares of Liberty/Ventures Group Stock. Similarly, options to purchase Liberty Group Stock outstanding at the time of the Liberty/Ventures Combination will not result in any changes. Such options will remain options to purchase that number of shares of Liberty/Ventures Group Stock having the same exercise price of the previously outstanding options to purchase Liberty Group Stock.

         The issuance of shares of Liberty/Ventures Group Stock upon such conversion, exchange or exercise of such convertible securities will not result in any transfer of funds or other assets from TCI Group to Liberty/Ventures Group in consideration of such issuance. In the case of the exercise of such options to purchase Liberty/Ventures Group Stock, the proceeds received upon the exercise of such options will be attributed to Liberty/Ventures Group.

         The common stockholders' equity value of Liberty/Ventures Group that, at any relevant time, is attributed to TCI Group, and accordingly not represented by outstanding Liberty/Ventures Group Stock is referred to as "Inter-Group Interest." Following consummation of the Liberty/Ventures Combination an Inter-Group Interest would be created with respect to Liberty/Ventures Group only if a subsequent transfer of cash or other property from TCI Group to Liberty/Ventures Group is specifically designated by the Board as being made to create an Inter-Group Interest or if outstanding shares of Liberty/Ventures Group Stock are purchased with funds attributable to TCI Group.

         Dividends on Liberty/Ventures Group Stock are payable at the sole discretion of the Board out of the lesser of assets of TCI legally available for dividends or the available dividend amount with respect to Liberty/Ventures Group, as defined. Determinations to pay dividends on Liberty/Ventures Group Stock are based primarily upon the financial condition, results of operations and business requirements of Liberty/Ventures Group and TCI as a whole.

         All debt incurred or preferred stock issued by TCI and its subsidiaries is (unless the Board otherwise provides) specifically attributed to and reflected in the combined financial statements of the Group that includes the entity which incurred the debt or issued the preferred stock or, in case the entity incurring the debt or issuing the preferred stock is Tele-Communications, Inc., TCI Group. The Board could, however, determine from time to time that debt incurred or preferred stock issued by entities included in a Group should be specifically attributed to and reflected in the combined financial statements of one of the other Groups to the extent that the debt is incurred or the preferred stock is issued for the benefit of such other Group.

                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements


         Although it is management's intention that each Group would normally arrange for the external financing required to satisfy its respective liquidity requirements, the cash needs of one Group may exceed the liquidity sources of such Group. In such circumstance, the other Group may transfer funds to such Group. Such transfers of funds among the Groups will be reflected as borrowings or, if determined by the Board, in the case of a transfer from TCI Group to Liberty/Ventures Group, reflected as the creation of, or increase in, TCI Group's Inter-Group Interest in Liberty/Ventures Group or, in the case of a transfer from Liberty/Ventures Group to TCI Group, reflected as a reduction in TCI Group's Inter-Group Interest in Liberty/Ventures Group. There are no specific criteria for determining when a transfer will be reflected as a borrowing or as an increase or reduction in an Inter-Group Interest. The Board expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the needs of TCI, the financing needs and objectives of the Groups, the investment objectives of the Groups, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.

         Loans from one Group to another Group generally will bear interest at such rates and have such repayment schedules and other terms as are established from time to time by, or pursuant to procedures established by, the Board. The Board expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the needs of TCI, the use of proceeds by and creditworthiness of the recipient Group, the capital expenditure plans of and investment opportunities available to each Group and the availability, cost and time associated with alternative financing sources.

         The combined balance sheets of a Group reflect its net loans or advances to or borrowings from the other Group. Similarly, the respective combined statements of operations of the Groups reflect interest income or expense, as the case may be, associated with such loans or advances and the respective combined statements of cash flows of the Groups reflect changes in the amounts of loans or advances deemed outstanding. In the historical combined financial statements, net loans or advances between Groups have been and will continue to be included as a component of each respective Group's combined equity.

         Although any increase in TCI Group's Inter-Group Interest in Liberty/Ventures Group resulting from an equity contribution by TCI Group to Liberty/Ventures Group or any decrease in such Inter-Group Interest resulting from a transfer of funds from Liberty/Ventures Group to TCI Group would be determined by reference to the market value of the Liberty/Ventures Group Stock, as of the date of such transfer, such an increase could occur at a time when such shares could be considered undervalued and such a decrease could occur at a time when such shares could be considered overvalued.

                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements



         All financial impacts of issuances and purchases of shares of TCI Group Stock or Liberty/Ventures Group Stock, the proceeds of which are attributed to TCI Group or Liberty/Ventures Group, respectively, will be to such extent reflected in the combined financial statements of TCI Group or Liberty/Ventures Group, respectively. All financial impacts of issuances of shares of Liberty/Ventures Group Stock, the proceeds of which are attributed to TCI Group in respect of a reduction in TCI Group's Inter-Group Interest in Liberty/Ventures Group, will be to such extent reflected in the combined financial statements of TCI Group. Financial impacts of dividends or other distributions on TCI Group Stock or Liberty/Ventures Group Stock, will be attributed entirely to TCI Group or Liberty/Ventures Group, respectively, except that dividends or other distributions on Liberty/Ventures Group Stock will (if at the time there is an Inter-Group Interest in Liberty/Ventures Group) result in TCI Group being credited, and Liberty/Ventures Group being charged (in addition to the charge for the dividend or other distribution paid), with an amount equal to the product of the aggregate amount of such dividend or other distribution paid or distributed in respect of outstanding shares of Liberty/Ventures Group Stock and a fraction of the numerator of which is the Liberty/Ventures Group "Inter-Group Interest Fraction" and the denominator of which is the Liberty/Ventures Group "Outstanding Interest Fraction" (both as defined). Financial impacts of repurchases of Liberty/Ventures Group Stock, the consideration for which is charged to TCI Group, will be to such extent reflected in the combined financial statements of TCI Group and will result in an increase in TCI Group's Inter-Group Interest in Liberty/Ventures Group.

(2)      Proposed Merger

         TCI and AT&T Corp. ("AT&T") have agreed to a merger (the "AT&T/TCI Merger") pursuant to, and subject to the terms and conditions set forth in the Agreement and Plan of Restructuring and Merger, dated as of June 23, 1998 (the "Merger Agreement"), among TCI, AT&T and an indirect wholly-owned subsidiary of AT&T. In the Merger, TCI will become a wholly-owned subsidiary of AT&T and each share of TCI Group Series A Stock will be converted into .7757 of a share of common stock, par value $1.00 per share, of AT&T ("AT&T Common Stock") and each share of TCI Group Series B Stock will be converted into .8533 of a share of AT&T Common Stock. The Liberty/Ventures Combination is not conditioned upon the AT&T/TCI Merger, however, upon closing of the AT&T/TCI Merger, the shareholders of Liberty/Ventures Group will be issued separate shares of a new targeted stock of AT&T in exchange for the shares of Liberty/Ventures Group Stock held. If the Liberty/Ventures Combination does not occur prior to the AT&T/TCI Merger, then in the AT&T/TCI Merger, each share of TCI Ventures Group Series A Stock and TCI Ventures Group Series B Stock will be converted into .52 of a share of the new targeted stock of AT&T into which the Liberty Group Series A Stock will be exchanged ("New Liberty Media Group Class A Tracking Stock") and the Liberty Group Series B Stock will be exchanged ("New Liberty Media Group Class B Tracking Stock" and together with the New Liberty Media Group Class A Tracking Stock "New Liberty Media Group Tracking Stock"), respectively.


                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements



         Effective with the AT&T/TCI Merger, TCI's Convertible Preferred Stock Series C-Liberty Media Group will be converted into a number of shares of New Liberty Media Group Class A Tracking Stock equal to the current conversion rate of such preferred stock (56.25 shares per preferred share) and TCI's Redeemable Convertible Liberty Media Group Preferred Stock, Series H will be converted into a number of shares of New Liberty Media Group Class A Tracking Stock equal to the current conversion rate of such preferred stock (0.590625 share per preferred share).

         The shares of New Liberty Media Group Tracking Stock to be issued in the AT&T/TCI Merger will be a newly authorized class of common stock of AT&T which will be intended to reflect the separate performance of the businesses and assets attributed to Liberty/Ventures Group. Pursuant to the Merger Agreement, immediately prior to the AT&T/TCI Merger, certain assets attributed to Liberty/Ventures Group (including, among others, the shares of AT&T Common Stock to be received in the merger of AT&T and TCG (see note 5), the stock of @Home held by Liberty/Ventures Group, the assets and business of the NDTC and Liberty/Ventures Group's equity interest in WTCI) will be transferred to TCI Group in exchange for approximately $5.5 billion in cash. Also, upon consummation of the AT&T/TCI Merger, through a new tax sharing agreement between Liberty/Ventures Group and AT&T, Liberty/Ventures Group will become entitled to the benefit of all of the net operating loss carryforwards available to the entities included in TCI's consolidated income tax return as of the date of the AT&T/TCI Merger. Additionally, certain warrants currently attributed to TCI Group will be transferred to Liberty/Ventures Group in exchange for up to $176 million in cash. Certain agreements to be entered into at the time of the AT&T/TCI Merger as contemplated by the Merger Agreement will, among other things, provide preferred vendor status to Liberty/Ventures Group for digital basic distribution on AT&T's systems of new programming services created by Liberty/Ventures Group and its affiliates, provide for a renewal of existing affiliation agreements and provide for the business of Liberty/Ventures Group to continue to be managed following the AT&T/TCI Merger by certain members of TCI's management who manage the businesses of Liberty/Ventures Group.

         If TCI terminates the Merger Agreement due to (i) the failure of AT&T's stockholders to approve the AT&T/TCI Merger prior to March 31, 1999,
         (ii) the withdrawal or modification by the AT&T Board of Directors of its approval of the transaction, or (iii) the failure to obtain necessary governmental and regulatory approvals by September 30, 1999, which failure occurs as a result of the announcement by AT&T of a significant transaction which delays receipt of such governmental approvals, AT&T will pay to TCI the sum of $1.75 billion in cash. If AT&T terminates the Merger Agreement, under certain circumstances, including the failure of TCI stockholders to approve the transaction prior to March 31, 1999 or the withdrawal or modification by the Board of its approval of the Merger, TCI will pay to AT&T the sum of $1.75 billion in cash.


                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements



         Consummation of the AT&T/TCI Merger is subject to the satisfaction or waiver of customary conditions to closing, including but not limited to, the separate approvals of the stockholders of AT&T and TCI, receipt of all necessary governmental consents and approvals, and effectiveness of the registration statement registering the AT&T Common Stock and New Liberty Media Group Tracking Stock to be issued to TCI stockholders in the AT&T/TCI Merger. As a result, there can be no assurance that the AT&T/TCI Merger will be consummated or, if the AT&T/TCI Merger is consummated, as to the date of such consummation.

(3)      Summary of Significant Accounting Policies

         Cash Equivalents

         Cash equivalents consist of investments which are readily convertible into cash and have maturities of three months or less at the time of acquisition.

         Receivables

         Receivables are reflected net of an allowance for doubtful accounts. Such allowance at December 31, 1997 and 1996 was not material.

         Program Rights

         Prepaid program rights are amortized on a film-by-film basis over the specific number of exhibitions. Committed program rights include exhibition and other exploitation rights acquired under license agreements or through production and output agreements. Committed program rights and program rights payable are recorded at the estimated cost of the programs when the film is available for airing less prepayments.

         Investments

         All marketable equity securities held by Liberty/Ventures Group are classified as available-for-sale and are carried at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are carried net of taxes as a separate component of combined equity. Realized gains and losses are determined on a specific-identification basis.

         Other investments in which the ownership interest is less than 20% and are not considered marketable securities are carried at the lower of cost or net realizable value. For those investments in affiliates in which TCI's voting interest is 20% to 50%, the equity method of accounting is generally used. Under this method, the investment, originally recorded at cost, is adjusted to recognize Liberty/Ventures Group's share of net earnings or losses of the affiliates as they occur rather then as dividends or other distributions are received, limited to the extent of Liberty/Ventures Group's investment in, advances to and commitments for the investee. Liberty/Ventures Group's share of net earnings or losses of affiliates includes the amortization of the difference between Liberty/Ventures Group's investment and its share of the net assets of the investee. However, recognition of gains on sales of properties to affiliates accounted for under the equity method is deferred in proportion to Liberty/Ventures Group's ownership interest in such affiliates.


                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements



         Changes in Liberty/Ventures Group's proportionate share of the underlying equity of an attributed subsidiary or equity method investee, which result from the issuance of additional equity securities by such attributed subsidiary or equity investee, generally are recognized as gains or losses in Liberty/Ventures Group's combined statements of operations.

         Property and Equipment

         Property and equipment, including significant improvements, is stated at cost which includes acquisition costs allocated to tangible assets acquired. Equipment acquired under capital leases are stated at the present value of minimum lease payments, not to exceed the fair value of the leased asset. Construction and initial customer installation costs, including interest during construction, material, labor and applicable overhead, are capitalized. Interest capitalized during 1997, 1996 and 1995 was not material.

         Depreciation is computed on a straight-line basis using estimated useful lives of 3 to 20 years for distribution systems (3 to 5 years for converters and in-home wiring and 10 to 20 years for the remaining components of the distribution system) and 3 to 40 years for support equipment and buildings (3 to 5 years for support equipment and 10 to 40 years for buildings and improvements). Equipment held under capital leases are depreciated on a straight-line basis over the shorter of the lease term or estimated useful life of the asset.

         Repairs and maintenance are charged to operations, and additions are capitalized. At the time of ordinary retirements, sales or other dispositions of cable property, the original cost and cost of removal of such property are charged to accumulated depreciation, and salvage, if any, is credited thereto. Gains and losses relating to cable property are only recognized in connection with sales of properties in their entirety. Gains and losses relating to all other assets are recognized at the time of disposal.

         Excess Cost Over Acquired Net Assets

         Excess cost over acquired net assets consists of the difference between the cost of acquiring non-cable entities and amounts assigned to their tangible assets. Such amounts are amortized on a straight-line basis over 10 to 30 years.

         Franchise Costs

         Franchise costs generally include the difference between the cost of acquiring cable companies and amounts allocated to their tangible assets. Such amounts are amortized on a straight-line basis over 40 years.


                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements



         Impairment of Long-lived Assets

         Liberty/Ventures Group periodically reviews the carrying amounts of property, plant and equipment and its intangible assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. If an impairment adjustment is deemed necessary, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets, accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

         Minority Interests

         Recognition of minority interests' share of losses of attributed subsidiaries is generally limited to the amount of such minority interests' allocable portion of the common equity of those attributed subsidiaries. Further, the minority interests' share of losses is not recognized if the minority holders of common equity of attributed subsidiaries have the right to cause Liberty/Ventures Group to repurchase such holders' common equity.

         Foreign Currency Translation

         The functional currency of Liberty/Ventures Group is the United States ("U.S.") dollar. The functional currency of TINTA's foreign operations generally is the applicable local currency for each foreign subsidiary and foreign equity method investee. In this regard, the functional currency of certain of TINTA's foreign subsidiaries and foreign equity investees is the Argentine peso, the United Kingdom ("UK") pound sterling ("(pound)" or "pounds"), the French franc ("FF") and the Japanese yen ("(Y)"). All amounts presented herein with respect to operations in Argentina are stated in U.S. dollars because the Argentine government has maintained an exchange rate of one U.S. dollar to one Argentine peso since April of 1991. However, no assurance can be given that the Argentine government will maintain such an exchange rate in future periods. Assets and liabilities of foreign subsidiaries and foreign equity investees are translated at the spot rate in effect at the applicable reporting date, and the combined statements of operations and Liberty/Ventures Group's share of the results of operations of its foreign equity affiliates are translated at the average exchange rates in effect during the applicable period. The resulting unrealized cumulative translation adjustment, net of applicable income taxes, is recorded as a separate component of combined equity.

         Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in the combined statements of operations as unrealized (based on the applicable period end translation) or realized upon settlement of the transactions.

         Cash flows from attributed foreign subsidiaries are calculated in their functional currencies. The effect of exchange rate changes on cash balances held in foreign currencies is reported as a separate line item in the accompanying statements of cash flows.


                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements



         Unless otherwise indicated, convenience translations of foreign currencies into U.S. dollars are calculated using the applicable spot rate at December 31, 1997, as published in The Wall Street Journal.

         Foreign Currency Derivatives

         From time to time, Liberty/Ventures Group uses certain derivative financial instruments to manage its foreign currency risks. Amounts receivable or payable pursuant to derivative financial instruments that qualify as hedges of existing assets, liabilities and firm commitments are deferred and reflected as an adjustment of the carrying amount of the hedged item. Market value changes in all other derivative financial instruments are recognized currently in the combined statements of operations. At December 31, 1997 and 1996, Liberty/Ventures Group had no significant deferred hedging gains or losses.

         Revenue Recognition

         Programming revenue is recognized in the period during which programming is provided, pursuant to affiliation agreements. Advertising revenue is recognized, net of agency commissions, in the period during which underlying advertisements are broadcast. Cable revenue is recognized in the period that services are rendered. Cable installation revenue is recognized in the period the related services are provided to the extent of direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that customers are expected to remain connected to the cable television system.

         Comprehensive Earnings

         Effective December 31, 1997, Liberty/Ventures Group adopted the provisions of Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("Statement 130"). Liberty/Ventures Group has reclassified its prior period combined balance sheets and combined statements of operations to conform to the requirements of Statement 130. Statement 130 requires that all items which are components of comprehensive earnings be reported in a financial statement in the period in which they are recognized. Liberty/Ventures Group has included cumulative foreign currency translation adjustments and unrealized holding gains and losses on available-for-sale securities in other comprehensive earnings that are recorded directly in combined equity. Pursuant to Statement 130, these items are reflected, net of related tax effects, as components of other comprehensive earnings in Liberty/Ventures Group's combined statements of operations, and are included in accumulated other comprehensive earnings in Liberty/Ventures Group's combined balance sheets and combined statements of equity.

         Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.


                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements



(4)      Supplemental Disclosures to Combined Statements of Cash Flows

         Cash paid for interest was $60 million, $52 million and $53 million for the years ended December 31, 1997, 1996 and 1995, respectively. Cash paid for income taxes during the years ended December 31, 1997 and 1996 was $35 million and $14 million, respectively. Cash paid for taxes for the year ended December 31, 1995 was not material. In addition, Liberty/Ventures Group received income tax refunds amounting to $15 million during the year ended December 31, 1996.

                                                                                                    Years ended
                                                                                                    December 31,
                                                                                    ------------------------------------------
                                                                                       1997            1996            1995
                                                                                    ----------      ----------      ----------
                                                                                                amounts in millions
          Cash paid for acquisitions:
             Fair value of assets acquired                                          $      481             688             625
             Net liabilities assumed                                                      (209)           (115)           (133)
             Debt issued to related party and others                                      (404)            (52)            (87)
             Contribution to combined equity from TCI for
                acquisition                                                                 --            (196)            (19)
             Deferred tax asset (liability) recorded in acquisition                        112             (37)           (177)
             Excess of consideration paid over carryover basis of
                net assets acquired from related party                                     219              --              --
             Increase in minority interests in equity of
                attributed subsidiaries due to issuance of shares
                by attributed subsidiary                                                    --             (43)             --
             Minority interests in equity of acquired attributed
                subsidiaries                                                              (128)            (77)             42
             Liberty Group Stock issued                                                    (30)             --              --
                                                                                    ----------      ----------      ----------
                  Cash paid for acquisitions                                        $       41             168             251
                                                                                    ==========      ==========      ==========


Significant noncash investing and financing activities are as follows for the years ended December 31,:

                                                                                       1997            1996            1995
                                                                                    ----------      ----------      ----------
                                                                                                amounts in millions
          Property and equipment purchased under capital leases                     $      176              64              77
                                                                                    ==========      ==========      ==========

          Common stock received in exchange for option (note 6)                     $      306              --              --
                                                                                    ==========      ==========      ==========

          Preferred stock received in exchange for common stock
             and note receivable (note 7)                                           $      371              --              --
                                                                                    ==========      ==========      ==========

          Costs of distribution agreements                                          $      173              --              --
                                                                                    ==========      ==========      ==========

          Exchange of attributed subsidiaries for note receivable
             and equity investments                                                 $       --             574              --
                                                                                    ==========      ==========      ==========


                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements


         Liberty/Ventures Group ceased to include Flextech p.l.c. ("Flextech") and Cablevision S.A. ("Cablevision") in its combined financial results and began to account for Flextech and Cablevision using the equity method of accounting, effective January 1, 1997 and October 1, 1997, respectively. The effects of changing the method of accounting as of December 31, 1997 for Liberty/Ventures Group's ownership interests in Flextech and Cablevision from the consolidation method to the equity method are summarized below (amounts in millions):

                Assets (other than cash and cash equivalents) reclassified
                    to investments in affiliates                               $         (596)
                Liabilities reclassified to investments in affiliates                     484
                Minority interests in equity of attributed subsidiaries
                    reclassified to investments in affiliates                             151
                                                                               --------------

                Decrease in cash and cash equivalents                          $           39
                                                                               ==============

(5)      Investments in Affiliates

         Liberty/Ventures Group has various investments accounted for under the equity method. The following table includes Liberty/Ventures Group's carrying amount and percentage ownership of the more significant investments at December 31, 1997 and the carrying amount at December 31, 1996.

                                                           December 31, 1997                    December 31, 1996
                                           --------------------------------------------  ------------------------
                                                 Percentage              Carrying                   Carrying
                                                  Ownership               Amount                     Amount
                                           --------------------   ---------------------  ------------------------
                                                                   dollar amounts in millions
         PCS Ventures                             30% - 35%             $         607                     830
         Telewest Communications plc
              ("Telewest")                         27%                            324                     488
         TCG                                       28%                            295                     276
         Flextech                                  37%                            261                      --
         Cablevision                               26%                            239                      --
         USA Networks, Inc. ("USAI") and
              related investments                  21%                            348                     342
         Various foreign equity
              investments (other than
              Telewest, Flextech and
              Cablevision)                        various                         209                     222
         QVC, Inc.                                 43%                            134                     104
         Other                                     various                        237                     368
                                                                        -------------           -------------
                                                                        $       2,654                   2,630
                                                                        =============           =============

                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements



Summarized unaudited combined financial information for affiliates is as follows:

                                                              December 31,
                                                 --------------------------------------
                                                         1997                 1996
                                                 ------------------   -----------------
Combined Financial Position                                  amounts in millions
---------------------------
   Investments                                   $            3,857               2,747
   Property and equipment, net                                5,419               4,360
   Franchise costs and other intangibles, net                 5,617               4,264
   Other assets, net                                          9,460               5,984
                                                 ------------------   -----------------

     Total assets                                $           24,353              17,355
                                                 ==================   =================

   Debt                                          $           11,554               5,492
   Other liabilities                                          5,351               4,301
   Owners' equity                                             7,448               7,562
                                                 ------------------   -----------------

      Total liabilities and equity               $           24,353              17,355
                                                 ==================   =================

                                                       Years ended December 31,
                                             ------------------------------------------
                                                1997            1996            1995
                                             ----------      ----------      ----------
Combined Operations                                      amounts in millions
-------------------
   Revenue                                   $    7,107           4,576           3,615
   Operating expenses                            (7,635)         (4,727)         (3,435)
   Depreciation and
       amortization                              (1,152)           (547)           (359)
                                             ----------      ----------      ----------

       Operating loss                            (1,680)           (698)           (179)

   Interest expense                                (656)           (375)           (220)
   Other, net                                      (443)           (267)           (198)
                                             ----------      ----------      ----------

       Net loss                              $   (2,779)         (1,340)           (597)
                                             ==========      ==========      ==========


         The PCS Ventures include Sprint Spectrum Holding Company, L. P. ("Sprint Spectrum") and MinorCo, L.P. (collectively, "Sprint PCS" or the "Sprint PCS Partnerships") and PhillieCo Partnership I, L.P. ("PhillieCo"). The partners of each of the Sprint PCS Partnerships are subsidiaries of Sprint Corporation ("Sprint"), Comcast Corporation ("Comcast"), Cox Communications, Inc. ("Cox") and Liberty/Ventures Group. The partners of PhillieCo are subsidiaries of Sprint, Cox and Liberty/Ventures Group. Liberty/Ventures Group has a 30% partnership interest in each of the Sprint PCS Partnerships and a 35% partnership interest in PhillieCo. During the years ended December 31, 1997, 1996 and 1995, the PCS Ventures accounted for $493 million, $133 million and $34 million, respectively, of Liberty/Ventures Group's share of affiliates' losses.

                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements



         From inception through December 31, 1997, the four partners have contributed approximately $4.0 billion to the Sprint PCS Partnerships (of which Liberty/Ventures Group contributed an aggregate of approximately $1.3 billion). The partners had agreed in forming the Sprint PCS Partnerships to contribute up to $4.2 billion of equity, thereto from inception through fiscal 1999, subject to certain requirements. The remaining $200 million (of which Liberty/Ventures Group's share is approximately $60 million) will be contributed by the end of the second quarter of 1998. Sprint PCS's business plan will require additional capital financing prior to the end of 1998. Sources of funding for Sprint PCS's capital requirements may include vendor financing, public offerings or private placements of equity and/or debt securities, commercial bank loans and/or capital contributions from the Sprint PCS partners. However, there can be no assurance that any additional financing can be obtained on a timely basis, on terms acceptable to Sprint PCS or the Sprint PCS partners and within the limitations contained in the agreements governing Sprint PCS's existing debt.

         Additionally, the proposed budget for 1998 has not yet been approved by the Sprint PCS partnership board, although the board has authorized management to operate Sprint PCS in accordance with such budget. The Sprint PCS partners may mutually agree to make additional capital contributions. However, the Sprint PCS partners have no such obligation in the absence of an approved budget, and there can be no assurance the Sprint PCS partners will reach such an agreement or approve the 1998 proposed budget. In addition, the failure by the Sprint PCS partners to approve a business plan may impair the ability of Sprint PCS to obtain required financing. Failure to obtain any such additional financing or capital contributions from the Sprint PCS partners could result in the delay or abandonment of Sprint PCS's development and expansion plans and expenditures, the failure to meet regulatory requirements or other potential adverse consequences.

         Furthermore, the fact that the proposed budget for Sprint PCS for fiscal 1998 has not yet been approved by the Sprint PCS partnership board has resulted in the occurrence of a "Deadlock Event" under the Sprint PCS partnership agreement as of January 1, 1998. Under the Sprint PCS partnership agreement, if one of the Sprint PCS partners refers the budget issue to the chief executive officers of the corporate parents of the Sprint PCS partners for resolution pursuant to specified procedures and the issue remains unresolved, buy/sell provisions would be triggered, which may result in the purchase by one or more of the Sprint PCS partners of the interests of the other Sprint PCS partners, or, in certain circumstances, liquidation of Sprint PCS. Discussions among the Sprint PCS partners about restructuring their interests in Sprint PCS in lieu of triggering such buy/sell procedures are ongoing. However, there is no certainty the discussions will result in a change to the partnership structure or will avert the triggering of the resolution and buy/sell procedures referred to above or a liquidation of Sprint PCS.

                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements



         Telewest is a company that is currently operating and constructing cable television and telephony systems in the UK. Telewest was formed on October 3, 1995 upon the merger (the "Telewest Merger") of Telewest with SBC CableComms (UK). Prior to the Telewest Merger, Liberty/Ventures Group had an effective ownership interest of approximately 36% in Telewest. As a result of the dilution of Liberty/Ventures Group's ownership interest in Telewest that occurred in connection with the Telewest Merger, Liberty/Ventures Group recognized a gain of approximately $165 million (before deducting deferred income taxes of $58 million). Telewest accounted for $145 million, $109 million and $70 million of Liberty/Ventures Group's share of its affiliates' losses during the years ended December 31, 1997, 1996 and 1995, respectively.

         At December 31, 1997, Liberty/Ventures Group held 133 million of Telewest's convertible preference shares, which are convertible into Telewest's ordinary shares on a one-for-one basis under certain terms and conditions, and 246 million of Telewest's ordinary shares. On December 31, 1997, the reported closing price on the London Stock Exchange of the Telewest ordinary shares was (pound)0.70 per share ($1.16 per share).

         TCG, a competitive local exchange carrier, conducted an initial public offering (the "TCG IPO") on July 2, 1996 in which it sold 27 million shares of Class A common stock at $16.00 per share to the public for aggregate net proceeds of approximately $410 million. As a result of the TCG IPO, Liberty/Ventures Group's ownership interest in TCG was reduced from approximately 35% to approximately 31%. Accordingly, Liberty/Ventures Group recognized a gain amounting to $13 million (before deducting deferred income tax expense of approximately $5 million).

         During 1997, TCG issued approximately 6.6 million shares of its Class A common stock for certain acquisitions. The total consideration paid by TCG through the issuance of common stock for such acquisitions was approximately $123 million. In addition, effective November 5, 1997, TCG consummated a public offering of 7.3 million shares of its Class A common stock. TCG received net proceeds from its sale of shares pursuant to such offering of $318 million (after deducting expenses and fees). As a result of the above transactions, Liberty/Ventures Group's ownership interest in TCG decreased from 31% to 28%. In connection with the dilution of Liberty/Ventures Group's ownership interest in TCG, Liberty/Ventures Group recognized non-cash gains in 1997 aggregating $112 million (before deducting deferred income tax expense of approximately $43 million). TCG accounted for $66 million, $51 million and $30 million of Liberty/Ventures Group's share of its affiliates' losses during the years ended December 31, 1997, 1996 and 1995, respectively.

         In January 1998, TCG entered into certain agreements pursuant to which it agreed to be acquired by AT&T. Upon consummation, Liberty/Ventures Group would receive in exchange for all of its interest in TCG, approximately 47 million shares of AT&T Common Stock.

                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements



         On December 31, 1997, Liberty/Ventures Group owned 1 million shares of TCG's Class A common stock and 49 million shares of TCG's Class B common stock. TCG's Class A common stock had a closing price on the Nasdaq financial market of $54.875 per share on December 31, 1997.

         On April 25, 1995, TINTA acquired a 51% ownership interest in Cablevision, an entity engaged in the multi-channel video distribution business in Buenos Aires, Argentina, for an adjusted purchase price of $282 million, before liabilities assumed. The purchase price was paid with cash consideration of $195 million (including a previously paid $20 million deposit) and TINTA's issuance of $87 million principal amount of secured negotiable promissory notes payable to the selling shareholders.

         On October 9, 1997, TINTA sold a portion of its 51% interest in Cablevision to unaffiliated third parties (the "Buyers") for cash proceeds of $120 million. A portion of such proceeds were loaned to TCI pursuant to an unsecured promissory note. See note 11. In addition, on October 9, 1997, Cablevision issued approximately 3.5 million shares of stock in the aggregate to the Buyers for $80 million in cash and notes receivable with an aggregate principal amount of $240 million, plus accrued interest at the London Interbank Offered Rate ("LIBOR"), due within the earlier of two years or at the request of Cablevision's board of directors. The 1997 transactions, (collectively, the "Cablevision Sale") reduced TINTA's interest in Cablevision to 26.2%. TINTA recognized a gain of $49 million on the Cablevision Sale. As a result of the Cablevision Sale, effective October 1, 1997, TINTA ceased to consolidate Cablevision and began to account for Cablevision using the equity method of accounting. Cablevision accounted for $3 million of Liberty/Ventures Group's share of its affiliates' losses during the year ended December 31, 1997.

         The $154 million excess of TINTA's aggregate historical cost basis in Cablevision over TINTA's proportionate share of Cablevision's net assets is being amortized over an estimated useful life of 20 years.

         As of April 29, 1996, Liberty/Ventures Group and The News Corporation Limited ("News Corp.") formed two sports programming Ventures. In the U.S., Liberty/Ventures Group and News Corp. formed Fox/Liberty Networks LLC ("Fox Sports") into which Liberty/Ventures Group contributed interests in its national and regional sports networks and into which News Corp. contributed its fx cable network and certain other assets. Liberty/Ventures Group received a 50% interest in Fox Sports and a distribution of $350 million in cash. No gain or loss was recognized as the cash distribution approximated the carrying amount of the assets contributed.


                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements


         Internationally, News Corp. and a limited liability company wholly owned by TCI and attributed to Liberty/Ventures Group ("Liberty/TINTA"), formed a venture ("Fox Sports International") to operate previously existing sports services in Latin American and Australia and a variety of new sports services throughout the world except in Asia and in the United Kingdom, Japan and New Zealand where prior arrangements preclude an immediate collaboration. Liberty/TINTA owns 50% of Fox Sports International with News Corp. owning the other 50%. News Corp. contributed various international sports rights and certain trademark rights. Liberty/TINTA contributed Prime Deportiva, a Spanish language sports service distributed in Latin America and in Hispanic markets in the United States; an interest in Torneos y Competencias S.A. ("Torneos"), an Argentinean sports programming and production business; various international sports and satellite transponder rights and cash. Liberty/TINTA also contributed its 50% interest in Premier Sports and All-Star Sports. Both are Australian 24-hour sports services available via multi-channel, multi-point distribution systems or cable television. Fox Sports International accounted for $30 million and $21 million of Liberty/Ventures Group's share of its affiliates' losses during the years ended December 31, 1997 and 1996, respectively. During the third quarter of 1997, Fox Sports International distributed (i) its 35% interest in Torneos to Liberty/TINTA and (ii) certain Australian sports rights to News Corp.

         Pursuant to an agreement among Liberty/Ventures Group, Barry Diller and certain of their respective affiliates entered into in August 1995 and amended in August 1996 (the "BDTV Agreement"), Liberty/Ventures Group contributed to BDTV INC. ("BDTV-I"), in August 1996, an option (the "Silver King Option") to purchase 2 million shares of Class B common stock of Silver King Communications, Inc. ("Silver King") (which shares represented voting control of Silver King at such time) and $4 million in cash, representing the exercise price of the Silver King Option. BDTV-I is a corporation formed by Liberty/Ventures Group and Mr. Diller pursuant to the BDTV Agreement, in which Liberty/Ventures Group owns over 99% of the equity and none of the voting power (except for protective rights with respect to certain fundamental corporate actions) and Mr. Diller owns less than 1% of the equity and all of the voting power. BDTV-I exercised the Silver King Option shortly after its contribution, thereby becoming the controlling stockholder of Silver King. Such change in control of Silver King had been approved by the Federal Communications Commission ("FCC") in June 1996, subject, however, to the condition that the equity interest of Liberty/Ventures Group in Silver King not exceed 21.37% without the prior approval of the FCC (the "FCC Order").



                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements



         Pursuant to an Agreement and Plan of Exchange and Merger entered into in August 1996, Silver King acquired Home Shopping Network, Inc. ("HSN") by merger of HSN with a subsidiary of Silver King in December 1996 (the "HSN Merger") where HSN is the surviving corporation and a subsidiary of Silver King following the HSN Merger. Liberty/Ventures Group accounted for the HSN Merger as a sale of a portion of its investment in HSN and accordingly, recorded a pre-tax gain of approximately $47 million. In order to effect the HSN Merger in compliance with the FCC Order, Liberty/Ventures Group agreed to defer receiving certain shares of Silver King that would otherwise have become issuable to it in the HSN Merger until such time as it was permitted to own such shares. As a result, the HSN Merger was structured so that Liberty/Ventures Group received (i) 15.6 million shares of Class B common stock of Silver King, all of which shares Liberty/Ventures Group contributed to BDTV II INC. ("BDTV-II"), (ii) the contractual right (the "Contingent Right") to be issued up to an additional 5.2 million shares of Class B common stock of Silver King from time to time upon the occurrence of certain events which would allow Liberty/Ventures Group to own additional shares in compliance with the FCC Order (including events resulting in the dilution of Liberty/Ventures Group's percentage equity interest), and (iii) approximately 739,000 shares of Class B common stock and 17.6 million shares of common stock of HSN (representing approximately 19.9% of the equity of HSN). BDTV-II is a corporation formed by Liberty/Ventures Group and Barry Diller pursuant to the BDTV Agreement, in which the relative equity ownership and voting power of Liberty/Ventures Group and Mr. Diller are substantially the same as their respective equity ownership and voting power in BDTV-I. Liberty/Ventures Group accounts for its investments in BDTV-I and BDTV-II under the equity method.

         As a result of the HSN Merger, HSN is no longer included in the combined financial results of Liberty/Ventures Group. Subsequent to the HSN Merger, Silver King was renamed HSN, Inc. ("HSNI").

         At December 31, 1997, Liberty/Ventures Group held 41 million shares and share equivalents of HSNI, including shares held through BDTV-I and BDTV-II, after giving effect of a 2 for 1 stock dividend effective in March 1998. HSNI's closing price on the Nasdaq financial market, as adjusted, on December 31, 1997 was $25.75.

         In February 1998, pursuant to an Investment Agreement among Universal Studios, Inc. ("Universal"), HSNI, HSN and Liberty/Ventures Group, dated as of October 1997 and amended and restated as of December 1997, HSNI consummated a transaction (the "Universal Transaction") through which USA Networks Partners, Inc., a subsidiary of Universal, sold its 50% interest in USAI, a New York general partnership, to HSNI and Universal contributed the remaining 50% interest in USAI and its domestic television production and distribution operations to HSNI. Subsequent to these transactions, HSNI was renamed USAI. In connection with the Universal Transaction, Universal, USAI, HSN and Liberty/Ventures Group became parties to a number of other agreements relating to, among other things, (i) the management of USAI, (ii) the purchase and sale or other transfer of voting securities of USAI, including securities convertible or exchangeable for voting securities of USAI, and (iii) the voting of such securities.


                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements



         In connection with the Universal Transaction, each of Universal and Liberty/Ventures Group has been granted a preemptive right with respect to future issuances of USAI's capital stock, subject to certain limitations, to maintain their respective percentage ownership interests in USAI that they had immediately prior to such issuances. In addition, with respect to issuances of USAI's capital stock in certain specified circumstances, Universal will be obligated to maintain the percentage ownership interest in USAI that it had immediately prior to such issuances. At the closing of the Universal Transaction, Universal
         (i) was issued 6 million shares of USAI's Class B Common Stock, 7 million shares of USAI's Common Stock and 109 million common equity shares ("LLC Shares") of USANi LLC, a limited liability company formed to hold all of the businesses of USAI and its subsidiaries, except for its broadcasting business and its equity interest in Ticketmaster Group, Inc. and (ii) received a cash payment of $1.3 billion. Pursuant to an Exchange Agreement relating to the LLC Shares (the "LLC Exchange Agreement"), 74 million of the LLC Shares issued to Universal are each exchangeable for one share of USAI's Class B Common Stock and the remainder of the LLC Shares issued to Universal are each exchangeable for one share of USAI's Common Stock.

         At the closing of the Universal Transaction, Liberty/Ventures Group was issued 1.2 million shares of USAI's Class B Common Stock, representing all of the remaining shares of USAI's Class B Common Stock issuable pursuant to Liberty/Ventures Group's Contingent Right. Of such shares, 800,000 shares of Class B Common Stock were contributed to BDTV IV INC. ("BDTV-IV"), a newly-formed entity having substantially the same terms as BDTV-I and BDTV-II (with the exception of certain transfer restrictions). In addition, Liberty/Ventures Group purchased 10 LLC Shares at the closing of the Universal Transaction for an aggregate purchase price of $200. At that time, Liberty/Ventures Group agreed to contribute $300 million in cash to USANI LLC by June 30, 1998 in exchange for an aggregate of 15 million LLC Shares and/or shares of USAI's Common Stock. Liberty/Ventures Group's cash purchase price will increase at an annual interest rate of 7.5% beginning from the date of the closing of the Universal Transaction through the date of Liberty/Ventures Group's purchase of such securities. Pursuant to the LLC Exchange Agreement, each LLC Share issued or to be issued to Liberty/Ventures Group is exchangeable for one share of USAI's Common Stock.

         On June 5, 1995, Flextech, a company engaged in the distribution and production of programming for multi-channel video distribution systems in the UK, completed the sale of newly issued Flextech ordinary shares and newly issued convertible non-preference shares ("Flextech Non-Preference Shares") to subsidiaries of Hallmark Cards Incorporated ("Hallmark") (the "Hallmark Subscription") and US WEST, Inc. ("US WEST") (the "US WEST Subscription") in exchange for (pound)48 million ($77 million using the applicable exchange rate) in cash and convertible redeemable preferred shares of Thomson Directories Limited, respectively. The Hallmark Subscription and the US WEST Subscription are collectively referred to herein as the "Flextech Transactions."



                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements


         In connection with the Flextech Transactions, Liberty/Ventures Group recorded a $51 million increase to combined equity and a $93 million increase to minority interests in equity of subsidiaries. No gain was recognized in the combined statements of operations due primarily to the existence of certain contingent obligations of TINTA to purchase Flextech Non-Preference Shares and/or Flextech ordinary shares of TINTA from subsidiaries of US WEST and Hallmark.

         In January 1997, Liberty/Ventures Group's voting interest in Flextech was reduced to 50% and Liberty/Ventures Group ceased to include Flextech in its combined financial results and began to account for Flextech using the equity method of accounting. In April 1997, Flextech and BBC Worldwide Limited ("BBC Worldwide") formed two separate joint Ventures (the "BBC Joint Ventures") and entered into certain related transactions. The consummation of the BBC Joint Ventures and related transactions resulted in, among other things, a reduction of Liberty/Ventures Group's economic ownership interest in Flextech from 46.2% to 36.8%. Liberty/Ventures Group continues to maintain a voting interest in Flextech of approximately 50%. As a result of such dilution, Liberty/Ventures Group recorded a $152 million increase to the carrying value of Liberty/Ventures Group's investment in Flextech, a $53 million increase to deferred income tax liability, a $66 million increase to combined equity and a $33 million increase to minority interests in attributed subsidiaries. No gain was recognized in the statement of operations due primarily to certain contingent obligations of Liberty/Ventures Group with respect to one of the BBC Joint Ventures. Flextech accounted for $16 million of Liberty/Ventures Group's share of its affiliates' losses during the year ended December 31, 1997.

         Flextech has undertaken to finance the working capital requirements of a joint venture with BBC Worldwide (the "Principal Joint Venture"). If Flextech defaults in its funding obligation to the Principal Joint Venture and fails to cure within 42 days after receipt of notice from BBC Worldwide, BBC Worldwide is entitled, within the following 90 days, to require that TINTA assume all of Flextech's funding obligations to the Principal Joint Venture. Flextech is obligated to provide the Principal Joint Venture with a primary credit facility of (pound)88 million ($145 million) and subject to certain restrictions, a standby credit facility of (pound)30 million ($50 million).

         The $20 million excess of Liberty/Ventures Group's historical cost basis in Flextech over Liberty/Ventures Group's proportionate share of Flextech's net assets is being amortized over an estimated useful life of 20 years.

         Based on the (pound)5.27 ($8.70) per share closing price of the Flextech ordinary shares on the London Stock Exchange, the Flextech ordinary shares owned by Liberty/Ventures Group had an aggregate market value of (pound)305 million ($503 million) at December 31, 1997.


                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements


         In addition to Telewest, Flextech, Fox Sports International and Cablevision, Liberty/Ventures Group has other less significant equity method investments in video distribution and programming businesses located in the UK, other parts of Europe, Asia, Latin America and certain other foreign countries. In the aggregate, such other foreign equity method investments accounted for $84 million, $70 million and $54 million of Liberty/Ventures Group's share of its affiliates' losses in 1997, 1996 and 1995, respectively.

         Liberty/Ventures Group and/or other subsidiaries of TCI have guaranteed notes payable and other obligations of certain of its affiliates (the "Guaranteed Obligations"). At December 31, 1997, the U.S. dollar equivalent of the amounts borrowed pursuant to the Guaranteed Obligations aggregated $26 million.

         Certain of Liberty/Ventures Group's affiliates are general partnerships and any subsidiary of TCI which is attributed to Liberty/Ventures Group that is a general partner in a general partnership is, as such, liable as a matter of partnership law for all debts (other than non-recourse debts) of that partnership in the event liabilities of that partnership were to exceed its assets.

(6)      Investment in Time Warner

         On October 10, 1996, Time Warner and Turner Broadcasting System, Inc. ("TBS") consummated a merger (the "TBS/Time Warner Merger") whereby TBS shareholders received 0.75 of a Time Warner common share for each TBS Class A and Class B common share held, and each holder of TBS Class C preferred stock received 0.80 of a Time Warner common share for each of the 6 shares of TBS Class B common stock into which each share of Class C preferred stock could have been converted.

         Time Warner, TBS, TCI and Liberty Media Corporation entered into an Agreement Containing Consent Order with the Federal Trade Commission ("FTC") dated August 14, 1996, as amended on September 4, 1996 (the "FTC Consent Decree"). Pursuant to the FTC Consent Decree, among other things, Liberty/Ventures Group agreed to exchange the shares of Time Warner common stock to be received in the TBS/Time Warner Merger for shares of a separate series of Time Warner common stock with limited voting rights (the "TW Exchange Stock"). Holders of the TW Exchange Stock are entitled to one one-hundredth (l/100th) of a vote for each share with respect to the election of directors. Holders of the TW Exchange Stock will not have any other voting rights, except as required by law or with respect to limited matters, including amendments of the terms of the TW Exchange Stock adverse to such holders. Subject to the federal communications laws, each share of the TW Exchange Stock will be convertible at any time at the option of the holder on a one-for-one basis for a share of Time Warner common stock. Holders of TW Exchange Stock are entitled to receive dividends ratably with the Time Warner common stock and to share ratably with the holders of Time Warner common stock in assets remaining for common stockholders upon dissolution, liquidation or winding up of Time Warner.


                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements


         In connection with the TBS/Time Warner Merger, Liberty/Ventures Group received approximately 50.6 million shares of the TW Exchange Stock in exchange for its TBS holdings. As a result of the TBS/Time Warner Merger, Liberty/Ventures Group recognized a pre-tax gain of approximately $1.5 billion in the fourth quarter of 1996. Additionally, Liberty/Ventures Group and Time Warner entered into, among other agreements, an agreement providing for the grant to Time Warner of an option to enter into a contract with Southern Satellite Systems, Inc. ("Southern"), a wholly-owned subsidiary of Liberty/Ventures Group which distributes the TBS SuperStation ("WTBS") signal in the United States and Canada, pursuant to which Southern would provide Time Warner with certain uplinking and distribution services relating to WTBS and would assist Time Warner in converting WTBS from a superstation into a copyright paid cable programming service. On June 24, 1997, under the new agreement, Liberty/Ventures Group granted Time Warner an option, expiring October 10, 2002, to acquire the business of Southern and certain of its subsidiaries (together with Southern, the "Southern Business") through a purchase of assets (the "Southern Option"). Liberty/Ventures Group received 6.4 million shares of TW Exchange Stock valued at $306 million in consideration for the grant. Such amount has been reflected as a deferred option premium in the accompanying combined balance sheet as of December 31, 1997. In September 1997, Time Warner exercised the Southern Option. Pursuant to the Southern Option, Time Warner acquired the Southern Business, effective January 1, 1998, for $213 million, which was paid in cash together with the assumption of certain liabilities on January 2, 1998.

         As security for borrowings under one of its credit facilities, Liberty/Ventures Group has pledged a portion of its TW Exchange Stock. At December 31, 1997 such pledged portion had an aggregate fair value of approximately $1.4 billion.
         See note 8.

(7)      Other Investments

         Other investments and related receivables are summarized as follows:

                                                                    December 31,
                                                              -------------------------
                                                                 1997           1996
                                                              ----------     ----------
                                                                 amounts in millions
Marketable equity securities, at fair value                   $      248            115

Investment in preferred stock, at cost, including premium            371             --

Other investments, at cost, and related receivables                   76            130
                                                              ----------     ----------
                                                              $      695            245
                                                              ==========     ==========


                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements


         On August 1, 1997, Liberty IFE, Inc., a wholly-owned subsidiary of TCI attributed to Liberty/Ventures Group, which held non-voting class C common stock of International Family Entertainment, Inc. ("IFE") ("Class C Stock") and $23 million of IFE 6% convertible secured notes due 2004, convertible into Class C Stock, ("Convertible Notes"), contributed its Class C Stock and Convertible Notes to Fox Kids Worldwide, Inc. ("FKW") in exchange for a new series of 30 year non-convertible 9% preferred stock of FKW with a stated value of $345 million. As a result of the exchange, Liberty/Ventures Group recognized a pre-tax gain of approximately $304 million.

         During the year ended December 31, 1997, TSX Corporation ("TSX"), an equity affiliate of Liberty/Ventures Group, and Antec Corporation ("Antec") entered into a business combination with Antec being the surviving entity. In connection with such transaction, Liberty/Ventures Group recognized a $29 million gain (before deducting deferred income tax expense of approximately $12 million) representing the difference between the fair value of the Antec shares received ($52 million) and the carrying value of Liberty/Ventures Group's investment in TSX at the date of the transaction ($23 million). Upon completion of this transaction, the Company's ownership interest decreased from an approximate 45% interest in TSX to an approximate 16% ownership interest in Antec.

         Management of Liberty/Ventures Group estimates the market value, calculated using a variety of approaches including, multiple of cash flow, per subscriber value, a value of comparable public or private businesses or publicly quoted market prices, of all of Liberty/Ventures Group's other investments aggregated $766 million and $357 million at December 31, 1997 and 1996, respectively. No independent appraisals were conducted for those assets.

(8)      Debt

         Debt is summarized as follows:

                                                                Weighted
                                                                average
                                                                interest
                                                                  rate                 December 31,
                                                             ---------------  ------------------------------------
                                                                                    1997                 1996
                                                                              ---------------      ---------------
                                                                                       amounts in millions
           Bank credit facilities:
             Communications Capital Corp (a)                      6.3%          $         292                   --
             TCI Music, Inc. (b)                                  6.6%                     53                   --
             Puerto Rico Subsidiary (c)                           6.2%                     45                   --
           Debentures (d)                                         4.5%                    345                  345
           Cablevision debt                                        --                      --                  152
           Other (e)                                             10.0%                     22                   31
                                                                                -------------         ------------
                                                                                $         757                  528
                                                                                =============         ============



                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements



         (a)      Payable by Communications Capital Corp. ("CCC")

                  This revolving credit agreement, as amended, provides for borrowings up to $500 million through August of 2000. Interest on borrowings under the agreement is tied to, at CCC's option, the bank's prime rate or LIBOR plus an applicable margin. The revolving credit agreement provides as security for this indebtedness a portion of Liberty/Ventures Group's TW Exchange Stock. CCC must pay an annual commitment fee of .2% of the unfunded portion of the commitment.

         (b)      Payable by TCI Music, Inc. ("TCI Music")

                  On December 30, 1997 TCI Music entered into a revolving loan agreement (the "TCI Music Revolving Loan Agreement") which provides for borrowings up to $100 million. Interest on borrowings under the agreement is tied to LIBOR plus an applicable margin or at the banks base rate dependent on TCI Music's leverage ratio, as defined, for the preceding quarter. The TCI Music Revolving Loan Agreement matures on June 30, 2005 with principal reductions beginning semi-annually on June 30, 2000 based on a scheduled percentage of the total commitment. A commitment fee is charged on the unborrowed portion of the TCI Music Revolving Loan Agreement commitment ranging from .25% to .375% based upon the leverage ratio for the preceding quarter.

         (c)      Payable by Puerto Rico Subsidiary

                  TINTA's Puerto Rico subsidiary (the "Puerto Rico Subsidiary") entered into a reducing revolving bank facility which is unsecured and provides for maximum borrowing commitments of $100 million (the "Puerto Rico Bank Facility"). The availability of such commitments for borrowing is subject to the Puerto Rico Subsidiary's compliance with applicable financial covenants and other customary conditions. Commencing March 31, 2000, the maximum commitments will be reduced quarterly through March 31, 2006. Borrowings under the Puerto Rico Bank Facility bear interest at variable rates. In addition, the Puerto Rico Subsidiary is required to pay a commitment fee equal to 0.375% on the average daily unused portion of the maximum borrowing commitments, payable quarterly in arrears and at maturity. The Puerto Rico Bank Facility contains restrictive covenants which require, among other things, the maintenance of certain financial ratios (primarily the ratios of cash flow to total debt and cash flow to debt service, as defined), and includes certain limitations on indebtedness, investments, guarantees, acquisitions, dispositions, dividends, liens and encumbrances, and transactions with affiliates. If TCI's ownership interest in TINTA were to fall below 50.1%, borrowings under the Puerto Rico Bank Facility would be secured by the assets of the Puerto Rico Subsidiary and the variable interest rates on such borrowings would be increased.


                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements



         (d)      Debentures

                  On February 8, 1996, TINTA received net cash proceeds of approximately $336 million from the issuance of 4-1/2% Convertible Subordinated Debentures (the "TINTA Debentures") due 2006 having an aggregate principal amount of $345 million. The TINTA Debentures are convertible into shares of TINTA Series A common stock at a price of $27.30 per share of TINTA Series A common stock, subject to anti-dilution adjustments. Interest on the TINTA Debentures is payable on February 15 and August 15 of each year, commencing August 15, 1996. The TINTA Debentures may be redeemed by TINTA in whole or in part, at any time on or after February 15, 1999. Pending its use by TINTA, the net proceeds from the sale of the TINTA Debentures were loaned to TCI pursuant to an unsecured promissory note. See note 11.

         (e)      Other

                  On July 7, 1997, Encore Media Group LLC ("Encore Media Group") obtained a new $625 million senior, secured facility (the "EMG Senior Facility") in the form of a $225 million reducing revolving line of credit and a $400 million, 364-day revolving credit facility convertible to a term loan. Interest on the EMG Senior Facility is tied to, at Encore Media Group's option, the bank's prime rate plus an applicable margin or the LIBOR rate plus an applicable margin. Encore Media Group is required to pay a commitment fee which varies based on a leverage ratio. The credit agreement for the EMG Senior Facility contains certain provisions which limit Encore Media Group as to additional indebtedness, sale of assets, liens, guarantees, and distributions. Additionally, Encore Media Group must maintain certain specified financial ratios. The EMG Senior Facility serves to replace the Encore Media Corporation ("EMC") bank credit facility which was terminated. No borrowings were outstanding at December 31, 1997.

         The U.S. dollar equivalent of the annual maturities of Liberty/Ventures Group's debt for each of the next five years are as follows: 1998: $22 million; 1999: $0; 2000: $294 million; 2001: $5 million and 2002: $9 million.

         With the exception of the TINTA Debentures, which had a fair value of $295 million at December 31, 1997, Liberty/Ventures Group believes that the carrying value of Liberty/Ventures Group's debt approximated its fair value at December 31, 1997.

                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements



(9)      Income Taxes

         TCI files a consolidated federal income tax return with all of its 80% or more owned subsidiaries. Consolidated subsidiaries in which TCI owns less than 80% each file a separate tax return. TCI and such subsidiaries calculate their respective tax liabilities on a separate return basis. Income tax expense for Liberty/Ventures Group is based upon those items in the consolidated tax calculations of TCI applicable to Liberty/Ventures Group. Intergroup tax allocation represents an apportionment of tax expense or benefit (other than deferred taxes) and alternative minimum taxes to Liberty/Ventures Group in relation to its amount of taxable earnings or losses. Such amounts are reflected as borrowings from or loans to related parties.

         A tax sharing agreement (the "Old Tax Sharing Agreement") among TCI and certain subsidiaries of TCI was implemented effective July 1, 1995. The Old Tax Sharing Agreement formalized certain of the elements of a pre-existing tax sharing arrangement and contains additional provisions regarding the allocation of certain consolidated income tax attributes and the settlement procedures with respect to the intercompany allocation of current tax attributes. Under the Old Tax Sharing Agreement, Old Liberty/Ventures Group and TCI Ventures Group were responsible to TCI for their share of consolidated income tax liabilities (computed as if TCI were not liable for the alternative minimum tax) determined in accordance with the Old Tax Sharing Agreement, and TCI was responsible to Old Liberty/Ventures Group and TCI Ventures Group to the extent that the income tax attributes generated by Old Liberty/Ventures Group and TCI Ventures Group and their attributed subsidiaries were utilized by TCI to reduce its consolidated income tax liabilities (computed as if TCI were not liable for the alternative minimum tax). In the combined financial statements of Liberty/Ventures Group, the tax liabilities and benefits of such entities so determined are charged or credited to an intercompany account between TCI and Liberty/Ventures Group. Such intercompany account was required to be settled only upon the date that an entity ceases to be a member of TCI's consolidated group for federal income tax purposes. Under the Old Tax Sharing Agreement, TCI retains the burden of any alternative minimum tax and has the right to receive the tax benefits from an alternative minimum tax credit attributable to any tax period beginning on or after July 1, 1995 and ending on or before October 1, 1997.

                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements


         Effective October 1, 1997, (the "Effective Date"), the Old Tax Sharing Agreement was replaced by a new tax sharing agreement, as amended by the First Amendment thereto (the "New Tax Sharing Agreement"), which governs the allocation and sharing of income taxes by TCI Group, Old Liberty/Ventures Group and TCI Ventures Group. Effective for periods on and after the Effective Date, federal income taxes will be computed based upon the type of tax paid by TCI (on a regular tax or alternative minimum tax basis) on a separate basis for each Group. Based upon these separate calculations, an allocation of tax liabilities and benefits will be made such that each Group will be required to make cash payments to TCI based on its allocable share of TCI's consolidated federal income tax liabilities (on a regular tax or alternative minimum tax basis, as applicable) attributable to such Group and actually used by TCI in reducing its consolidated federal income tax liability. Tax attributes and tax basis in assets would be inventoried and tracked for ultimate credit to or charge against each Group. Similarly, in each taxable period that TCI pays alternative minimum tax, the federal income tax benefits of each Group, computed as if such Group were subject to regular tax, would be inventoried and tracked for payment to or payment by each Group in years that TCI utilizes the alternative minimum tax credit associated with such taxable period. The Group generating the utilized tax benefits would receive a cash payment only if, and when, the unutilized taxable losses of the other Group are actually utilized. If the unutilized taxable losses expire without ever being utilized, the Group generating the unutilized tax benefits will never receive payment for such benefits. Pursuant to the New Tax Sharing Agreement, state and local income taxes are calculated on a separate return basis for each Group (applying provisions of state and local tax law and related regulations as if the Group were a separate unitary or combined group for tax purposes), and TCI's combined or unitary tax liability is allocated among the Groups based upon such separate calculation.

         Notwithstanding the foregoing, items of income, gain, loss, deduction or credit resulting from certain specified transactions that are consummated after the Effective Date pursuant to a letter of intent or agreement that was entered into prior to the Effective Date will be shared and allocated pursuant to the terms of the Old Tax Sharing Agreement as amended.

                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

         Income tax benefit (expense) consists of:

                                                                          Current        Deferred         Total
                                                                      ------------     -------------    ----------
                                                                                     amounts in millions
         Year ended December 31, 1997:
           State and local income tax expense, including intergroup
               tax allocation                                         $         (3)              (32)          (35)
           Federal income tax benefit, including intergroup tax
               allocation                                                      159                11           170
           Foreign tax (expense) benefit                                        (9)                4            (5)
                                                                      ------------     -------------    ----------
                                                                      $        147               (17)          130
                                                                      ============     =============    ==========
         Year ended December 31, 1996:
           State and local income tax expense, including intergroup
               tax allocation                                         $         (3)              (92)          (95)
           Federal income tax benefit (expense), including
               intergroup tax allocation                                        29              (371)         (342)
           Foreign income tax expense                                          (12)               (8)          (20)
                                                                      ------------     -------------    ----------
                                                                      $         14              (471)         (457)
                                                                      ============     =============    ==========
         Year ended December 31, 1995:
           State and local income tax benefit (expense), including
               intergroup tax allocation                              $         (2)                6             4
           Federal benefit, including intergroup tax allocation                 59                17            76
           Foreign income tax expense                                           (9)              (15)          (24)
                                                                      ------------     -------------    ----------
                                                                      $         48                 8            56
                                                                      ============     =============    ==========

         Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

                                                                              Years ended December 31,
                                                                     ------------------------------------------
                                                                        1997            1996            1995
                                                                     ----------      ----------      ----------
                                                                                  amounts in millions
         Computed expected tax benefit (expense)                     $      189            (439)             18
         Dividends excluded for income tax purposes                           8               2               1
         Minority interest of attributed subsidiaries                         3              --               5
         Amortization not deductible for income tax purposes                (10)            (10)            (11)
         State and local income taxes, net of federal income tax
           benefit                                                          (23)            (60)             --
         Recognition of difference in income tax basis of
           investments in attributed subsidiaries                           (10)             67              --
         Effect of foreign tax rate differential on earnings of
           attributed foreign subsidiary                                      1               1               5
         Increase in valuation allowance                                    (26)            (24)             (8)
         Gain on sale of attributed subsidiary's stock                       21              --              43
         Effect of deconsolidations on deferred tax expenses                (11)             --              --
         Other, net                                                         (12)              6               3
                                                                     ----------      ----------      ----------
                                                                     $      130            (457)             56
                                                                     ==========      ==========      ==========

                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below:

                                                                               December 31,
                                                                       -----------------------------
                                                                           1997             1996
                                                                       ------------     ------------
                                                                             amounts in millions
         Deferred tax assets:
           Net operating and capital loss carryforwards                $        237              108
           Future deductible amount attributable to accrued stock
              compensation and deferred compensation                             58                9
           Intangible assets due principally to increase in tax
              basis upon consummation of merger of attributed
              subsidiary                                                         16               --
           Other future deductible amounts due principally to
              non-deductible accruals                                            10               15
                                                                       ------------     ------------

           Deferred tax assets                                                  321              132
                                                                       ------------     ------------

              Less valuation allowance                                           95               62
                                                                       ------------     ------------
           Net deferred tax assets                                              226               70
                                                                       ------------     ------------

         Deferred tax liabilities:
           Property and equipment, due principally to differences
              in depreciation                                                    17               86
           Lease obligations, capitalized for income tax purposes                 4               17
           Franchise costs, not deductible for income tax purposes                6              189
           Foreign currency translation adjustments included in
              combined equity but not recognized for income tax
              purposes                                                            3               13
           Unrecognized gain on sale of assets                                   --               14
           Investments in affiliates, due principally to losses
              of affiliates recognized for income tax purposes in
              excess of losses recognized for financial statement
              purposes                                                        1,153              553
                                                                       ------------     ------------

           Deferred tax liabilities                                           1,183              872
                                                                       ------------     ------------

         Net deferred tax liabilities                                  $        957              802
                                                                       ============     ============

         The valuation allowance relates principally to deferred tax assets arising from net operating loss carryforwards of @ Home.

         At December 31, 1997, Liberty/Ventures Group had net operating and capital loss carryforwards for income tax purposes aggregating approximately $597 million which, if not utilized to reduce taxable income in future periods, will begin to expire at various dates beginning in the year 2003.

                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements



         Certain subsidiaries of Liberty/Ventures Group had additional net operating loss carryforwards for income tax purposes aggregating $113 million and these net operating losses are subject to certain rules limiting their usage.

         For purposes of these combined financial statements, Liberty/Ventures Group has already received benefit for approximately $75 million of the net operating loss carryforwards disclosed above. Liberty/Ventures Group is responsible to TCI to the extent this amount of net operating loss carryforwards is utilized by TCI in future periods.

(10)     At Home Corporation

         In April 1997, @Home, a subsidiary of TCI which is attributed to Liberty/Ventures Group, issued 240,000 shares of convertible preferred stock, resulting in cash proceeds of $48 million, less issuance costs. On July 11, 1997, @Home completed its initial public offering (the "@Home IPO"), in which 10.4 million shares of @Home common stock were sold for net cash proceeds of approximately $100 million. As a result of the @Home IPO, Liberty/Ventures Group's economic interest in @Home decreased from 43% to 39% which economic interest represents an approximate 72% voting interest. In connection with the associated dilution of Liberty/Ventures Group's ownership interest of @Home, Liberty/Ventures Group recognized a non-cash gain of $60 million.

         @Home has entered into exclusive distribution agreements with certain cable operators. In connection with the distribution agreements, @Home has issued warrants to such cable operators to purchase 10.9 million shares of @Home's Series A common stock. Of these warrants, warrants to purchase 10.2 million shares were exercisable as of March 4, 1998. @Home may issue additional stock, or warrants in connection with its efforts to expand its distribution of the @Home service to other cable operators. The exercise of warrants or stock issued by @Home will reduce Liberty/Ventures Group's equity interest and voting power in @Home. See note 14.

(11)     Combined Equity

         General

         The rights of holders of Liberty/Ventures Group Stock upon liquidation of TCI are based upon the ratio of the aggregate market capitalization, as defined, of the Liberty/Ventures Group Stock to the aggregate market capitalization, as defined, of the TCI Group Stock and Liberty/Ventures Group Stock.


                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements


         Stock Repurchases and Issuances

         On January 12, 1998, TCI purchased 12.4 million shares of United Video Satellite Group, Inc.'s ("UVSG") Series A common stock held by Lawrence Flinn, Jr., UVSG's Chairman Emeritus, in exchange for 12.7 million shares of TCI Ventures Group Series A Stock and 7.3 million shares of Liberty Group Series A Stock. As a result of such transaction Liberty/Ventures Group increased its ownership in the equity of UVSG to approximately 73% and approximately 93% of the total voting power of UVSG.

         During the year ended December 31, 1997, pursuant to a stock repurchase program approved by the Board, Liberty/Ventures Group repurchased 916,500 shares of Liberty Group Series A Stock in open market transactions and 219,937 shares of Liberty Group Series A Stock from the spouse of an officer and director of TCI at an aggregate cost of $18 million. During 1997, pursuant to a stock repurchase program approved by the Board, TCI purchased 338,196 shares of TCI Ventures Group Stock in open market transactions at a cost to Liberty/Ventures Group of $4 million.

         Effective July 31, 1997, TCI merged Kearns-Tribune Corporation into a wholly-owned TCI subsidiary attributed to TCI Group. TCI exchanged 47.2 million shares of TCI Group Series A Stock for shares of Kearns-Tribune Corporation which held 17.9 million shares of TCI Group Stock and 10.1 million shares of Liberty Group Stock. Liberty/Ventures Group purchased from TCI Group the 10.1 million shares of Liberty Group Stock that were acquired in such transaction for $168 million.

         During the third quarter of 1997, Liberty/Ventures Group commenced a tender offer (the "Liberty Tender Offer") to purchase up to an aggregate of 22.5 million shares of Liberty Group Stock at a price of $20 per share through October 3, 1997. During the fourth quarter of 1997, Liberty/Ventures Group repurchased 21.7 million shares of Liberty Group Series A Stock and 82,074 shares of Liberty Group Series B Stock at an aggregate cost of approximately $435 million pursuant to the Liberty Tender Offer. All of the above described purchases are reflected as a reduction of combined equity in the accompanying combined financial statements.


                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements



         During the fourth quarter of 1997, TCI entered into a Total Return Equity Swap Facility (the "Equity Swap Facility"). Pursuant to the Equity Swap Facility, TCI has the right to direct the counterparty (the "Counterparty") to use the Equity Swap Facility to purchase shares ("Equity Swap Shares") of TCI Group Series A Stock and TCI Ventures Group Series A Stock with an aggregate purchase price of up to $300 million. TCI has the right, but not the obligation, to purchase Equity Swap Shares through the September 30, 2000 termination date of the Equity Swap Facility. During such period, TCI is to settle periodically any increase or decrease in the market value of the Equity Swap Shares. If the market value of the Equity Swap Shares exceeds the Counterparty's cost, Equity Swap Shares with a fair value equal to the difference between the market value and cost will be segregated from the other Equity Swap Shares. If the market value of Equity Swap Shares is less than the Counterparty's cost, TCI, at its option, will settle such difference with shares of TCI Group Series A Stock or TCI Ventures Group Series A Stock or, subject to certain conditions, with cash or letters of credit. In addition, TCI is required to periodically pay the Counterparty a fee equal to a LIBOR-based rate on the Counterparty's cost to acquire the Equity Swap Shares. Due to TCI's ability to issue shares to settle periodic price fluctuation and fees under the Equity Swap Facility, TCI records all amounts received or paid under this arrangement as increases or decreases, respectively, to equity. As of December 31, 1997, the Equity Swap Facility has acquired 345,000 shares of TCI Group Series A Stock and 380,000 shares of TCI Ventures Group Series A Stock at an aggregate cost that was approximately $3 million less than the fair value of such Equity Swap Shares at December 31, 1997. The costs and benefits associated with the TCI Ventures Group Series A Stock held in the Equity Swap Facility are attributed to Liberty/Ventures Group.

         Stock Options and Stock Appreciation Rights

         Liberty/Ventures Group records stock compensation expense relating to restricted stock awards, options and/or stock appreciation rights on certain TCI common stock (collectively, "Awards") granted by TCI to certain TCI employees and/or directors who are involved with Liberty/Ventures Group. Estimated compensation relating to stock appreciation rights ("SARs") has been recorded through December 31, 1997, and is subject to future adjustment based upon vesting and market value, and ultimately, on the final determination of market value when such rights are exercised. As allowed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("Statement 123"), Liberty/Ventures Group continues to account for stock based compensation pursuant to Accounting Principles Board Opinion No. 25, which Liberty/Ventures Group estimates that compensation expense would not be materially different under Statement
         123. The estimated compensation adjustment with respect to TCI SARs resulted in increases (decreases) to Liberty/Ventures Group's share of TCI's stock compensation liability of $235 million, $(9 million) and $14 million for the years ended December 31, 1997, 1996 and 1995, respectively. In addition, for the years ended December 31, 1997, 1996 and 1995, respectively, Liberty/Ventures Group made cash payments relating to its share of TCI's stock compensation obligations of $64 million, less than $1 million and $3 million, respectively. The payable or receivable arising from the compensation related to the Awards is included in the amount due to related parties.

                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements




         Transactions with Officers and Directors

         On January 5, 1998, TCI announced that a settlement (the "Magness Settlement") had been reached in the litigation brought against it and other parties in connection with the administration of the Estate of Bob Magness (the "Magness Estate"), the late founder and former Chairman of the Board of TCI.

         On February 9, 1998, in connection with the Magness Settlement, TCI entered into a call agreement (the "Malone Call Agreement") with Dr. John C. Malone, TCI's Chairman and Chief Executive Officer, and Dr. Malone's wife (together with Dr. Malone, the "Malones"), under which the Malones granted to TCI the right to acquire any shares of TCI stock which are entitled to cast more than one vote per share (the "High-Voting Shares") owned by the Malones, which currently consist of an aggregate of approximately 60 million High-Voting shares upon Dr. Malone's death or upon a contemplated sale of the High-Voting Shares (other than a minimal amount) to third persons. In either such event, TCI has the right to acquire the shares at a maximum price equal to the then relevant market price of shares of Series A Stock plus a ten percent premium. The Malones also agreed that if TCI were ever to be sold to another entity, then the maximum premium that the Malones would receive on their High-Voting Shares would be no greater than a ten percent premium over the price paid for the relevant shares of Series A Stock. TCI paid $150 million to the Malones in consideration of them entering into the Malone Call Agreement.

         Also on February 9, 1998, in connection with the Magness Settlement, certain members of the Magness family, individually and in certain cases, on behalf of the Estate of Betsy Magness (the first wife of Bob Magness) and the Magness Estate (collectively, the "Magness Family") also entered into a call agreement with TCI (with substantially the same terms as the one entered into by the Malones, including a call on the shares owned by the Magness Family upon Dr. Malone's death) (the "Magness Call Agreement") on the Magness Family's aggregate of approximately 49 million High-Voting Shares. The Magness Family was paid $124 million by TCI in consideration of them entering into the Magness Call Agreement. Additionally, on February 9, 1998, the Magness Family entered into a shareholders' agreement with the Malones and TCI under which (i) the Magness Family and the Malones agreed to consult with each other in connection with matters to be brought to the vote of TCI's shareholders, subject to the proviso that if they cannot mutually agree on how to vote the shares, Dr. Malone has an irrevocable proxy to vote the High-Voting Shares owned by the Magness Family, (ii) the Magness Family may designate a nominee for TCI's Board of Directors and Dr. Malone has agreed to vote his High Voting Shares for such nominee and (iii) certain "tag along rights" have been created in favor of the Magness Family and certain "drag along rights" have been created in favor of the Malones.

         The aggregate amount paid by TCI pursuant to the Malone Call Agreement and Magness Call Agreement (collectively, the "Call Payments") was allocated to each of the Groups. Liberty/Ventures Group's share of the Call Payments of $140 million was paid during the first quarter of 1998 and will be reflected as a reduction of combined equity.


                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements



         Transactions with TCI and Other Related Parties

         Prior to July 1997, Liberty/Ventures Group's other investments included a 49.9% partnership interest in QE+ Ltd. ("QE+"), a limited partnership which distributed "STARZ!," a first-run movie premium programming service launched in 1994. Entities attributed to TCI Group held the remaining 50.1% partnership interest.

         During July 1997, Liberty/Ventures Group, TCI Group, and the 10% minority holder of EMC, an attributed subsidiary of Liberty/Ventures Group, entered into a series of transactions pursuant to which the businesses of "Encore," a movie premium programming service, and STARZ! were contributed to Encore Media Group. Upon completion of the transaction, Liberty/Ventures Group owned 80% of Encore Media Group and TCI Group owned the remaining 20%. In connection with these transactions, the 10% minority interest in EMC was exchanged for approximately 2.4 million shares of Liberty Group Series A Stock, which was accounted for as an acquisition of a minority interest.

         Liberty/Ventures Group received its 80% ownership interest in Encore Media Group in exchange for (i) the contribution of its 49.9% interest in QE+, (ii) the contribution of EMC, (iii) the issuance of a $307 million note payable to TCI Group (the "EMG Promissory Note"), (iv) the cancellation and forgiveness of amounts due for certain services provided to QE+ equal to 4% of the gross revenue of QE+ ("STARZ Content Fees") and (v) the termination of an option to increase Liberty/Ventures Group's ownership interest in QE+.

         TCI Group received the remaining 20% interest in Encore Media Group and the aforementioned consideration from Liberty/Ventures Group in exchange for the contribution of TCI Group's 50.1% ownership interest in QE+ and certain capital contributions made by TCI Group to QE+. In addition, TCI Group entered into a 25 year affiliation agreement with Encore Media Group (the "EMG Affiliation Agreement") pursuant to which TCI Group will pay monthly fixed amounts in exchange for unlimited access to all of the existing Encore and STARZ! services.

         Upon formation of Encore Media Group, the operations of STARZ! are included in the combined financial results of Liberty/Ventures Group. The EMG Promissory Note is included in amounts due to related parties. Prior to the formation of Encore Media Group, STARZ Content Fees were included in revenue from related parties.

         Effective December 31, 1997, Liberty/Ventures Group and TCI Group agreed to amend the above transactions. Pursuant to the amendment, the above described series of transactions were rescinded, retroactive to July 1, 1997. Such rescission was given effect as of December 31, 1997 for financial reporting purposes. Simultaneously, Liberty/Ventures Group and TCI Group entered into a new agreement whereby the EMG Affiliation Agreement was amended to permanently reduce the monthly fixed amounts for the life of the contract. TCI Group's 20% ownership interest in Encore Media Group was eliminated and the EMG Promissory Note was reduced by $32 million. The amounts to be paid to Encore Media Group pursuant to the EMG Affiliation Agreement were reduced to amounts which reflect current market prices.

                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements




         Due to the related party nature of the above-described transactions, the $133 million excess of the consideration paid over the carryover basis of the assets transferred (including a deferred tax asset of $98 million) was reflected as a decrease to combined equity. Subsequent to the amendment, 100% of the operations of Encore Media Group are included in the combined financial results of Liberty/Ventures Group.

         Effective July 11, 1997, pursuant to an Agreement and Plan of Merger, dated as of February 6, 1997, as amended (the "DMX Merger Agreement"), by and among TCI, TCI Music, a wholly-owned subsidiary of TCI, a wholly-owned subsidiary of TCI Music ("DMX Merger Sub") and DMX, Inc. ("DMX"), Merger Sub was merged with and into DMX, with DMX as the surviving corporation (the "DMX Merger"). As a result of the DMX Merger, stockholders of DMX became stockholders of TCI Music.

         In connection with the DMX Merger, TCI and TCI Music entered into an agreement pursuant to the which, effective as of the closing of the DMX
         Merger: (i) TCI Music issued to TCI (as designee of certain of its indirect subsidiaries), 62.5 million shares of Series B Common Stock, $.01 par value per share, of TCI Music ("TCI Music Series B Common Stock") and a promissory note in the amount of $40 million (the "TCI Music Note"), (ii) until December 31, 2006, certain subsidiaries of TCI transferred to TCI Music the right to receive all revenue from sales of DMX music services to their residential and commercial subscribers, net of an amount equal to 10% of revenue from such sales to residential subscribers and net of the revenue otherwise payable to DMX as license fees for DMX music services under affiliation agreements currently in effect, (iii) TCI contributed to TCI Music certain commercial digital DMX tuners that are not in service as of the effective date of the DMX Merger, and (iv) TCI granted to each stockholder who became a stockholder of TCI Music pursuant to the DMX Merger, one right (a "Right") with respect to each whole share of Series A Common Stock, $.01 par value per share, of TCI Music ("TCI Music Series A Common Stock" and together with the TCI Music Series B Common Stock, the "TCI Music Common Stock") acquired by such stockholder in the DMX Merger pursuant to the terms of a Rights Agreement among TCI, TCI Music and the rights agent (the "Rights Agreement"). Upon consummation of the DMX Merger, each outstanding share of DMX Common Stock was converted into the right to receive (i) one-quarter of a share of TCI Music Series A Common Stock, (ii) one Right with respect to each whole share of TCI Music Series A Common Stock and (iii) cash in lieu of the issuance of fractional shares of TCI Music Series A Common Stock and Rights. Each Right entitles the holder to require TCI to purchase from such holder one share of TCI Music Series A Common Stock for $8.00 per share, subject to reduction by the aggregate amount per share of any dividend and certain other distributions, if any, made by TCI Music to its stockholders, and, payable at the election of TCI, in cash, a number of shares of TCI Group Series A Stock, having an equivalent value or a combination thereof, if during the one-year period beginning on the effective date of the DMX Merger, the price of TCI Music Series A Common Stock does not equal or exceed $8.00 per share for a period of at least 20 consecutive trading days.


                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements




         Subsequently, TCI Music and TCI entered into an Amended and Restated Contribution Agreement to be effective as of July 11, 1997 which provides, among other things, for TCI to deliver, or cause certain of its subsidiaries to deliver to TCI Music fixed monthly payments (subject to inflation and other adjustments) through 2017.

         Effective with the DMX Merger, TCI beneficially owned approximately 45.7% of the outstanding shares of TCI Music Series A Common stock and 100% of the outstanding shares of TCI Music Series B Common Stock, which represented 89.6% of the equity and 98.7% of the voting power of TCI Music. Simultaneously with the DMX Merger, Liberty/Ventures Group acquired the TCI-owned TCI Music Common Stock by agreeing to reimburse TCI for any amounts required to be paid by TCI pursuant to TCI's contingent obligation under the Rights Agreement and issuing an $80 million promissory note (the "Music Note") to TCI. The Music Note may be reduced by the payment of cash or the issuance by TCI of shares of Liberty/Ventures Group Stock for the benefit of entities attributed to TCI Group. Additionally, Liberty/Ventures Group may elect to pay $50 million of the Music Note by delivery of a Stock Appreciation Rights Agreement that will give TCI Group the right to receive 20% of the appreciation in value of Liberty/Ventures Group's investment in TCI Music, to be determined at July 11, 2002. TCI Music was included in the combined financial results of Liberty/Ventures Group as of the date of the DMX Merger. Due to the related party nature of the transaction, the $86 million excess of the consideration paid over the carryover basis of the TCI Music Common Stock acquired by Liberty/Ventures Group from TCI was reflected as a decrease in combined equity. The Music Note is included in amounts due to related parties.

         The estimated aggregate fair value of the consideration issued to entities not controlled by TCI (the "Unaffiliated Stockholders") in the DMX Merger and the carryover basis of the consideration issued to entities controlled by TCI has been allocated to excess cost as the net book values of DMX's assets and liabilities approximate their respective fair values. The number of shares and Rights issued is based upon DMX Common Stock ownership as of June 30, 1997. The estimated fair value of the consideration issued to Unaffiliated Stockholders in the DMX Merger is being accreted to the value of $8.00 per share, subject to reduction by the aggregate amount per share of any dividend and certain other distributions, if any, made by TCI Music to its stockholders during the one-year period beginning on the effective date of the DMX Merger. Such accretion is reflected as an increase in excess cost with a corresponding increase to minority interest.


                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements




         In December 1997, TCI Music issued convertible preferred stock and common stock in connection with two acquisitions. After giving effect to such issuances and assuming the conversion of the TCI Music convertible preferred stock, Liberty/Ventures Group, at December 31, 1997, owned TCI Music securities representing 78% of TCI Music's common stock and 97% of the voting power attributable to such TCI Music common stock. In connection with the issuance of such common shares, Liberty/Ventures Group recorded a $19 million increase to combined equity. No gain was recognized in the statements of operations due primarily to Liberty/Ventures Group's contingent obligation under the Rights Agreement.

         Certain TCI corporate general and administrative costs are charged to Liberty/Ventures Group at rates set at the beginning of the year based on projected utilization for that year. During the years ended December 31, 1997, 1996 and 1995 Liberty/Ventures Group was allocated $13 million, $11 million and $7 million, respectively, in corporate general and administrative costs by TCI Group.

         During 1997, entities attributed to Liberty/Ventures Group made marketing support payments to entities attributed to TCI Group. Charges by TCI Group for such arrangements for the year ended December 31, 1997 aggregated $19 million.

         Certain subsidiaries attributed to Liberty/Ventures Group produce and/or distribute sports and other programming and other services to cable television operators (including TCI Group) and others. Charges to TCI Group are based upon customary rates charged to others.

         HSN pays a commission to TCI Group for merchandise sales to customers who are customers of TCI Group's cable systems. Aggregate commissions and charges paid to TCI Group were $7 million and $6 million for the years ended December 31, 1996 and 1995, respectively.

         A subsidiary of TCI that is a member of Liberty/Ventures Group, leases certain digital boxes under a capital lease. During 1997, such digital boxes were subleased to TCI Group under an operating lease. Liberty/Ventures Group recognized revenue of $15 million from TCI Group during the year ending December 31, 1997 in connection with such lease. In January 1998, Liberty/Ventures Group's interest in such attributed subsidiary was transferred to TCI Group. In connection therewith, TCI Group assumed the capital lease obligations totaling $176 million and paid $7 million in cash to Liberty/Ventures Group. Such transfer will be accounted for at historical cost due to the related party nature of the transaction.

         The Puerto Rico Subsidiary purchases programming services from TCI Group. The charges, which approximate TCI Group's cost and are based on the aggregate number of subscribers served by the Puerto Rico Subsidiary, aggregated $6 million, $4 million and $3 million during the years ended December 31, 1997, 1996 and 1995, respectively.


                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements




         During the third quarter of 1997, Liberty/Ventures Group sold certain assets (the "SUMMITrak Assets") to CSG Systems, Inc. ("CSG") for cash consideration of $106 million, plus five-year warrants to purchase up to 1.5 million shares of CSG common stock at $24 per share (the "CSG Warrants") and $12 million in cash, once certain numbers of TCI affiliated customers are being processed on a CSG billing system. Under certain circumstances, TCI may also be eligible to receive certain other contingent royalties. In connection with the sale of the SUMMITrak Assets, TCI Group committed to purchase billing services from CSG through 2012. In light of such commitment, Liberty/Ventures Group has reflected the $30 million excess (after deducting deferred income taxes of $17 million) of the cash received over the book value of the SUMMITrak Assets as an increase to combined equity.

         During the fourth quarter of 1997, Liberty/Ventures Group's remaining assets in TCI SUMMITrak of Texas, Inc. and TCI SUMMITrak L.L.C. were transferred to TCI Group in exchange for a $19 million reduction of the intercompany amount owed by Liberty/Ventures Group to TCI Group. Such transfer was accounted for at historical cost due to the related party nature of the transaction.

         Due to Related Parties

         The components of "Due to related parties" are as follows:

                                                                           December 31,          December 31,
                                                                               1997                  1996
                                                                         ----------------       --------------
                                                                                  amounts in millions
         Note receivable from TCI Group                                  $            (88)                (176)
         Notes payable to TCI Group, including accrued interest                       378                   --
         Intercompany account                                                         240                   42
                                                                         ----------------       --------------
                                                                         $            530                 (134)
                                                                         ================       ==============


         Amounts outstanding under the note receivable from TCI Group bear interest at variable rates based on TCI's weighted average cost of bank borrowings of similar maturities (6.7% at December 31, 1997). Principal and interest is due and payable as mutually agreed from time to time by TCI and Liberty/Ventures Group.

         Amounts outstanding under the notes payable to TCI Group bear interest at varying rates from 6.5% to 12.5%. Principal maturities are as follows: 1998 - $375 million and 1999 - $1 million.


                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements



         The non-interest bearing intercompany account includes certain income tax and stock compensation allocations that are to be settled at some future date. All other amounts included in the intercompany account are to be settled within thirty days following notification.

         TCI Group has provided a revolving loan facility (the "Ventures Intergroup Credit Facility") to Liberty/Ventures Group for a five-year period commencing on September 10, 1997. Such facility permits aggregate borrowings at any one time outstanding of up to $500 million (subject to reduction as provided below), which borrowings bear interest at a rate per annum equal to The Bank of New York's prime rate (as in effect from time to time) plus 1% per annum, payable quarterly. A commitment fee equal to 3/8% per annum of the average unborrowed availability under the Ventures Intergroup Credit Facility is payable by Liberty/Ventures Group to TCI Group on a quarterly basis. The maximum amount of borrowings permitted under the Ventures Intergroup Credit Facility will be reduced on a dollar-for-dollar basis by up to $300 million if and to the extent that the aggregate amount of any additional capital that Liberty/Ventures Group is required to contribute to Sprint PCS Partnerships subsequent to September 10, 1997 is less than $300 million. No borrowings were outstanding pursuant to the Ventures Intergroup Credit Facility at December 31, 1997. In March 1998, Liberty/Ventures Group entered into a bank credit facility with a term of one year which provides for aggregate borrowings of up to $400 million.

(12)     Acquisitions and Dispositions

         On January 25, 1996, the stockholders of UVSG adopted the Agreement and Plan of Merger dated as of July 10, 1995, as amended, among UVSG, TCI and TCI Merger Sub, Inc. ("UVSG Merger Sub"), pursuant to which UVSG Merger Sub was merged into UVSG, with UVSG as the surviving corporation (the "UVSG Merger"). Liberty/Ventures Group acquired 12.4 million shares of UVSG Class B common stock and 2.1 million shares of UVSG Class A common stock, together representing approximately 39% of the issued and outstanding common stock of UVSG and approximately 85% of the total voting power of UVSG common stock immediately after the UVSG Merger, resulting in UVSG becoming a majority-controlled attributed entity of Liberty/Ventures Group. The UVSG Merger has been accounted for by the purchase method. Accordingly, the results of operations of UVSG have been combined with those of Liberty/Ventures Group since January 25, 1996 and Liberty/Ventures Group recorded UVSG's assets and liabilities at fair value.

         On October 1, 1996, Cablevision acquired 99.99% of the issued and outstanding capital stock of Oeste Cable Color S.A. ("OCC"), a cable television operation, for a purchase price of $112 million (the "OCC Acquisition"). Cash consideration of $44 million was paid at closing and an additional cash payment of $22 million was paid on December 1, 1996. The remaining purchase price was satisfied by Cablevision's issuance of $46 million principal amount of secured negotiable promissory notes (the "OCC Notes"). The OCC Notes were repaid in their entirety during the second quarter of 1997. The OCC Acquisition has been accounted for by the purchase method. Accordingly, the results of operations of OCC have been consolidated with those of Cablevision since the date of acquisition and Cablevision recorded OCC's assets and liabilities at fair value.

                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements



         On October 17, 1995, IVS Cable Holdings Limited ("IVS"), a consolidated subsidiary of Flextech, completed the sale of a group of cable television subsidiaries to an unaffiliated third party for aggregate cash proceeds of (pound)63 million ($99 million using the applicable exchange rate) (the "IVS Subsidiary Sale"). Flextech, which, at the time, indirectly owned 91.7% of IVS, received (pound)59 million ($94 million using the applicable exchange rate) of the cash proceeds from the IVS Subsidiary Sale.

         On July 18, 1995, TINTA completed an initial public offering (the "TINTA IPO") in which it sold 20 million shares of TINTA Series A common stock to the public for consideration of $16.00 per share aggregating $320 million, before deducting related expenses of approximately $19 million. The shares sold to the public represented 17% of TINTA's total issued and outstanding common stock. Also in July 1995, TINTA issued 687,500 shares of TINTA Series A common stock as partial consideration for a 35% ownership interest in Torneos (the "TYC Acquisition"). As a result of the TINTA IPO and the TYC Acquisition, Liberty/Ventures Group recognized a gain amounting to $123 million.

(13)     Commitments and Contingencies

         Encore Media Group is obligated to pay fees for the rights to exhibit certain films that are released by various producers through 2017 (the "Film Licensing Obligations"). Based on subscriber levels at December 31, 1997, these agreements require minimum payments aggregating approximately $695 million. The aggregate amount of the Film Licensing Obligations under these license agreements is not currently estimable because such amount is dependent upon the number of qualifying films released theatrically by certain motion picture studios as well as the domestic theatrical exhibition receipts upon the release of such qualifying films. Nevertheless, required aggregate payments under the Film Licensing Obligations could prove to be significant.

         TINTA has guaranteed the obligation of an affiliate ("The Premium Movie Partnership") to pay fees for the license to exhibit certain films through 2000. Although the aggregate amount of The Premium Movie Partnership's license fee obligations is not currently estimable, TINTA believes that the aggregate payments pursuant to such obligations could be significant. If TINTA were to fail to fulfill its obligations under the guarantee, the beneficiaries have the right to demand an aggregate payment from TINTA of approximately $46 million. Although TINTA has not had to perform under such guarantee to date, TINTA cannot be certain that it will not be required to perform under such guarantee in the future.

         Liberty/Ventures Group leases business offices, has entered into pole rental and transponder lease agreements and uses certain equipment under lease arrangements. Rental expense under such arrangements amounted to $84 million, $102 million and $89 million for the years ended December 31, 1997, 1996 and 1995, respectively.



                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements



         A summary of future minimum lease payments under noncancellable operating and capital leases as of December 31, 1997 follows:

                   Years ending December 31:                         Operating            Capital
                                                                  --------------     ----------------
                                                                           amounts in millions
                      1998                                        $           67                  71
                      1999                                                    66                  70
                      2000                                                    52                  65
                      2001                                                    36                  59
                      2002                                                    34                  58
                      Thereafter                                              88                 206
                                                                                      --------------
                                                                                                 529
                      Less amounts representing interest                                         142
                                                                                      --------------
                      Capital lease obligations                                       $          387
                                                                                      ==============

         It is expected that in the normal course of business, leases that expire generally will be renewed or replaced by leases on other properties; thus, it is anticipated that future minimum lease commitments will not be less than the amount shown for 1998.

         Effective as of December 16, 1997, NDTC, on behalf of TCI Communications, Inc. and other cable operators that may be designated from time to time by NDTC ("Approved Purchasers"), entered into an agreement (the "Digital Terminal Purchase Agreement") with General Instrument Corporation ("GI") to purchase advanced digital set-top devices. The hardware and software incorporated into these devices will be designed and manufactured to be compatible and interoperable with the OpenCable(TM) architecture specifications adopted by CableLabs, the cable television industry's research and development consortium, in November 1997. NDTC has agreed that Approved Purchasers will purchase, in the aggregate, a minimum of 6.5 million set-top devices during the calendar years 1998, 1999 and 2000 at an average price of $318 per set-top device. GI agreed to provide NDTC and its Approved Purchasers the most favorable prices, terms and conditions made available by GI to any customer purchasing advanced digital set-top devices. In connection with NDTC's purchase commitment, GI agreed to grant warrants to purchase its common stock proportional to the number of devices ordered by each organization, which as of the effective date of the Digital Terminal Purchase Agreement, would have represented at least a 10% equity interest in GI (on a fully diluted basis). It is anticipated that the value associated with such equity interest would be attributed to TCI Group upon purchase and deployment of the digital set-top devices. NDTC has the right to terminate the Digital Terminal Purchase Agreement if, among other reasons GI fails to meet a material milestone designated in the Digital Terminal Purchase Agreement with respect to the development, testing and delivery of advanced digital set-top devices.


                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements


         Also in December 1997, NDTC entered into a memorandum of understanding with GI which contemplates the sale to GI of certain of the assets of NDTC's set-top authorization business, the license of certain related technology to GI, and an additional cash payment in exchange for approximately 21.4 million shares of stock of GI. In connection therewith, NDTC would also enter into a service agreement pursuant to which it will provide certain services to GI's set-top authorization business.

         During 1997, TCI began an enterprise-wide comprehensive review of its computer systems and related software to ensure systems properly recognize the year 2000 and continue to process business information. The systems being evaluated include all internal use software and devices and those systems and devices that manage the distribution of Liberty/Ventures Group, as well as third parties' products. Additionally, Liberty/Ventures Group has initiated a program of communications with its significant suppliers, customers and affiliated companies to determine the readiness of third parties' and the impact on Liberty/Ventures Group if those third parties fail to remediate their own year 2000 issues.

         Over the last year, Liberty/Ventures Group converted its financial applications to commercial products which are anticipated to be year 2000 ready, or outsourced portions of its financial applications to third party vendors who are expected to be year 2000 ready. Notwithstanding such efforts, Liberty/Ventures Group is in the process of finalizing its assessment of the impact of year 2000. Liberty/Ventures Group is utilizing both internal and external resources to identify, correct or reprogram, and test systems for year 2000 readiness. Confirmations have been received from certain primary suppliers indicating that they are either year 2000 ready or have plans in place to ensure readiness. As part of Liberty/Ventures Group's assessment of its year 2000 issue, it is evaluating the level of validation it will require of third parties to ensure their year 2000 readiness. Liberty/Ventures Group's manual assessment of the impact of the year 2000 date change should be complete by mid-1998.

         Management of Liberty/Ventures Group has not yet determined the cost associated with its year 2000 readiness efforts and the related potential impact on Liberty/Ventures Group's results of operations. Amounts expended to date have not been material, although there can be no assurance that costs ultimately required to be paid to ensure Liberty/Ventures Group's year 2000 readiness will not have an adverse effect on Liberty/Ventures Group's financial position. Additionally, there can be no assurance that the systems of other companies on which Liberty/Ventures Group relies will be converted in time or that any such failure to convert by another company will not have an adverse effect on Liberty/Ventures Group's financial condition or position.

  (14)   Restatement Associated with Costs of Distribution Agreements.

         Liberty/Ventures Group has restated its combined financial statements to record non-cash costs of certain distribution agreements as assets to be amortized over the exclusivity periods set forth in the respective distribution agreements. Such non-cash costs had originally been expensed in the period that the underlying warrants had become exercisable. This restatement resulted in a $164 million increase to other assets and a $99 million increase to minority interests in attributed subsidiaries at December 31, 1997. In addition, the restatement resulted in a $65 million decrease to net loss for the year ended December 31, 1997. See note 10.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                  Nine months ended September 30, 1998 and 1997

         Tele-Communications, Inc. ("TCI" or the "Company") is currently traded through six separate series of common stock which represent three targeted groups of assets. "TCI Group", which is traded through Tele-Communications, Inc. Series A TCI Group Common Stock, par value $1.00 per share ("TCI Group Series A Stock"), and Tele-Communications, Inc. Series B TCI Group Common Stock, par value $1.00 per share ("TCI Group Series B Stock", and together with the TCI Group Series A Stock, the "TCI Group Stock") is intended to reflect the separate performance of TCI's domestic cable and communications business. "Liberty Media Group", which is traded through Tele-Communications, Inc. Series A Liberty Media Group Common Stock, par value $1.00 per share ("Liberty Group Series A Stock") and Tele-Communications, Inc. Series B Liberty Media Group Common Stock, par value $1.00 per share ("Liberty Group Series B Stock", and together with the Liberty Group Series A Stock, the "Liberty Group Stock"), is intended to reflect the separate performance of TCI's assets which produce and distribute programming services. "TCI Ventures Group", which is traded through Tele-Communications, Inc. Series A TCI Ventures Group Common Stock, par value $1.00 per share ("TCI Ventures Group Series A Stock") and Tele-Communications, Inc. Series B TCI Ventures Group Common Stock, par value $1.00 per share ("TCI Ventures Group Series B Stock", and together with the TCI Ventures Group Series A Stock, the "TCI Ventures Group Stock"), is intended to reflect the separate performance of TCI's principal international assets and businesses and substantially all of TCI's non-cable and non-programming assets. For additional information concerning targeted stock, see note 1 to the accompanying consolidated financial statements of TCI.

         On June 24, 1998, the Board of Directors of TCI (the "Board") announced its intention, subject to shareholder approval, to combine Liberty Media Group and TCI Ventures Group (collectively, "Liberty/Ventures Group"). Under the terms of the proposed combination (the "Liberty/Ventures Combination"), each outstanding share of TCI Ventures Group Series A Stock will be reclassified as
 .52 of a share of Liberty Group Series A Stock (following the Liberty/Ventures Combination, the "Liberty/Ventures Group Series A Stock") and each outstanding share of TCI Ventures Group Series B Stock will be reclassified as .52 of a share of Liberty Group Series B Stock (following the Liberty/Ventures Combination, the "Liberty/Ventures Group Series B Stock").

         Following the Liberty/Ventures Combination the Liberty/Ventures Group Series A Stock and the Liberty/Ventures Group Series B Stock (and collectively, the "Liberty/Ventures Group Stock") will represent one hundred percent of the equity value attributable to Liberty/Ventures Group. The Liberty/Ventures Combination will not result in any transfer of assets or liabilities of TCI or any of its subsidiaries or affect the rights of creditors of TCI or of holders of TCI's or any of its subsidiaries' debt.

\



         The following discussion and analysis has been prepared in conjunction with the solicitation of shareholder approval of the proposed Liberty/Ventures Combination, and accordingly, includes references to the proposed Liberty/Ventures Group and analysis of the financial condition and results of operations of the proposed Liberty/Ventures Group. Liberty Media Group and TCI Ventures Group will continue to exist until such time as the Liberty/Ventures Combination or another shareholder approved transaction is consummated. The following discussion and analysis should be read in conjunction with the Management's Discussion and Analysis of Financial Condition and Results of Operations and financial statements included in Part II of the Company's Annual Report on Form 10-K for the year ended December 31, 1997. The following discussion focuses on material trends, risks and uncertainties affecting the results of operations and financial condition of the Company, TCI Group and Liberty/Ventures Group.

         Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, some of the statements contained under this caption are forward-looking. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company (or entities in which the Company has interests), or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others: general economic and business conditions and industry trends; the regulatory and competitive environment of the industries in which the Company, and the entities in which the Company has interests, operate; uncertainties inherent in new business strategies, uncertainties inherent in the changeover to the year 2000, including the Company's projected state of readiness, the projected cost of remediation, the expected date of completion of each program or phase, the projected worst case scenarios, and the expected contingency plans associated with such worst case scenarios; new product launches and development plans; rapid technological changes; the acquisition, development and/or financing of telecommunications networks and services; the development and provision of programming for new television and telecommunications technologies; future financial performance, including availability, terms and deployment of capital; the ability of vendors to deliver required equipment, software and services; availability of qualified personnel; changes in, or failure or inability to comply with, government regulations, including, without limitation, regulations of the Federal Communications Commission ("FCC"), and adverse outcomes from regulatory proceedings; changes in the nature of key strategic relationships with partners and joint venturers; competitor responses to the Company's products and services, and the products and services of the entities in which the Company has interests, and the overall market acceptance of such products and services; and other factors. These forward-looking statements (and such risks, uncertainties and other factors) speak only as of the date of this Report, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based. Any statements contained herein related to year 2000 are hereby denominated as "Year 2000 Statements" within the meaning of the Year 2000 Information and Readiness Disclosure Act.

         Proposed Merger

         TCI and AT&T Corp. ("AT&T") have agreed to a merger (the "AT&T/TCI Merger") pursuant to, and subject to the terms and conditions set forth in the Agreement and Plan of Restructuring and Merger, dated as of June 23, 1998 (the "Merger Agreement"), among TCI, AT&T and an indirect wholly-owned subsidiary of AT&T. In the Merger, TCI will become a wholly-owned subsidiary of AT&T and each share of TCI Group Series A Stock will be converted into .7757 of a share of common stock, par value $1.00 per share, of AT&T ("AT&T Common Stock") and each share of TCI Group Series B Stock will be converted into .8533 of a share of AT&T Common Stock. The Liberty/Ventures Combination is not conditioned upon the AT&T/TCI Merger. Upon closing of the AT&T/TCI Merger, the shareholders of Liberty/Ventures Group will be issued separate shares of a new targeted stock of AT&T in exchange for the shares of Liberty/Ventures Group Stock held. If the Liberty/Ventures Combination and reclassification of TCI Ventures Group Stock does not occur prior to the AT&T/TCI Merger, then in the AT&T/TCI Merger, each share of TCI Ventures Group Series A Stock and TCI Ventures Group Series B Stock will be converted into .52 of a share of the new targeted stock of AT&T into which the Liberty Group Series A Stock will be exchanged ("New Liberty Media Group Series A Tracking Stock") and the Liberty Group Series B Stock will be exchanged ("New Liberty Media Group Series B Tracking Stock" and together with the New Liberty Media Group Series A Tracking Stock "New Liberty Media Group Tracking Stock"), respectively. In general, the holders of shares of New Liberty Media Group Class A Tracking Stock and the holders of shares of New Liberty Media Group Class B Tracking Stock will vote together as a single class with the holders of shares of AT&T Common Stock on all matters presented to such stockholders, with the holders being entitled to one-tenth (1/10th) of a vote for each share of New Liberty Media Group Class A Tracking Stock held, one vote per share of New Liberty Media Group Class B Tracking Stock held, and one vote per share of AT&T Common Stock held.

         In the Merger, (i) TCI's Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock will remain outstanding, (ii) TCI's Convertible Preferred Stock, Series C-TCI Group will be converted into a number of shares of AT&T Common Stock equal to .7757 times the current conversion rate of such preferred stock (132.86 shares per preferred share), (iii) TCI's Convertible Preferred Stock Series C-Liberty Media Group will be converted into a number of shares of New Liberty Media Group Class A Tracking Stock equal to the current conversion rate of such preferred stock (56.25 shares per preferred share), (iv) TCI's Redeemable Convertible TCI Group Preferred Stock, Series G will be converted into a number of shares of AT&T Common Stock equal to .7757 times the current conversion rate of such preferred stock (1.19 shares per preferred share) and
(v) TCI's Redeemable Convertible Liberty Media Group Preferred Stock, Series H will be converted into a number of shares of New Liberty Media Group Class A Tracking Stock equal to the current conversion rate of such preferred stock (0.590625 of a share per preferred share).

         The shares of New Liberty Media Group Tracking Stock to be issued in the AT&T/TCI Merger will be a newly authorized class of common stock of AT&T which will be intended to reflect the separate performance of the businesses and assets attributed to Liberty/Ventures Group. Pursuant to the Merger Agreement, immediately prior to the AT&T/TCI Merger, certain assets attributed to Liberty/Ventures Group (including, among others, the shares of AT&T Common Stock received in the merger of AT&T and Teleport Communications Group, Inc. ("TCG"), the stock of At Home Corporation ("@Home") attributed to Liberty/Ventures Group, the assets and business of the National Digital Television Center, Inc. ("NDTC") and Liberty/Ventures Group's equity interest in Western Tele-Communications, Inc. ("WTCI") will be transferred to TCI Group in exchange for approximately $5.5 billion in cash. Also, upon consummation of the AT&T/TCI Merger, through a new tax sharing agreement between Liberty/Ventures Group and AT&T, Liberty/Ventures Group will become entitled to the benefit of all of the net operating loss carryforwards available to the entities included in TCI's consolidated income tax return as of the date of the AT&T/TCI Merger. Additionally, certain warrants currently attributed to TCI Group will be transferred to Liberty/Ventures Group in exchange for up to $176 million in cash. Certain agreements to be entered into at the time of the AT&T/TCI Merger as contemplated by the Merger Agreement will, among other things, provide preferred vendor status to Liberty/Ventures Group for digital basic distribution on AT&T's systems of new programming services created by Liberty/Ventures Group and its affiliates, provide for a renewal of existing affiliation agreements and provide for the business of Liberty/Ventures Group to continue to be managed following the AT&T/TCI Merger by certain members of TCI's management who manage the businesses of Liberty/Ventures Group.

         If TCI terminates the Merger Agreement due to (i) the failure of AT&T's stockholders to approve the AT&T/TCI Merger prior to March 31, 1999, (ii) the withdrawal or modification by the AT&T Board of Directors of its approval of the transaction, or (iii) the failure to obtain necessary governmental and regulatory approvals by September 30, 1999, which failure occurs as a result of the announcement by AT&T of a significant transaction which delays receipt of such governmental approvals, AT&T will pay to TCI the sum of $1.75 billion in cash. If AT&T terminates the Merger Agreement, under certain circumstances, including the failure of TCI stockholders to approve the transaction prior to March 31, 1999 or the withdrawal or modification by the Board of its approval of the Merger, TCI will pay to AT&T the sum of $1.75 billion in cash.

         Consummation of the AT&T/TCI Merger is subject to the satisfaction or waiver of customary conditions to closing, including but not limited to, the separate approvals of the stockholders of AT&T and TCI, receipt of all necessary governmental consents and approvals, and effectiveness of the registration statement registering the AT&T Common Stock and New Liberty Media Group Tracking Stock to be issued to TCI stockholders in the AT&T/TCI Merger. As a result, there can be no assurance that the AT&T/TCI Merger will be consummated or, if the AT&T/TCI Merger is consummated, as to the date of such consummation.

         Magness Settlement

         On June 16, 1997, (a) the Company issued 30,545,864 shares of TCI Group Series A Stock (which shares are entitled to one vote per share) to the Estate of Bob Magness (the "Magness Estate"), the late founder and former Chairman of the Board of TCI in exchange (the "Exchange") for an equal number of shares of TCI Group Series B Stock (which shares are entitled to ten votes per share) owned by the Magness Estate, (b) the Magness Estate sold (the "Sale") the shares of TCI Group Series A Stock received in the Exchange, together with approximately 1.5 million shares of TCI Group Series A Stock that the Magness Estate previously owned (collectively, the "Option Shares"), to two investment banking firms (the "Investment Bankers") for approximately $530 million (the "Sale Price") and (c) TCI entered into an agreement with the Investment Bankers whereby TCI has the option, but not the obligation, to purchase the Option Shares at any time on or before June 16, 1999 (the "Option Period"). The preceding transactions are referred to collectively as the "June 16 Stock Transaction". During the Option Period, the Company and the Investment Bankers are to settle quarterly any increase or decrease in the market value of the Option Shares. If the market value of the Option Shares exceeds the Investment Bankers' cost, Option Shares with a fair value equal to the difference between the market value and cost will be segregated from the other Option Shares. If the market value of the Option Shares is less than the Investment Bankers' cost, the Company, at its option, will settle such difference with shares of TCI Group Series A Stock or TCI Ventures Group Series A Stock or, subject to certain conditions, with cash or letters of credit. In addition, the Company is required to pay the Investment Bankers a quarterly fee equal to the London Interbank Offered Rate ("LIBOR") plus 1% on the Sale Price, as adjusted for payments made by the Company pursuant to any quarterly settlement with the Investment Bankers. Due to the Company's ability to settle quarterly price fluctuations and fees with shares of TCI Group Series A Stock or TCI Ventures Group Series A Stock, the Company records all amounts received or paid under this arrangement as increases or decreases, respectively, to equity. During the fourth quarter of 1997, the Company repurchased 4 million shares of TCI Group Series A Stock from one of the Investment Bankers for an aggregate cash purchase price of $66 million. Additionally, as a result of the September 10, 1997 exchange of shares of TCI Ventures Group Stock for TCI Group Stock and certain open market transactions, the Investment Bankers disposed of 4,210,308 shares of TCI Group Series A Stock and acquired 23,407,118 shares of TCI Ventures Group Series A Stock during the last half of 1997. As a result of the foregoing transactions and certain transactions related to the January 5, 1998 settlement of litigation involving the Magness Estate, as described below, the Option Shares were comprised of 6,201,042 shares of TCI Group Series A Stock and 11,740,610 shares of TCI Ventures Group Series A Stock at September 30, 1998. At September 30, 1998, the market value of the Option Shares exceeded the Investment Bankers' cost by $254 million. The costs and benefits associated with the Option Shares are attributed to TCI Group. Pursuant to a certain Letter Agreement, dated June 16, 1997, between Dr. Malone, TCI's Chairman and Chief Executive Officer, and the Magness Estate, Dr. Malone agreed to waive certain rights of first refusal with respect to shares of Series B TCI Group Stock beneficially owned by the Magness Estate. Such rights of first refusal arise from a letter agreement, dated June 17, 1988, among Bob Magness, Kearns-Tribune Corporation and Dr. Malone, pursuant to which Dr. Malone was granted a right of first refusal to acquire any shares of TCI Group Series B Stock which the other parties proposed to sell. As a result of Dr. Malone's rights under such June 17, 1988 letter agreement, such waiver was necessary in order for the Magness Estate to consummate the Exchange and the Sale.

         In consideration for such waiver, TCI granted Dr. Malone the right (the "Malone Right") to acquire from time to time until June 30, 1999, from TCI up to 30,545,864 shares of the Series B TCI Group Stock acquired by TCI from the Magness Estate pursuant to the Exchange. Such acquisition may be made in exchange for either, or any combination of, shares of Series A TCI Group Stock owned by Dr. Malone (exchanged on a one for one basis), or cash in an amount equal to the average closing sale price of the Series B TCI Group Stock for the five trading days preceding the acquisition.

         In connection with certain legal procedings relative to the probate of the Magness Estate, one or more of Gary Magness and Kim Magness, Bob Magness' sons, Sharon Magness, Bob Magness' surviving second wife and the original personal representatives of the Magness Estate advanced various claims, causes of action, demands, complaints and requests against one or more of the others. In addition, Kim Magness and Gary Magness, in a Complaint And Request To Void Sale Of TCI Stock, And For Damages And Surcharge, filed on October 29, 1997 (the "Voiding Action"), advanced various claims relating to the June 16 Stock Transaction against TCI, Dr. Malone and the original personal representatives of the Magness Estate. Among other matters, the Voiding Action challenged the June 16 Stock Transaction on various fiduciary bases and requested recision of such transaction and damages.

         Pursuant to an agreement effective as of January 5, 1998 (the "Settlement Agreement"), TCI, Gary Magness, Kim Magness, Sharon Magness, the Magness Estate, the Estate of Betsy Magness (the first wife of Bob Magness) and Dr. Malone agreed to settle their respective claims against each other relating to the Magness Estate and the June 16 Stock Transaction, in each case without any of those parties admitting any of the claims or allegations against that party (the "Magness Settlement").

         In connection with the Magness Settlement, portions of the Exchange and Sale were unwound such that 10,201,041 shares of TCI Group Series A Stock and 11,666,506 shares of TCI Ventures Group Series A Stock were returned to TCI as authorized but unissued shares, and the Magness Estate paid $11 million to TCI representing a reimbursement of the Exchange fees incurred by TCI from June 16, 1997 through February 9, 1998 with respect to such returned shares. TCI then issued to the Magness Estate 10,017,145 shares of TCI Group Series B Stock and 12,034,298 shares of TCI Ventures Series B Stock.

         On February 9, 1998, in connection with the Magness Settlement, TCI entered into a call agreement (the "Malone Call Agreement") with Dr. Malone and Dr. Malone's wife (together with Dr. Malone, the "Malones"), under which the Malones granted to TCI the right to acquire any shares of TCI stock which are entitled to cast more than one vote per share (the "High-Voting Shares") owned by the Malones, which currently consist of an aggregate of approximately 60 million High-Voting Shares upon Dr. Malone's death or upon a contemplated sale of the High-Voting Shares (other than a minimal amount) to third persons. In either such event, TCI has the right to acquire the shares at a maximum price equal to the then relevant market price of shares of "low-voting" Series A Stock plus a ten percent premium. The Malones also agreed that if TCI were ever to be sold to another entity, then the maximum premium that the Malones would receive on their High-Voting Shares would be no greater than a ten percent premium over the price paid for the relevant shares of Series A Stock. TCI paid $150 million to the Malones in consideration of them entering into the Malone Call Agreement.

         Also on February 9, 1998, in connection with the Magness Settlement, certain members of the Magness family, individually and in certain cases, on behalf of the Estate of Betsy Magness and the Magness Estate (collectively, the "Magness Family") also entered into a call agreement with TCI (with substantially the same terms as the one entered into by the Malones, including a call on the shares owned by the Magness Family upon Dr. Malone's death) (the "Magness Call Agreement") on the Magness Family's aggregate of approximately 49 million High-Voting Shares. The Magness Family was paid $124 million by TCI in consideration of them entering into the Magness Call Agreement.

         The aggregate amount paid by TCI pursuant to the Malone Call Agreement and Magness Call Agreement (collectively, the "Call Payments") was reflected as a $274 million reduction of additional paid-in capital. The Call Payments were allocated to each of the Groups based upon the number of shares of each Group (before giving effect to stock dividends) that were subject to the Malone Call Agreement and the Magness Call Agreement. Accordingly, $134 million and $140 million of the Call Payments were allocated to TCI Group and Liberty/Ventures Group, respectively.

         Additionally, on February 9, 1998, the Magness Family entered into a stockholders' agreement (the "Stockholders' Agreement") with the Malones and TCI under which (i) the Magness Family and the Malones agree to consult with each other in connection with matters to be brought to the vote of TCI's shareholders, subject to the proviso that if they cannot mutually agree on how to vote the shares, Dr. Malone has an irrevocable proxy to vote the High-Voting Shares owned by the Magness Family, (ii) the Magness Family may designate a nominee for the Board and Dr. Malone has agreed to vote his High Voting Shares for such nominee and (iii) certain "tag along rights" have been created in favor of the Magness Family and certain "drag along rights" have been created in favor of the Malones. In addition, the Malone Right granted by TCI to Dr. Malone to acquire 30,545,864 shares of TCI Group Series B Stock was reduced to an option to acquire 14,511,570 shares of TCI Group Series B Stock. Pursuant to the terms of the Stockholders' Agreement, the Magness Family has the right to participate in the reduced Malone Right on a proportionate basis with respect to 12,406,238 shares of the 14,511,570 shares subject to the Malone Right. On June 24, 1998, Dr. Malone delivered notice to TCI Group exercising his right to purchase up to 14,511,570 shares of TCI Group Series B Stock at a per share price of $35.5875 pursuant to the Malone Right. In addition, a representative of the Magness Family advised Dr. Malone that the Magness Family would participate in such purchase up to the Magness Family's proportionate right. On October 14, 1998, 8,718,770 shares of TCI Group Series B Stock were issued to Dr. Malone upon payment of cash consideration totaling $310 million. On October 16, 1998, 5,792,800 shares of TCI Group Series B Stock were issued to the Magness Family upon payment of cash consideration totaling $206 million. In connection with the acquisition of the TCI Group Series B Stock by Dr. Malone, TCI executed certain waivers to the Stockholders' Agreement and TCI and the Magness Family executed a waiver to the Malone Call Agreement to, among other things, permit the pledge of TCI Group Series B Stock owned by Dr. Malone as collateral to the lenders who provided the proceeds for the purchase of the shares of TCI Group Series B Stock.

         Year 2000

         During the three months ended September 30, 1998, the Company continued its enterprise-wide, comprehensive efforts to assess and remediate its computer systems and related software and equipment to ensure such systems, software and equipment recognize, process and store information in the year 2000 and thereafter. The Company's year 2000 remediation efforts include an assessment of its most critical systems, such as customer service and billing systems, headends and other cable plant, systems that support the Company's programming services, business support operations, and other equipment and facilities. The Company also continued its efforts to verify the year 2000 readiness of its significant suppliers and vendors and continued to communicate with significant business partners and affiliates to assess such partners and affiliates' year 2000 status.

         The Company formed a year 2000 Program Management Office (the "PMO") to organize and manage its year 2000 remediation efforts. The PMO is responsible for overseeing, coordinating and reporting on the Company's year 2000 remediation efforts. It is comprised of a 90 member full-time staff and is accountable to executive management of the Company.

         The PMO has defined a four-phase approach to determining the year 2000 readiness of the Company's systems, software and equipment. Such approach is intended to provide a detailed method for tracking the evaluation, repair and testing of the Company's systems, software and equipment. Phase 1, Assessment, involves the inventory of all systems, software and equipment and the identification of any year 2000 issues. Phase 1 also includes the preparation of the workplans needed for remediation. Phase 2, Remediation, involves repairing, upgrading and/or replacing any non-compliant equipment and systems. Phase 3, Testing, involves testing the Company's systems, software, and equipment for year 2000 readiness, or in certain cases, relying on test results provided to the Company. Phase 4, Implementation, involves placing compliant systems, software and equipment into production or service.

         At September 30, 1998, the Company's overall progress by phase was as follows:

                                                   Percentage of all
                                                   Equipment/Systems                    Expected
                Phase                                 In Phase *                    Completion Date
               -------                             ------------------               ---------------
Phase 1-Assessment                                      92%                           April 1999
Phase 2-Remediation                                     54%                           July 1999
Phase 3-Testing                                         10%                           July 1999
Phase 4-Implementation                                   5%                           July 1999

---------------------
         *The percentages set forth above do not total 100% because many projects have elements in more than one phase. For purposes of this table, such projects have been attributed to each applicable phase. In addition, the percentages set forth above are based on the number of projects in each phase compared to the total number of year 2000 projects.

         The completion dates set forth above are based on the Company's current expectations. However, due to the uncertainties inherent in year 2000 remediation, no assurances can be given as to whether such projects will be completed on such dates.

         The Company is completing an inventory of its important systems with embedded technologies and is currently determining the correct remediation approach. The embedded technologies assessments are expected to be complete by December of 1998.

         During the three months ended September 30, 1998, the Company continued its survey of significant third-party vendors and suppliers whose systems, services or products are important to the Company's operations (e.g., suppliers of addressable controllers and set-top boxes, and the provider of the Company's billing services). The year 2000 readiness of such providers is critical to continued provision of the Company's cable service. The Company has received information that the most critical systems, services or products supplied to the Company by third parties are either year 2000 ready or are expected to be year 2000 ready by mid-1999. The Company is currently developing contingency plans for systems provided by vendors who have not responded to the Company's surveys.

         In addition to the survey process described above, management of the Company has identified its most critical supplier/vendor relationships and has instituted a verification process to determine the vendor's year 2000 readiness. Such verification includes, as deemed necessary, reviewing vendors' test and other data and engaging in regular conferences with vendors' year 2000 teams. The Company is also requiring testing to validate the year 2000 compliance of certain critical products and services and is contracting with independent consultants to conduct such testing.

         Significant market value is associated with the Company's investments in certain public and private corporations, partnerships and other businesses. Accordingly, the Company is monitoring the public disclosure of such publicly-held business entities to determine their year 2000 readiness, including Cablevision Systems Corporation ("CSC"), Time Warner, Inc. ("Time Warner"), and AT&T. In addition, the Company has surveyed and monitored the year 2000 status of certain privately-held business entities in which the Company has significant investments.

         The Company was informed by CSC that, at September 30, 1998, the remediation and testing of CSC's critical systems was underway and a target date of June 1999 had been established for completion of all remediation and testing of year 2000 compliance of all such systems. The Company was informed by AT&T that, at September 30, 1998, AT&T had completed 99% of its assessments and was remediating its noncompliant systems. The Company has been informed that AT&T has set a target date of December 1998 for completion of the assessment, remedation and testing of all customer-affecting systems. A target date of mid-year 1999 has been established for enterprise-wide year 2000 compliance. For updated information related to CSC, Time Warner, and AT&T's year 2000 programs, please refer to CSC, Time Warner, and AT&T's most recent periodic filings with the Securities and Exchange Commission.

         Year 2000 expenses and capital expenditures incurred in the three months ended September 30, 1998 were $4 million and less than $1 million, respectively. Expenses and capital expenditures incurred in the nine months ended September 30, 1998 were $6 million and less than $1 million, respectively. Management of the Company currently estimates the remaining costs to be not less than $71 million, bringing the total estimated cost associated with the Company's year 2000 remediation efforts to be not less than $77 million (including $32 million for replacement of noncompliant IT Systems). Also included in this estimate is $9 million in future payments to be made pursuant to unfulfilled executory contracts or commitments with vendors for year 2000 remediation services. Although no assurances can be given, management currently expects that (i) cash flow from operations will fund the costs associated with year 2000 compliance and (ii) the total projected cost associated with the Company's year 2000 program will not be material to the Company's financial position, results of operations or cash flows.

         The Company is a widely distributed enterprise in which allocation of certain resources, including IT support is decentralized. Accordingly, the Company does not consolidate an IT budget. Therefore, total estimated year 2000 costs as a percentage of an IT budget are not available. There are currently no planned IT projects being deferred due to year 2000 costs.

         The failure to correct a material year 2000 problem could result in an interruption or failure of certain important business operations. Management believes that its year 2000 program will significantly reduce the Company's risks associated with the changeover to the year 2000 and has implemented certain contingency plans to minimize the effect of any potential year 2000 related disruptions. The risks and the uncertainties discussed below and the associated contingency plans relate to systems, software, equipment, and services that the Company has deemed critical in regard to customer service, business operations, financial impact or safety.

         The failure of addressable controllers contained in the cable system headends could disrupt the delivery of premium services to customers and could necessitate crediting customers for failure to receive such premium services. In this unlikely event, management expects that it will identify and transmit the lowest cost programming tier. Unless other contingency plans are developed with the programmers, premium and adult content channels would not likely be transmitted until the addressable controller had been repaired.

         Customer service networks and/or automated voice response systems failure could prevent access to customer account information, hamper installation scheduling and disable the processing of pay-per-view requests. The Company plans to have its customer service representatives answer telephone calls from customers in the event of outages and expects to retrieve needed customer information manually from the billing service provider.

         A failure of the services provided by billing systems service providers could result in a loss of customer records which could disrupt the ability to bill customers for a protracted period. The Company plans to prepare electronic backup records of its customer billing information prior to the year 2000 to allow for data recovery. In addition, the Company continues to monitor the year 2000 readiness of its key customer-billing suppliers.

         Advertising revenue could be adversely affected by the failure of certain equipment which could impede or prevent the insertion of advertising spots in the Company's programming. The Company anticipates that it can minimize such effect by manually resetting the dates each day until the equipment is repaired.

         The Company owns investments in numerous cable programming operators and other businesses. The market value of the Company's investment in these entities could be adversely impacted by material failures of such entities to address year 2000 remediation issues (including supplier and vendor issues) related to their programming services and businesses. Further, due to tax and strategic considerations, the Company has a limited ability to dispose of these investments if year 2000 issues develop. Therefore, as a contingency plan, the Company has undertaken an extensive effort to verify and in certain cases assist in the year 2000 remediation efforts of companies in which it has significant investments.

         Security and fire protection systems failure could leave facilities vulnerable to intrusion and fire. The Company expects to return such systems to normal functioning by turning the power off and then on again ("power off/on"). The Company also plans to have additional security staff on site and plans to implement a backup plan for communicating with local fire and police departments. Also, certain personal computers interface and control elevators, escalators, wireless systems, public access systems and certain telephony systems. In the event such computers cease operating, conducting a power off/on is expected to resume normal functioning. If a power off/on does not resume normal functioning, management expects to resolve the problem by resetting the computer to a pre-designated date which precedes the year 2000.

         In the event that the local public utility cannot supply power, the Company expects to supply power for a limited time to the Company's cable headends, the NDTC and office sites through backup generators.

         The financial impact of any or all of the above worst-case scenarios has not been and cannot be estimated by the Company due to the numerous uncertainties and variables associated with such scenarios.

         If critical systems related to the Company's cable TV and programming services are not successfully remediated, the Company could face claims of breach of contract from customers of the NDTC, from parties to cable system sale or exchange agreements, from certain programming providers and from other cable TV businesses that rely on the Company's programming services. The Company has not determined the possible losses from any such claims of breach of contract.

         MATERIAL CHANGES IN RESULTS OF OPERATIONS

         GENERAL

         Summarized operating data with respect to TCI is presented below for the indicated periods:

                                                         Three months ended                   Nine months ended
                                                            September 30,                       September 30,
                                                   ------------------------------      ------------------------------
                                                        1998              1997              1998              1997
                                                   ------------      ------------      ------------      ------------
                                                                           amounts in millions
Revenue                                            $      1,825             1,934             5,510             5,637

Operating, selling, general and administrative
    expenses                                              1,147             1,156             3,458             3,405
Year 2000 costs                                               4                --                 6                --
AT&T merger costs                                             1                --                11                --
Stock compensation                                           11               160               423               231
Cost of distribution agreements                              --                --                83                --
Depreciation and amortization                               407               396             1,250             1,177
                                                   ------------      ------------      ------------      ------------

     Operating income                                       255               222               279               824

Interest expense                                           (272)             (300)             (808)             (883)
Share of losses of affiliates, net                         (397)             (253)             (986)             (591)
Minority interests in earnings of consolidated
    subsidiaries, net                                       (39)              (35)              (68)             (129)
Gain on dispositions of assets                            2,680               398             4,018               481
Other, net                                                   21                24                 3                46
                                                   ------------      ------------      ------------      ------------
                                                          1,993              (166)            2,159            (1,076)
                                                   ------------      ------------      ------------      ------------
    Earnings (loss) before income taxes
                                                          2,248                56             2,438              (252)

Income tax benefit (expense)                               (903)              (78)           (1,068)               18
                                                   ------------      ------------      ------------      ------------

     Net earnings (loss)                           $      1,345               (22)            1,370              (234)
                                                   ============      ============      ============      ============



         The operating results of each of TCI Group and Liberty/Ventures Group are separately discussed below.

         TCI GROUP

         TCI Group operates principally in the domestic cable and communications industry. The table below sets forth, for the periods presented, the percentage relationship that certain items bear to revenue. This summary provides trend data relating to the normal recurring operations of TCI Group. Other items of significance are discussed under separate captions below.

                                               Three months ended                               Nine months ended
                                                  September 30,                                    September 30,
                                ----------------------------------------------    ----------------------------------------------
                                          1998                     1997                   1998                       1997
                                ---------------------    ---------------------    ---------------------    ---------------------
                                                                 dollar amounts in millions
Revenue                              100%    $  1,479         100%    $  1,618         100%    $  4,560         100%    $  4,779

Operating expenses                   (37)        (546)        (36)        (580)        (37)      (1,685)        (37)      (1,792)
Selling, general and
    administrative expenses          (22)        (329)        (20)        (330)        (22)        (986)        (20)        (952)
Year 2000 costs                       --           (3)         --           --          --           (5)         --           --
AT&T merger costs                     --           (1)         --           --          --          (11)         --           --
Stock compensation                    (1)         (13)         (4)         (61)         (4)        (160)         (2)         (99)
Depreciation and amortization
                                     (25)        (362)        (21)        (338)        (24)      (1,111)        (22)      (1,032)
                                --------     --------    --------     --------    --------     --------    --------     --------

      Operating income                15%    $    225          19%    $    309          13%    $    602          19%    $    904
                                ========     ========    ========     ========    ========     ========    ========     ========

         The operation of TCI Group's cable television systems is regulated at the federal, state and local levels. The Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996 (the "Cable Acts") established rules under which TCI Group's basic and tier service rates and its equipment and installation charges ("Regulated Services") are regulated if a complaint is filed by a customer or if the appropriate franchise authority is certified by the FCC to regulate rates. At September 30, 1998, approximately 68% of TCI Group's basic customers were served by cable television systems that were subject to such rate regulation.

         During the nine months ended September 30, 1998, 74% of TCI Group's revenue was derived from Regulated Services. As noted above, any increases in rates charged for Regulated Services are regulated by the Cable Acts. Moreover, competitive factors may limit TCI Group's ability to increase its service rates.

         On March 4, 1998, TCI Group contributed to CSC certain of its cable television systems serving approximately 830,000 customers in exchange for approximately 48.9 million newly issued CSC Class A common shares (as adjusted for a two-for-one stock split) (the "CSC Transaction"). In addition, TCI completed, during the first nine months of 1998, six transactions whereby TCI Group contributed cable television systems serving in the aggregate approximately 1,224,000 customers to six separate joint ventures (collectively, the "1998 Joint Ventures") in exchange for non-controlling ownership interests in each of the 1998 Joint Ventures, and the assumption and repayment by the 1998 Joint Ventures of debt owed by TCI Group to external parties aggregating $323 million and intercompany debt owed to TCI Group aggregating $1,533 million. The CSC Transaction and the formation of the 1998 Joint Ventures are collectively referred to herein as the "1998 Contribution Transactions." Since January 1, 1997, TCI Group has also consummated certain other acquisitions and dispositions. Such transactions affect the comparability of TCI Group's results of operations for the three and nine months ended September 30, 1998 and 1997. For additional information see notes 5 and 7 to the combined financial statements of TCI Group which are included in the Company's September 30, 1998 Quarterly Report on Form 10-Q.

         TCI Group's revenue decreased $139 million or 9% for the three months ended September 30, 1998, as compared to the corresponding prior year period. Exclusive of the effects of acquisitions, the 1998 Contribution Transactions and other dispositions, revenue increased 3%. Revenue from TCI Group's customers accounted for 3% of such increase in revenue, primarily due to the net effect of a 5% increase in basic revenue, an increase in revenue from digital products and an 8% decrease in traditional premium revenue. TCI Group experienced a 3% increase in its average basic rate, an increase in the number of average basic customers of 2%, an 8% decrease in its average rate for traditional premium services and a decrease of less than 1% in the number of average traditional premium subscriptions. Additionally, the December 31, 1997 termination of an agreement pursuant to which TCI Group provided fulfillment services to a third party resulted in a 1% decrease in revenue. Advertising sales and other revenue accounted for the remaining 1% increase in revenue. A significant portion of the increase in advertising sales is attributable to arrangements with programming suppliers that may not continue at current levels in future periods.

         TCI Group's revenue decreased $219 million or 5% for the nine months ended September 30, 1998, as compared to the corresponding prior year period. Exclusive of the effects of acquisitions, the 1998 Contribution Transactions and other dispositions, revenue increased 2%. Revenue from TCI Group's customers accounted for 2% of such increase in revenue, primarily due to the net effect of a 5% increase in basic revenue, an increase in revenue from digital products and an 11% decrease in traditional premium revenue. TCI Group experienced a 5% increase in its average basic rate, an increase in the number of average basic customers of less than 1%, a 5% decrease in its average rate for traditional premium services and a 6% decrease in the number of average traditional premium subscriptions. Additionally, the December 31, 1997 termination of an agreement pursuant to which TCI Group provided fulfillment services to a third party resulted in a 1% decrease in revenue. Advertising sales and other revenue accounted for the remaining 1% increase in revenue. A significant portion of the increase in advertising sales is attributable to arrangements with programming suppliers that may not continue at current levels in future periods.

         Operating expenses decreased $34 million or 6% and $107 million or 6% for the three and nine months ended September 30, 1998, respectively, as compared to the corresponding prior year periods. Exclusive of the effects of acquisitions, the 1998 Contribution Transactions and other dispositions, such expenses increased 5% and 1%, respectively. Such increases relate primarily to higher programming and labor costs, which were partially offset by reductions attributable to higher capitalized labor and overhead resulting primarily from increased installation and construction activities. It is anticipated that TCI Group's programming costs will increase in future periods.

         Selling, general and administrative expenses decreased $1 million or less than 1% and increased $34 million or 4% for the three and nine months ended September 30, 1998, respectively, as compared to the corresponding prior year periods. Exclusive of the effects of acquisitions, the 1998 Contribution Transactions and other dispositions, such expenses increased 12% and 16%, respectively. Such increases are due primarily to general increases in expenses relating to the launch of digital products and other initiatives, and other individually insignificant increases in general and administrative expenses in 1998, which increases were partially offset by increases in marketing incentives received from programming suppliers. The majority of such marketing incentives are associated with the Company's launch of digital services and accordingly may not continue at current levels in future periods.

         Year 2000 costs include fees and other expenses incurred directly in connection with TCI's comprehensive efforts to review and correct computer systems, equipment and related software to ensure readiness for the year 2000. See detailed discussion above.

         AT&T merger costs were incurred in the second and third quarters of 1998, as a result of a Merger Agreement dated June 23, 1998, between TCI and AT&T. Such costs include investment advisory, legal and accounting fees, and other incremental pre-closing costs directly related to the Merger. See note 2 to the combined financial statements of TCI Group, which are included in the Company's Quarterly Report on Form 10-Q.

         TCI Group records stock compensation relating to restricted stock awards, options and/or stock appreciation rights granted by TCI to certain TCI Group employees and directors who are involved with TCI Group. The estimated compensation liability relating to stock appreciation rights has been recorded as of September 30, 1998, and is subject to future adjustment based upon vesting and market values and, ultimately, on the final determination of market values when such rights are exercised.

         Depreciation and amortization expense increased $24 million or 7% and $79 million or 8% for the three and nine months ended September 30, 1998, respectively, as compared to the corresponding prior year periods. Such increases represent the net effect of (i) increases attributable to acquisitions, capital expenditures and differences in the composition of TCI Group's depreciable property and equipment and (ii) decreases attributable to the 1998 Contribution Transactions and other dispositions.

         Other Income and Expenses

         TCI Group's interest expense decreased $56 million or 19% and $107 million or 13% for the three and nine months ended September 30, 1998, respectively, as compared to the corresponding prior year periods. Such decreases are primarily the result of debt reductions attributable to the 1998 Contribution Transactions.

         TCI Group's share of CSC's losses, including amortization of the difference between the recorded value of TCI Group's investment in CSC and TCI Group's proportionate share of CSC's net deficiency, aggregated $76 million and $156 million for the three months ended September 30, 1998 and for the period from March 4, 1998 through September 30, 1998, respectively. TCI Group acquired an equity interest in CSC on March 4, 1998. See note 5 to the combined financial statements of TCI Group which are included in the Company's September 30, 1998 Quarterly Report on Form 10-Q.

         TCI Group's investments in affiliates other than CSC are comprised of limited partnerships and other entities that are primarily engaged in the domestic cable television business. TCI Group's share of net earnings (losses) of other affiliates aggregated $(17 million) and $30 million for the three and nine months ended September 30, 1998, respectively, as compared to $(16 million) and $(50 million) for the corresponding prior year periods. A significant portion of the change from the nine months ended September 30, 1997 to the nine months ended September 30, 1998 is attributable to TCI Group's share of 1998 gains recognized by two affiliates on the sale of certain assets.

         During the nine months ended September 30, 1998 and 1997, TCI Group purchased notes payable which had aggregate principle balances of $352 million and $190 million, respectively. In connection with such purchases, TCI Group recognized losses on early extinguishment of debt of $44 million and $11 million for the nine months ended September 30, 1998 and 1997, respectively. Such losses relate to prepayment penalties and the retirement of deferred loan costs.

         Minority interests in earnings of attributed subsidiaries aggregated $48 million and $143 million for the three and nine months ended September 30, 1998, respectively, as compared to $42 million and $125 million for the corresponding prior year periods. The majority of such amounts represent the accrual of dividends on the Trust Preferred Securities issued in 1997 and 1996 and the accrual of dividends on certain preferred securities issued in 1996 by a TCI subsidiary that is attributed to TCI Group. See note 10 to the combined financial statements of TCI Group which are included in the Company's September 30, 1998 Quarterly Report on Form 10-Q.

         Gain on disposition of assets of $842 million for the nine months ended September 30, 1998 relates primarily to the March 4, 1998 contribution of cable television systems by TCI Group to CSC and certain of the 1998 Joint Ventures. See notes 5 and 7 to the combined financial statements of TCI Group, which are included in the Company's September 30, 1998 Quarterly Report on Form 10-Q.

         Net Earnings

         As a result of the above-described fluctuations in TCI Group's results of operations, (i) TCI Group's net earnings (before preferred stock dividend requirements) of $52 million for the three months ended September 30, 1998 changed by $110 million, as compared to TCI Group's net loss (before loss of TCI Ventures Group and preferred stock dividend requirements) of $58 million for the three months ended September 30, 1997, and (ii) TCI Group's net earnings (before preferred stock dividend requirements) of $148 million for the nine months ended September 30, 1998 changed by $251 million, as compared to TCI Group's net loss (before loss of TCI Ventures Group and preferred stock dividend requirements) of $103 million for the nine months ended September 30, 1997.

         LIBERTY/VENTURES GROUP

         Liberty/Ventures Group consists principally of the following assets and their related liabilities: (i) TCI's businesses which provide programming services including production, acquisition and distribution through all available formats and media of branded entertainment, educational and informational programming and software, including multimedia products, (ii) TCI's businesses engaged in electronic retailing, direct marketing, advertising sales relating to programming services, infomercials and transaction processing,
(iii) TCI's businesses engaged in international cable, telephony and programming businesses (iv) TCI's principal interests in the telephony business consisting primarily of TCI's investment in a series of partnerships formed to engage in the business of providing wireless communications services, using the radio spectrum for broadband personal communications services ("PCS"), to residential and business customers nationwide under the Sprint(R) brand (a registered trademark of Sprint Communications Company, L.P.) (the "PCS Ventures"), TCI's equity interest in AT&T and WTCI, a wholly-owned subsidiary of TCI that provides long distance transport of video, voice and data traffic and other telecommunications services to interexchange carriers on a wholesale basis using primarily a digital broadband microwave network located throughout a 12 state region, (v) TCI's businesses engaged in high speed multimedia Internet services, and (vi) other assets, including NDTC, which provides digital compression and authorization services to programming suppliers and to video distribution outlets. A significant portion of Liberty/Ventures Group's operations are conducted through corporations and partnerships in which Liberty/Ventures Group holds a 20%-50% ownership interest. As Liberty/Ventures Group generally accounts for such ownership interests using the equity method of accounting, the financial condition and results of operations of such entities are not reflected on a combined basis within Liberty/Ventures Group's combined financial statements.

         Liberty/Ventures Group's programming services include production, acquisition and distribution through all available formats and media of branded entertainment, educational and informational programming and software, including multimedia products ("Entertainment and Information Programming Services"). Liberty/Ventures Group's international services include businesses which provide programming services and operating television, telephone and Internet distribution networks around the world ("International Services"). Liberty/Ventures Group operates NDTC which provides digital compression and authorization services to programming suppliers and to video distribution outlets ("Digital Compression and Authorization Services") and Liberty/Ventures Group is engaged in the business of providing high speed multimedia Internet services ("Internet Services"). To enhance the reader's understanding, separate financial data has been provided below for Entertainment and Information Programming Services, International Services, Digital Compression and Authorization Services and Internet Services. Liberty/Ventures Group holds significant equity investments, the results of which are not a component of operating income, but are discussed below under "Other Income and Expense". Other items of significance are discussed separately below.

                                                             Nine months ended September 30,
                                                  ---------------------------------------------------
                                                            1998                         1997
                                                  -----------------------     -----------------------
                                                                 dollar amounts in millions
Revenue:
    Entertainment and Information Programming
       Services                                   $    1,004           88%    $      686           71%
    International Services                                44            4            206           21
    Digital Compression and Authorization
       Services                                           76            7             70            7
    Internet Services                                     29            2              4           --
    Corporate and other                                  (16)          (1)             6            1
                                                  ----------     --------     ----------     --------
                                                  $    1,137          100%    $      972          100%
                                                  ==========     ========     ==========     ========

Operating, selling, general and administrative:
    Entertainment and Information Programming
       Services                                   $     (833)          85%    $     (558)          72%
    International Services                               (34)           3           (132)          17
    Digital Compression and Authorization
       Services                                          (54)           6            (42)           5
    Internet Services                                    (54)           6            (35)           5
    Corporate and other                                    1           --             (8)           1
                                                  ----------     --------     ----------     --------
                                                  $     (974)         100%    $     (775)         100%
                                                  ==========     ========     ==========     ========

Depreciation, amortization, other non-cash
    charges, stock compensation and year 2000
    costs:
    Entertainment and Information Programming
       Services                                   $      (93)          19%    $      (50)          18%
    International Services                               (21)           4            (57)          21
    Digital Compression and Authorization
       Services                                          (29)           6            (23)           8
    Internet Services                                    (94)          20             (6)           2
    Corporate and other                                 (244)          51           (141)          51
                                                  ----------     --------     ----------     --------
                                                  $     (481)         100%    $     (277)         100%
                                                  ==========     ========     ==========     ========


Operating income (loss):
    Entertainment and Information Programming
       Services                                   $       78                  $       78
    International Services                               (11)                         17
    Digital Compression and Authorization
       Services                                           (7)                          5
    Internet Services                                   (119)                        (37)
    Corporate and other                                 (259)                       (143)
                                                  ----------                  ----------
                                                  $     (318)                 $      (80)
                                                  ==========                  ==========

         Entertainment and Information Programming Services

         On June 24, 1997 Liberty/Ventures Group granted Time Warner an option to acquire Southern Satellite Systems, Inc. and certain of its subsidiaries (the "Southern Business") through a purchase of assets (the "Southern Option"). Liberty/Ventures Group received 6.4 million shares of a separate series of Time Warner common stock (the "TW Exchange Stock") valued at $306 million in consideration for the grant. In September 1997, Time Warner exercised the Southern Option. Pursuant to the Southern Option, Time Warner acquired the Southern Business, effective January 1, 1998, for $213 million, which was paid in cash, together with the assumption of certain liabilities on January 2, 1998. Effective January 1, 1998, the Southern Business is no longer included in the combined financial statements of Liberty/Ventures Group.

         Subsequent to June 30, 1997, Liberty/Ventures Group and TCI Group entered into a series of transactions pursuant to which the businesses of "Encore", a movie premium programming service, and "STARZ!", a first run movie premium programming service, were contributed to Encore Media Group LLC ("Encore Media Group"), a subsidiary of TCI that is attributed to Liberty/ Ventures Group. Upon the July 1997 formation of Encore Media Group, the operations of STARZ! are included in the combined financial results of Liberty/Ventures Group.

         Simultaneously with the July 1997 merger of TCI Music, Inc. ("TCI Music") and DMX, Inc. ("DMX") (the "DMX Merger"), TCI's controlling ownership interest in TCI Music was transferred to Liberty/Ventures Group in exchange for an $80 million promissory note (the "Music Note") and an agreement to reimburse TCI for any amounts required to be paid by TCI pursuant to TCI's contingent obligation under a Rights Agreement to purchase certain shares of TCI Music's common stock (the "Rights Agreement") (see note 10 to the accompanying combined financial statements of Liberty/Ventures Group). Accordingly, TCI Music has been included in the combined financial statements of Liberty/Ventures Group since the date of the DMX Merger.

         Effective February 1, 1998, Turner-Vision, Inc. ("Turner-Vision") contributed the assets, obligations and operations of its retail C-band satellite business to Superstar/Netlink Group LLC ("SNG") in exchange for an approximate 20% interest in SNG. As a result of this transaction, Turner-Vision's results of operations have been included in the combined financial results of Liberty/Ventures Group as of February 1, 1998.

         Excluding the effect of the acquisitions and dispositions described above, revenue from Entertainment and Information Programming Services increased 8% or $51 million during the nine months ended September 30, 1998, as compared to the nine months ended September 30, 1997. The increase is primarily attributable to higher revenue from the distribution of Encore services to cable operators, including TCI Group and higher revenue from United Video Satellite Group, Inc. ("UVSG"). Additionally, Netlink International ("Netlink") had increased revenue during the first nine months of 1998 compared to the same period in 1997 of approximately $5 million, primarily due to increased rates as a result of increased copyright fees.

         Operating, selling, general and administrative expenses from Entertainment and Information Programming Services, as adjusted for the effect of the above acquisitions and dispositions, decreased 1% or $3 million for the nine months ended September 30, 1998 compared to the same period of 1997. ETC w/tci, Inc. had an $11 million decrease in its operating, selling, general and administrative expenses during the nine months ended September 30, 1998 compared to the same period in 1997. Decreased operating, selling, general and administrative expenses related to UVSG were offset by increased first run program license fees of $16 million and increased music rights cost and marketing support costs of $3 million each for the Encore services and increased operating, selling, general and administrative expenses of $7 million at Netlink primarily due to increased copyright fees for the nine months ended September 30, 1998 compared to 1997. Additionally, Liberty/Ventures Group incurred start up costs of approximately $2 million during the nine months ended September 30, 1998 for a new package of Spanish language channels.

         The increase in stock compensation of Entertainment and Information Programming Services for the nine months ended September 30, 1998 as compared to the corresponding period in 1997 is due to increases in stock compensation for Encore Media Group and UVSG.

         Revenue from TCI Music contributed $63 million to revenue from Entertainment and Information Programming Services for the nine months ended September 30, 1998. Additionally, revenue from STARZ! contributed $218 million and Turner-Vision contributed $63 million to revenue for the nine months ended September 30, 1998. As discussed above, operations for TCI Music, STARZ! and Turner-Vision were not included in the combined financial results of Liberty/Ventures Group for the entire nine months ended September 30, 1997. Operating, selling, general and administrative expenses for Entertainment and Information Programming Services for the nine months ended September 30, 1998 included $59 million from the operations of TCI Music, $208 million from the operations of STARZ! and $56 million from the operations of Turner-Vision.

         International Services

         This information reflects the results of operations of Tele-Communications International, Inc. ("TINTA"). Effective October 1, 1997, TINTA ceased to consolidate Cablevision S.A. ("Cablevision") and began to account for Cablevision using the equity method of accounting. Accordingly, effective October 1, 1997, the results of operations of Cablevision were no longer included in the combined financial results of Liberty/Ventures Group. The following table sets forth summary information with respect to the operating results of Cablevision that were included in International Services for the nine months ended September 30, 1997 (amounts in millions):

Revenue                         $      174
Operating costs and expenses          (106)
Depreciation and amortization          (41)
                                ----------

Operating income                $       27
                                ==========

         Revenue from International Services decreased by $162 million or 79% during the nine months ended September 30, 1998 as compared to the nine months ended September 30, 1997. Operating, selling, general and administrative expenses for the International Services decreased $98 million or 74% for the nine months ended September 30, 1998, compared to the corresponding prior year period. Such decreases in revenue and expense are primarily attributable to the deconsolidation of Cablevision in 1997. The $36 million or 63% decrease in depreciation and amortization expense during the nine month period ended September 30, 1998 as compared to the corresponding prior year period is primarily the result of the effect of the deconsolidation of Cablevision.



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         On September 21, 1998, Hurricane Georges struck Puerto Rico and caused considerable property damage to the area in general, including TINTA's Puerto Rico subsidiary's (the "Puerto Rico Subsidiary") cable television systems. The Puerto Rico Subsidiary's cable television systems represent $36 million of Liberty/Ventures Group's revenue for the nine months ended September 30, 1998. The Puerto Rico Subsidiary has property and business interruption insurance aggregating $15 million that is subject to a deductible of $1 million. The Puerto Rico Subsidiary has submitted a property damage claim to its insurance carrier for approximately $12 million which represents the estimated replacement cost of its damaged property. As a result of the damage caused by Hurricane Georges, the Puerto Rico Subsidiary, at September 30, 1998, recorded an impairment by reducing the net book value of the damaged property and equipment by $8 million and recorded a receivable in the same amount for a portion of the estimated proceeds under its property insurance coverage. Subsequent to September 30, 1998, the Puerto Rico Subsidiary received a $2 million advance on its insurance coverage from the insurance carrier. Liberty/Ventures Group has applied $1 million of such advance to property losses and $1 million to business interruption losses.
The balance of the receivable is deemed probable of collection.

         Although there can be no assurance, the Puerto Rico Subsidiary currently estimates that 85% of its cable distribution systems and related support equipment will be restored by the end of 1998 and fully restored by the end of the first quarter of 1999. In addition to property damage caused by Hurricane Georges, the Puerto Rico Subsidiary will also suffer a loss in revenue from its pre-hurricane customers. As of September 30, 1998, approximately 23% of the Puerto Rico Subsidiary's pre-hurricane basic customers were receiving cable television services. Although there can be no assurance, the Puerto Rico Subsidiary estimates that it will regain 80% and 100% of its pre-hurricane customer base by December 31, 1998 and June 30, 1999, respectively. The loss of revenue from September 21, 1998 through December 31, 1998 has been preliminarily estimated at $7 million, of which $1 million relates to the period from September 21, 1998 through September 30, 1998. In addition, the estimated loss of revenue for the first quarter of 1999 is approximately $3 million. The Puerto Rico Subsidiary's business interruption insurance will cover the first $3 million in lost revenue. The Puerto Rico Subsidiary currently estimates that lost revenue of approximately $7 million will not be covered under its business interruption insurance. However, no assurance can be given that the Puerto Rico Subsidiary will not incur losses in excess of current estimates. In addition, all insurance claims are subject to approval by the Puerto Rico Subsidiary's insurance carrier. Accordingly, no assurance can be given that amounts claimed under the Puerto Rico Subsidiary's insurance coverage will be paid in their entirety.

         Digital Compression and Authorization Services

         This information reflects the results of NDTC. Revenue from Digital Compression and Authorization Services increased $6 million or 9% during the nine months ended September 30, 1998 compared to the corresponding period of 1997. Operating, selling, general and administrative expenses from Digital Compression and Authorization Services increased $12 million or 29% during the nine months ended September 30, 1998 compared to the corresponding prior year period. A significant number of NDTC's major customers are affiliates of TCI including entities attributed to Liberty/Ventures Group, and NDTC derives a substantial portion of its revenue from such affiliated companies. For the nine months ended September 30, 1998 and 1997, revenue from services provided to TCI and its consolidated subsidiaries accounted for 35% and 38%, respectively, of NDTC's total revenue.

         Internet Services

         This information reflects the results of operations of @Home. Revenue from Internet Services increased $25 million during the nine months ended September 30, 1998 compared to the corresponding period of the previous year. Operating, selling, general and administrative expenses increased $19 million during the nine months ended September 30, 1998 compared to the corresponding period of 1997.

         During the first quarter of 1998, @Home recorded a non-cash charge of $83 million to operations based on the fair value of 2.7 million shares of @Home's Series A common stock which were underlying certain exercisable warrants which became exercisable during the period. See note 9 to the accompanying combined financial statements of Liberty/Ventures Group.

         Corporate and Other

         This information includes general corporate expenses, Liberty/Ventures Group's intercompany eliminations and the results of operations of WTCI.

         Stock compensation for corporate and other was $232 million and $112 million during the nine months ended September 30, 1998 and 1997, respectively. Liberty/Ventures Group records stock compensation expense relating to restricted stock awards, options and/or stock appreciation rights granted by TCI to certain TCI employees and/or directors who are involved with Liberty/Ventures Group. Estimated compensation relating to stock appreciation rights has been recorded through September 30, 1998 pursuant to APB Opinion No. 25. Such estimate is subject to future adjustment based upon vesting and market value, and ultimately, on the final determination of market value when such rights are exercised.

         Other Income and Expense

         Interest expense increased $31 million for the nine months ended September 30, 1998 compared to the corresponding period in 1997. Such increase is attributable to the increase in Liberty/Ventures Group's outstanding debt.

         Dividend and interest income was $66 million and $43 million during the nine months ended September 30, 1998 and 1997, respectively. Dividends received on Liberty/Ventures Group's investment in AT&T Common Stock contributed $16 million to the increase in Liberty/Ventures Group's dividend and interest income. Also included in Liberty/Ventures Group's dividend and interest income are dividends received on the TW Exchange Stock and a 30 year non-convertible 9% preferred stock of Fox Kids Worldwide, Inc. ("FKW") with a stated value of $345 million (the "FKW Preferred Stock").

         Liberty/Ventures Group's share of losses of affiliates was $861 million for the nine months ended September 30, 1998 compared to $545 million for the corresponding period in 1997.

         Liberty/Ventures Group's share of losses from its investment in the PCS Ventures increased $206 million during the nine month period ended September 30, 1998 as compared to the corresponding prior year period. The increase in the share of losses is attributed primarily to increases in (i) selling, general and administrative costs associated with Sprint Spectrum Holding Company L.P.'s ("Sprint Spectrum") efforts to increase its customer base, (ii) depreciation expense resulting from capital expenditures made to expand its PCS network and
(iii) interest expense associated with higher amounts of outstanding debt. It is expected that Sprint Spectrum and MinorCo, L.P. (collectively "Sprint PCS") will continue to incur significant operating losses and significant negative cash flow from operating activities during the next several years while it continues to expand its PCS network and build its customer base. Sprint PCS's operating profitability will depend upon many factors, including, among others, its ability to (i) market its products and services successfully, (ii) achieve its projected market penetration, (iii) manage customer turnover rates effectively and (iv) price its products and services competitively. There can be no assurance that Sprint PCS will achieve or sustain operating profitability or positive cash flow from operating activities in the future. If Sprint PCS does not achieve and maintain operating profitability and positive cash flow from operating activities on a timely basis, it may not be able to meet its debt service requirements.

         Liberty/Ventures Group's share of Telewest Communications plc's ("Telewest") net losses decreased $21 million during the nine months ended September 30, 1998, compared to the corresponding period of 1997. Such change is primarily attributable to the net effects of (i) changes in foreign currency transaction losses, (ii) an increase in operating cash flow resulting from revenue growth and (iii) an increase in interest expense. In connection with a previous merger transaction, Telewest issued debentures (the "Telewest Debentures"). Changes in the exchange rate used to translate the Telewest Debentures into U.K. pounds sterling and the adjustment of a foreign currency option contract to market value caused Telewest to experience foreign currency transaction gains of $19 million during the nine months ended September 30, 1998 and foreign currency transaction losses of $55 million during the nine months ended September 30, 1997. It is anticipated that Telewest will continue to experience realized and unrealized foreign currency transaction gains and losses throughout the term of the Telewest Debentures, which mature in 2006 and 2007, if not redeemed earlier.

         As described above, effective October 1, 1997, TINTA ceased to consolidate Cablevision and began to account for Cablevision using the equity method of accounting. Consequently, Liberty/Ventures Group's share of losses from Cablevision accounted for an increase of $14 million for the nine month period ended September 30, 1998.

         Liberty/Ventures Group's share of losses of affiliates attributable to its interest in Discovery Communications, Inc. ("Discovery") increased $23 million during the nine months ended September 30, 1998 compared to the nine months ended September 30, 1997. While Discovery's revenue increased by 27% during the first nine months of 1998, its earnings before interest, taxes, depreciation and amortization decreased by 44%, principally because of costs associated with launching new digital services, continuing investments in the retail business as well as new joint ventures including joint ventures with the British Broadcasting Corporation. Interest expense for Discovery was 113% higher in the first nine months of 1998 compared to the same period in 1997 mainly due to increased debt caused by significant cash payments made to distributors in support of the launch of "Animal Planet" and its new digital services.

         The share of losses of Fox/Liberty Networks LLC ("Fox Sports") was responsible for approximately $76 million of the increase in share of losses of affiliates for the first nine months of 1998 compared to the same period of 1997. Prior to the first quarter of 1998, Liberty/Ventures Group had no obligation, nor intention, to fund Fox Sports. During 1998, Liberty/Ventures Group made the determination to provide funding to Fox Sports based on specific transactions consummated by Fox Sports. Consequently, Liberty/Ventures Group's share of losses of Fox Sports for the nine months ended September 30, 1998 includes previously unrecognized losses of Fox Sports of approximately $64 million. Losses for Fox Sports were not recognized in prior periods due to the fact that Liberty/Ventures Group's investment in Fox Sports was less than zero.

         The minority interests' share of net losses increased $69 million during the nine month period ended September 30, 1998 as compared to the corresponding prior year period. Such increase is primarily attributable to increases in net losses for @Home and TINTA.

         On July 23, 1998, a merger in which TCG agreed to be acquired by AT&T was consummated. As a result of such merger, Liberty/Ventures Group received in exchange for its 26% interest in TCG, approximately 47 million shares of AT&T Common Stock. Liberty/Ventures Group recognized a gain of $2.3 billion (excluding related tax expense of $883 million) on such transaction based on the difference between the carrying value of Liberty/Ventures Group's interest in TCG and the fair value of the AT&T Common Stock received.

         Pursuant to the Southern Option, Time Warner acquired the Southern Business, effective January 1, 1998 for $213 million in cash. Liberty/Ventures Group recognized a $515 million pre-tax gain in connection with these transactions in the first quarter of 1998. See note 5 to the accompanying combined financial statements of Liberty/Ventures Group.

         Liberty/Ventures Group recognized a gain of $38 million from the increase in SNG's equity, net of the dilution of its interest in SNG, that resulted from the above described transaction with Turner-Vision. See note 8 to the accompanying combined financial statements of Liberty/Ventures Group.

         On April 22, 1998, TCG completed a merger transaction with ACC Corp. ("ACC") in which ACC shares were exchanged with shares of TCG. As a result of such merger transaction, Liberty/Ventures Group's interest in TCG was reduced to approximately 26%. In connection with the increase in TCG's equity, net of the dilution of Liberty/Ventures Group's interest in TCG, that resulted from such merger, Liberty/Ventures Group recorded a non-cash gain of $201 million (before deducting deferred income taxes of $71 million). See note 6 to the accompanying combined financial statements of Liberty/Ventures Group.

         During the third quarter of 1998, @Home completed a public offering (the "@Home Offering") in which 2.9 million shares of @Home common stock were sold for net cash proceeds of approximately $125 million. In connection with the @Home Offering, Liberty/Ventures Group paid $37 million to purchase 800,000 shares of @Home common stock and Liberty/Ventures Group's economic interest in @Home decreased to 38.8%. In connection with the associated increase in @Home's equity, net of the dilution of Liberty/Ventures Group's ownership interest in @Home, Liberty/Ventures Group recognized a gain of $17 million during the third quarter of 1998.

         Effective September 1, 1998, Telewest and General Cable PLC ("General Cable") consummated a merger (the "General Cable Merger") in which holders of General Cable received Telewest shares and cash for each share of General Cable held. As a result of the General Cable Merger, Liberty/Ventures Group's ownership interest in Telewest decreased to 22%. In connection with the increase in Telewest's equity, net of the dilution of Liberty/Ventures Group's interest in Telewest, Liberty/Ventures Group recognized a non-cash gain of $58 million (excluding related tax expense of $20 million) during the third quarter of 1998.

         In April 1997, @Home issued 240,000 shares of convertible preferred stock, resulting in cash proceeds of $48 million, less issuance costs. On July 11, 1997, @Home completed its initial public offering (the "@Home IPO"), in which 10.4 million shares of @Home common stock were sold for net cash proceeds of approximately $100 million. As a result of the @Home IPO, Liberty/Ventures Group's economic interest in @Home decreased from 43% to 39%, which economic interest represents an approximate 72% voting interest. In connection with the associated increase in @Home's equity, net of the dilution of Liberty/Ventures Group's ownership interest in @Home, Liberty/Ventures Group recognized a gain of $60 million during the third quarter of 1997.

         On August 1, 1997, Liberty IFE, Inc., a wholly-owned subsidiary of Liberty/Ventures Group, which held non-voting Class C common stock of International Family Entertainment, Inc. ("IFE") ("Class C Stock") and $23 million of IFE 6% convertible secured notes due 2004, convertible into Class C Stock, ("Convertible Notes"), contributed its Class C Stock and Convertible Notes to FKW in exchange for the FKW Preferred Stock. As a result of the exchange, Liberty Media Group recognized a pre-tax gain of approximately $304 million during the third quarter of 1997.

         During 1997, TCG issued 4.9 million shares of its Class A common stock for certain acquisitions. The total consideration paid by TCG through the issuance of common stock was approximately $93 million. As a result of such share issuances, Liberty/Ventures Group's ownership interest in TCG was reduced to approximately 30%. As a result of the increase in TCG's equity, net of the dilution of Liberty/Ventures Group's interest in TCG, Liberty/Ventures Group recognized a gain of $21 million (excluding related tax expense of $8 million).

         Net Losses

         Liberty/Ventures Group's net earnings of $1,221 million during the nine month period ended September 30, 1998 represents an increase in earnings of $1,351 million as compared to Liberty/Ventures Group's net loss of $130 million for the nine month period ended September 30, 1997. Included in such amounts was the recognition of certain non-operating gains aggregating $3,176 million and $490 million during the nine months ended September 30, 1998 and 1997, respectively. Many of the entities included in Liberty/Ventures Group's combined financial statements generally have sustained losses since their respective inception dates. Any improvements in such entities' results of operations are largely dependent upon the ability of such entities to increase their respective customer bases while maintaining pricing structures and controlling costs. There can be no assurance that any such improvements will occur.

         MATERIAL CHANGES IN FINANCIAL CONDITION

         TCI GROUP

         On March 4, 1998, TCI Group contributed to CSC certain of its cable television systems in the CSC Transaction. CSC also assumed and repaid approximately $574 million of debt owed by TCI Group to external parties and $95 million of debt owed to TCI Group. TCI Group has also entered into letters of intent with CSC which provide for TCI Group to acquire a cable system in Michigan and an additional 3% of CSC's Class A common shares and for CSC to (i) acquire cable systems serving approximately 250,000 customers in Connecticut and
(ii) assume $110 million of TCI Group's debt. The ability of TCI Group to sell or increase its investment in CSC is subject to certain restrictions and limitations set forth in a stockholders agreement with CSC. For additional information concerning the CSC Transaction, see note 5 to the combined financial statements of TCI Group, which are included in the Company's September 30, 1998 Quarterly Report on Form 10-Q.

         In addition to the CSC Transaction, TCI also completed, during the first nine months of 1998, the 1998 Joint Ventures in exchange for non-controlling ownership interests in each of the 1998 Joint Ventures, and the assumption and repayment by the 1998 Joint Ventures of debt owed by TCI Group to external parties aggregating $323 million and intercompany debt owed to TCI Group aggregating $1,533 million. TCI Group has agreed to take certain steps to support compliance by certain of the 1998 Joint Ventures with their payment obligations under certain debt instruments, up to an aggregate contingent commitment of $980 million. In light of such contingent commitments, TCI Group has deferred any gains on the formation of such 1998 Joint Ventures. Accordingly, TCI Group has recorded deferred gains aggregating $163 million and recognized net gains aggregating $263 million in connection with the formation of the 1998 Joint Ventures. The deferred gains will not be recognized until such time as TCI Group's contingent commitments are eliminated. TCI Group uses the equity method of accounting to account for its investments in CSC and the 1998 Joint Ventures.

         Including the 1998 Contribution Transactions, TCI Group, as of September 30, 1998, has, since January 1, 1997, contributed, or signed agreements or letters of intent to contribute within the next twelve months, certain cable television systems (the "Contributed Cable Systems") serving approximately 3.9 million basic customers to joint ventures in which TCI Group will retain non-controlling ownership interests (the "Contribution Transactions"). Following the completion of the Contribution Transactions, the Contributed Cable Systems will no longer be included in TCI Group's combined financial statements. Accordingly it is anticipated that the completion of the Contribution Transactions, as currently contemplated, will result in an aggregate estimated reduction (based on actual amounts with respect to the 1998 Contribution Transactions and currently contemplated amounts with respect to the pending Contribution Transactions) to TCI Group's debt of $4.8 billion and aggregate estimated reductions (based on 1997 amounts) to TCI Group's annual revenue and annual operating income before depreciation, amortization, other non-cash items and stock compensation of $1.8 billion and $815 million, respectively. No assurance can be given that any of the pending Contribution Transactions will be consummated.

         During the nine months ended September 30, 1998, pursuant to a stock repurchase program approved by the Board, TCI Group repurchased 66,041 shares of TCI Group Series A Stock at an aggregate cost of $2 million.

         In connection with the Magness Settlement, the Call Payments were allocated to each of the Groups based upon the number of shares of each Group (before giving effect to stock dividends) that were subject to the Malone Call Agreement and the Magness Call Agreement. Accordingly, TCI Group paid $134 million during the first quarter of 1998 for its allocated share of the Call Payments. For additional information see note 13 to the combined financial statements of TCI Group, which are included in the Company's September 30, 1998 Quarterly Report on Form 10-Q.

         During the fourth quarter of 1997, TCI Group entered into a Total Return Equity Swap Facility (the "Equity Swap Facility"). Pursuant to the Equity Swap Facility, TCI Group has the right to direct the counterparty (the "Counterparty") to use the Equity Swap Facility to purchase shares ("Equity Swap Shares") of TCI Group Series A Stock and TCI Ventures Group Series A Stock with an aggregate purchase price of up to $300 million. TCI Group has the right, but not the obligation, to purchase Equity Swap Shares through the September 30, 2000 termination date of the Equity Swap Facility. During such period, TCI Group is to settle periodically any increase or decrease in the market value of the Equity Swap Shares. If the market value of the Equity Swap Shares exceeds the Counterparty's cost, Equity Swap Shares with a fair value equal to the difference between the market value and cost will be segregated from the other Equity Swap Shares. If the market value of the Equity Swap Shares is less than the Counterparty's cost, TCI Group, at its option, will settle such difference with shares of TCI Group Series A Stock or TCI Ventures Group Series A Stock or, subject to certain conditions, with cash or letters of credit. In addition, TCI Group is required to periodically pay the Counterparty a fee equal to a LIBOR-based rate on the Counterparty's cost to acquire the Equity Swap Shares. Due to TCI Group's ability to issue shares to settle periodic price fluctuations and fees under the Equity Swap Facility, TCI Group records all amounts received or paid under this arrangement as increases or decreases, respectively, to equity. As of September 30, 1998, the Equity Swap Facility had acquired 4,935,780 shares of TCI Group Series A Stock and 1,171,800 shares of TCI Ventures Group Series A Stock at an aggregate cost that was approximately $49 million less than the fair value of such Equity Swap Shares at September 30, 1998. The costs and benefits associated with the TCI Group Series A Stock held by the Equity Swap Facility are attributed to TCI Group.

         TCI Group's fixed annual commitments pursuant to a 25 year affiliation agreement between Encore Media Group and TCI Group (the "EMG Affiliation Agreement") increase annually from $220 million in 1998 to $315 million in 2003, and will increase with inflation thereafter through 2022.

         In 1996, a subsidiary attributed to Liberty/Ventures Group (i) issued preferred stock in connection with a previous acquisition, which is convertible at the option of the holders into 1,084,056 of TCI Group Series A Common Stock beginning in April 1999 or sooner in the event of a change in control of TCI and
(ii) acquired an option contract from TCI Group in exchange for a $14 million increase in the intercompany amount due to TCI Group. Such option contract provided Liberty/Ventures Group with the right to acquire 1,084,056 shares of TCI Group Series A Stock at a price equivalent to the fair value at the time of exercise less $14.625 per share. During September 1998, TCI Group assigned its obligation under the option contract to Liberty/Ventures Group. As a result of such assignment, TCI Group recorded a $16 million reduction in due from related parties and a corresponding adjustment of combined equity (deficit).

         On July 11, 1997, TCI Music merged with DMX. Simultaneously with the DMX Merger, substantially all of TCI's controlling ownership interest in TCI Music was transferred from TCI Group to Liberty/Ventures Group in exchange for an $80 million promissory note and an agreement to reimburse TCI for any amounts required to be paid by TCI pursuant to its contingent obligation under the Rights Agreement to purchase up to 14,896,648 shares (6,812,393 of which were owned by subsidiaries of TCI) of TCI Music common stock at a price of $8.00 per share. Prior to the July 1998 expiration of the rights under the Rights Agreement, TCI was notified of the tender of 4,892,077 shares and associated rights. On August 27, 1998, Liberty/Ventures Group paid $39 million to satisfy TCI's obligation to purchase such tendered shares. The Music Note may be reduced by the payment of cash or the issuance by TCI of shares of Liberty/Ventures Group Stock (or Liberty Group Stock if prior to the Liberty/Ventures Combination) for the benefit of entities attributed to TCI Group. Additionally, Liberty/Ventures Group may elect to pay $50 million of the Music Note by delivery of a Stock Appreciation Rights Agreement that will give TCI Group the right to receive 20% of the appreciation in value of Liberty/Ventures Group's investment in TCI Music, to be determined at July 11, 2002.

         A subsidiary of TCI that was attributed to Liberty/Ventures Group leases certain equipment under a capital lease. During 1997, such equipment was subleased to TCI Group under an operating lease. In January 1998, TCI Group paid $7 million to Liberty/Ventures Group in exchange for Liberty/Ventures Group's assignment of its ownership interest in such subsidiary to TCI Group. Due to the related party nature of the transaction, the $50 million total of the cash payment and the historical cost of the net liabilities assumed by TCI Group (including capital lease obligations aggregating $176 million) has been reflected as an increase to TCI Group's combined deficit.

         At September 30, 1998, TCI Group had approximately $2.1 billion of availability in unused lines of credit, excluding amounts related to lines of credit which provide availability to support commercial paper. Although TCI Group was in compliance with the restrictive covenants contained in its credit facilities at said date, additional borrowings under the credit facilities are subject to TCI Group's continuing compliance with the restrictive covenants after giving effect to such additional borrowings. Such restrictive covenants require, among other things, the maintenance of certain earnings, specified cash flow and financial ratios (primarily the ratios of cash flow to total debt and cash flow to debt service, as defined), and include certain limitations on indebtedness, investments, guarantees, dispositions, stock repurchases and/or dividend payments. See note 8 to the combined financial statements of TCI Group, which are included in the Company's September 30, 1998 Quarterly Report on Form 10-Q, for additional information regarding TCI Group's debt.




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         One measure of liquidity is commonly referred to as "interest coverage." Interest coverage, which is measured by the ratio of "Operating Cash Flow" (operating income before depreciation, amortization, other non-cash items, year 2000 costs, AT&T merger costs and stock compensation) ($1,889 million and $2,035 million during the nine months ended September 30, 1998 and 1997, respectively) to interest expense ($736 million and $843 million during the nine months ended September 30, 1998 and 1997, respectively), is determined by reference to the combined statements of operations. TCI Group's interest coverage ratio was 257% and 241% during the nine months ended September 30, 1998 and 1997, respectively. Management of TCI Group believes that the foregoing interest coverage ratio is adequate in light of the relative predictability of its cable television operations and interest expense. However, TCI Group's current intent is to continue to reduce its outstanding indebtedness such that its interest coverage ratio could be increased. There is no assurance that TCI Group will be able to achieve such objective. In the event TCI Group is unable to achieve such objective, management believes that net cash provided by operating activities, the ability of TCI Group to obtain additional financing (including the available lines of credit and access to public debt markets), issuances and sales of TCI's equity or equity of its subsidiaries, attributable to TCI Group, and proceeds from disposition of assets will provide adequate sources of short-term and long-term liquidity in the future. See TCI Group's combined statements of cash flows included in TCI Group 's combined financial statements, which are included in the Company's September 30, 1998 Quarterly Report on Form 10-Q.

         Operating Cash Flow is a measure of value and borrowing capacity within the cable television industry and is not intended to be a substitute for cash flows provided by operating activities, a measure of performance prepared in accordance with generally accepted accounting principles, and should not be relied upon as such. Operating Cash Flow, as defined, does not take into consideration substantial costs of doing business, such as interest expense, and should not be considered in isolation to other measures of performance.

         Another measure of liquidity is net cash provided by operating activities, as reflected in TCI Group's combined statements of cash flows. Net cash provided by operating activities ($793 million and $1,047 million during the nine months ended September 30, 1998 and 1997, respectively) generally reflects net cash from the operations of TCI Group available for TCI Group's liquidity needs after taking into consideration the aforementioned additional substantial costs of doing business not reflected in Operating Cash Flow.

         The amount of capital expended by TCI Group for property and equipment was $1,017 million, $273 million and $538 million during the nine months ended September 30, 1998 and 1997, and the year ended December 31, 1997, respectively. In light of TCI Group's plans to upgrade the capacity of its cable distribution systems, and its plans to increase the number of customers who subscribe to digital video services, TCI Group anticipates that its annual capital expenditures during the next several years will significantly exceed the amount expended during 1997. In this regard, TCI Group estimates that it will expend approximately $1.7 billion to $1.9 billion over the next three years to expand the capacity of its cable distribution systems. TCI Group expects that the actual amount of capital that will be required in connection with its plans to increase the number of digital video service customers will be significant. However, TCI Group cannot reasonably estimate such actual capital requirement since such actual capital requirement is dependent upon the extent of any customer increases and the average installed per-unit cost of digital set-top devices. As described below, TCI is obligated to purchase a significant number of digital set-top devices over the next three years.

         TCI Group's restricted cash is primarily comprised of proceeds received in connection with certain asset dispositions. Such proceeds, which aggregated $353 million and $34 million at September 30, 1998 and December 31, 1997, respectively, are designated to be reinvested in certain identified assets for income tax purposes.



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         TCI Group has guaranteed notes payable and other obligations of affiliated and other companies with outstanding balances of approximately $191 million at September 30, 1998. With respect to TCI Group's guarantees of $166 million of such obligations, TCI Group has been indemnified for any loss, claim or liability that TCI Group may incur, by reason of such guarantees. As described in note 7 to the combined financial statements of TCI Group, which are included in the Company's September 30, 1998 Quarterly Report on Form 10-Q, TCI Group also has provided certain credit enhancements with respect to the 1998 Joint Ventures. TCI Group also has guaranteed the performance of certain affiliates and other parties with respect to such parties' contractual and other obligations. Although there can be no assurance, management of TCI Group believes that it will not be required to meet its obligations under such guarantees, or if it is required to meet any of such obligations, that they will not be material to TCI Group.

         TCI Group has provided a revolving loan facility to Liberty/Ventures Group for a five-year period commencing on September 10, 1997 (the "Ventures Intergroup Credit Facility"). Such facility permits aggregate outstanding borrowings at any one time of up to $500 million (subject to reduction as provided below), which borrowings bear interest at a rate per annum equal to The Bank of New York's prime rate (as in effect from time to time) plus 1% per annum, payable quarterly. A commitment fee equal to 3/8% per annum of the average unborrowed availability under the Ventures Intergroup Credit Facility is payable by Liberty/Ventures Group to TCI Group on a quarterly basis. Such commitment fee was $1 million for the nine months ended September 30, 1998. Borrowings outstanding pursuant to the Ventures Intergroup Credit Facility were $37 million at September 30, 1998.

         TCI Group is a party to affiliation agreements with programming suppliers. Pursuant to certain of such agreements, TCI Group is committed to carry such suppliers' programming on its cable systems. Additionally, certain of such agreements provide for penalties and charges in the event the programming is not carried or not delivered to a contractually specific number of customers.

         TCI Group is committed to purchase billing services pursuant to three successive five year agreements. Pursuant to such arrangement, TCI Group is obligated at September 30, 1998 to make minimum payments aggregating approximately $1.6 billion through 2012. Such minimum payments are subject to inflation and other adjustments pursuant to the terms of the underlying agreements.

         Pursuant to certain agreements between TCI and TCI Music, TCI Group is obligated at September 30, 1998 to make minimum revenue payments through 2017 and minimum license fee payments through 2007 aggregating approximately $412 million to TCI Music. Such minimum payments are subject to inflation and other adjustments pursuant to the terms of the underlying agreements.

         TCI Group is a direct obligor or guarantor of the payment of certain amounts that may be due pursuant to motion picture output, distribution and license agreements. As of September 30, 1998, the amount of such obligations or guarantees was approximately $273 million. The future obligations of TCI Group with respect to these agreements is not currently determinable because such amount is dependent upon the number of qualifying films released theatrically by certain motion picture studios as well as the domestic theatrical exhibition receipts upon the release of such qualifying films.

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         Effective as of December 16, 1997, NDTC, on behalf of TCI Group and other cable operators that may be designated from time to time by NDTC ("Approved Purchasers"), entered into an agreement (the "Digital Terminal Purchase Agreement") with General Instrument Corporation ("GI") to purchase advanced digital set-top devices. The hardware and software incorporated into these devices will be designed and manufactured to be compatible and interoperable with the OpenCable(TM) architecture specifications adopted by CableLabs, the cable television industry's research and development consortium, in November 1997. NDTC has agreed that Approved Purchasers will purchase, in the aggregate, a minimum of 6.5 million set-top devices during calendar years 1998, 1999 and 2000 at an average price of $318 per set-top device. Through September 30, 1998, approximately 1 million set-top devices had been purchased pursuant to this commitment. GI agreed to provide NDTC and its Approved Purchasers the most favorable prices, terms and conditions made available by GI to any customer purchasing advanced digital set-top devices. In connection with NDTC's purchase commitment, GI agreed to grant warrants to purchase its common stock proportional to the number of devices ordered by each organization, which as of the effective date of the Digital Terminal Purchase Agreement, would have represented at least a 10% equity interest in GI (on a fully diluted basis). Such warrants vest as annual purchase commitments are met. The value associated with such equity interest will be attributed to TCI Group upon purchase and deployment of the digital set-top devices. See note 2 to the combined financial statements of TCI Group, which are included in the Company's September 30, 1998 Quarterly Report on Form 10-Q. NDTC has the right to terminate the Digital Terminal Purchase Agreement if, among other reasons, GI fails to meet a material milestone designated in the Digital Terminal Purchase Agreement with respect to the development, testing and delivery of advanced digital set-top devices.

         On June 30, 1998, TCI Group entered into an Operating Lease Agreement (the "Lease") with an unaffiliated third party (the "Lessor"). Under the Lease, TCI Group agreed to sell to, and lease back from, the Lessor advanced digital set-top devices with an initial aggregate net cost of up to $200 million. The initial term of the Lease is two years, and it provides for renewal, at TCI Group's option, for up to five additional consecutive one-year terms. Rent under the lease is payable quarterly. At the end of the originally scheduled or renewed lease term, TCI Group is required to either (i) purchase the equipment at the Termination Value (as defined in the Lease), or (ii) arrange for the sale of the leased equipment to a third party and pay the Lessor the difference between the sale price and a predetermined guaranteed value, which in all cases is less than the Termination Value. As of September 30, 1998, TCI Group has sold and leased back advanced digital set-top devices under the Lease with an aggregate cost of $109 million. Current annual lease payments with respect to such leased equipment are $16 million. TCI Group has treated the Lease as an operating lease in the combined financial statements of TCI Group, which are included in the Company's September 30, 1998 Quarterly Report on Form 10-Q.

         TCI Group's various partnerships and other affiliates accounted for by the equity method generally fund their acquisitions, required debt repayments and capital expenditures through borrowings under and refinancing of their own credit facilities (which are generally not guaranteed by TCI Group), through net cash provided by their own operating activities and in certain circumstances through required capital contributions from their partners.

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         In order to achieve the desired balance between variable and fixed rate indebtedness, TCI Group may enter into variable and fixed rate exchange agreements ("Interest Rate Swaps") pursuant to which it (i) pays fixed interest rates (the "Fixed Rate Agreements") and receives variable interest rates and
(ii) pays variable interest rates (the "Variable Rate Agreements") and receives fixed interest rates. During the nine months ended September 30, 1998 and 1997, TCI Group's net payments pursuant to the Fixed Rate Agreements were less than $1 million for each period; and TCI Group's net receipts pursuant to the Variable Rate Agreements were $8 million and $1 million, respectively. At September 30, 1998, all of TCI Group's Fixed Rate Agreements had expired. At September 30, 1998, TCI Group would be entitled to receive $78 million upon termination of the Variable Rate Agreements.

         In addition to the Variable Rate Agreements, TCI Group entered into Interest Rate Swaps pursuant to which it pays a variable rate based on LIBOR (5.8% at September 30, 1998) and receives a variable rate based on Constant Maturity Treasury Index ("CMT") (4.7% at September 30, 1998) on a notional amount of $400 million through September 2000; and pays a variable rate based on LIBOR (5.7% at September 30, 1998) and receives a variable rate based on CMT (4.8% at September 30, 1998) on notional amounts of $95 million through February 2000. During the nine months ended September 30, 1998, TCI Group's net payments pursuant to such agreements were $1 million. At September 30, 1998, TCI Group would be required to pay an estimated $4 million to terminate such Interest Rate Swaps.

         TCI Group is exposed to credit losses for the periodic settlements of amounts due under the Interest Rate Swaps in the event of nonperformance by the other parties to the agreements. However, TCI Group does not anticipate that it will incur any material credit losses because it does not anticipate nonperformance by the counterparties. Further, as of September 30, 1998, TCI Group does not anticipate material near-term losses in future earnings, fair values or cash flows resulting from derivative financial instruments. See note 8 to the combined financial statements of TCI Group, which are included in the Company's September 30, 1998 Quarterly Report on Form 10-Q, for additional information regarding Interest Rate Swaps.

         At September 30, 1998, after considering the net effect of the aforementioned Interest Rate Swaps, TCI Group had $7,081 million (or 58%) of fixed rate debt and $5,169 million (or 42%) of variable-rate debt. Accordingly, in an environment of rising interest rates, TCI Group expects that it would experience an increase in interest expense.

         LIBERTY/VENTURES GROUP

         Liberty/Ventures Group's sources of funds include its available cash balances, net cash provided by operating activities, cash distributions from affiliates, dividend and interest receipts, proceeds from asset sales, availability under certain credit facilities, and loans and/or equity contributions from TCI Group. To the extent cash needs of Liberty/Ventures Group exceed cash provided by Liberty/Ventures Group, TCI Group may transfer funds to Liberty/Ventures Group. Conversely, to the extent cash provided by Liberty/Ventures Group exceeds cash needs of Liberty/Ventures Group, Liberty/Ventures Group may transfer funds to TCI Group.

         The Liberty/Ventures Combination is not conditioned upon the AT&T/TCI Merger. Upon closing of the AT&T/TCI Merger, the shareholders of Liberty/Ventures Group will be issued separate shares of a new targeted stock of AT&T in exchange for the shares of Liberty/Ventures Group Stock held. If the Liberty/Ventures Combination and reclassification of TCI Ventures Group Stock does not occur prior to the AT&T/TCI Merger, then in the AT&T/TCI Merger, each share of TCI Ventures Group Stock will be converted into .52 of a share of New Liberty Media Group Tracking Stock.

         Pursuant to the Merger Agreement, immediately prior to the AT&T/TCI Merger, certain assets attributed to Liberty/Ventures Group (including, the shares of AT&T Common Stock received in the merger of AT&T and TCG, the stock of @Home held by Liberty/Ventures Group, the assets and business of the NDTC and
WTCI) will be transferred to TCI Group in exchange for approximately $5.5 billion in cash. Also, upon consummation of the AT&T/TCI Merger, through a new tax sharing agreement between Liberty/Ventures Group and AT&T, Liberty/Ventures Group will become entitled to the benefit of all of the net operating loss carryforwards available to the entities included in TCI's consolidated income tax return as of the date of the AT&T/TCI Merger. Additionally, certain warrants currently attributed to TCI Group will be transferred to Liberty/Ventures Group in exchange for up to $176 million in cash. Certain agreements to be entered into at the time of the AT&T/TCI Merger as contemplated by the Merger Agreement will, among other things, provide preferred vendor status to Liberty/Ventures Group for digital basic distribution on AT&T's systems of new programming services created by Liberty/Ventures Group and its affiliates and provide for a renewal of existing affiliation agreements. See note 2 to the accompanying combined financial statements of Liberty/Ventures Group.

         Liberty/Ventures Group's combined operating activities provided cash of $3 million during the nine months ended September 30, 1998 and provided cash of $219 million during the nine months ended September 30, 1997. As discussed above, effective October 1, 1997, Cablevision's cash flows are no longer included in Liberty/Ventures Group's combined statements of cash flows. Cablevision's operating activities provided cash of $40 million during the nine months ended September 30, 1997. Additionally, cash used by operating activities of TCI Music is not included in Liberty/Ventures Group's combined statement of cash flows during the 1997 period. Cash used by operating activities of TCI Music was $3 million during the nine months ended September 30, 1998. At September 30, 1998, @Home and UVSG held cash and cash equivalents of $204 million and $105 million, respectively. The cash balances of such entities are generally intended to be applied towards the respective liquidity requirements of such entities. It is not presently anticipated that any significant portion of such cash balances will be distributed or otherwise made available to other members of Liberty/Ventures Group.

         During the nine months ended September 30, 1998 and 1997, cash used by Liberty/Ventures Group's investing activities aggregated $1,097 million and $332 million, respectively. The 1998 and 1997 amounts include cash proceeds of $343 million and $201 million, respectively, received upon the disposition of assets. Additionally, the 1998 and 1997 amounts include $1,263 million and $398 million, respectively, that were used by Liberty/Ventures Group to fund investments in, and loans to, affiliates.

         During the nine months ended September 30, 1998 and 1997, cash provided by Liberty/Ventures Group's financing activities aggregated $1,273 million and $224 million, respectively. The 1998 and 1997 amounts include borrowings of debt aggregating $2,061 million and $254 million, respectively. Outstanding debt on Liberty/Ventures Group's combined balance sheets increased primarily due to the addition of new credit facilities as well as increases on existing credit facilities. See note 10 to the accompanying combined financial statements of Liberty/Ventures Group.

         The Music Note may be reduced by the payment of cash or the issuance by TCI of shares of Liberty/Ventures Group Stock for the benefit of entities included within the TCI Group. During the second quarter of 1998, TCI issued 153,183 shares of Liberty Group Series B Stock valued at $5 million to an individual who is an officer and director of TCI for the benefit of entities included within the TCI Group. Accordingly, the Music Note was reduced by such amount. Additionally, Liberty/Ventures Group may elect to pay $50 million of the Music Note by delivery of a Stock Appreciation Rights Agreement that would give TCI Group the right to receive 20% of the appreciation in value of Liberty/Ventures Group's investment in TCI Music, to be determined at July 11, 2002.

         In connection with the Magness Settlement, the Call Payments were allocated to each of the Groups based upon the number of shares of each Group (before giving effect to stock dividends) that were subject to the Malone Call Agreement and the Magness Call Agreement. Accordingly, Liberty/Ventures Group paid $140 million during the first quarter of 1998 for its allocated share of the Call Payments. See note 11 to the accompanying combined financial statements of Liberty/Ventures Group.

         During the nine months ended September 30, 1998, pursuant to the stock repurchase program, 239,450 shares of TCI Ventures Group Stock and 766,783 shares of Liberty Group Stock were repurchased at an aggregate cost of approximately $30 million. Such amount is reflected as a decrease to combined equity in the accompanying combined financial statements.

         On July 13, 1998, Liberty/Ventures Group announced that it had made a proposal to TINTA concerning the acquisition by Liberty/Ventures Group of all of the outstanding shares of common stock of TINTA not beneficially owned by Liberty/Ventures Group. Under the proposal, Liberty/Ventures Group would exchange, in a merger transaction, 0.58 of a share of Liberty/Ventures Group Series A Stock, or Liberty Group Series A Stock if prior to the Liberty/Ventures Combination, for each share of Tele-Communications International, Inc. Series A Common Stock acquired by Liberty/Ventures Group in the merger. Liberty/Ventures Group's proposal, and a proposed merger agreement, has been approved by TINTA's board of directors. The merger agreement provides that if the .58 exchange ratio would yield a value to TINTA stockholders of less than $22.00 per TINTA share, then TCI would be required to either increase the exchange ratio to an amount that would yield a value of $22.00 per share or terminate the merger agreement. Consummation of the merger is expected to occur in November 1998.

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         During the fourth quarter of 1997, TCI entered into the Equity Swap
Facility. Pursuant to the Equity Swap Facility, TCI has the right to direct the Counterparty to use the Equity Swap Facility to purchase Equity Swap Shares of TCI Group Series A Stock and TCI Ventures Group Series A Stock with an aggregate purchase price of up to $300 million. TCI has the right, but not the obligation, to purchase Equity Swap Shares through the September 30, 2000 termination date of the Equity Swap Facility. During such period, TCI is to settle periodically any increase or decrease in the market value of the Equity Swap Shares. If the market value of the Equity Swap Shares exceeds the Counterparty's cost, Equity Swap Shares with a fair value equal to the difference between the market value and cost will be segregated from the other Equity Swap Shares. If the market or value of Equity Swap Shares is less than the Counterparty's cost, TCI, at its option, will settle such difference with shares of TCI Group Series A Stock or TCI Ventures Group Series A Stock or, subject to certain conditions, with cash or letters of credit. In addition, TCI is required to periodically pay the Counterparty a fee equal to a LIBOR-based rate on the Counterparty's cost to acquire the Equity Swap Shares. Due to TCI's ability to issue shares to settle periodic price fluctuation and fees under the Equity Swap Facility, TCI records all amounts received or paid under this arrangement as increases or decreases to equity. As of September 30, 1998, the Equity Swap Facility has acquired 4.9 million shares of TCI Group Series A Stock and 1.2 million shares of TCI Ventures Group Series A Stock at an aggregate cost that was approximately $49 million less than the fair value of such Equity Swap Shares at September 30, 1998. The costs and benefits associated with the TCI Ventures Group Series A Stock held by the Equity Swap Facility are attributed to Liberty/Ventures Group.

         In 1996, a subsidiary attributed to Liberty/Ventures Group (i) issued preferred stock in connection with a previous acquisition, which is convertible at the option of the holders into 1,084,056 of TCI Group Series A Stock beginning in April 1999 or sooner in the event of a change in control of TCI and
(ii) acquired an option contract from TCI Group in exchange for a $14 million increase in the intercompany amount due to TCI Group. Such option contract provided Liberty/Ventures Group with the right to acquire 1,084,056 shares of TCI Group Series A Stock at a price equivalent to the fair value at the time of exercise less $14.625 per share. During September 1998, TCI Group assigned its obligations under the option contract to Liberty/Ventures Group. As a result of such assignment, Liberty/Ventures Group recorded a $16 million reduction to the intercompany amount due to TCI Group and a corresponding increase to combined equity. In July 1998, Liberty/Ventures Group entered into an equity swap transaction with a commercial bank, which provides Liberty/Ventures Group with the right but not the obligation to acquire 1,084,056 shares of TCI Group Series A Stock for approximately $45 million on or before April 19, 1999. In the event Liberty/Ventures Group does not exercise its right to acquire such shares, any difference between the counterparty's cost and the market value of the shares on the settlement date will be settled in cash or shares of Liberty/Ventures Group Series A Stock, or TCI Ventures Group Series A Stock if prior to the Liberty/Ventures Combination, at Liberty/Ventures Group's option. Such shares may be used to satisfy the exchange requirements of the aforementioned preferred stock.

         The board of directors of UVSG has authorized UVSG to repurchase from time to time up to an aggregate of 2 million shares of UVSG's Class A common stock. During the nine months ended September 30, 1998, UVSG repurchased approximately 900,000 shares of stock for a total of $15 million.

         On January 12, 1998, TCI acquired from a minority shareholder of UVSG
24.8 million shares of UVSG Class A common stock (as adjusted for a two-for-one stock split) in exchange for 12.7 million shares of TCI Ventures Group Series A Stock and 7.3 million shares of Liberty Group Series A Stock. The aggregate value assigned to the shares issued by TCI was based upon the market value of such shares at the time the transaction was announced. As a result of such transaction TCI increased its ownership in the equity of UVSG to approximately 73% and its voting power increased to 93%. In connection with such transaction, during the first quarter of 1998, Liberty/Ventures Group recorded a $346 million increase to combined equity.

         Many of the entities the ownership of which, or the investment in which, has been attributed to the Liberty/Ventures Group will require significant additional capital in order to develop their respective businesses and assets, to fund future operating losses and to fund future growth. In certain cases, Liberty/Ventures Group has contractual commitments pursuant to which (subject to certain conditions) it may be required to make significant additional capital contributions to the entities in which it has investments. TINTA and its consolidated subsidiaries also have commitments under various partnership and other funding agreements to contribute capital or loan money to fund capital expenditures and other capital requirements of certain affiliates. There can be no assurance that any of Liberty/Ventures Group's entities will be successful in generating sufficient cash flow from operating activities or raising debt or equity capital in sufficient amounts or on terms acceptable to them to be able to meet their respective capital requirements. There is also no assurance that the anticipated capital requirements of Liberty/Ventures Group's entities and/or affiliates will not significantly increase due to changing circumstances, such as unanticipated opportunities, technological or marketing hurdles, unanticipated expenses, and the like. The failure to generate sufficient cash flow from operating activities or to raise sufficient funds may require such entity to delay or abandon some or all of its development and expansion plans or in certain instances, could result in the failure to meet certain regulatory requirements, any and all of which could have a material adverse effect on such entity's growth, its ability to compete in its industry and its ability to service its debt.

         The ability of one of Liberty/Ventures Group entities to fund the cash flow deficits of other Liberty/Ventures Group entities is limited not only by the structural separation of such businesses in separate corporations and partnerships, but also by the presence of other investors, both debt and equity, in many of Liberty/Ventures Group entities. In addition, TINTA and certain of the other Liberty/Ventures Group entities, such as Sprint PCS, are holding companies, the assets of which consist solely or primarily of investments in their subsidiaries and affiliates. As such, the ability of such holding companies to meet their respective financial obligations and their funding and other commitments to their respective subsidiaries and affiliates, is dependent upon external financing and/or of dividends, loans or other payments from their respective subsidiaries and affiliates, or repayment of loans and advances from such holding companies. Accordingly, such holding companies' ability to meet their respective liquidity requirements, including debt service, is limited as a result of their dependence upon external financing and funds received from their respective subsidiaries and affiliates. The payment of dividends or the making of loans or advances to such holding companies by their respective subsidiaries and affiliates may be subject, among other things, to statutory, regulatory or contractual restrictions, are contingent upon the earnings of those subsidiaries and affiliates, and are subject to various business considerations.

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         From inception through September 1998, the Sprint PCS partners have contributed $4.6 billion to Sprint PCS (of which Liberty/Ventures Group contributed an aggregate of $1.4 billion). Sprint PCS's business plan will require additional capital financing prior to the end of 1998. Sources of funding for Sprint PCS's capital requirements may include vendor financing, public offerings or private placements of equity and/or debt securities, commercial bank loans and/or capital contributions from the Sprint PCS Partners. However, there can be no assurance that any additional financing can be obtained on a timely basis, on terms acceptable to Sprint PCS or the Sprint PCS Partners and within the limitations contained in the agreements governing Sprint PCS's existing debt.

         Additionally, the proposed budget for 1998 has not yet been approved by the Sprint PCS partnership board, although the board has authorized management to operate Sprint PCS in accordance with such budget. The Sprint PCS partners may mutually agree to make additional capital contributions. However, the Sprint PCS partners have no such obligation in the absence of an approved budget, and there can be no assurance the Sprint PCS partners will reach such an agreement or approve the 1998 proposed budget. In addition, the failure by the Sprint PCS partners to approve a business plan may impair the ability of Sprint PCS to obtain required financing. Failure to obtain any such additional financing or capital contributions from the Sprint PCS partners could result in the delay or abandonment of Sprint PCS's development and expansion plans and expenditures, the failure to meet regulatory requirements or other potential adverse consequences.

         Furthermore, the fact that the proposed budget for Sprint PCS for fiscal 1998 has not yet been approved by the Sprint PCS partnership board has resulted in the occurrence of a "Deadlock Event" under the Sprint PCS partnership agreement as of January 1, 1998. Under the Sprint PCS partnership agreement, if one of the Sprint PCS partners refers the budget issue to the chief executive officers of the corporate parents of the Sprint PCS partners for resolution pursuant to specified procedures and the issue remains unresolved, buy/sell provisions would be triggered, which may result in the purchase by one or more of the Sprint PCS partners of the interests of the other Sprint PCS partners, or, in certain circumstances, liquidation of Sprint PCS.

         In May 1998 the Sprint PCS partners entered into a series of agreements pursuant to which Liberty/Ventures Group, Comcast Corporation ("Comcast") and Cox Communications, Inc. ("Cox") would exchange their respective interests in Sprint PCS and PhillieCo Partnership I, L.P. ("PhillieCo") for shares of a new class of tracking stock of Sprint which would track the performance of Sprint's newly created "PCS Group" (which would initially consist of Sprint PCS, PhillieCo and certain PCS licenses which are separately owned by Sprint). The consummation of such transactions is subject to a number of conditions, including the approval of such transactions by the stockholders of Sprint. If such transactions are consummated, Liberty/Ventures Group will initially hold shares of Sprint PCS Group stock (as well as certain additional securities of Sprint exercisable for or convertible into such securities) representing approximately 24% of the equity value of Sprint attributable to the PCS Group, subject to further dilution as a result of additional expected issuances of shares of Sprint PCS stock (including in connection with a proposed initial public offering of shares of Sprint PCS stock that may be consummated in connection with such transactions). In connection with the execution of such agreements, the Sprint PCS partners agreed to make up to $400 million in additional capital contributions (of which Liberty/Ventures Group's share is $120 million) to Sprint PCS pending the closing of such transactions. As of September 30, 1998, all of such additional capital contributions had been made to Sprint PCS. If the above-described transactions are consummated, Liberty/Ventures Group would begin to account for its investment in the Sprint PCS stock as an available-for-sale security. No assurance can be given that the above-described transactions will be consummated.

         On June 30, 1998, Liberty/Ventures Group contributed $300 million in cash to USANi LLC in exchange for an aggregate of 15 million equity shares of USANi LLC (the "LLC Shares"). Liberty/Ventures Group's cash purchase price was increased at an annual interest rate of 7.5% beginning from the date of the closing of certain transactions with Universal Studios, Inc. (the "Universal Transaction") through the date of Liberty/Ventures Group's purchase of such securities. See note 4 to the accompanying combined financial statements of Liberty/Ventures Group. Subject to certain restrictions, each LLC Share issued or to be issued to Liberty/Ventures Group is exchangeable for one share of USA Networks, Inc.'s ("USAI") common stock.

         In connection with the Universal Transaction, each of Universal Studios, Inc. and Liberty/Ventures Group was granted a preemptive right with respect to future issuances of USAI's capital stock, subject to certain limitations, to maintain their respective percentage ownership interests in USAI that they had immediately prior to such issuances. On June 24, 1998, Liberty/Ventures Group purchased approximately 4.7 million USAI shares of common stock pursuant to a preemptive right of $20 per share in cash. In addition, on July 27, 1998, Liberty/Ventures Group purchased 7.9 million LLC Shares at $20 per share as a result of the issuance of common stock by USAI in a transaction to acquire the remaining stock of Ticketmaster Group, Inc.
which it previously did not own through a tax-free merger.

         In January 1998, Liberty/Ventures Group's interest in a subsidiary of TCI, attributed to Liberty/Ventures Group, which leases certain equipment under a capital lease, was assigned to TCI Group. In connection therewith the TCI Group assumed the attributed subsidiary's capital lease obligations totaling $176 million and paid $7 million in cash to Liberty/Ventures Group.

         As of September 30, 1998, Liberty/Ventures Group holds approximately 57 million shares of the TW Exchange Stock. During the nine months ended September 30, 1998, the unrealized appreciation, net of taxes, of the fair value of such shares of TW Exchange Stock was $882 million based upon the market value of the common stock into which the TW Exchange Stock is convertible. Holders of TW Exchange Stock are entitled to receive dividends ratably with Time Warner common stock. Liberty/Ventures Group received approximately $15 million and $14 million in cash dividends for the first nine months of 1998 and 1997, respectively. It is anticipated that Time Warner will continue to pay dividends on its common stock and consequently that Liberty/Ventures Group will receive dividends on the TW Exchange Stock it holds. However, there can be no assurance that such dividends will continue to be paid.

         Liberty/Ventures Group received approximately $23 million and $5 million in cash dividends on the FKW Preferred Stock during the nine months ended September 30, 1998 and 1997, respectively. During the third quarter of 1998, Liberty/Ventures Group recognized dividend income of $16 million on its AT&T Common Stock. No assurance can be given that such dividends on AT&T Common Stock will continue to be paid.

         Effective September 1, 1998, Telewest and General Cable PLC ("General Cable") consummated a merger (the "General Cable Merger") in which holders of General Cable received 1.243 new Telewest shares and (pound)0.65 ($1.11) in cash for each share of General Cable. In addition, holders of American Depository shares of General Cable ("General Cable ADS") (each representing five General Cable shares) received 6.215 new Telewest shares and (pound)3.25 ($5.53) in cash for each share of General Cable ADS. Based upon Telewest's closing share price of (pound)0.89 ($1.51) on April 14, 1998, the General Cable Merger was valued at approximately (pound)649 million ($1.1 billion).

         The cash portion of the General Cable Merger was financed through an offer to qualifying Telewest shareholders for the purchase of 261 million new Telewest shares at a price of (pound)0.925 ($1.57) per share (the "Telewest Offer"). Liberty/Ventures Group subscribed to 85 million Telewest ordinary shares at an aggregate cost of (pound)78 million ($133 million) in connection with the Telewest Offer. Immediately following the Telewest Offer, Liberty/Ventures Group owned 28% of the issued and outstanding Telewest ordinary shares.

         In connection with the General Cable Merger, Liberty/Ventures Group also converted its entire holdings of Telewest convertible preference shares (133 million shares) into Telewest ordinary shares. As a result of the General Cable Merger, Liberty/Ventures Group's ownership interest in Telewest decreased to 22%. In connection with such dilution, Liberty/Ventures Group recognized a non-cash gain of $58 million (excluding related tax expense of $20 million) during the third quarter of 1998.

         On August 21, 1998, Liberty/Ventures Group purchased 100% of the issued and outstanding common stock of Pramer S.A., an Argentine programming company, for $32 million in cash and the issuance of notes payable in the amount of $65 million (the "Pramer Notes"). Liberty/Ventures Group made an $11 million payment on the Pramer Notes on October 1, 1998 and the remainder is due in 20 equal monthly installments beginning October 15, 1998.

         During the third quarter of 1998, 2.9 million shares of @Home common stock were sold for net cash proceeds of approximately $125 million in the @Home Offering.

         On June 11, 1998, UVSG and The News Corporation Limited ("News Corp.") announced the signing of a definitive agreement whereby News Corp.'s TV Guide properties will be combined with UVSG to create a platform for offering television guide services to consumers and advertising. As part of this combination, a unit of News Corp. will receive consideration consisting of $800 million in cash and 60 million shares of UVSG's stock (as adjusted for a two-for-one stock split), including 22.5 million shares of its Class A common stock and 37.5 million shares of its Class B common stock (as adjusted for a two-for-one stock split). As a result of the transaction, and certain other pending transactions, News Corp., Liberty/Ventures Group and UVSG's public stockholders will own on an economic basis approximately 40%, 44% and 16%, respectively, of UVSG. Following the transaction, News Corp. and Liberty/Ventures Group will each have approximately 48% of the voting power of UVSG's outstanding stock. Upon consummation of such transaction, the results of operations, cash flows and financial position of UVSG will no longer be included in Liberty/Ventures Group's combined financial statements. UVSG had revenue of $443 million and operating income of $48 million for the nine months ended September 30, 1998. No assurance can be given that such transaction will be consummated or consummated on the terms contemplated by the parties.

         Effective as of December 16, 1997, NDTC, on behalf of TCIC and other cable operators that may be designated from time to time by NDTC, entered into an agreement with GI to purchase advanced digital set-top devices. The hardware and software incorporated into these devices will be designed and manufactured to be compatible and interoperable with the OpenCable(TM) architecture specifications adopted by CableLabs, the cable television industry's research and development consortium, in November 1997. NDTC has agreed that Approved Purchasers will purchase, in the aggregate, a minimum of 6.5 million set-top devices over the next three years at an average price of $318 per set-top device. Through September 30, 1998, approximately 1 million set-top devices had been purchased pursuant to this commitment. GI agreed to provide NDTC and its Approved Purchasers the most favorable prices, terms and conditions made available by GI to any customer purchasing advanced digital set-top devices. In connection with NDTC's purchase commitment, GI agreed to grant warrants to purchase its common stock proportional to the number of devices ordered by each organization, which as of the effective date of the Digital Terminal Purchase Agreement, would have represented at least a 10% equity interest in GI (on a fully diluted basis). Such warrants vest as annual purchase commitments are met. The value associated with such equity interest will be attributed to TCI Group upon purchase and deployment of the digital set-top devices. See note 2 to the accompanying combined financial statements of Liberty/Ventures Group. NDTC has the right to terminate the Digital Terminal Purchase Agreement if, among other reasons, GI fails to meet a material milestone designated in the Digital Terminal Purchase Agreement with respect to the development, testing and delivery of advanced digital set-top devices.

         On July 17, 1998, Liberty/Ventures Group acquired 21.4 million shares of restricted stock of GI in exchange for (i) certain of the assets of NDTC's set-top authorization business, (ii) the license of certain related software to GI, (iii) a $50 million promissory note from Liberty/Ventures Group to GI and
(iv) a nine year revenue guarantee from Liberty/Ventures Group in favor of GI. In connection therewith, NDTC also entered into a service agreement pursuant to which it will provide certain postcontract services to GI's set-top authorization business. See note 12 to the accompanying combined financial statements of Liberty/Ventures Group.

         @Home has entered into exclusive distribution agreements with certain cable operators. In connection with the distribution agreements, @Home has issued warrants to purchase 17.9 million shares of @Home's Series A common stock. Of these warrants 10.6 million of such shares were exercisable as of September 30, 1998.

         During the period in which each of TCI, Cox, Comcast and CSC have agreed (subject to certain exceptions and limitations) to use @Home as its exclusive provider of high speed residential consumer Internet access services, a stockholders agreement among such parties and @Home provides that in the event the number of exclusive homes passed attributable to TCI decreases below 80% of the number of homes passed of TCI and its controlled affiliates as of June 1996, then Liberty/Ventures Group will be required to offer to sell a proportionate amount of its equity in @Home to certain other stockholders of @Home at fair market value. Since June 1996, TCI has sold or transferred certain cable systems that reduce TCI's number of base homes passed. In addition, TCI has announced the proposed sale or transfer of additional cable systems that would further reduce TCI's number of base homes passed. In the event that such cable systems continue to be exclusive to @Home, such cable systems and their homes passed would continue to be included in TCI's homes passed for purposes of determining whether or not Liberty/Ventures Group is obligated to offer a portion of its equity interest in @Home to Cox, Comcast and CSC, even though such cable systems are no longer owned or controlled by TCI. If TCI does not require that such cable systems remain exclusive to @Home, Liberty/Ventures Group could be required to sell shares to Cox, Comcast, CSC and certain other stockholders of @Home, at fair market value. There can be no assurance that, if Liberty/Ventures Group is required to sell shares of @Home, the price paid to Liberty/Ventures Group would represent adequate consideration to Liberty/Ventures Group because such fair market value may not adequately reflect Liberty/Ventures Group's expectation of the long term value of such investments in @Home. In addition to the exceptions to the general exclusivity obligations, Cox and Comcast have the right to terminate the exclusivity provisions with respect to TCI, Cox, Comcast and CSC in the event TCI does not attain certain customer penetration levels for the @Home service relative to the customer penetration levels of Cox and Comcast, as of June 4, 1999, and each anniversary thereafter until 2002. Such termination could have a material adverse effect on @Home and the value of Liberty/Ventures Group's interest in @Home.

         In addition, although TCI, Cox, Comcast and CSC are subject to certain exclusivity obligations to carry @Home's residential consumer Internet service over their cable systems, such exclusivity obligations are subject to a number of exceptions which allow them to compete with @Home in certain circumstances.

         Because TINTA generally views its foreign operating subsidiaries and affiliates as long-term investments, TINTA generally does not attempt to hedge existing investments in its foreign affiliates and subsidiaries. Although TINTA monitors foreign currency exchange rates with the objective of mitigating its exposure to unfavorable fluctuations in such rates, TINTA believes that, given the nature of its business, it is not possible or practical to eliminate TINTA's exposure to unfavorable fluctuations in foreign currency exchange rates. As of September 30, 1998, Liberty/Ventures Group was not exposed to material near-term losses in future earnings, fair values or cash flows resulting from derivative financial instruments.

         Liberty/Ventures Group has guaranteed notes payable and other obligations (the "Guaranteed Obligations") of certain affiliates. At September 30, 1998, the U.S. dollar equivalent of the amounts borrowed pursuant to the Guaranteed Obligations aggregated approximately $123 million.

         TINTA has guaranteed the obligation of an affiliate ("The Premium Movie Partnership") to pay fees for the license to exhibit certain films through 2000. Although the aggregate amount of The Premium Movie Partnership's license fee obligations is not currently estimable, TINTA believes that the aggregate payments pursuant to such obligations could be significant. If TINTA were to fail to fulfill its obligations under the guarantee, the beneficiaries have the right to demand an aggregate payment from TINTA of approximately $32 million. Although TINTA has not had to perform under such guarantee to date, TINTA cannot be certain that it will not be required to perform under such guarantee in the future.

         Flextech has undertaken to finance the working capital requirements of a joint venture, (the "Principal Joint Venture") formed with BBC Worldwide Limited ("BBC Worldwide") and is obligated to provide the Principal Joint Venture with a primary credit facility of (pound)88 million ($150 million) and subject to certain restrictions, a standby credit facility of (pound)30 million ($51 million). As of September 30, 1998, the Principal Joint Venture had borrowed (pound)13.6 million ($23 million) under the primary credit facility. If Flextech defaults in its funding obligation to the Principal Joint Venture and fails to cure within 42 days after receipt of notice from BBC Worldwide, BBC Worldwide is entitled, within the following 90 days, to require that TINTA assume all of Flextech's funding obligations to the Principal Joint Venture.

         TINTA has formed strategic partnerships with News Corp., Organizacoes Globo and Group Televisa S.A. to develop and operate a direct-to-home satellite service for Latin America, Mexico, and various Central and South American countries (collectively, the "DTH Ventures"). As of September 30, 1998, TINTA had guaranteed approximately $174 million of the DTH Ventures' financial obligations.

         Liberty/Ventures Group intends to continue to develop its entertainment and information programming services and has made certain financial commitments related to the acquisition of programming. As of September 30, 1998, Encore Media Group's future minimum obligation related to certain film licensing agreements was $703 million. The amount of the total obligation is not currently estimable because such amount is dependent upon the number of qualifying films released theatrically by certain motion picture studios as well as the domestic theatrical exhibition receipts upon the release of such qualifying films. Continued development may require additional financing and it cannot be predicted whether Liberty/Ventures Group will obtain such financing. If additional financing cannot be obtained, Liberty/Ventures Group could attempt to sell assets but there can be no assurance that asset sales, if any, can be consummated at a price and on terms acceptable to Liberty/Ventures Group. Further, Liberty/Ventures Group and/or TCI could attempt to sell equity securities but, again, there can be no certainty that such a sale could be accomplished on acceptable terms.

         On September 21, 1998, Hurricane Georges struck Puerto Rico and caused considerable property damage to the area in general, including the Puerto Rico Subsidiary's cable television systems. The Puerto Rico Subsidiary has submitted a claim to its insurance carrier for its damaged property and loss of revenue. The Puerto Rico Subsidiary anticipates that its estimated loss of revenue will exceed its business interruption insurance. Such uncovered losses could cause the Puerto Rico Subsidiary to be in violation of certain financial covenants of the Puerto Rico Bank Facility in the fourth quarter of 1998 and the first quarter of 1999. Violations of certain financial covenants will prevent the Puerto Rico Subsidiary from borrowing any unused borrowing commitments and could result in the acceleration of amounts due under the Puerto Rico Bank Facility. The Puerto Rico Subsidiary is in discussions with the lenders of the Puerto Rico Bank Facility regarding possible remedies of any potential violations of financial covenants.

         On November 9, 1998, Cablevision and the lenders under its $1.1 billion loan facility agreed to an extension of $950 million of outstanding borrowings under the facility until December 15, 1998. At that time, outstanding borrowings are to be refinanced through (i) $550 million of indebtedness, which is expected to be issued under Cablevision's medium term note program, and (ii) $400 million of support from Cablevision's shareholder's, including TINTA. TINTA's portion of such support aggregates approximately $84.8 million, and will be made through
(i) a $42.4 million capital contribution to Cablevision and (ii) the guarantee of senior indebtedness of Cablevision and/or subordinated loans from TINTA to Cablevision in the aggregate amount of $42.4 million.

         During the fourth quarter of 1998, one of the Cablevision shareholders exercised a put right that, under certain circumstances, could require TINTA to purchase a portion of such shareholder's ownership interest for cash consideration of up to $36 million, one-third of which would be paid on December 15, 1998 and the remaining amount would be paid in four semi-annual installments. Additionally, the Cablevision shareholders' agreement contains a buy-sell provision that, under certain circumstances, could require TINTA to purchase other shareholders' ownership interests.

         At September 30, 1998, availability under Liberty/Ventures Group's credit facilities (excluding the Ventures Intergroup Credit Facility) aggregated $3,065 million. Borrowings on such credit facilities at September 30, 1998 aggregated $2,001 million. If the available borrowings under Liberty/Ventures Group's credit facilities are not sufficient to fund Liberty/Ventures Group's capital requirements, no assurance can be given that Liberty/Ventures Group will be able to obtain any required additional financing on terms acceptable to it, or at all. Additional capital could be raised for Liberty/Ventures Group by, among other things, engaging in public offerings or private placements of Liberty/Ventures Group Stock or through issuance of debt securities or preferred equity securities attributed to Liberty/Ventures Group. If Liberty/Ventures Group is unable to obtain sufficient financing from outside sources, Liberty/Ventures Group may be dependent upon funding from TCI Group. Liberty/Ventures Group's failure to meet its contractual and other capital requirements could have significant adverse consequences to a particular operating company or affiliate and Liberty/Ventures Group.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets
                                  (unaudited)


                                                                    September 30,   December 31,
                                                                      1998              1997
                                                                    -------------   -----------
Assets                                                                   amounts in millions
Cash and cash equivalents                                           $   320             244

Restricted cash (note 4)                                                375              40

Trade and other receivables, net                                        664             529

Prepaid program rights                                                  128             104

Committed program rights                                                108             115

Investments in affiliates, accounted for under the equity
    method, and related receivables (note 5)                          4,547           3,063

Investment in Time Warner, Inc. ("Time Warner") (note 6)              5,021           3,555

Investment in AT&T Corp. ("AT&T") (note 7)                            2,744              --

Property and equipment, at cost:
    Land                                                                 67              96
    Distribution systems                                             10,014          10,784
    Support equipment and buildings                                   1,750           1,558
                                                                    -------         -------
                                                                     11,831          12,438
    Less accumulated depreciation                                     4,839           4,759
                                                                    -------         -------
                                                                      6,992           7,679
                                                                    -------         -------

Franchise costs                                                      15,327          17,910
    Less accumulated amortization                                     2,622           2,763
                                                                    -------         -------
                                                                     12,705          15,147
                                                                    -------         -------

Other assets, net of accumulated amortization                         2,761           1,837
                                                                    -------         -------

                                                                    $36,365          32,313
                                                                    =======         =======


                                                                    (continued)
                                      224

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                                  (unaudited)

                                                                                   September 30,   December 31,
                                                                                      1998            1997
                                                                                   ------------    -----------
Liabilities and Stockholders' Equity                                                amounts in millions

Accounts payable                                                                   $    149             169

Accrued interest                                                                        161             258

Accrued programming expense                                                             412             399

Other accrued expenses                                                                1,019             997

Deferred option premium (note 6)                                                         --             306

Debt (note 9)                                                                        14,895          15,250

Deferred income taxes                                                                 7,871           6,104

Other liabilities (note 15)                                                           1,369             664
                                                                                   --------        --------
    Total liabilities                                                                25,876          24,147
                                                                                   --------        --------
Minority interests in equity of consolidated subsidiaries                             1,428           1,565

Redeemable securities:
    Preferred stock (note 10)                                                           299             655
    Common stock                                                                         28               5

Company-obligated mandatorily redeemable preferred securities of subsidiary trusts ("Trust Preferred Securities") holding solely subordinated debt securities of TCI Communications, Inc.
    ("TCIC")(note 11)                                                                 1,500           1,500

Stockholders' equity (note 12):
    Series Preferred Stock, $.01 par value                                               --              --
    Class B 6% Cumulative Redeemable Exchangeable Junior Preferred
       Stock, $.01 par value                                                             --              --
    Common stock, $1 par value:
       Series A TCI Group. Authorized 1,750,000,000 shares; issued
          610,507,868 shares in 1998 and 605,616,143 shares in 1997                     610             606
       Series B TCI Group. Authorized 150,000,000 shares; issued
          73,929,229 shares in 1998 and 78,203,044 shares in 1997                        74              78
       Series A Liberty Media Group.  Authorized 750,000,000
          shares; issued 357,722,948 shares in 1998 and 344,962,521
          shares in 1997                                                                358             345
       Series B Liberty Media Group.  Authorized 75,000,000
          shares; issued 35,198,836 shares in 1998 and 35,180,385
          shares in 1997                                                                 35              35
       Series A TCI Ventures Group. Authorized 750,000,000 shares;
          issued 377,126,966 shares in 1998 and 377,386,032
          shares in 1997                                                                377             377
       Series B TCI Ventures Group. Authorized 75,000,000 shares;
          issued 45,766,218 shares in 1998 and 32,532,800
          shares in 1997                                                                 46              33
    Additional paid-in capital                                                        5,275           5,063
    Accumulated other comprehensive earnings, net of taxes (note 1)                   1,715             772
    Retained earnings (accumulated deficit)                                             490            (877)
                                                                                   --------        --------
                                                                                      8,980           6,432
    Treasury stock and common stock held by subsidiaries,
          at cost (note 12)                                                          (1,746)         (1,991)
                                                                                   --------        --------
          Total stockholders' equity                                                  7,234           4,441
                                                                                   --------        --------
Commitments and contingencies (notes 2, 5, 8, 15 and 16)
                                                                                   $ 36,365          32,313
                                                                                   ========        ========


See accompanying notes to consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                     Consolidated Statements of Operations
                                  (unaudited)

                                                                                   Three months ended     Nine months ended
                                                                                      September 30,         September 30,
                                                                                   ------------------     -----------------
                                                                                     1998       1997       1998       1997
                                                                                   -------    -------    -------    -------
                                                                                          amounts in millions,
                                                                                         except per share amounts
Revenue                                                                            $ 1,825      1,934      5,510      5,637

Operating costs and expenses:
   Operating                                                                           709        738      2,157      2,192
   Selling, general and administrative                                                 438        418      1,301      1,213
   Year 2000 costs (note 16)                                                             4         --          6         --
   AT&T merger costs (note 2)                                                            1         --         11         --
   Stock compensation                                                                   11        160        423        231
   Cost of distribution agreements (note 14)                                            --         --         83         --
   Depreciation and amortization                                                       407        396      1,250      1,177
                                                                                   -------    -------    -------    -------
                                                                                     1,570      1,712      5,231      4,813
                                                                                   -------    -------    -------    -------

         Operating income                                                              255        222        279        824

Other income (expense):
   Interest expense                                                                   (272)      (300)      (808)      (883)
   Interest and dividend income                                                         33         25         72         64
   Share of losses of affiliates, net (note 5)                                        (397)      (253)      (986)      (591)
   Loss on early extinguishment of debt (note 9)                                        (6)        --        (44)       (11)
   Minority interests in earnings of consolidated
      subsidiaries, net note 11)                                                       (39)       (35)       (68)      (129)
   Gain on issuance of equity interests by subsidiaries
      (notes 8 and 14)                                                                  17         60         55         60
   Gain on issuance of stock by equity investees (note 5)                               58         --        259         21
   Gain on disposition of assets (notes 6, 7 and 8)                                  2,605        338      3,704        400
   Other, net                                                                           (6)        (1)       (25)        (7)
                                                                                   -------    -------    -------    -------
                                                                                     1,993       (166)     2,159     (1,076)
                                                                                   -------    -------    -------    -------

      Earnings (loss) before income taxes                                            2,248         56      2,438       (252)

Income tax benefit (expense)                                                          (903)       (78)    (1,068)        18
                                                                                   -------    -------    -------    -------

      Net earnings (loss)                                                            1,345        (22)     1,370       (234)

Dividend requirements on preferred stocks                                               (5)       (10)       (18)       (31)
                                                                                   -------    -------    -------    -------

      Net earnings (loss) attributable to common stockholders                      $ 1,340        (32)     1,352       (265)
                                                                                   =======    =======    =======    =======

Net earnings (loss) attributable to common stockholders:
   TCI Group Series A and Series B common stock                                    $    47       (224)       130       (479)
   Liberty Media Group Series A and Series B common stock                              (11)       162        227        184
   TCI Ventures Group Series A and Series B common stock                             1,304         30        995         30
                                                                                   -------    -------    -------    -------

                                                                                   $ 1,340        (32)     1,352       (265)
                                                                                   =======    =======    =======    =======
Basic earnings (loss) attributable to common stockholders
   per common share (note 3):
      TCI Group Series A and Series B common stock                                 $   .09       (.34)       .25       (.71)
                                                                                   =======    =======    =======    =======
      Liberty Media Group Series A and Series B common stock                       $  (.03)       .44        .64        .50
                                                                                   =======    =======    =======    =======
      TCI Ventures Group Series A and Series B common stock                        $  3.08        .07       2.36        .07
                                                                                   =======    =======    =======    =======

Diluted earnings (loss) attributable to common stockholders
   per common and potential common share (note 3):
      TCI Group Series A and Series B common stock                                 $   .08       (.34)       .22       (.71)
                                                                                   =======    =======    =======    =======
      Liberty Media Group Series A and Series B common stock                       $  (.03)       .40        .58        .45
                                                                                   =======    =======    =======    =======
      TCI Ventures Group Series A and Series B common stock                        $  2.89        .07       2.20        .07
                                                                                   =======    =======    =======    =======

Comprehensive earnings (loss) (note 1)                                             $ 1,430        (38)     2,313       (248)
                                                                                   =======    =======    =======    =======


See accompanying notes to consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                 Consolidated Statement of Stockholders' Equity

                      Nine months ended September 30, 1998
                                  (unaudited)

                                                                                          Common Stock
                                                               -------------------------------------------------------------------
                                                     Class B         TCI Group           Liberty Media Group    TCI Ventures Group
                                                    Preferred  --------------------    ----------------------  --------------------
                                                      Stock    Series A    Series B    Series A     Series B   Series A   Series B
                                                   ----------  ----------  --------    ---------    ---------  ---------  ---------
                                                                                   amounts in millions

Balance at January 1, 1998                         $     --        606          78         345         35        377          33

    Net earnings                                         --         --          --          --         --         --          --
    Exchange of common stock in connection with
      the Magness Settlement (note 13)                   --         --          11          --         --         --          13
    Issuance of common stock in connection with
      settlement of litigation                           --          1           1          --         --         --          --
    Reclassification to redeemable securities
      of redemption amount of common stock
      subject to put obligation                          --         --          --          --         --         --          --
    Premium received in connection with put
      obligation                                         --         --          --          --         --         --          --
    Issuance of common stock for acquisitions
      (note 8)                                           --          1          --           7         --         13          --
    Repurchase of common stock to be held in
      treasury (note 12)                                 --         --          --          --         --         --          --
    Repurchase and retirement of common stock
      (note 12)                                          --         --          --          --         --         --          --
    Retirement of common stock held in treasury          --        (12)        (16)         --         --        (13)         --
    Gain from issuance of equity by subsidiary
      and equity investee, net of taxes (note 5)         --         --          --          --         --         --          --
    Issuance of common stock upon conversion of
      notes and preferred stock (notes 9 and 10)         --         14          --           6         --         --          --
    Payments for call agreements (note 13)               --         --          --          --         --         --          --
    Recognition of fees related to the Equity
      Swap Facility and the Exchange (notes 12
      and 13)                                            --         --          --          --         --         --          --
    Reimbursement of fees related to Exchange
      (note 13)                                          --         --          --          --         --         --          --
    Recognition of stock compensation related
      to restricted stock awards                         --         --          --          --         --         --          --
    Accreted dividends on all classes of
      preferred stock                                    --         --          --          --         --         --          --
    Accreted dividends on all classes of
      preferred stock not subject to mandatory
      redemption requirements                            --         --          --          --         --         --          --
    Payment of preferred stock dividends                 --         --          --          --         --         --          --
    Foreign currency translation adjustment              --         --          --          --         --         --          --
    Change in unrealized holding gains for
      available-for-sale securities, net of
      taxes                                              --         --          --          --         --         --          --
                                                   --------   --------    --------    --------   --------   --------    --------

Balance at September 30, 1998                      $     --        610          74         358         35        377          46
                                                   ========   ========    ========    ========   ========   ========    ========

See accompanying notes to consolidated financial statements.




                 Consolidated Statement of Stockholders' Equity

                      Nine months ended September 30, 1998
                                  (unaudited)


                                                                                                   Treasury
                                                                                                  stock and
                                                                   Accumulated                      common
                                                                      other         Retained        stock
                                                    Additional    comprehensive     earnings        held by        Total
                                                     paid-in        earnings,      (accumulated   subsidiaries,  stockholders'
                                                     capital      net of taxes       deficit)        at cost       equity
                                                   -----------    ------------     -----------    -----------    -----------
                                                                           amounts in millions
Balance at January 1, 1998                               5,063            772          (877)        (1,991)         4,441

    Net earnings                                            --             --         1,370             --          1,370
    Exchange of common stock in connection with
      the Magness Settlement (note 13)                     509             --            --           (533)            --
    Issuance of common stock in connection with
      settlement of litigation                              48             --            --             (3)            47
    Reclassification to redeemable securities
      of redemption amount of common stock
      subject to put obligation                            (24)            --            --             --            (24)
    Premium received in connection with put
      obligation                                             3             --            --             --              3
    Issuance of common stock for acquisitions
      (note 8)                                             353             --            --             --            374
    Repurchase of common stock to be held in
      treasury (note 12)                                    --             --            --            (20)           (20)
    Repurchase and retirement of common stock
      (note 12)                                            (11)            --            --             --            (11)
    Retirement of common stock held in treasury           (760)            --            --            801             --
    Gain from issuance of equity by subsidiary
      and equity investee, net of taxes (note 5)            67             --            --             --             67
    Issuance of common stock upon conversion of
      notes and preferred stock (notes 9 and 10)           329             --            --             --            349
    Payments for call agreements (note 13)                (274)            --            --             --           (274)
    Recognition of fees related to the Equity
      Swap Facility and the Exchange (notes 12
      and 13)                                              (25)            --            --             --            (25)
    Reimbursement of fees related to Exchange
      (note 13)                                             11             --            --             --             11
    Recognition of stock compensation related
      to restricted stock awards                            4              --            --             --              4
    Accreted dividends on all classes of
      preferred stock                                      (13)            --            (5)            --            (18)
    Accreted dividends on all classes of
      preferred stock not subject to mandatory
      redemption requirements                                5             --             2             --              7
    Payment of preferred stock dividends                   (10)            --            --             --            (10)
    Foreign currency translation adjustment                 --              6            --             --              6
    Change in unrealized holding gains for
      available-for-sale securities, net of
      taxes                                                 --            937            --             --            937
                                                   -----------    -----------   -----------    -----------    -----------

Balance at September 30, 1998                            5,275          1,715           490         (1,746)         7,234
                                                   ===========    ===========   ===========    ===========    ===========

See accompanying notes to consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows
                                  (unaudited)

                                                                                 Nine months ended
                                                                                   September 30,
                                                                                1998           1997
                                                                            ------------    ------------
                                                                                 amounts in millions
                                                                                    (see note 4)
Cash flows from operating activities:
   Net earnings (loss)                                                      $      1,370            (234)
   Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
        Depreciation and amortization                                              1,250           1,177
        Cost of distribution agreements                                               83              --
        Stock compensation                                                           423             231
        Payments of obligation relating to stock compensation                       (161)            (26)
        Share of losses of affiliates, net                                           986             591
        Loss on early extinguishment of debt                                          44              11
        Minority interests in earnings of consolidated subsidiaries, net              68             129
        Gain on issuance of equity interests by subsidiaries                         (55)            (60)
        Gain on issuance of stock by equity investees                               (259)            (21)
        Gain on disposition of assets                                             (3,704)           (400)
        Deferred income tax expense (benefit)                                      1,009            (125)
        Payments of restructuring charges                                             (5)            (21)
        Other noncash charges                                                          2              13
        Changes in operating assets and liabilities, net of the effect of acquisitions:
             Change in receivables                                                  (157)            (10)
             Change in prepaids                                                      (17)            (79)
             Change in other accruals and payables                                  (112)             38
                                                                            ------------    ------------
                Net cash provided by operating activities                            765           1,214
                                                                            ------------    ------------
Cash flows from investing activities:
   Cash paid for acquisitions                                                       (211)           (331)
   Capital expended for property and equipment                                    (1,123)           (419)
   Investments in and loans to affiliates                                         (1,346)           (392)
   Collections of loans to affiliates                                              1,658              87
   Proceeds from disposition of assets                                               712             352
   Change in restricted cash                                                        (335)             39
   Cash received in exchanges                                                         45              18
   Other investing activities                                                        (73)            (11)
                                                                            ------------    ------------
               Net cash used in investing activities                                (673)           (657)
                                                                            ------------    ------------
Cash flows from financing activities:
   Borrowings of debt                                                              4,645           3,311
   Repayments of debt                                                             (4,213)         (4,125)
   Prepayment penalties                                                              (39)             (7)
   Repurchase of common stock to be held in treasury                                 (20)            (18)
   Repurchase and retirement of common stock                                         (11)             --
   Repurchase of subsidiary common stock                                             (15)            (42)
   Payment of preferred stock dividends                                              (27)            (37)
   Payment of dividends on subsidiary preferred stock and Trust Preferred
      Securities                                                                    (141)           (130)
   Payments for call agreements                                                     (274)             --
   Proceeds from issuance of subsidiary common stock and preferred stock              91             148
   Proceeds from issuance of Trust Preferred Securities                               --             490
   Other financing activities                                                        (12)              3
                                                                            ------------    ------------
               Net cash used in financing activities                                 (16)           (407)
                                                                            ------------    ------------
               Net increase in cash and cash equivalents                              76             150

               Cash and cash equivalents at beginning of period                      244             405
                                                                            ------------    ------------
               Cash and cash equivalents at end of period                   $        320             555
                                                                            ============    ============

See accompanying notes to consolidated financial statements.

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                               September 30, 1998
                                  (unaudited)


(1)      Basis of Presentation

         The accompanying consolidated financial statements include the accounts of Tele-Communications, Inc. and those of all majority-owned subsidiaries ("TCI" or the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

         The accompanying interim consolidated financial statements are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results of operations for any interim period are not necessarily indicative of results for the full year. These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in TCI's Annual Report on Form 10-K for the year ended December 31, 1997.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         Effective January 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"). The Company has reclassified its prior period consolidated balance sheet and consolidated statements of operations to conform to the requirements of SFAS 130. SFAS 130 requires that all items which are components of comprehensive earnings or losses be reported in a financial statement in the period in which they are recognized. The Company has included cumulative foreign currency translation adjustments and unrealized holding gains and losses on available-for-sale securities in other comprehensive earnings that are recorded directly in stockholders' equity. Pursuant to SFAS 130, these items are reflected, net of related tax effects, as components of comprehensive earnings in the Company's consolidated statements of operations, and are included in accumulated other comprehensive earnings in the Company's consolidated balance sheets and statement of stockholders' equity.


                                                                    (continued)

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

         The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133"), which is effective for all fiscal years beginning after June 15, 1999. SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities by requiring that all derivative instruments be reported as assets or liabilities and measured at their fair values. Under SFAS 133, changes in the fair values of derivative instruments are recognized immediately in earnings unless those instruments qualify as hedges of the (1) fair values of existing assets, liabilities, or firm commitments, (2) variability of cash flows of forecasted transactions, or (3) foreign currency exposures of net investments in foreign operations. Although management of the Company has not completed its assessment of the impact of SFAS 133 on its consolidated results of operations and financial position, management estimates that the impact of SFAS 133 will not be material.

         Certain prior period amounts have been reclassified for comparability with the 1998 presentation.

         Targeted Stock

         On August 3, 1995, the stockholders of TCI authorized the Board of Directors of TCI (the "Board") to issue two new series of stock, Tele-Communications, Inc. Series A Liberty Media Group Common Stock, par value $1.00 per share ("Liberty Group Series A Stock") and Tele-Communications, Inc. Series B Liberty Media Group Common Stock, par value $1.00 per share ("Liberty Group Series B Stock," and together with the Liberty Group Series A Stock, the "Liberty Group Stock"). The Liberty Group Stock is intended to reflect the separate performance of TCI's assets which produce and distribute programming services ("Liberty Media Group"). Additionally, the stockholders, of TCI approved the redesignation of the previously authorized Class A and Class B common stock into Tele-Communications, Inc. Series A TCI Group Common Stock, par value $1.00 per share (the "TCI Group Series A Stock") and Tele-Communications, Inc. Series B TCI Group Common Stock, par value $1.00 per share (the "TCI Group Series B Stock", and together with the TCI Group Series A Stock, the "TCI Group Stock"), respectively. On August 10, 1995, TCI distributed, in the form of a dividend, 2.25 shares of Liberty Group Stock for each four shares of TCI Group Stock owned (the "Liberty Distribution").

         On August 28, 1997, the stockholders of TCI authorized the Board to issue the Tele-Communications, Inc. Series A TCI Ventures Group Common Stock, par value $1.00 per share (the "TCI Ventures Group Series A Stock") and Tele-Communications, Inc. Series B TCI Ventures Group Common Stock, par value $1.00 per share (the "TCI Ventures Group Series B Stock," and together with TCI Ventures Group Series A Stock, the "TCI Ventures Group Stock"). The TCI Ventures Group Stock is intended to reflect the separate performance of the "TCI Ventures Group," which is comprised of TCI's principal international assets and businesses and substantially all of TCI's non-cable and non-programming assets.


                                                                    (continued)

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


         In August 1997, TCI commenced offers (the "Exchange Offers") to exchange shares of TCI Ventures Group Series A Stock and TCI Ventures Group Series B Stock for up to 188,661,300 shares of TCI Group Series A Stock and up to 16,266,400 shares of TCI Group Series B Stock, respectively. The exchange ratio for the Exchange Offers was two shares of the applicable series of TCI Ventures Group Stock for each share of the corresponding series of TCI Group Stock properly tendered up to the indicated maximum numbers. Upon the September 10, 1997 consummation of the Exchange Offers, 188,661,300 shares of TCI Group Series A Stock and 16,266,400 shares of TCI Group Series B Stock were exchanged for 377,322,600 shares of TCI Ventures Group Series A Stock and 32,532,800 shares of TCI Ventures Group Series B Stock (the "TCI Ventures Exchange").

         The TCI Group Stock is intended to reflect the separate performance of TCI and its subsidiaries and assets not attributed to Liberty Media Group or TCI Ventures Group. Such subsidiaries and assets are referred to as "TCI Group" and are comprised primarily of TCI's domestic cable and communications business. Collectively, the TCI Group, the Liberty Media Group and the TCI Ventures Group are referred to as the "Groups" and individually, may be referred to herein as a "Group." The TCI Group Series A Stock, TCI Ventures Group Series A Stock and the Liberty Group Series A Stock are sometimes collectively referred to herein as the "Series A Stock," and the TCI Group Series B Stock, TCI Ventures Group Series B Stock and Liberty Group Series B Stock are sometimes collectively referred to herein as the "Series B Stock."

         Notwithstanding the attribution of assets and liabilities, equity and items of income and expense among TCI Group, Liberty Media Group and TCI Ventures Group for the purpose of preparing their respective combined financial statements, each such Group in the capital structure of TCI, which encompasses the TCI Group Stock, Liberty Group Stock and TCI Ventures Group Stock, does not affect the ownership or the respective legal title to such assets or responsibility for liabilities of TCI or any of its subsidiaries. TCI and its subsidiaries each continue to be responsible for their respective liabilities. Holders of TCI Group Stock, Liberty Group Stock and TCI Ventures Group Stock are common stockholders of TCI and are subject to risks associated with an investment in TCI and all of its businesses, assets and liabilities. The redesignation of TCI Group Stock and the issuance of Liberty Group Stock and TCI Ventures Group Stock does not affect the rights of creditors of TCI.

         Financial effects arising from any portion of TCI that affect the consolidated results of operations or financial condition of TCI could affect the combined results of operations or financial condition of the separate Groups and the market prices of shares of TCI Group Stock, Liberty Group Stock and TCI Ventures Group Stock. In addition, net losses of any portion of TCI, dividends or distributions on, or repurchases of, any series of common stock, and dividends on, or certain repurchases of preferred stock would reduce funds of TCI legally available for dividends on all series of common stock. Accordingly, financial information of any one Group should be read in conjunction with the financial information of TCI and the other Groups.


                                                                    (continued)

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


         The common stockholders' equity value of TCI Ventures Group or Liberty Media Group that, at any relevant time, is attributed to TCI Group, and accordingly not represented by outstanding TCI Ventures Group Stock or Liberty Group Stock, respectively, is referred to as "Inter-Group Interest." Prior to consummation of the Liberty Distribution and TCI Ventures Exchange, TCI Group had a 100% Inter-Group Interest in Liberty Media Group and TCI Ventures Group, respectively. Following consummation of the Liberty Distribution and TCI Ventures Exchange, TCI Group no longer has Inter-Group Interests in Liberty Media Group and TCI Ventures Group, respectively. For periods in which an Inter-Group Interest exists, TCI Group accounts for its Inter-Group Interest in a manner similar to the equity method of accounting. Following consummation of the Liberty Distribution and the TCI Ventures Exchange, an Inter-Group Interest would be created with respect to Liberty Media Group or TCI Ventures Group only if a subsequent transfer of cash or other property from TCI Group to Liberty Media Group or TCI Ventures Group is specifically designated by the Board as being made to create an Inter-Group Interest or if outstanding shares of Liberty Group Stock or TCI Ventures Stock, respectively, are purchased with funds attributable to TCI Group. Management of TCI believes that generally accepted accounting principles require that Liberty Media Group or TCI Ventures Group be consolidated with TCI Group for all periods in which TCI Group held an Inter-Group Interest in Liberty Media Group or TCI Ventures Group, respectively.

         Dividends on TCI Group Stock, Liberty Group Stock or TCI Ventures Group Stock are payable at the sole discretion of the Board out of the lesser of assets of TCI legally available for dividends or the available dividend amount with respect to each Group, as defined. Determinations to pay dividends on TCI Group Stock, Liberty Group Stock or TCI Ventures Group Stock are based primarily upon the financial condition, results of operations and business requirements of the applicable Group and TCI as a whole.

         All debt incurred or preferred stock issued by TCI and its subsidiaries is (unless the Board otherwise provides) specifically attributed to and reflected in the combined financial statements of the Group that includes the entity which incurred the debt or issued the preferred stock or, in case the entity incurring the debt or issuing the preferred stock is Tele-Communications, Inc., the TCI Group. The Board could, however, determine from time to time that debt incurred or preferred stock issued by entities included in a Group should be specifically attributed to and reflected in the combined financial statements of one of the other Groups to the extent that the debt is incurred or the preferred stock is issued for the benefit of such other Group.

                                                                    (continued)

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


         Although it is management's intention that each Group would normally arrange for the external financing required to satisfy its respective liquidity requirements, the cash needs of one Group may exceed the liquidity sources of such Group. In such circumstances, one of the other Groups may transfer funds to such Group. Such transfers of funds among the Groups will be reflected as borrowings or, if determined by the Board, in the case of a transfer from TCI Group to either Liberty Media Group or TCI Ventures Group, reflected as the creation of, or increase in, TCI Group's Inter-Group Interest in such Group or, in the case of a transfer from either Liberty Media Group or TCI Ventures Group to TCI Group, reflected as a reduction in TCI Group's Inter-Group Interest in such Group. There are no specific criteria for determining when a transfer will be reflected as a borrowing or as an increase or reduction in an Inter-Group Interest. The Board expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the needs of TCI, the financing needs and objectives of the Groups, the investment objectives of the Groups, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.

         Loans from one Group to another Group generally will bear interest at such rates and have such repayment schedules and other terms as are established from time to time by, or pursuant to procedures established by, the Board. The Board expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the needs of TCI, the use of proceeds by and creditworthiness of the recipient Group, the capital expenditure plans of and investment opportunities available to each Group and the availability, cost and time associated with alternative financing sources.

         The combined balance sheets of a Group reflect its net loans or advances to or loans or advances from the other Groups. Similarly, the respective combined statements of operations of the Groups reflect interest income or expense, as the case may be, associated with such loans or advances and the respective combined statements of cash flows of the Groups reflect changes in the amounts of loans or advances deemed outstanding. In the historical combined financial statements, net loans or advances between Groups have been and will continue to be included as a component of each respective Group's combined equity.

         Although any increase in TCI Group's Inter-Group Interest in Liberty Media Group or TCI Ventures Group resulting from an equity contribution by the TCI Group to Liberty Media Group or TCI Ventures Group or any decrease in such Inter-Group Interest resulting from a transfer of funds from Liberty Media Group or TCI Ventures Group to TCI Group would be determined by reference to the market value of the Liberty Group Series A Stock, or the TCI Ventures Group Series A Stock, respectively, as of the date of such transfer, such an increase could occur at a time when such shares could be considered undervalued and such a decrease could occur at a time when such shares could be considered overvalued.

                                                                    (continued)

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


         All financial impacts of issuances and purchases of shares of TCI Group Stock, TCI Ventures Group Stock or Liberty Group Stock, which are attributed to TCI Group, TCI Ventures Group or Liberty Media Group, respectively, will be to such extent reflected in the combined financial statements of TCI Group, TCI Ventures Group or Liberty Media Group, respectively. All financial impacts of issuances of shares of TCI Ventures Group Stock or Liberty Group Stock, the proceeds of which are attributed to TCI Group in respect of a reduction in TCI Group's Inter-Group Interest in TCI Ventures Group or Liberty Media Group, respectively, will be to such extent reflected in the combined financial statements of TCI Group. Financial impacts of dividends or other distributions on TCI Group Stock, TCI Ventures Group Stock or Liberty Group Stock, will be attributed entirely to TCI Group, TCI Ventures Group or Liberty Media Group, respectively, except that dividends or other distributions on TCI Ventures Group Stock or Liberty Group Stock will (if at the time there is an Inter-Group Interest in TCI Ventures Group or Liberty Media Group, respectively) result in TCI Group being credited, and TCI Ventures Group or Liberty Media Group being charged (in addition to the charge for the dividend or other distribution paid), with an amount equal to the product of the aggregate amount of such dividend or other distribution paid or distributed in respect of outstanding shares of TCI Ventures Group Stock or Liberty Group Stock and a fraction of the numerator of which is TCI Ventures Group or Liberty Media Group "Inter-Group Interest Fraction" and the denominator of which is the TCI Ventures Group or the Liberty Media Group "Outstanding Interest Fraction" (both as defined). Financial impacts of repurchases of TCI Ventures Group Stock or Liberty Group Stock, the consideration for which is charged to TCI Group, will be to such extent reflected in the combined financial statements of TCI Group and will result in an increase in TCI Group's Inter-Group Interest in TCI Ventures Group or Liberty Media Group, respectively.


                                                                    (continued)

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


(2)      Proposed Merger

         TCI and AT&T have agreed to a merger (the "Merger") pursuant to, and subject to the terms and conditions set forth in, the Agreement and Plan of Restructuring and Merger, dated as of June 23, 1998 (the "Merger Agreement"), among TCI, AT&T and an indirect wholly-owned subsidiary of AT&T. In the Merger, TCI will become a wholly-owned subsidiary of AT&T and (i) each share of TCI Group Series A Stock will be converted into .7757 of a share of common stock, par value $1.00 per share, of AT&T ("AT&T Common Stock"), (ii) each share of TCI Group Series B Stock will be converted into .8533 of a share of AT&T Common Stock, (iii) each share of Liberty Group Series A Stock will be converted into one share of a newly authorized class of AT&T common stock to be designated as the Class A Liberty Group Common Stock, par value $1.00 per share (the "AT&T Liberty Class A Tracking Stock") and
         (iv) each share of Liberty Group Series B Stock will be converted into one share of a newly authorized class of AT&T common stock to be designated as the Class B Liberty Group Common Stock, par value $1.00 per share (the "AT&T Liberty Class B Tracking Stock" and together with the AT&T Liberty Class A Tracking Stock, the "AT&T Liberty Tracking Stock"). In addition, TCI has announced its intention, subject to stockholder approval, to combine the assets and businesses of Liberty Media Group and TCI Ventures Group and reclassify each share of TCI Ventures Group Series A Stock as .52 of a share of Liberty Group Series A Stock and each share of TCI Ventures Group Series B Stock as .52 of a share of Liberty Group Series B Stock. If such combination and reclassification does not occur prior to the Merger, then in the Merger each share of TCI Ventures Group Series A Stock and TCI Ventures Group Series B Stock will be converted into .52 of a share of the corresponding series of AT&T Liberty Tracking Stock. In general, the holders of shares of AT&T Liberty Class A Tracking Stock and the holders of shares of AT&T Liberty Class B Tracking Stock will vote together as a single class with the holders of shares of AT&T Common Stock on all matters presented to such stockholders, with the holders being entitled to one-tenth (1/10th) of a vote for each share of AT&T Liberty Class A Tracking Stock held, 1 vote per share of AT&T Liberty Class B Tracking Stock held, and 1 vote per share of AT&T Common Stock held.

         In the Merger, (i) TCI's Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock will remain outstanding, (ii) TCI's Convertible Preferred Stock, Series C-TCI Group will be converted into a number of shares of AT&T Common Stock equal to .7757 times the current conversion rate of such preferred stock (132.86 shares per preferred share), (iii) TCI's Convertible Preferred Stock Series C-Liberty Media Group will be converted into a number of shares of AT&T Liberty Class A Tracking Stock equal to the current conversion rate of such preferred stock (56.25 shares per preferred share), (iv) TCI's Redeemable Convertible TCI Group Preferred Stock, Series G will be converted into a number of shares of AT&T Common Stock equal to .7757 times the current conversion rate of such preferred stock (1.19 shares per preferred share) and (v) TCI's Redeemable Convertible Liberty Media Group Preferred Stock, Series H will be converted into a number of shares of AT&T Liberty Class A Tracking Stock equal to the current conversion rate of such preferred stock (0.590625 of a share per preferred share).


                                                                    (continued)

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


         The shares of AT&T Liberty Tracking Stock to be issued in the Merger will be a newly authorized class of common stock of AT&T which will be intended to reflect the separate performance of the businesses and assets attributed to the "Liberty/Ventures Group", which following the Merger, will be made up of the businesses and assets which are attributed to Liberty Media Group and TCI Ventures Group at the time of the Merger. Pursuant to the Merger Agreement, immediately prior to the Merger, certain assets currently attributed to TCI Ventures Group (including, among others, the shares of AT&T Common Stock received in the merger of AT&T and Teleport Communications Group, Inc. ("TCG"), the stock of At Home Corporation ("@Home") attributed to TCI Ventures Group, the assets and business of the National Digital Television Center, Inc. ("NDTC") and TCI Ventures Group's equity interest in Western Tele-Communications, Inc.) will be transferred to TCI Group in exchange for approximately $5.5 billion in cash. Also, upon consummation of the Merger, through a new tax sharing agreement between Liberty/Ventures Group and AT&T, Liberty/Ventures Group will become entitled to the benefit of all of the net operating loss carryforwards available to the entities included in TCI's consolidated income tax return as of the date of the Merger. Additionally, certain warrants currently attributed to TCI Group will be transferred to Liberty/Ventures Group in exchange for up to $176 million in cash. Certain agreements to be entered into at the time of the Merger as contemplated by the Merger Agreement will, among other things, provide preferred vendor status to Liberty/Ventures Group for digital basic distribution on AT&T's systems of new programming services created by Liberty/Ventures Group, provide for a renewal of existing affiliation agreements and provide for the business of the Liberty/Ventures Group to continue to be managed following the Merger by certain members of TCI's management who currently manage the businesses of Liberty Media Group and TCI Ventures Group.

         If TCI terminates the Merger Agreement due to (i) the failure of AT&T's stockholders to approve the Merger prior to March 31, 1999,
         (ii) the withdrawal or modification by the AT&T Board of Directors of its approval of the transaction, or (iii) the failure to obtain necessary governmental and regulatory approvals by September 30, 1999, which failure occurs as a result of the announcement by AT&T of a significant transaction which delays receipt of such governmental approvals, AT&T will pay to TCI the sum of $1.75 billion in cash. If AT&T terminates the Merger Agreement, under certain circumstances, including the failure of TCI stockholders to approve the transaction prior to March 31, 1999 or the withdrawal or modification by the TCI Board of Directors of its approval of the Merger, TCI will pay to AT&T the sum of $1.75 billion in cash.

         Consummation of the Merger is subject to the satisfaction or waiver of customary conditions to closing, including but not limited to, the separate approvals of the stockholders of AT&T and TCI, receipt of all necessary governmental consents and approvals, and effectiveness of the registration statement registering the AT&T Common Stock and AT&T Liberty Tracking Stock to be issued to TCI stockholders in the Merger. As a result, there can be no assurance that the Merger will be consummated or, if the Merger is consummated, as to the date of such consummation.

                                                                    (continued)

                  TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


(3)      Earnings (Loss) Per Common and Potential Common Share

         Basic earnings per share ("EPS") is measured as the income or loss attributable to common stockholders divided by the weighted average outstanding common shares for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares as if they had been converted at the beginning of the periods presented. Potential common shares that have an anti-dilutive effect are excluded from diluted EPS.

         (a)      TCI Group Stock

                  The basic earnings (loss) attributable to TCI Group common stockholders per common share for the three and nine months ended September 30, 1998 and 1997 was computed by dividing net earnings (loss) attributable to TCI Group common stockholders by the weighted average number of common shares outstanding of TCI Group Stock during the period.

                  The diluted earnings attributable to TCI Group common stockholders per common share for the three and nine months ended September 30, 1998 was computed by dividing net earnings attributable to TCI Group common stockholders, which is adjusted by the addition of preferred stock dividends and interest accrued during the three and nine months ended September 30, 1998 to net earnings, assuming conversion of TCI Group convertible securities as of the beginning of the period to the extent that the assumed conversion of such securities would have been dilutive, by the weighted average number of common shares and dilutive potential common shares outstanding of TCI Group Stock during the period. Shares issuable upon conversion of the Convertible Preferred Stock, Series C-TCI Group ("Series C-TCI Group Preferred Stock"), Convertible Preferred Stock, Series D ("Series D Preferred Stock"), the Redeemable Convertible TCI Group Preferred Stock, Series G ("Series G Preferred Stock"), the Malone Right (as defined in note 13), preferred stock of subsidiaries, convertible notes payable and stock options and other performance awards have been included in the diluted calculation of weighted average shares to the extent that the assumed issuance of such shares would have been dilutive, as illustrated below. All of the outstanding shares of Series D Preferred Stock were redeemed effective April 1, 1998 (see note 10).

                  The diluted loss attributable to TCI Group common stockholders per common share for the three and nine months ended September 30, 1997 was computed by dividing the net loss attributable to TCI Group common stockholders by the weighted average number of common shares outstanding of TCI Group Stock during the period. Potential common shares were not included in the computation of weighted average shares outstanding because their inclusion would be anti-dilutive.


                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         Except for the issuance of 8,718,770 shares of TCI Group Series B Stock on October 14, 1998 and 5,792,800 shares of TCI Group Series B Stock on October 16, 1998, pursuant to the exercise of certain rights as described in note 13, no material changes in the weighted average outstanding shares or potential common shares occurred after September 30, 1998.

         Information concerning the reconciliation of basic EPS to diluted EPS with respect to TCI Group Stock is presented below:


                                       Three months ended         Nine months ended
                                          September 30,             September 30,
                                     -----------------------    -----------------------
                                        1998          1997         1998         1997
                                     ----------   ----------    ----------   ----------
                                       amounts in millions, except per share amounts

Basic EPS:
   Earnings (loss) attributable to
       common stockholders           $       47         (224)          130         (479)
                                     ==========   ==========    ==========   ==========
   Weighted average common shares           523          656           521          670
                                     ==========   ==========    ==========   ==========
   Basic earnings (loss) per share
       attributable to common
       stockholders                  $      .09         (.34)          .25         (.71)
                                     ==========   ==========    ==========   ==========

Diluted EPS:
   Earnings (loss) attributable to
       common stockholders           $       47         (224)          130         (479)
   Add preferred dividend
       requirements                          --           --            --           --
   Add interest expense                       1           --             2           --
                                     ----------   ----------    ----------   ----------
   Adjusted earnings (loss)
       attributable to common
       stockholders assuming
       conversion of preferred
       shares and notes payable      $       48         (224)          132         (479)
                                     ==========   ==========    ==========   ==========

   Weighted average common shares           523          656           521          670
                                     ----------   ----------    ----------   ----------
   Add dilutive potential common
       shares:
       Employee and director
         options and other
         performance awards                  12           --            10           --
       Malone Right                           1           --            --           --
       Convertible notes payable             24           --            24           --
       Series C-TCI Group
         Preferred Stock                     --           --            --           --
       Series D Preferred Stock              --           --            --           --
       Series G Preferred Stock              --           --            --           --
       Preferred stock of
         subsidiaries                        45           --            45           --
                                     ----------   ----------    ----------   ----------
       Dilutive potential common
         shares                              82           --            79           --
                                     ----------   ----------    ----------   ----------
   Diluted weighted average common
       shares                               605          656           600          670
                                     ==========   ==========    ==========   ==========
   Diluted earnings (loss) per
       share attributable to
       common stockholders           $      .08         (.34)          .22         (.71)
                                     ==========   ==========    ==========   ==========

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(b)     Liberty Group Stock

        The basic earnings (loss) attributable to Liberty Media Group common stockholders per common share for the three and nine months ended September 30, 1998 and 1997 was computed by dividing net earnings attributable to Liberty Media Group common stockholders by the weighted average number of common shares outstanding of Liberty Group Stock during the period.

        The diluted earnings attributable to Liberty Media Group common stockholders per common and potential common share for the nine months ended September 30, 1998 and the three and nine months ended September 30, 1997 was computed by dividing earnings attributable to Liberty Media Group common stockholders by the weighted average number of common and dilutive potential common shares outstanding of Liberty Group Stock during the period. Shares issuable upon conversion of the Convertible Preferred Stock, Series C-Liberty Media Group ("Series C-Liberty Media Group Preferred Stock"), the Series D Preferred Stock, the Redeemable Convertible Liberty Media Group Preferred Stock, Series H (the "Series H Preferred Stock"), convertible notes payable and stock options and other performance awards have been included in the diluted calculation of weighted average shares to the extent that the assumed issuance of such shares would have been dilutive, as illustrated below. All of the outstanding shares of Series D Preferred Stock were redeemed effective April 1, 1998 (see note 10). Numerator adjustments for dividends and interest associated with the convertible preferred shares and convertible notes payable, respectively, were not made to the computation of diluted earnings per share as such dividends and interest are paid or payable by TCI Group.

        The diluted loss attributable to Liberty Media Group common stockholders per common share for the three months ended September 30, 1998 was computed by dividing the net loss attributable to Liberty Media Group common stockholders by the weighted average number of common shares outstanding of Liberty Group Stock during the period. Potential common shares were not included in the computation of weighted average shares outstanding because their inclusion would be anti-dilutive.

        No material changes in the weighted average outstanding shares or potential common shares occurred after September 30, 1998.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         Information concerning the reconciliation of basic EPS to diluted EPS with respect to Liberty Group Stock is presented below:


                                              Three months ended        Nine months ended
                                                 September 30,            September 30,
                                           ------------------------   -----------------------
                                              1998          1997         1998        1997
                                           ----------    ----------   ----------   ----------
                                              amounts in millions, except per share amounts

Basic EPS:
   Earnings (loss) attributable to
        common stockholders                $      (11)          162          227          184
                                           ==========    ==========   ==========   ==========
   Weighted average common shares                 357           368          357          371
                                           ==========    ==========   ==========   ==========
   Basic earnings (loss) per share
        attributable to common
        stockholders                       $     (.03)          .44          .64          .50
                                           ==========    ==========   ==========   ==========

Diluted EPS:
   Earnings (loss) attributable to
        common stockholders                $      (11)          162          227          184
                                           ==========    ==========   ==========   ==========
   Weighted average common shares                 357           368          357          371
                                           ----------    ----------   ----------   ----------
   Add dilutive potential common
        shares:
        Employee and director
           options and other
           performance awards                      --             5            8            5
        Convertible notes payable                  --            19           19           19
        Series C-Liberty Media
           Group Preferred Stock                   --             4            4            4
        Series D Preferred Stock                   --             6           --            6
        Series H Preferred Stock                   --             4            4            4
                                           ----------    ----------   ----------   ----------
        Dilutive potential common
           shares                                  --            38           35           38
                                           ----------    ----------   ----------   ----------
   Diluted weighted average common
        shares                                    357           406          392          409
                                           ==========    ==========   ==========   ==========
   Diluted earnings (loss) per
        share attributable to
        common stockholders                $     (.03)          .40          .58          .45
                                           ==========    ==========   ==========   ==========

         (c)      TCI Ventures Group Stock

                  The basic earnings (loss) attributable to TCI Ventures Group stockholders per common share for the three and nine months ended September 30, 1998 and 1997 was computed by dividing earnings (loss) attributable to TCI Ventures Group stockholders by the weighted average number of common shares outstanding of TCI Ventures Group Stock during the period.


                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


                  The diluted earnings attributable to TCI Ventures Group stockholders per common and potential common share for the three and nine months ended September 30, 1998 and 1997 was computed by dividing earnings attributable to TCI Ventures Group stockholders by the weighted average number of common and dilutive potential common shares outstanding of TCI Ventures Group Stock during the period. Shares issuable upon conversion of convertible notes payable and stock options and other performance awards have been included in the diluted calculation of weighted average shares to the extent that the assumed issuance of such shares would have been dilutive, as illustrated below. Numerator adjustments for interest associated with convertible notes payable were not made to the computation of diluted earnings per share as such interest is paid or payable by TCI Group.

                  No material changes in the weighted average outstanding shares or potential common shares occurred after September 30, 1998.

                  Information concerning the reconciliation of basic EPS to dilutive EPS with respect to TCI Ventures Group Stock is presented below:


                                             Three months ended          Nine months ended
                                                September 30,              September 30,
                                           -----------------------    -----------------------
                                              1998         1997          1998        1997
                                           ----------   ----------    ----------   ----------
                                             amounts in millions, except per share amounts

Basic EPS:
   Net earnings (loss)                     $    1,304         (126)          995         (315)
   Loss through the date of the
        TCI Ventures Exchange
        (note 1)                                   --          156            --          345
                                           ----------   ----------    ----------   ----------
   Earnings attributable to common
        stockholders                       $    1,304           30           995           30
                                           ==========   ==========    ==========   ==========

   Weighted average common shares                 423          410           422          410
                                           ==========   ==========    ==========   ==========
   Basic earnings per share
        attributable to common
        stockholders                       $     3.08          .07          2.36          .07
                                           ==========   ==========    ==========   ==========

Diluted EPS:
   Earnings attributable to common
        stockholders                       $    1,304           30           995           30
                                           ==========   ==========    ==========   ==========

   Weighted average common shares                 423          410           422          410
                                           ----------   ----------    ----------   ----------
   Add dilutive potential common
        shares:
        Employee and director
           options and other
           performance awards                       7            4             9            4
        Convertible notes payable                  21           21            21           21
                                           ----------   ----------    ----------   ----------
        Dilutive potential common
           shares                                  28           25            30           25
                                           ----------   ----------    ----------   ----------
   Diluted weighted average common
        shares                                    451          435           452          435
                                           ==========   ==========    ==========   ==========
   Diluted earnings per share
        attributable to common
        stockholders                       $     2.89          .07          2.20          .07
                                           ==========   ==========    ==========   ==========

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(4)      Supplemental Disclosures to Consolidated Statements of Cash Flows


         Cash paid for interest was $905 million and $995 million for the nine months ended September 30, 1998 and 1997, respectively. Cash paid for income taxes was $39 million and $49 million for the nine months ended September 30, 1998 and 1997, respectively. In addition, the Company received income tax refunds of $76 million during the nine months ended September 30, 1998.

         Summary of cash paid for acquisitions and cash received in exchanges is as follows:

                                                                       Nine months ended
                                                                         September 30,
                                                                    --------------------------
                                                                       1998           1997
                                                                    -----------    -----------
                                                                        amounts in millions
Cash paid for acquisitions:
   Recorded value of assets acquired                                $      (906)        (1,878)
   Net liabilities assumed                                                   79            720
   Deferred tax liability recorded in acquisitions                          105            187
   Change in minority interests in equity of consolidated
      subsidiaries                                                         (215)            64
   Elimination of notes receivable from affiliates                          350             --
   TCI common stock and preferred stock held by acquired
      company                                                                --           (484)
   Common stock and preferred stock issued in acquisitions                  376          1,060
                                                                    -----------    -----------

        Cash paid for acquisitions                                  $      (211)          (331)
                                                                    ===========    ===========
Cash received in exchanges:
   Recorded value of assets acquired                                $       (72)          (392)
   Historical cost of assets exchanged                                       87            399
   Gain recorded on exchange of assets                                       30             11
                                                                    -----------    -----------
        Cash received in exchanges                                  $        45             18
                                                                    ===========    ===========


         For a description of certain non-cash transactions, see note 8.

         The Company's restricted cash is primarily comprised of proceeds received in connection with certain asset dispositions. Such proceeds, which aggregated $353 million and $34 million at September 30, 1998 and December 31, 1997, respectively, are designated to be reinvested in certain identified assets for income tax purposes. The Company's restricted cash also includes amounts held as collateral for interest payment obligations pursuant to certain bank credit facilities. Such amounts aggregated $17 million and $5 million at September 30, 1998 and December 31, 1997, respectively.


                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(5)      Investments in Affiliates

         The Company has various investments accounted for under the equity method. The following table includes the Company's carrying value of the Company's more significant investments:


                                                      September 30,  December 31,
                                                          1998          1997
                                                       -----------    --------
                                                          amounts in millions
USA Networks, Inc. ("USAI") formerly HSN, Inc.
    ("HSNI") and related investments                   $    1,024          347
Cablevision Systems Corporation ("CSC")                     1,019           15
Telewest Communications plc ("Telewest")                      432          324
Sprint Spectrum Holding Company, L.P.,
     MinorCo, L.P. and PhillieCo, L.P.                        258          607
Flextech p.l.c. ("Flextech")                                  256          261
Various foreign equity investments (other than
    Telewest Communications plc, Flextech p.l.c. and
    Cablevision S.A.)                                         252          251
Cablevision S.A. ("Cablevision")                              225          239
InterMedia Capital Partners IV, L.P. and InterMedia
    Capital Management IV, L.P.                               224          262
Falcon Communications, L.P.                                   210           --
QVC, Inc.                                                     172          134
Parnassos, L.P.                                               121           --


         Summarized unaudited combined results of operations for the Company's affiliates for the periods in which the Company used the equity method to account for such affiliates are as follows:


                                     Nine months ended
Combined Operations                     September 30,
                                --------------------------
                                    1998           1997
                                -----------   ------------
                                   amounts in millions
Revenue                         $    11,198          5,482
Operating expenses                  (10,179)        (5,293)
Depreciation and amortization        (2,177)        (1,023)
                                -----------    -----------
  Operating loss                     (1,158)          (834)


Interest expense                     (1,458)          (595)
Other, net                              (33)          (363)
                                -----------    -----------

  Net loss                      $    (2,649)        (1,792)
                                ===========    ===========



                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         On March 4, 1998, the Company contributed to CSC certain of its cable television systems serving approximately 830,000 customers in exchange for approximately 48.9 million newly issued CSC Class A common shares (as adjusted for a two-for-one stock split) (the "CSC Transaction"). CSC also assumed and repaid approximately $574 million of debt owed by the Company to external parties and $95 million of debt owed to the Company. As a result of the CSC Transaction, the Company recognized a $506 million gain in the accompanying consolidated statement of operations for the nine months ended September 30, 1998. Such gain represents the excess of the $1,161 million fair value of the CSC Class A common shares received over the historical cost of the net assets transferred by the Company to CSC. The Company has also entered into letters of intent with CSC which provide for the Company to acquire a cable system in Michigan and an additional 3% of CSC's Class A common shares and for CSC to (i) acquire cable systems serving approximately 250,000 customers in Connecticut and (ii) assume $110 million of the Company's debt. The ability of the Company to sell or increase its investment in CSC is subject to certain restrictions and limitations set forth in a stockholders agreement with CSC.

         At September 30, 1998, the Company owned 49,982,572 shares of CSC Class A common stock (as adjusted for a two-for-one stock split), which had a closing market price of $43.19 per share on such date. Such shares represented an approximate 33.2% equity interest in CSC's total outstanding shares and an approximate 9% voting interest in CSC in all matters except for (i) the election of directors, in which case the Company effectively has the right to designate two of CSC's directors, and (ii) any increase in authorized shares, in which case the Company has agreed to vote its interest in proportion with the public holders of CSC Class A common shares. During the nine months ended September 30, 1998, CSC accounted for $158 million of the Company's share of affiliate losses.

         The Company is a partner in a series of partnerships formed to engage in the business of providing wireless communications services, using the radio spectrum for broadband personal communications services ("PCS"), to residential and business customers nationwide, using the "Sprint"(R) brand (a registered trademark of Sprint Communications Company, L.P.) (the "PCS Ventures"). The PCS Ventures include Sprint Spectrum Holding Company, L. P. ("Sprint Spectrum") and MinorCo, L.P. (collectively, "Sprint PCS") and PhillieCo, L.P. ("PhillieCo"). The partners of Sprint PCS are subsidiaries of Sprint Corporation ("Sprint"), Comcast Corporation ("Comcast"), Cox Communications, Inc. ("Cox") and the Company. The partners of PhillieCo are subsidiaries of Sprint, Cox and the Company. The Company has a 30% partnership interest in Sprint PCS and a 35% partnership interest in PhillieCo. During the nine months ended September 30, 1998 and 1997, the PCS Ventures accounted for $510 million and $304 million, respectively, of the Company's share of affiliate losses.


                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         From inception through September 1998, the four partners have contributed $4.6 billion to Sprint PCS (of which the Company contributed an aggregate of $1.4 billion). Sprint PCS's business plan will require additional capital financing prior to the end of 1998. Sources of funding for Sprint PCS's capital requirements may include vendor financing, public offerings or private placements of equity and/or debt securities, commercial bank loans and/or capital contributions from the Sprint PCS partners. However, there can be no assurance that any additional financing can be obtained on a timely basis, on terms acceptable to Sprint PCS or the Sprint PCS partners and within the limitations contained in the agreements governing Sprint PCS's existing debt.

         Additionally, the proposed budget for 1998 has not yet been approved by the Sprint PCS partnership board, although the board has authorized management to operate Sprint PCS in accordance with such budget. The Sprint PCS partners may mutually agree to make additional capital contributions. However, the Sprint PCS partners have no such obligation in the absence of an approved budget, and there can be no assurance the Sprint PCS partners will reach such an agreement or approve the 1998 proposed budget. In addition, the failure by the Sprint PCS partners to approve a business plan may impair the ability of Sprint PCS to obtain required financing. Failure to obtain any such additional financing or capital contributions from the Sprint PCS partners could result in the delay or abandonment of Sprint PCS's development and expansion plans and expenditures, the failure to meet regulatory requirements or other potential adverse consequences.

         Furthermore, the fact that the proposed budget for Sprint PCS for fiscal 1998 has not yet been approved by the Sprint PCS partnership board has resulted in the occurrence of a "Deadlock Event" under the Sprint PCS partnership agreement as of January 1, 1998. Under the Sprint PCS partnership agreement, if one of the Sprint PCS partners refers the budget issue to the chief executive officers of the corporate parents of the Sprint PCS partners for resolution pursuant to specified procedures and the issue remains unresolved, buy/sell provisions would be triggered, which may result in the purchase by one or more of the Sprint PCS partners of the interests of the other Sprint PCS partners, or, in certain circumstances, liquidation of Sprint PCS.


                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         In May 1998, the Sprint PCS partners entered into a series of agreements pursuant to which the Company, Comcast and Cox would exchange their respective interests in Sprint PCS and PhillieCo for shares of a new class of tracking stock of Sprint which would track the performance of Sprint's newly created PCS Group (which would initially consist of Sprint PCS, PhillieCo and certain PCS licenses which are separately owned by Sprint). The consummation of such transactions is subject to a number of conditions, including the approval of such transactions by the stockholders of Sprint. If such transactions are consummated, the Company will initially hold shares of Sprint PCS Group stock (as well as certain additional securities of Sprint exercisable for or convertible into such securities) representing approximately 24% of the equity value of Sprint attributable to the PCS Group, subject to further dilution as a result of additional expected issuances of shares of Sprint PCS stock (including in connection with a proposed initial public offering of shares of Sprint PCS stock that may be consummated in connection with such transactions). In connection with the execution of such agreements, the Sprint PCS partners agreed to make up to $400 million in additional capital contributions (of which the Company's share is $120 million) to Sprint PCS pending the closing of such transactions. As of September 30, 1998, all of such additional capital contributions had been made to Sprint PCS. If the above-described transactions are consummated, the Company would begin to account for its investment in the Sprint PCS stock as an available-for-sale security. No assurance can be given that the above-described transactions will be consummated.

         On July 23, 1998, a merger in which TCG agreed to be acquired by AT&T, was consummated. See note 7. On April 22, 1998, TCG completed a merger transaction with ACC Corp. ("ACC") in which ACC shares were exchanged with shares of TCG in the ratio of .90909 of a share of TCG stock for each share of ACC stock. The transaction was valued at approximately $1.1 billion. As a result of ACC's merger with TCG, TCI's interest in TCG was reduced to approximately 26%. In connection with the dilution of TCI's interest in TCG, TCI recorded a non-cash gain of $201 million (before deducting deferred income tax expense of $71 million).

         During the nine months ended September 30, 1997, TCG issued 4,857,083 shares of its Class A common stock for certain acquisitions. The total consideration paid by TCG through the issuance of common stock was approximately $93 million. As a result of such share issuances, the Company's ownership interest in TCG was reduced to approximately 30%. Accordingly, the Company recognized a gain of $21 million (before deducting deferred income tax expense of approximately $8 million) as a result of such dilution.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         In February 1998, pursuant to an Investment Agreement among Universal Studios, Inc. ("Universal"), HSNI, Home Shopping Network, Inc. ("HSN") and Liberty Media Group, dated as of October 1997 and amended and restated as of December 1997, HSNI consummated a transaction (the "Universal Transaction") through which USA Networks Partners, Inc., a subsidiary of Universal, sold its 50% interest in USAI, a New York general partnership, to HSNI and Universal contributed the remaining 50% interest in USAI and its domestic television production and distribution operations to HSNI. Subsequent to these transactions, HSNI was renamed USAI. In connection with the Universal Transaction, Universal, USAI, HSN and Liberty Media Group became parties to a number of other agreements relating to, among other things, (i) the management of USAI, (ii) the purchase and sale or other transfer of voting securities of USAI, including securities convertible or exchangeable for voting securities of USAI, and (iii) the voting of such securities.

         At the closing of the Universal Transaction, Universal was issued approximately 6 million shares of USAI's Class B Common Stock, approximately 7 million shares of USAI's Common Stock and approximately 109 million common equity shares ("LLC Shares") of USANi LLC, a limited liability company formed to hold all of the businesses of USAI and its subsidiaries, except for its broadcasting business and its equity interest in Ticketmaster Group, Inc. and received a cash payment of $1.3 billion. Pursuant to an exchange agreement relating to the LLC Shares (the "LLC Exchange Agreement"), approximately 74 million of the LLC Shares issued to Universal are each exchangeable for one share of USAI's Class B Common Stock and the remainder of the LLC Shares issued to Universal are each exchangeable for one share of USAI's Common Stock.

         At the closing of the Universal Transaction, Liberty Media Group was issued approximately 1.2 million shares of USAI's Class B Common Stock, representing all of the remaining shares of USAI's Class B Common Stock issuable pursuant to Liberty Media Group's contractual right to receive shares of Class B common stock of USAI upon the occurrence of certain events. Of such shares, 800,000 shares of Class B Common Stock were contributed to BDTV IV INC. (collectively with BDTV INC., BDTV II INC. and BDTV III INC., "BDTV"), a newly-formed entity having substantially the same terms as BDTV INC., BDTV II INC. and BDTV III INC. (with the exception of certain transfer restrictions) in which Liberty Media Group owns over 99% of the equity and none of the voting power (except for protective rights with respect to certain fundamental corporate actions) and Barry Diller owns less than 1% of the equity and all of the voting power. Liberty Media Group accounts for its investment in BDTV under the equity method. In addition, Liberty Media Group purchased 10 LLC Shares at the closing of the Universal Transaction for an aggregate purchase price of $200.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         On June 24, 1998, USAI consummated the previously announced agreement to acquire the remaining stock of Ticketmaster Group, Inc. which it did not previously own through a tax-free merger (the "Ticketmaster Transaction"). In connection with the dilution of Liberty Media Group's ownership interest that resulted from the issuance of common stock by USAI in the Universal Transaction and the Ticketmaster Transaction, the Company recorded a $64 million increase to additional paid-in capital (after deducting a deferred tax liability of $42 million) and an increase to investment in affiliates of $106 million. No gain was recognized in the consolidated statements of operations due primarily to Liberty Media Group's commitment to purchase additional equity interests in USAI.

         In connection with the Universal Transaction, each of Universal and Liberty Media Group was granted a preemptive right with respect to future issuances of USAI's capital stock, subject to certain limitations, to maintain their respective percentage ownership interests in USAI that they had prior to such issuances. In connection with such right, on June 4, 1998, Liberty Media Group purchased approximately 4.7 million shares of USAI's capital stock at $20 per share as a result of the conversion by USAI of certain convertible debentures whereby USAI common stock was issued to retire such debentures. Additionally, on June 30 1998, Liberty Media Group contributed $300 million in cash to USANi LLC in exchange for an aggregate of 15 million LLC Shares. Liberty Media Group's cash purchase price was increased at an annual interest rate of 7.5% beginning from the date of the closing of the Universal Transaction through the date of Liberty Media Group's purchase of such securities. In addition, on July 27, 1998, Liberty Media Group purchased approximately 7.9 million LLC Shares at $20 per share as a result of the issuance of common stock by USAI in the Ticketmaster Transaction. Pursuant to the LLC Exchange Agreement, each LLC Share issued or to be issued to Liberty Media Group is exchangeable for one share of USAI's Common Stock.

         At September 30, 1998, Liberty Media Group held 24.4 million shares of USAI's common stock through BDTV and 5.2 million shares of USAI's common stock directly. Additionally, Liberty Media Group held 22.9 million LLC Shares at September 30, 1998 as well as shares of HSN's common stock which are exchangeable for 16.6 million shares of USAI's common stock. Liberty Media Group's direct ownership of USAI is restricted by order of the Federal Communications Commission ("FCC"). Assuming Liberty Media Group had exchanged its shares in HSN and its LLC Shares for USAI common stock, Liberty Media Group would have held at September 30, 1998, 69.1 million shares or 21% of USAI, including shares held through BDTV. USAI's common stock had a closing market value of $19.438 per share on September 30, 1998.

         At September 30, 1998 Tele-Communications International, Inc. ("TINTA"), a majority-owned subsidiary of the Company, indirectly owned through its 50% ownership interest in TW Holdings, L.L.C., 463,438,960 or 22% of the issued and outstanding Telewest ordinary shares. The reported closing price on the London Stock Exchange of Telewest ordinary shares was (pound)1.35 ($2.30) per share at September 30, 1998. Telewest currently operates and constructs cable television and telephone systems in the United Kingdom ("UK"). Telewest accounted for $90 million and $111 million of the Company's share of its affiliates' losses during the nine months ended September 30, 1998 and 1997, respectively.


                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         Effective September 1, 1998, Telewest and General Cable PLC ("General Cable") consummated a merger (the "General Cable Merger") in which holders of General Cable received 1.243 new Telewest shares and (pound)0.65 ($1.11) in cash for each share of General Cable. In addition, holders of American Depository shares of General Cable ("General Cable ADS") (each representing five General Cable shares) received 6.215 new Telewest shares and (pound)3.25 ($5.53) in cash for each share of General Cable ADS. Based upon Telewest's closing share price of (pound)0.89 ($1.51) on April 14, 1998, the General Cable Merger was valued at approximately (pound)649 million ($1.1 billion).

         The cash portion of the General Cable Merger was financed through an offer to qualifying Telewest shareholders for the purchase of approximately 261 million new Telewest shares at a price of (pound)0.925 ($1.57) per share (the "Telewest Offer"). TINTA subscribed to 84,688,960 Telewest ordinary shares at an aggregate cost of (pound)78 million ($133 million) in connection with the Telewest Offer. Immediately following the Telewest Offer, TINTA owned 28% of the issued and outstanding Telewest ordinary shares.

         In connection with the General Cable Merger, TINTA also converted its entire holdings of Telewest convertible preference shares (132,638,250 shares) into Telewest ordinary shares. As a result of the General Cable Merger, TINTA's ownership interest in Telewest decreased to 22%. In connection with such dilution, TINTA recognized a non-cash gain of $58 million (excluding related tax expense of $20 million) during the third quarter of 1998.

         As a result of Telewest's issuance of U.S. dollar denominated debentures (the "Telewest Debentures"), changes in the exchange rate used to translate the U.S. dollar into the UK pound sterling will cause Telewest to experience realized and unrealized foreign currency transaction gains and losses throughout the term of the Telewest Debentures, which mature in 2006 and 2007, if not redeemed earlier. During the nine months ended September 30, 1998 and 1997, Telewest experienced foreign currency transaction gains (losses) of (pound)11 million ($19 million using the applicable exchange rate) and (pound)(33 million) ($55 million using the applicable exchange rate), respectively, resulting from the translation of the Telewest Debentures into UK pounds sterling and the adjustment of a related foreign currency option contract to market value.

         On October 9, 1997, TINTA sold a portion of its 51% interest in Cablevision, a company engaged in the multi-channel video distribution business in Buenos Aires, Argentina, to unaffiliated third parties (the "Buyers") for cash proceeds of $120 million. In addition, on October 9, 1997, Cablevision issued 3,541,829 shares of stock in the aggregate to the Buyers for $320 million. The above transactions, (collectively, the "Cablevision Sale") reduced TINTA's interest in Cablevision to 26%. TINTA recognized a gain of $49 million on the Cablevision Sale (excluding related tax expense of $17 million). TINTA continues to manage Cablevision pursuant to a renewable five-year management contract that was entered into in connection with the Cablevision Sale, and certain material corporate transactions of Cablevision will require TINTA's approval, so long as TINTA maintains at least a 16% interest in Cablevision. As a result of the Cablevision Sale, effective October 1, 1997, TINTA ceased to consolidate Cablevision and began to account for Cablevision using the equity method of accounting. Cablevision accounted for $14 million of the Company's share of its affiliates' losses during the nine months ended September 30, 1998.

         On November 9, 1998, Cablevision and the lenders under its $1.1 billion loan facility agreed to an extension of $950 million of outstanding borrowings under the facility until December 15, 1998. At that time, outstanding borrowings are to be refinanced through (i) $550 million of indebtedness, which is expected to be issued under Cablevision's medium term note program, and (ii) $400 million of support from Cablevision's shareholder's, including TINTA. TINTA's portion of such support aggregates approximately $85 million, and will be made through (i) a $42 million capital contribution to Cablevision and (ii) the guarantee of senior indebtedness of Cablevision and/or subordinated loans from TINTA to Cablevision in the aggregate amount of $42 million.

         During the fourth quarter of 1998, one of the Cablevision shareholders exercised a put right that, under certain circumstances, could require TINTA to purchase a portion of such shareholder's ownership interest for cash consideration of up to $36 million, one-third of which would be paid on December 15, 1998 and the remaining amount would be paid in four semi-annual installments. Additionally, the Cablevision shareholders' agreement contains a buy-sell provision that, under certain circumstances, could require TINTA to purchase other shareholders' ownership interests.

                                                                     (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         In addition to Telewest and Cablevision, the Company has an equity method investment in Flextech, an entity engaged in the distribution and production of programming for multichannel video distribution systems in the UK, and other less significant equity method investments in video distribution and programming businesses located in the UK, other parts of Europe, Asia, Latin America and certain other foreign countries. In the aggregate, such other foreign equity method investments accounted for $72 million and $73 million of the Company's share of its affiliates' losses during the nine months ended September 30, 1998 and 1997, respectively.

         Certain of the Company's affiliates are general partnerships and any subsidiary of the Company that is a general partner in a general partnership is, as such, liable as a matter of applicable partnership law for all debts (other than non-recourse debts) of that partnership in the event liabilities of that partnership were to exceed its assets.

(6)      Investment in Time Warner

         Liberty Media Group holds 57 million shares of a separate series of Time Warner common stock with limited voting rights (the "TW Exchange Stock"). Holders of the TW Exchange Stock are entitled to one one-hundredth (l/100th) of a vote for each share with respect to the election of directors. Holders of the TW Exchange Stock will not have any other voting rights, except as required by law or with respect to limited matters, including amendments of the terms of the TW Exchange Stock adverse to such holders. Subject to the federal communications laws, each share of the TW Exchange Stock will be convertible at any time at the option of the holder on a one-for-one basis for a share of Time Warner common stock. Holders of TW Exchange Stock are entitled to receive dividends ratably with the Time Warner common stock and to share ratably with the holders of Time Warner common stock in assets remaining for common stockholders upon dissolution, liquidation or winding up of Time Warner. See note 9.

         On June 24, 1997, Liberty Media Group granted Time Warner an option, expiring October 10, 2002, to acquire the business of Southern Satellite Systems, Inc. ("Southern") and certain of its subsidiaries (together with Southern, the "Southern Business") through a purchase of assets (the "Southern Option"). Liberty Media Group received 6.4 million shares of TW Exchange Stock valued at $306 million in consideration for the grant. In September 1997, Time Warner exercised the Southern Option. Pursuant to the Southern Option, Time Warner acquired the Southern Business, effective January 1, 1998 for $213 million in cash. The Company recognized a $515 million pre-tax gain in connection with such transactions in the first quarter of 1998.

(7)      Investment in AT&T

         On July 23, 1998, a merger in which TCG agreed to be acquired by AT&T, was consummated. As a result of such merger, TCI received in exchange for its 26% interest in TCG, approximately 47 million shares of AT&T Common Stock. TCI recognized a gain of $2.3 billion (excluding related tax expense of $883 million) on such transaction based on the difference between the carrying value of TCI's interest in TCG and the fair value of the AT&T Common Stock received. See note 5. TCI accounts for its ownership interest in AT&T Common Stock as an available-for-sale security. See note 2.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(8)      Acquisitions and Dispositions

         In addition to the CSC Transaction described in note 5, the Company completed, during the first nine months of 1998, six transactions whereby the Company contributed cable television systems serving in the aggregate approximately 1,224,000 customers to six separate joint ventures (collectively, the "1998 Joint Ventures") in exchange for non-controlling ownership interests in each of the 1998 Joint Ventures, and the assumption and repayment by the 1998 Joint Ventures of debt owed by the Company to external parties aggregating $323 million and intercompany debt owed to the Company aggregating $1,533 million. The Company has agreed to take certain steps to support compliance by certain of the 1998 Joint Ventures with their payment obligations under certain debt instruments, up to an aggregate contingent commitment of $980 million. In light of such contingent commitments, the Company has deferred any gains on the formation of such 1998 Joint Ventures. Accordingly, the Company has recorded deferred gains aggregating $163 million and recognized net gains aggregating $263 million in connection with the formation of the 1998 Joint Ventures. The deferred gains will not be recognized until such time as the Company's contingent commitments are eliminated. The Company uses the equity method of accounting to account for its investments in the 1998 Joint Ventures. The CSC Transaction (see note
         5) and the formation of the 1998 Joint Ventures are collectively referred to herein as the "1998 Contribution Transactions."

         Including the 1998 Contribution Transactions, the Company, as of September 30, 1998, has, since January 1, 1997, contributed, or signed agreements or letters of intent to contribute within the next twelve months, certain cable television systems (the "Contributed Cable Systems") serving approximately 3.9 million basic customers to joint ventures in which the Company will retain non-controlling ownership interests (the "Contribution Transactions"). Following the completion of the Contribution Transactions, the Company will no longer consolidate the Contributed Cable Systems. Accordingly it is anticipated that the completion of the Contribution Transactions, as currently contemplated, will result in an aggregate estimated reduction (based on actual amounts with respect to the 1998 Contribution Transactions and currently contemplated amounts with respect to the pending Contribution Transactions) to the Company's debt of $4.8 billion and aggregate estimated reductions (based on 1997 amounts) to the Company's annual revenue and annual operating income before depreciation, amortization and other non-cash items and stock compensation of $1.8 billion and $815 million, respectively. No assurance can be given that any of the pending Contribution Transactions will be consummated.

         Effective February 1, 1998, Turner-Vision, Inc. ("Turner Vision") contributed the assets, obligations and operations of its retail
         C-band satellite business to Superstar/Netlink Group LLC ("SNG") in exchange for an approximate 20% interest in SNG. As a result of this transaction, the Company's ownership interest in SNG decreased from 100% to approximately 80% and the Company recognized a gain of $38 million (before deducting deferred income tax expense of $15 million). Turner Vision's contribution to SNG was accounted for as a purchase, and the $61 million excess of the purchase price over the fair value of the net tangible assets acquired was recorded as an intangible asset and is being amortized over five years.


                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         On June 11, 1998, United Video Satellite Group, Inc. ("UVSG") and The News Corporation Limited ("News Corp.") announced the signing of a definitive agreement whereby News Corp.'s TV Guide properties will be combined with UVSG to create a platform for offering television guide services to consumers and advertising. As part of this combination, a unit of News Corp. will receive consideration consisting of $800 million in cash and 60 million shares of UVSG's stock (as adjusted for a two-for-one stock split), including 22,503,412 shares of its Class A common stock and 37,496,588 shares of its Class B common stock (as adjusted for a two-for-one stock split). As a result of this transaction, and another pending transaction, News Corp., TCI and UVSG's public stockholders will own on an economic basis approximately 40%, 44% (of which 34% will be attributable to TCI Ventures Group and 10% will be attributable to Liberty Media Group) and 16%, respectively, of UVSG. Following the transaction, News Corp. and TCI will each have approximately 48% of the voting power of UVSG's outstanding stock. TCI will begin to account for its interest in UVSG under the equity method of accounting following consummation of this transaction. Consummation of this transaction is subject to UVSG shareholder approval and certain regulatory approvals. Accordingly, no assurance can be given that this transaction will be consummated.

         On August 1, 1997, Liberty IFE, Inc., a wholly-owned subsidiary of Liberty Media Group, which held non-voting class C common stock of International Family Entertainment, Inc. ("IFE") ("Class C Stock") and $23 million of IFE 6% convertible secured notes due 2004, convertible into Class C Stock, ("Convertible Notes"), contributed its Class C Stock and Convertible Notes to Fox Kids Worldwide, Inc. ("FKW") in exchange for a new series of 30 year non-convertible 9% preferred stock of FKW with a stated value of $345 million (the "FKW Preferred Stock"). As a result of the exchange, Liberty Media Group recognized a pre-tax gain of approximately $304 million during the third quarter of 1997.

(9)      Debt


Debt is summarized as follows:
                                                     September 30, December 31,
                                                         1998         1997
                                                     -----------   ------------
                                                         amounts in millions

Notes payable (a)                                    $     9,474         9,017
Bank credit facilities (b)                                 4,063         5,233
Commercial paper                                             830           533
Convertible notes (c)                                         40            40
Capital lease obligations and other debt                     488           427
                                                     -----------   -----------

                                                     $    14,895        15,250
                                                     ===========   ===========


         (a) During the nine months ended September 30, 1998, the Company purchased certain notes payable which had an aggregate principal balance of $352 million and fixed interest rates ranging from 8.67% to 10.25% (the "1998 Purchases"). In connection with the 1998 Purchases, the Company recognized a loss on early extinguishment of debt of $44 million. Such loss related to prepayment penalties amounting to $39 million and the retirement of deferred loan costs.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                  During the nine months ended September 30, 1997, the Company purchased certain notes payable which had an aggregate principal balance of $190 million and fixed interest rates ranging from 8.75% to 10.13% (the "1997 Purchases"). In connection with the 1997 Purchases, the Company recognized a loss on early extinguishment of debt of $11 million. Such loss related to prepayment penalties amounting to $7 million and the retirement of deferred loan costs.

         (b) At September 30, 1998, subsidiaries of the Company had approximately $3.1 billion in unused lines of credit, excluding amounts related to lines of credit which provide availability to support commercial paper.

                  As security for borrowings under one of the Company's credit facilities, the Company has pledged a portion of its TW Exchange Stock with an estimated market value at September 30, 1998 of $1.9 billion based upon the market value of the marketable common stock into which it is convertible. Additionally, as security for borrowings under another of its credit facilities, the Company pledged its holdings in Discovery Communications, Inc., QVC, Inc. and the FKW Preferred Stock. At September 30, 1998, the carrying value of such holdings aggregated $590 million.

                  Certain of TCI's subsidiaries are required to maintain unused availability under bank credit facilities to the extent of outstanding commercial paper. Also, certain of TCI's subsidiaries pay fees ranging to 1/2% per annum on the average unborrowed portion of the total amount available for borrowings under bank credit facilities.

         (c) The convertible notes, which are stated net of unamortized discount of $166 million at September 30, 1998 and December 31, 1997, mature on December 18, 2021. The notes require, so long as conversion of the notes has not occurred, an annual interest payment through 2003 equal to 1.85% of the face amount of the notes. At September 30, 1998, the notes were convertible, at the option of the holders, into an aggregate of 24,163,259 shares of Series A TCI Group Stock, 19,416,910 shares of Series A Liberty Group Stock, 20,711,373 shares of Series A TCI Ventures Group Stock and 3,451,897 shares of Series A Common Stock, $1.00 par value per share, of TCI Satellite Entertainment, Inc.

         The bank credit facilities and various other debt instruments of the Company's subsidiaries generally contain restrictive covenants which require, among other things, the maintenance of certain earnings, specified cash flow and financial ratios (primarily the ratios of cash flow to total debt and cash flow to debt service, as defined), and include certain limitations on indebtedness, investments, guarantees, dispositions, stock repurchases and/or dividend payments.

         The fair value of the debt of the Company's subsidiaries is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. At September 30, 1998, the fair value of the Company's debt was $17,906 million (including $2,039 million attributable to the value of the common stock underlying the convertible notes), as compared to a carrying value of $14,895 million on such date.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         In order to achieve the desired balance between variable and fixed rate indebtedness, the Company may enter into variable and fixed interest rate exchange agreements ("Interest Rate Swaps") pursuant to which it (i) pays fixed interest rates (the "Fixed Rate Agreements") and receives variable interest rates and (ii) pays variable interest rates (the "Variable Rate Agreements") and receives fixed interest rates. During the nine months ended September 30, 1998 and 1997, the Company's net payments pursuant to the Fixed Rate Agreements were less than $1 million for each period; and the Company's net receipts pursuant to the Variable Rate Agreements were $8 million and $1 million, respectively. At September 30, 1998, all of the Company's Fixed Rate Agreements had expired.

         Information concerning the Company's Variable Rate Agreements at September 30, 1998 is as follows (dollar amounts in millions):


                                                       Amount to be
Expiration         Interest rate       Notional       received upon
   date           to be received        amount        termination (a)
----------        --------------       --------        --------------
April 1999             7.4%            $     50        $      1
September 1999         6.4%                 350               4
February 2000     5.8%-6.6%                 300               5
March 2000        5.8%-6.0%                 675               8
September 2000         5.1%                  75              --
March 2027             9.7%                 300              44
December 2036          9.7%                 200              16
                                       --------        -------------

                                       $  1,950        $     78
                                       ========        =============
--------------------

         (a) The estimated amount that the Company would receive to terminate the agreements at September 30, 1998, taking into consideration current interest rates and the current creditworthiness of the counterparties, represents the fair value of the Interest Rate Swaps.

         In addition to the Variable Rate Agreements, the Company entered into Interest Rate Swaps pursuant to which it pays a variable rate based on the London Interbank Offered Rate ("LIBOR") (5.8% at September 30,
         1998) and receives a variable rate based on the Constant Maturity Treasury Index ("CMT") (4.7% at September 30, 1998) on a notional amount of $400 million through September 2000; and pays a variable rate based on the LIBOR (5.7% at September 30, 1998) and receives a variable rate based on CMT (4.8% at September 30, 1998) on notional amounts of $95 million through February 2000. During the nine months ended September 30, 1998, the Company's net payments pursuant to such agreements were $1 million. At September 30, 1998, the Company would be required to pay an estimated $4 million to terminate such Interest Rate Swaps.

         The Company is exposed to credit losses for the periodic settlements of amounts due under the Interest Rate Swaps in the event of nonperformance by the other parties to the agreements. However, the Company does not anticipate that it will incur any material credit losses because it does not anticipate nonperformance by the counterparties. Further, the Company does not anticipate material near-term losses in future earnings, fair values or cash flows resulting from derivative financial instruments as of September 30, 1998.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(10)     Redeemable Preferred Stock

         On February 20, 1998, the Company issued a Notice of Redemption which called for the redemption of all of its outstanding Series D Preferred Stock for $304.0233 per share. Effective April 1, 1998, all of the outstanding shares of Series D Preferred Stock were redeemed to the extent not previously converted into shares of TCI Group Series A Stock and Liberty Group Series A Stock.

(11) Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts Holding Solely Subordinated Debt Securities of TCIC

         The Trust Preferred Securities are presented together in a separate line item in the accompanying consolidated balance sheets captioned "Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely subordinated debt securities of TCI Communications, Inc." Dividends accrued on the Trust Preferred Securities aggregated $106 million and $96 million during the nine months ended September 30, 1998 and 1997, respectively, and are included in minority interests in earnings of consolidated subsidiaries in the accompanying consolidated financial statements.

(12)     Stockholders' Equity

         Stock Repurchases

         During the nine months ended September 30, 1998, pursuant to a stock repurchase program, 66,041 shares of TCI Group Series A Stock, 145,450 shares of TCI Ventures Group Series A Stock, 94,000 shares of TCI Ventures Group Series B Stock and 766,783 shares of Liberty Group Series A Stock were repurchased at an aggregate cost of approximately $31 million.

         Treasury Stock and Common Stock Held by Subsidiaries, at Cost


                                                          September 30, 1998             December 31, 1997
                                                  -------------------------------   -----------------------------
                                                      Number of                         Number of
                                                       shares         Cost basis         shares      Cost basis
                                                  --------------   --------------   --------------   ------------
                                                                     (dollar amounts in millions)

         Treasury stock is summarized as follows:
               TCI Group Series A Stock               11,362,365   $          182       11,296,324   $          180
               TCI Group Series B Stock               14,842,472              250       30,876,766              518
               Liberty Group Series A Stock           25,561,455              505       25,082,172              489
               Liberty Group Series B Stock               82,074                2           82,074                2
               TCI Ventures Group Series A Stock          61,450                1               --               --
               TCI Ventures Group Series B Stock         432,196                5          338,196                4

         Common stock held by subsidiaries is
            summarized as follows:
               TCI Group Series A Stock              125,728,816              466      125,645,656              464
               TCI Group Series B Stock                9,154,134              161        9,112,500              160
               Liberty Group Series A Stock            6,654,367              113        6,654,367              113
               Liberty Group Series B Stock            3,417,187               61        3,417,187               61
                                                                   --------------                    --------------
                                                                   $        1,746                    $        1,991
                                                                   ==============                    ==============

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Stock Based Compensation

         Certain key employees of the Company and members of the Board hold options with tandem stock appreciation rights ("SARs") to acquire TCI Group Series A Stock, Liberty Group Series A Stock and TCI Ventures Group Series A Stock as well as restricted stock awards of TCI Group Series A Stock, Liberty Group Series A Stock and TCI Ventures Group Series A Stock. Estimated compensation relating to SARs has been recorded through September 30, 1998, and is subject to future adjustment based upon vesting and market values and, ultimately, on the final determination of market values when such rights are exercised.

         Other

         During the fourth quarter of 1997, the Company entered into a Total Return Equity Swap Facility (the "Equity Swap Facility"). Pursuant to the Equity Swap Facility, the Company has the right to direct the counterparty (the "Counterparty") to use the Equity Swap Facility to purchase shares ("Equity Swap Shares") of TCI Group Series A Stock and TCI Ventures Group Series A Stock with an aggregate purchase price of up to $300 million. The Company has the right, but not the obligation, to purchase Equity Swap Shares through the September 30, 2000 termination date of the Equity Swap Facility. During such period, the Company is to settle periodically any increase or decrease in the market value of the Equity Swap Shares. If the market value of the Equity Swap Shares exceeds the Counterparty's cost, Equity Swap Shares with a fair value equal to the difference between the market value and cost will be segregated from the other Equity Swap Shares. If the market value of Equity Swap Shares is less than the Counterparty's cost, the Company, at its option, will settle such difference with shares of TCI Group Series A Stock or TCI Ventures Group Series A Stock or, subject to certain conditions, with cash or letters of credit. In addition, the Company is required to periodically pay the Counterparty a fee equal to a LIBOR-based rate on the Counterparty's cost to acquire the Equity Swap Shares. Due to the Company's ability to issue shares to settle periodic price fluctuations and fees under the Equity Swap Facility, the Company records all amounts received or paid under this arrangement as increases or decreases, respectively, to equity. As of September 30, 1998, the Equity Swap Facility had acquired 4,935,780 shares of TCI Group Series A Stock and 1,171,800 shares of TCI Ventures Group Series A Stock at an aggregate cost that was approximately $49 million less than the fair value of such Equity Swap Shares at September 30, 1998.

         At September 30, 1998, there were 100,180,254 shares of TCI Group Series A Stock, 14,511,570 shares of TCI Group Series B Stock, 38,765,713 shares of Liberty Group Series A Stock, 33,332,576 shares of TCI Ventures Group Series A Stock and 2,800,000 shares of TCI Ventures Group Series B Stock reserved for issuance under exercise privileges related to options, convertible debt securities and convertible preferred stock. Also, one share of Series A Stock is reserved for each share of Series B Stock. Additionally, subsidiaries of TCI own an aggregate of 278,307 shares of TCI Convertible Redeemable Participating Preferred Stock, Series F ("Series F Preferred Stock"). Each share of Series F Preferred Stock is convertible into 1496.65 shares of TCI Group Series A Stock.


                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(13)     Transactions with Officers and Directors

         On June 16, 1997, (a) the Company issued 30,545,864 shares of TCI Group Series A Stock (which shares are entitled to one vote per share) to the Estate of Bob Magness (the "Magness Estate"), the late founder and former Chairman of the Board of TCI in exchange (the "Exchange") for an equal number of shares of TCI Group Series B Stock (which shares are entitled to ten votes per share) owned by the Magness Estate, (b) the Magness Estate sold (the "Sale") the shares of TCI Group Series A Stock received in the Exchange, together with approximately 1.5 million shares of TCI Group Series A Stock that the Magness Estate previously owned (collectively, the "Option Shares"), to two investment banking firms (the "Investment Bankers") for approximately $530 million (the "Sale Price") and (c) TCI entered into an agreement with the Investment Bankers whereby TCI has the option, but not the obligation, to purchase the Option Shares at any time on or before June 16, 1999 (the "Option Period"). The preceding transactions are referred to collectively as the "June 16 Stock Transaction". During the Option Period, the Company and the Investment Bankers are to settle quarterly any increase or decrease in the market value of the Option Shares. If the market value of the Option Shares exceeds the Investment Bankers' cost, Option Shares with a fair value equal to the difference between the market value and cost will be segregated from the other Option Shares. If the market value of the Option Shares is less than the Investment Bankers' cost, the Company, at its option, will settle such difference with shares of TCI Group Series A Stock or TCI Ventures Group Series A Stock or, subject to certain conditions, with cash or letters of credit. In addition, the Company is required to pay the Investment Bankers a quarterly fee equal to the LIBOR plus 1% on the Sale Price, as adjusted for payments made by the Company pursuant to any quarterly settlement with the Investment Bankers. Due to the Company's ability to settle quarterly price fluctuations and fees with shares of TCI Group Series A Stock or TCI Ventures Group Series A Stock, the Company records all amounts received or paid under this arrangement as increases or decreases, respectively, to equity. During the fourth quarter of 1997, the Company repurchased 4,000,000 shares of TCI Group Series A Stock from one of the Investment Bankers for an aggregate cash purchase price of $66 million. Additionally, as a result of the Exchange Offers and certain open market transactions that were completed to obtain the desired weighting of TCI Group Series A Stock and TCI Ventures Group Series A Stock, the Investment Bankers disposed of 4,210,308 shares of TCI Group Series A Stock and acquired 23,407,118 shares of TCI Ventures Group Series A Stock during the last half of 1997. As a result of the foregoing transactions and certain transactions related to the January 5, 1998 settlement of litigation involving the Magness Estate, as described below, the Option Shares were comprised of 6,201,042 shares of TCI Group Series A Stock and 11,740,610 shares of TCI Ventures Group Series A Stock at September 30, 1998. At September 30, 1998, the market value of the Option Shares exceeded the Investment Bankers' cost by $254 million. Pursuant to a certain Letter Agreement, dated June 16, 1997, between Dr. Malone, TCI's Chairman and Chief Executive Officer, and the Magness Estate, Dr. Malone agreed to waive certain rights of first refusal with respect to shares of Series B TCI Group Stock beneficially owned by the Magness Estate. Such rights of first refusal arise from a letter agreement, dated June 17, 1988, among Bob Magness, Kearns-Tribune Corporation and Dr. Malone, pursuant to which Dr. Malone was granted a right of first refusal to acquire any shares of TCI Group Series B Stock which the other parties proposed to sell. As a result of Dr. Malone's rights under such June 17, 1988 letter agreement, such waiver was necessary in order for the Magness Estate to consummate the Exchange and the Sale.

         In consideration for such waiver, TCI granted Dr. Malone the right (the "Malone Right") to acquire from time to time until June 30, 1999, from TCI up to 30,545,864 shares of the Series B TCI Group Stock acquired by TCI from the Magness Estate pursuant to the Exchange. Such acquisition may be made in exchange for either, or any combination of, shares of Series A TCI Group Stock owned by Dr. Malone (exchanged on a one for one basis), or cash in an amount equal to the average closing sale price of the Series B TCI Group Stock for the five trading days preceding the acquisition.

         In connection with certain legal proceedings relative to the probate of the Magness Estate, one or more of Gary Magness and Kim Magness, Bob Magness' sons, Sharon Magness, Bob Magness' surviving second wife and the original personal representatives of the Magness Estate advanced various claims, causes of action, demands, complaints and requests against one or more of the others. In addition, Kim Magness and Gary Magness, in a Complaint And Request To Void Sale Of TCI Stock, And For Damages And Surcharge, filed on October 29, 1997 (the "Voting Action"), advanced various claims relating to the June 16 Stock Transaction against TCI, Dr. Malone and the original personal representatives of the Magness Estate. Among other matters, the Voiding Action challenged the June 16 Stock Transaction on various fiduciary bases and requested recision of such transaction and damages.

         Pursuant to an agreement effective as of January 5, 1998 (the "Settlement Agreement"), TCI, Gary Magness, Kim Magness, Sharon Magness, the Magness Estate, the Estate of Betsy Magness (the first wife of Bob Magness) and Dr. Malone agreed to settle their respective claims against each other relating to the Magness Estate and the June 16 Stock Transaction, in each case without any of those parties admitting any of the claims or allegations against that party (the "Magness Settlement").


                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         In connection with the Magness Settlement, portions of the Exchange and Sale were unwound such that (i) 10,201,041 shares of TCI Group Series A Stock and 11,666,506 shares of TCI Ventures Group Series A Stock were returned to TCI as authorized but unissued shares, (ii) the Magness Estate returned to the Investment Bankers the portion of the Sales Price attributable to such returned shares and (iii) the Magness Estate paid $11 million to TCI representing a reimbursement of the Exchange fees incurred by TCI from June 16, 1997 through February 9, 1998 with respect to such returned shares. TCI then issued to the Magness Estate 10,017,145 shares of TCI Group Series B Stock and 12,034,298 shares of TCI Ventures Group Series B Stock. In addition, as part of the Magness Settlement, TCI issued 1,339,415 shares of TCI Group Series B Stock to the Estate of Betsy Magness in exchange for an equal number of shares of TCI Group Series A Stock and issued 1,531,834 shares of TCI Ventures Group Series B Stock for an equal number of shares of TCI Ventures Group Series A Stock.

         On February 9, 1998, in connection with the Magness Settlement, TCI entered into a call agreement (the "Malone Call Agreement") with Dr. Malone and Dr. Malone's wife (together with Dr. Malone, the "Malones"), under which the Malones granted to TCI the right to acquire any shares of TCI stock which are entitled to cast more than one vote per share (the "High-Voting Shares") owned by the Malones, which currently consist of an aggregate of approximately 60 million High-Voting Shares upon Dr. Malone's death or upon a contemplated sale of the High-Voting Shares (other than a minimal amount) to third persons. In either such event, TCI has the right to acquire the shares at a maximum price equal to the then relevant market price of shares of "low-voting" Series A Stock plus a ten percent premium. The Malones also agreed that if TCI were ever to be sold to another entity, then the maximum premium that the Malones would receive on their High-Voting Shares would be no greater than a ten percent premium over the price paid for the relevant shares of Series A Stock. TCI paid $150 million to the Malones in consideration of them entering into the Malone Call Agreement.

         Also on February 9, 1998, in connection with the Magness Settlement, certain members of the Magness family, individually, and in certain cases, on behalf of the Estate of Betsy Magness and the Magness Estate (collectively, the "Magness Family") also entered into a call agreement with TCI (with substantially the same terms as the one entered into by the Malones, including a call on the shares owned by the Magness Family upon Dr. Malone's death) (the "Magness Call Agreement") on the Magness Family's aggregate of approximately 49 million High-Voting Shares. The Magness Family was paid $124 million by TCI in consideration of them entering into the Magness Call Agreement.

         The aggregate amount paid by TCI pursuant to the Malone Call Agreement and Magness Call Agreement is reflected as a $274 million reduction of additional paid-in capital in the accompanying consolidated financial statements.


                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         Additionally, on February 9, 1998, the Magness Family entered into a stockholders' agreement (the "Stockholders' Agreement") with the Malones and TCI under which (i) the Magness Family and the Malones agreed to consult with each other in connection with matters to be brought to the vote of TCI's stockholders, subject to the proviso that if they cannot mutually agree on how to vote the shares, Dr. Malone has an irrevocable proxy to vote the High-Voting Shares owned by the Magness Family, (ii) the Magness Family may designate a nominee for the Board and Dr. Malone has agreed to vote his High-Voting Shares for such nominee and (iii) certain "tag along rights" have been created in favor of the Magness Family and certain "drag along rights" have been created in favor of the Malones. In addition, the Malone Right granted by TCI to Dr. Malone to acquire 30,545,864 shares of TCI Group Series B Stock was reduced to an option to acquire 14,511,570 shares of TCI Group Series B Stock. Pursuant to the terms of the Stockholders' Agreement, the Magness Family has the right to participate in the reduced Malone Right on a proportionate basis with respect to 12,406,238 shares of the 14,511,570 shares subject to the Malone Right. On June 24, 1998, Dr. Malone delivered notice to the Company exercising his right to purchase (subject to the Magness Family proportionate right) up to 14,511,570 shares of TCI Group Series B Stock at a per share price of $35.5875 pursuant to the Malone Right. In addition, a representative of the Magness Family advised Dr. Malone that the Magness Family would participate in such purchase up to the Magness Family's proportionate right. On October 14, 1998, 8,718,770 shares of TCI Group Series B Stock were issued to Dr. Malone upon payment of cash consideration totaling $310 million. On October 16, 1998, 5,792,800 shares of TCI Group Series B Stock were issued to the Magness Family upon payment of cash consideration totaling $206 million. In connection with the acquisition of the TCI Group Series B Stock by Dr. Malone, TCI executed certain waivers to the Stockholders' Agreement and TCI and the Magness Family executed a waiver to the Malone Call Agreement to, among other things, permit the pledge of TCI Group Series B Stock owned by Dr. Malone as collateral to the lenders who provided the proceeds for the purchase of the shares of TCI Group Series B Stock.

         On April 30, 1998, the Company acquired a limited partnership interest from an individual who is an executive officer and a director of TCI in exchange for 153,183 shares of Liberty Group Series B Stock valued at $5 million and a limited partnership interest in another limited partnership with a capital account of $1 million.

         On August 5, 1998, a director of the Company paid $1.8 million to purchase, at fair value, the Company's interest in General Communication, Inc.

(14)     At Home Corporation

         During the third quarter of 1998, @Home, a subsidiary of the Company, completed a public offering (the "@Home Offering"), in which 2.9 million shares of @Home common stock were sold for net cash proceeds of approximately $125 million. In connection with the @Home Offering,
         (i) the Company paid $37 million to purchase 800,000 shares of @Home common stock and (ii) the Company's economic interest in @Home decreased to 38.8%. In connection with the associated dilution of the Company's ownership interest in @Home, the Company recognized a gain of $17 million during the third quarter of 1998.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         In April 1997, @Home issued 240,000 shares of convertible preferred stock, resulting in cash proceeds of $48 million, less issuance costs. On July 11, 1997, @Home completed its initial public offering (the "@Home IPO"), in which 10,350,000 shares of @Home common stock were sold for net cash proceeds of approximately $100 million. As a result of the @Home IPO, the Company's economic interest in @Home decreased from 43% to 39%, which economic interest represents an approximate 72% voting interest. In connection with the associated dilution of the Company's ownership interest in @Home, the Company recognized a gain of $60 million during the third quarter of 1997.

         @Home has entered into exclusive distribution agreements with certain cable operators. In connection with the distribution agreements, @Home has issued warrants to such cable operators to purchase 17,946,956 shares of @Home's Series A common stock. Of these warrants, warrants to purchase 10,581,298 shares were exercisable as of September 30, 1998. During the nine months ended September 30, 1998, @Home recorded non-cash charges of $83 million to operations based on the fair value of 2,705,514 shares which were underlying warrants which became exercisable during the period. Such charges are included in cost of distribution agreements in the accompanying consolidated statements of operations. @Home may issue additional stock, or warrants in connection with its efforts to expand its distribution of the @Home service to other cable operators. The exercise of warrants or stock issued by @Home will reduce the Company's equity interest and voting power in @Home.

         Pursuant to a shareholders' agreement among certain shareholders of @Home, under certain circumstances, TCI could be required to sell a portion of its @Home common stock to such shareholders.

(15)     Commitments and Contingencies

         On October 5, 1992, the United States Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"). In 1993 and 1994, the FCC adopted certain rate regulations required by the 1992 Cable Act and imposed a moratorium on certain rate increases. As a result of such actions, the Company's basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC. Basic and tier service rates are evaluated against competitive benchmark rates as published by the FCC, and equipment and installation charges are based on actual costs. Any rates for Regulated Services that exceeded the benchmarks were reduced as required by the 1993 and 1994 rate regulations. The rate regulations do not apply to the relatively few systems which are subject to "effective competition" or to services offered on an individual service basis, such as premium movie and pay-per-view services.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including its rate setting provisions. However, the Company's rates for Regulated Services are subject to review by the FCC, if a complaint has been filed by a customer, or the appropriate franchise authority, if such authority has been certified by the FCC to regulate rates. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Any refunds of the excess portion of all other Regulated Service rates would be retroactive to one year prior to the implementation of the rate reductions.

         The Company is obligated to pay fees for the rights to exhibit certain films that are released by various producers through 2017 (the "Film Licensing Obligations"). Based on customer levels at September 30, 1998, these agreements require minimum payments aggregating approximately $703 million. The aggregate amount of the Film Licensing Obligations under these license agreements is not currently estimable because such amount is dependent upon the number of qualifying films released theatrically by certain motion picture studios as well as the domestic theatrical exhibition receipts upon the release of such qualifying films. Nevertheless, it is anticipated that the required aggregate payments under the Film Licensing Obligations will be significant.

         The Company is a party to affiliation agreements with programming suppliers. Pursuant to certain of such agreements, the Company is committed to carry such suppliers' programming on its cable systems. Additionally, certain of such agreements provide for penalties and charges in the event the programming is not carried or not delivered to a contractually specified number of customers.

         The Company is committed to purchase billing services from an unaffiliated third party pursuant to three successive five year agreements. Pursuant to this arrangement the Company is obligated to make minimum payments aggregating approximately $1.6 billion through 2012. Such minimum payments are subject to inflation and other adjustments pursuant to the terms of the underlying agreements.

         The Company has guaranteed notes payable and other obligations of affiliated and other companies with outstanding balances of approximately $666 million at September 30, 1998. With respect to the Company's guarantees of $166 million of such obligations, TCI has been indemnified for any loss, claim or liability that TCI may incur, by reason of such guarantees. As described in note 8, the Company also has provided certain credit enhancements with respect to obligations of the 1998 Joint Ventures. The Company also has guaranteed the performance of certain affiliates and other parties with respect to such parties' contractual and other obligations. Although there can be no assurance, management of the Company believes that it will not be required to meet its obligations under such guarantees, or if it is required to meet any of such obligations, that they will not be material to the Company.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         TINTA has guaranteed the obligation of an affiliate ("The Premium Movie Partnership") to pay fees for the license to exhibit certain films through 2000. Although the aggregate amount of The Premium Movie Partnership's license fee obligations is not currently estimable, TINTA believes that the aggregate payments pursuant to such obligations could be significant. If TINTA were to fail to fulfill its obligations under the guarantee, the beneficiaries have the right to demand an aggregate payment from TINTA of approximately $32 million. Although TINTA has not had to perform under such guarantee to date, TINTA cannot be certain that it will not be required to perform under such guarantee in the future.

         On July 11, 1997, TCI Music, Inc. ("TCI Music") merged with DMX, Inc. (the "DMX Merger"). Assuming the conversion of TCI Music convertible preferred stock, TCI, at September 30, 1998, owned TCI Music securities representing 86.4% of TCI Music's common stock and 98.2% of the voting power attributable to such TCI Music common stock. In connection with the DMX Merger, the Company assumed a contingent obligation pursuant to a Rights Agreement (the "Rights Agreement") to purchase up to 14,896,648 shares (6,812,393 of which were owned by subsidiaries of the Company) of TCI Music common stock at a price of $8.00 per share. The Company had recorded its contingent obligation to purchase such shares as a component of minority interest in equity of consolidated subsidiaries in the accompanying consolidated financial statements. Prior to the July 1998 expiration of the rights under the Rights Agreement, TCI was notified of the tender by unaffiliated holders of 4,892,077 shares and associated rights. On August 27, 1998, TCI paid $39 million to satisfy its obligation to purchase such tendered shares.

         Effective as of December 16, 1997, NDTC, a subsidiary of TCI which is attributed to the TCI Ventures Group, on behalf of TCIC and other cable operators that may be designated from time to time by NDTC ("Approved Purchasers"), entered into an agreement (the "Digital Terminal Purchase Agreement") with General Instrument Corporation ("GI") to purchase advanced digital set-top devices. The hardware and software incorporated into these devices will be designed and manufactured to be compatible and interoperable with the OpenCable(TM) architecture specifications adopted by CableLabs, the cable television industry's research and development consortium, in November 1997. NDTC has agreed that Approved Purchasers will purchase, in the aggregate, a minimum of 6.5 million set-top devices during calendar years 1998, 1999 and 2000 at an average price of $318 per set-top device. Through September 30, 1998, approximately 1 million set-top devices had been purchased pursuant to this commitment. GI agreed to provide NDTC and its Approved Purchasers the most favorable prices, terms and conditions made available by GI to any customer purchasing advanced digital set-top devices. In connection with NDTC's purchase commitment, GI agreed to grant warrants to purchase its common stock proportional to the number of devices ordered by each organization, which as of the effective date of the Digital Terminal Purchase Agreement, would have represented at least a 10% equity interest in GI (on a fully diluted basis). Such warrants vest as annual purchase commitments are met. The value associated with such equity interest will be attributed to TCI Group upon purchase and deployment of the digital set-top devices. See note 2. NDTC has the right to terminate the Digital Terminal Purchase Agreement if, among other reasons, GI fails to meet a material milestone designated in the Digital Terminal Purchase Agreement with respect to the development, testing and delivery of advanced digital set-top devices.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


         On July 17, 1998, the Company acquired 21.4 million shares of common stock of GI in exchange for (i) certain of the assets of NDTC's set-top authorization business, (ii) the license of certain related software to GI, (iii) a $50 million promissory note from TCI Ventures Group to GI, and (iv) a nine-year revenue guarantee from TCI Ventures Group in favor of GI. In connection therewith, NDTC also entered into a services agreement pursuant to which it will provide certain postcontract services to GI's set-top authorization business. The 21.4 million shares of GI common stock are, in addition to other transfer restrictions, restricted as to their sale by NDTC for a three year period, and represent approximately 13% of the outstanding common stock of GI at September 30, 1998. The Company recorded its investment in such shares at fair value which included a discount attributable to the above-described liquidity restriction. The Company will account for its investment in such shares using the cost method of accounting. The $346 million excess of the recorded value of GI common stock received over (i) the book value of certain assets transferred from NDTC to GI, and (ii) the $42 million present value of the promissory note due from TCI Ventures Group to GI, has been deferred by the Company in the accompanying September 30, 1998 consolidated balance sheet. A portion of such excess equal to the $160 million present value of the annual amounts specified by the revenue guarantee will be amortized to revenue over nine years in proportion to such annual guaranteed amounts. The remaining $186 million excess will be amortized to revenue on a straight-line basis over the nine-year period that NDTC is required to perform postcontract services.

         On June 30, 1998, the Company entered into an Operating Lease Agreement (the "Lease") with an unaffiliated third party (the "Lessor"). Under the Lease, the Company agreed to sell to, and lease back from, the Lessor advanced digital set-top devices with an initial aggregate net cost of up to $200 million. The initial term of the Lease is two years, and it provides for renewal, at the Company's option, for up to five additional consecutive one-year terms. Rent under the Lease is payable quarterly. At the end of the originally scheduled or renewed lease term, the Company is required to either (i) purchase the equipment at the Termination Value (as defined in the Lease), or (ii) arrange for the sale of the leased equipment to a third party and pay the Lessor the difference between the sale price and a predetermined guaranteed value, which in all cases is less than the Termination Value. As of September 30, 1998, the Company has sold and leased back advanced digital set-top devices under the Lease with an aggregate cost of $109 million. Current annual lease payments with respect to such leased equipment are $16 million. The Company has treated the Lease as an operating lease in the accompanying consolidated financial statements.

         The Company has contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible the Company may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying consolidated financial statements.


                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Estimates of compensation relating to phantom stock appreciation rights granted to employees of a subsidiary of TCI have been recorded in the accompanying consolidated financial statements, but are subject to future adjustment based upon a valuation model derived from such subsidiary's cash flow, working capital and debt.

(16)     Year 2000

         During the three months ended September 30, 1998, the Company continued its enterprise-wide, comprehensive efforts to assess and remediate its computer systems and related software and equipment to ensure such systems, software and equipment recognize, process and store information in the year 2000 and thereafter. The Company's year 2000 remediation efforts include an assessment of its most critical systems, such as customer service and billing systems, headends and other cable plant, systems that support the Company's programming services, business support operations, and other equipment and facilities. The Company also continued its efforts to verify the year 2000 readiness of its significant suppliers and vendors and continued to communicate with significant business partners and affiliates to assess such partners and affiliates' year 2000 status.

         The Company formed a year 2000 Program Management Office (the "PMO") to organize and manage its year 2000 remediation efforts. The PMO is responsible for overseeing, coordinating and reporting on the Company's year 2000 remediation efforts. It is comprised of a 90 member full-time staff and is accountable to executive management of the Company.

         The PMO has defined a four-phase approach to determining the year 2000 readiness of the Company's systems, software and equipment. Such approach is intended to provide a detailed method for tracking the evaluation, repair and testing of the Company's systems, software and equipment. Phase 1, Assessment, involves the inventory of all systems, software and equipment and the identification of any year 2000 issues. Phase 1 also includes the preparation of the workplans needed for remediation. Phase 2, Remediation, involves repairing, upgrading and/or replacing any non-compliant equipment and systems. Phase 3, Testing, involves testing the Company's systems, software, and equipment for year 2000 readiness, or in certain cases, relying on test results provided to the Company. Phase 4, Implementation, involves placing compliant systems, software and equipment into production or service.


                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         At September 30, 1998, the Company's overall progress by phase was as follows:


                             Percentage of all
                             Equipment/Systems
      Phase                     In Phase *
-----------------            -----------------
Phase 1-Assessment                  92%
Phase 2-Remediation                 54%
Phase 3-Testing                     10%
Phase 4-Implementation               5%

--------------------

         *The percentages set forth above do not total 100% because many projects have elements in more than one phase. For purposes of this table, such projects have been attributed to each applicable phase. In addition, the percentages set forth above are based on the number of projects in each phase compared to the total number of year 2000 projects.

         The Company is completing an inventory of its important systems with embedded technologies and is currently determining the correct remediation approach. During the three months ended September 30, 1998, the Company continued its survey of significant third-party vendors and suppliers whose systems, services or products are important to the Company's operations (e.g., suppliers of addressable controllers and set-top boxes, and the provider of the Company's billing services). The year 2000 readiness of such providers is critical to continued provision of the Company's cable service. The Company has received information that the most critical systems, services or products supplied to the Company by third parties are either year 2000 ready or are expected to be year 2000 ready by mid-1999. The Company is currently developing contingency plans for systems provided by vendors who have not responded to the Company's surveys.

         In addition to the survey process described above, management of the Company has identified its most critical supplier/vendor relationships and has instituted a verification process to determine the vendor's year 2000 readiness. Such verification includes, as deemed necessary, reviewing vendors' test and other data and engaging in regular conferences with vendors' year 2000 teams. The Company is also requiring testing to validate the year 2000 compliance of certain critical products and services and is contracting with independent consultants to conduct such testing.

         Significant market value is associated with the Company's investments in certain public and private corporations, partnerships and other businesses. Accordingly, the Company is monitoring the public disclosure of such publicly-held business entities to determine their year 2000 readiness. In addition, the Company has surveyed and monitored the year 2000 status of certain privately-held business entities in which the Company has significant investments.


                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Year 2000 expenses and capital expenditures incurred in the three months ended September 30, 1998 were $4 million and less than $1 million, respectively. Expenses and capital expenditures incurred in the nine months ended September 30, 1998 were $6 million and less than $1 million, respectively. Management of the Company currently estimates the remaining costs to be not less than $71 million, bringing the total estimated cost associated with the Company's year 2000 remediation efforts to be not less than $77 million (including $32 million for replacement of noncompliant information technology ("IT") systems). Also included in this estimate is $9 million in future payments to be made pursuant to unfulfilled executory contracts or commitments with vendors for year 2000 remediation services.

         The Company is a widely distributed enterprise in which allocation of certain resources, including IT support, is decentralized. Accordingly, the Company does not consolidate an IT budget. Therefore, total estimated year 2000 costs as a percentage of an IT budget are not available. There are currently no planned IT projects being deferred due to year 2000 costs.

         The failure to correct a material year 2000 problem could result in an interruption or failure of certain important business operations. There can be no assurance that the Company's systems or the systems of other companies on which the Company relies will be converted in time or that any such failure to convert by the Company or other companies will not have a material adverse effect on its financial position, results of operations or cash flows.

(17)     Information about the Company's Segments

         The Company has two reportable segments: domestic cable and communications services and domestic programming services. Domestic cable and communications services receive video, audio and data signals from various sources, and amplify and distribute the signals by coaxial cable and optical fiber to the premises of customers who pay a fee for the service. Domestic programming services produces, acquires, and distributes, through all available formats and media, branded entertainment and informational programming and software, including multimedia products, delivered in both analog and digital form. The Company's domestic cable and communications services business and assets are included in TCI Group, and the Company's domestic programming business and assets are included in Liberty Media Group. The Company's principal international businesses and assets and the Company's remaining non-cable and non-programming domestic businesses and assets are included in TCI Ventures Group.

         The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on a measure of operating cash flow (defined as operating income before depreciation, amortization, other non-cash items, year 2000 costs, AT&T merger costs, and stock compensation). The Company generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices.

                                                                    (continued)

                   TELE-COMMUNICATIONS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         The Company utilizes the following interim financial information for purposes of making decisions about allocating resources to a segment and assessing a segment's performance:


                                         Domestic cable       Domestic
                                        & communications     programming       All
                                             services         services        other        Total
                                        ----------------     -----------      -----        -----
                                                          amounts in millions
Nine months ended September 30, 1998:
Revenue from external customers
    including intersegment
    revenue                                $     4,560            498           685         5,743
Intersegment revenue                       $       (13)           210            36           233
Segment operating cash flow                $     1,889             75            88         2,052

Nine months ended September 30, 1997:
Revenue from external customers
    including intersegment
    revenue                                $     4,779            244           758         5,781
Intersegment revenue                       $         2            105            37           144
Segment operating cash flow                $     2,035             62           135         2,232

A reconciliation of reportable segment operating cash flow to the Company's consolidated earnings (loss) before income tax is as follows:


                                                                     Nine months ended
                                                                       September 30,
                                                                ------------------------
                                                                   1998          1997
                                                                ----------    ----------
                                                                   amounts in millions
Total operating cash flow for reportable segments               $    1,964         2,097
Other operating cash flow                                               88           135
Other items excluded from operating cash flow:
         Depreciation and amortization                              (1,250)       (1,177)
         Year 2000 costs                                                (6)           --
         AT&T merger costs                                             (11)           --
         Stock compensation                                           (423)         (231)
         Cost of distribution agreements                               (83)           --
         Interest expense                                             (808)         (883)
         Interest and dividend income                                   72            64
         Share of losses of affiliates, net                           (986)         (591)
         Loss on early extinguishment of debt                          (44)          (11)
         Minority interest in earnings of consolidated
            subsidiaries, net                                          (68)         (129)
         Gain on issuance of equity interests by subsidiaries           55            60
         Gain on issuance of stock by equity investees                 259            21
         Gain on disposition of assets                               3,704           400
         Other, net                                                    (25)           (7)
                                                                ----------    ----------
            Earnings (loss) before income taxes                 $    2,438          (252)
                                                                ==========    ==========

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                             Combined Balance Sheets
                                   (unaudited)

                                                                   September 30,   December 31,
                                                                        1998           1997
                                                                   -------------   ------------
Assets                                                                  amounts in millions
------
Cash and cash equivalents                                           $        403            224

Trade and other receivables, net                                             176            127

Prepaid program rights                                                       128            104

Committed program rights                                                     108            117

Investments in affiliates, accounted for under the equity method,
   and related receivables (note 4)                                        2,832          2,654

Investment in Time Warner, Inc. ("Time Warner") (note 5)
                                                                           4,996          3,538

Investment in AT&T Corp. ("AT&T") (note 6)                                 2,744             --

Other investments and related receivables (note 7)                         1,192            695

Property and equipment, at cost:
   Land                                                                        8              8
   Distribution systems                                                      720            856
   Support equipment and buildings                                           173            153
                                                                    ------------   ------------
                                                                             901          1,017
   Less accumulated depreciation                                             329            280
                                                                    ------------   ------------
                                                                             572            737
                                                                    ------------   ------------
Intangible assets:
   Excess cost over acquired net assets                                      940            429
   Franchise costs                                                           109            108
                                                                    ------------   ------------
                                                                           1,049            537
      Less accumulated amortization                                          136             86
                                                                    ------------   ------------
                                                                             913            451
                                                                    ------------   ------------

Other assets, at cost, net of accumulated amortization
                                                                             103            116
                                                                    ------------   ------------

                                                                    $     14,167          8,763
                                                                    ============   ============


                                                                   (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                       Combined Balance Sheets, continued
                                   (unaudited)

                                                                September 30,   December 31,
                                                                     1998           1997
                                                                -------------   ------------
Liabilities and Combined Equity                                      amounts in millions
-------------------------------
Accounts payable                                                 $         54             40

Accrued liabilities                                                       177            168

Program rights payable                                                    152            156

Customer prepayments                                                      138            137

Deferred revenue (note 12)                                                340             --

Deferred option premium (note 5)                                           --            306

Capital lease obligations                                                 192            387

Debt (note 10)                                                          2,454            757

Deferred income taxes                                                   2,391            957

Other liabilities                                                         114             90
                                                                 ------------   ------------

        Total liabilities                                               6,012          2,998
                                                                 ------------   ------------

Minority interests in equity of attributed subsidiaries
                                                                          519            521

Obligation to redeem common
     stock (note 11)                                                       19             --

Combined equity (note 11):
   Combined equity                                                      5,463          3,946
   Accumulated other comprehensive
     earnings, net of taxes                                             1,662            768
                                                                 ------------   ------------
                                                                        7,125          4,714
   Due to related parties                                                 492            530
                                                                 ------------   ------------
     Total combined equity                                              7,617          5,244
                                                                 ------------   ------------

Commitments and contingencies (notes 2, 12 and 13)

                                                                 $     14,167          8,763
                                                                 ============   ============



See accompanying notes to combined financial statements.

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                        Combined Statements of Operations
                                   (unaudited)

                                                                            Nine months ended
                                                                              September 30,
                                                                          1998             1997
                                                                      ------------    ------------

Revenue:
   Unaffiliated parties                                               $        938             859
   Related parties (note 11)                                                   199             113
                                                                      ------------    ------------
                                                                             1,137             972
                                                                      ------------    ------------

Operating costs and expenses:
   Operating                                                                   651             488
   Selling, general and administrative                                         302             254
   Charges from related parties (note 11)                                       21              33
   Year 2000 costs (note 13)                                                     1              --
   Cost of distribution agreements (note 9)                                     83              --
   Stock compensation (note 11)                                                263             132
   Depreciation and amortization                                               134             145
                                                                      ------------    ------------
                                                                             1,455           1,052
                                                                      ------------    ------------

        Operating loss                                                        (318)            (80)

Other income (expense):
   Interest expense (note 11)                                                  (81)            (50)
   Dividend and interest income (note 11)                                       66              43
   Share of losses of affiliates, net (note 4)                                (861)           (545)
   Minority interests in losses of attributed subsidiaries                      69              --
   Gain on dispositions, net (notes 5, 6 and 7)                              2,862             409
   Gain on sale of stock by attributed subsidiaries (notes 8 and 9)             55              60
   Gain on issuance of stock by affiliates (notes 4 and 6)                     259              21
   Other, net                                                                   (2)              4
                                                                      ------------    ------------
                                                                             2,367             (58)
                                                                      ------------    ------------

        Earnings (loss) before income taxes                                  2,049            (138)

Income tax benefit (expense)                                                  (828)              8
                                                                      ------------    ------------

        Net earnings (loss)                                           $      1,221            (130)
                                                                      ============    ============

Comprehensive earnings (loss)                                         $      2,115            (152)
                                                                      ============    ============


See accompanying notes to combined financial statements.

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                          Combined Statement of Equity

                      Nine months ended September 30, 1998
                                   (unaudited)

                                                                  Accumulated
                                                                     other
                                                                  comprehensive   Due to         Total
                                                      Combined      earnings,     related       combined
                                                       equity      net of tax     parties        equity
                                                     ----------    ----------    ----------    ----------
                                                                       amounts in millions

Balance at December 31, 1997                              3,946           768           530         5,244
   Net earnings                                           1,221            --            --         1,221
   Foreign currency translation adjustment                   --             7            --             7
   Change in unrealized holding gains on
     available-for-sale securities                           --           887            --           887
   Payments for call agreements                            (140)           --            --          (140)
   Repurchase of common stock                               (30)           --            --           (30)
   Premium received in connection with put
     obligation                                               2            --            --             2
   Reclassification of redemption amount of
     common stock subject to put obligation                 (19)           --            --           (19)
   Gain in connection with issuance of stock of
     affiliate (note 4)                                      64            --            --            64
   Gain in connection with issuance of stock by
     attributed subsidiary (note 8)                           2            --            --             2
   Issuance of common stock (note 8)                        351            --            (5)          346
   Transfer of net liabilities to related party              50            --            --            50
   Assignment of option contract from related
     party                                                   16            --           (16)           --
   Other transfers to related parties, net                   --            --           (17)          (17)
                                                     ----------    ----------    ----------    ----------

Balance at September 30, 1998                        $    5,463         1,662           492         7,617
                                                     ==========    ==========    ==========    ==========

See accompanying notes to combined financial statements.

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                        Combined Statements of Cash Flows
                                   (unaudited)


                                                                                  Nine months ended
                                                                                    September 30,
                                                                            ----------------------------
                                                                               1998              1997
                                                                            ------------    ------------
                                                                                  amounts in millions
                                                                                       (see note 3)
Cash flows from operating activities:
   Net earnings (loss)                                                      $      1,221            (130)
   Adjustments to reconcile net loss to net cash provided
     by operating activities:
        Depreciation and amortization                                                134             145
        Cost of distribution agreements                                               83              --
        Stock compensation                                                           263             132
        Payments of stock compensation                                               (76)            (10)
        Share of losses of affiliates, net                                           861             545
        Deferred income tax benefit                                                  804             122
        Intergroup tax allocation                                                      1            (135)
        Minority interests in losses of attributed subsidiaries                      (69)             --
        Gain on issuance of stock by affiliates                                     (259)            (21)
        Gain on sale of stock by attributed subsidiaries                             (55)            (60)
        Gain on disposition of assets, net                                        (2,862)           (409)
        Other noncash charges                                                          4              10
        Changes in operating assets and liabilities, net of the effect of acquisitions and dispositions:
             Change in receivables                                                   (32)              4
             Change in prepaid expenses and committed program rights                 (14)             (7)
             Change in payables, accruals, deferred revenue and customer
                prepayments                                                           (1)             33
                                                                            ------------    ------------

                 Net cash provided by operating activities                             3             219
                                                                            ------------    ------------

Cash flows from investing activities:
   Cash paid for acquisitions                                                        (83)            (39)
   Capital expended for property and equipment                                      (105)           (147)
   Cash balances of deconsolidated subsidiary                                         --             (38)
   Investments in and loans to affiliates and others                              (1,263)           (398)
   Return of capital from affiliates                                                   3               4
   Collections on loans to affiliates and others                                      20              73
   Cash proceeds from dispositions                                                   343             201
   Other, net                                                                        (12)             12
                                                                            ------------    ------------

                 Net cash used by investing activities                            (1,097)           (332)
                                                                            ------------    ------------

                                                                    (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                  Combined Statements of Cash Flows, continued
                                   (unaudited)

                                                                           Nine months ended
                                                                             September 30,
                                                                    ----------------------------
                                                                        1998            1997
                                                                    ------------    ------------
                                                                         amounts in millions
                                                                           (see note 3)
Cash flows from financing activities:
   Borrowings of debt                                                      2,061             254
   Repayments of debt and capital lease obligations                         (488)           (265)
   Payments for call agreements                                             (140)             --
   Contribution for issuance of common stock                                  --               2
   Cash transfers (to) from related parties                                 (191)            322
   Repurchase of common stock                                                (30)           (186)
   Repurchase of common stock by attributed subsidiary                       (15)            (42)
   Net proceeds from issuance of stock by attributed subsidiaries             92             148
   Other, net                                                                (16)             (9)
                                                                    ------------    ------------

              Net cash provided by financing activities                    1,273             224
                                                                    ------------    ------------

              Net increase in cash and cash equivalents                      179             111

              Cash and cash equivalents at beginning of period               224             444
                                                                    ------------    ------------

              Cash and cash equivalents at end of period            $        403             555
                                                                    ============    ============

See accompanying notes to combined financial statements.

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

                               September 30, 1998
                                   (unaudited)


(1)      Basis of Presentation

         The accompanying combined financial statements include the accounts of the subsidiaries and assets of Tele-Communications, Inc. ("TCI") that are attributed to Liberty/Ventures Group, as defined below. All significant intercompany accounts and transactions have been eliminated. The combined financial statements of Liberty/Ventures Group are presented for purposes of additional analysis of the consolidated financial statements of TCI and subsidiaries and should be read in conjunction with such consolidated financial statements.

         On June 24, 1998, the Board of Directors of TCI (the "Board") announced its intention, subject to shareholder approval, to combine "Liberty Media Group," a group of TCI's assets which produce and distribute programming services, and "TCI Ventures Group," a group of assets comprised of TCI's principal international assets and businesses and substantially all of TCI's non-cable and non-programming assets (collectively, "Liberty/Ventures Group"). Under the terms of the proposed combination (the "Liberty/Ventures Combination"), each outstanding share of Tele-Communications, Inc. Series A TCI Ventures Group Common Stock, par value $1.00 per share (the "TCI Ventures Group Series A Stock") will be reclassified as .52 of a share of Tele-Communications, Inc. Series A Liberty Media Group Common Stock, par value $1.00 per share (the "Liberty Group Series A Stock" and following the Liberty/Ventures Combination, the "Liberty/Ventures Group Series A Stock") and each outstanding share of Tele-Communications, Inc. Series B TCI Ventures Group Common Stock, par value $1.00 per share (the "TCI Ventures Group Series B Stock," and together with the TCI Ventures Group Series A Stock, the "TCI Ventures Group Stock") will be reclassified as .52 of a share of Tele-Communications, Inc. Series B Liberty Media Group Common Stock, par value $1.00 per share (the "Liberty Group Series B Stock," and following the Liberty/Ventures Combination, the "Liberty/Ventures Group Series B Stock" and together with the Liberty Group Series A Stock, the "Liberty Group Stock").

         Following the Liberty/Ventures Combination, the Liberty Group Series A Stock and the Liberty/Ventures Group Series B Stock (collectively, the "Liberty/Ventures Group Stock") will represent one hundred percent of the equity value attributable to Liberty/Ventures Group. The Liberty/Ventures Combination will not result in any transfer of assets or liabilities of TCI or any of its subsidiaries or affect the rights of creditors of TCI or of holders of TCI's or any of its subsidiaries' debt.


                                                                    (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

         At September 30, 1998, Liberty/Ventures Group consisted principally of the following assets and their related liabilities: (i) TCI's businesses which provide programming services including production, acquisition and distribution through all available formats and media of branded entertainment, educational and informational programming and software, including multimedia products, (ii) TCI's businesses engaged in electronic retailing, direct marketing, advertising sales relating to programming services, infomercials and transaction processing, (iii) TCI's businesses engaged in international cable, telephony and programming businesses (Tele-Communications International, Inc. "TINTA") (iv) TCI's principal interests in the telephony business consisting primarily of TCI's investment in a series of partnerships formed to engage in the business of providing wireless communications services, using the radio spectrum for broadband personal communications services ("PCS"), to residential and business customers nationwide under the Sprint(R) brand (a registered trademark of Sprint Communications Company, L.P.) (the "PCS Ventures"), TCI's equity interest in AT&T and Western Tele-Communications, Inc. ("WTCI"), a wholly-owned subsidiary of TCI that provides long distance transport of video, voice and data traffic and other telecommunications services to interexchange carriers on a wholesale basis using primarily a digital broadband microwave network located throughout a 12 state region, (v) TCI's businesses engaged in high speed multimedia Internet services, including TCI's interest in At Home Corporation ("@Home") and (vi) other assets, including National Digital Television Center, Inc. ("NDTC"), which provides digital compression and authorization services to programming suppliers and to video distribution outlets.

         The accompanying interim combined financial statements are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results of operations for any interim period are not necessarily indicative of results for the full year. These combined financial statements should be read in conjunction with the audited combined financial statements and notes thereto of Liberty/Ventures Group for the year ended December 31, 1997.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                                                                    (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

         The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, ("Statement 133"), which is effective for all fiscal years beginning after June 15, 1999. Statement 133 establishes accounting and reporting standards for derivative instruments and hedging activities by requiring that all derivative instruments be reported as assets or liabilities and measured at their fair values. Under Statement 133, changes in the fair values of derivative instruments are recognized immediately in earnings unless those instruments qualify as hedges of the (1) fair values of existing assets, liabilities, or firm commitments, (2) variability of cash flows of forecasted transactions, or (3) foreign currency exposures of net investments in foreign operations. Although management of Liberty/Ventures Group has not completed its assessment of the impact of Statement 133 on its combined results of operations and financial position, management estimates that the impact of Statement 133 will not be material.

         Targeted Stock

         On August 3, 1995, the stockholders of TCI authorized the Board to issue the Liberty Group Stock which was intended to reflect the separate performance of Liberty Media Group, and on August 10, 1995, TCI distributed, in the form of a dividend, the Liberty Group Stock. Additionally, the stockholders of TCI approved the redesignation of the previously authorized Class A and Class B common stock into Tele-Communications, Inc. Series A TCI Group Common Stock, par value $1.00 per share (the "TCI Group Series A Stock") and Tele-Communications, Inc. Series B TCI Group Common Stock, par value $1.00 per share (the "TCI Group Series B Stock", and together with the TCI Group Series A Stock, the "TCI Group Stock"), respectively. On August 28, 1997, the stockholders of TCI authorized the Board to issue the TCI Ventures Group Stock which was intended to reflect the separate performance of TCI Ventures Group and on September 10, 1997, upon the consummation of offers commenced by TCI to exchange shares of TCI Group Stock for TCI Ventures Group Stock (the "Exchange Offers"), TCI exchanged TCI Group Stock for TCI Ventures Group Stock in the maximum amount set forth in the Exchange Offers.

         TCI Group Stock is intended to reflect the separate performance of TCI and its subsidiaries and assets not attributed to Liberty/Ventures Group. Such subsidiaries and assets, which are comprised primarily of TCI's domestic cable and communications businesses, are collectively referred to as "TCI Group". Collectively, Liberty/Ventures Group and TCI Group are referred to as the "Groups" and individually are referred to as a "Group". The TCI Group Series A Stock, Liberty Group Series A Stock and TCI Ventures Group Series A Stock are sometimes collectively referred to herein as the "Series A Stock," and the TCI Group Series B Stock, Liberty Group Series B Stock and TCI Ventures Group Series B Stock are sometimes collectively referred to herein as the "Series B Stock."

                                                                    (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

         Notwithstanding the attribution of assets and liabilities, equity and items of income and expense among TCI Group and Liberty/Ventures Group for the purpose of preparing their respective combined financial statements, the change in the capital structure of TCI resulting from the redesignation of TCI Group Stock and issuance of Liberty Group Stock and TCI Ventures Group Stock, as well as the Liberty/Ventures Group Stock resulting from the Liberty/Ventures Combination, does not affect the ownership or the respective legal title to assets or responsibility for liabilities of TCI or any of its subsidiaries. TCI and its subsidiaries each continue to be responsible for their respective liabilities. Holders of Liberty/Ventures Group Stock will be common stockholders of TCI and are subject to risks associated with an investment in TCI and all of its businesses, assets and liabilities.

         Financial effects arising from any portion of TCI that affect the consolidated results of operations or financial condition of TCI could affect the combined results of operations or financial condition of Liberty/Ventures Group and the market price of shares of Liberty/Ventures Group Stock. In addition, net losses of any portion of TCI, dividends and distributions on, or repurchases of, any series of common stock, and dividends on, or certain repurchases of preferred stock would reduce funds of TCI legally available for dividends on all series of common stock. Accordingly, financial information of Liberty/Ventures Group should be read in conjunction with the financial information of TCI and TCI Group.

         After the Liberty/Ventures Combination, existing debt securities of TCI that are convertible into or exchangeable for shares of TCI Ventures Group Stock will, as a result of the operation of antidilution provisions, be adjusted so that there will be delivered upon their conversion or exchange the number of shares of Liberty/Ventures Group Stock that would have been issuable in the Liberty/Ventures Combination with respect to the TCI Ventures Group Stock issuable upon conversion or exchange had such conversion or exchange occurred prior to the record date for the Liberty/Ventures Combination. Options to purchase TCI Ventures Group Stock outstanding at the time of the Liberty/Ventures Combination will be adjusted such that the holders of such options will have options to purchase that number of shares of Liberty/Ventures Group Stock which the holder would have been entitled to receive had the holder exercised such option to purchase TCI Ventures Group Stock prior to the record date for the Liberty/Ventures Combination. The aggregate exercise price of the previously outstanding options to purchase TCI Ventures Group Stock is not effected by the Liberty/Ventures Combination.

                                                                    (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

         After the Liberty/Ventures Combination, existing preferred stock and debt securities of TCI that are convertible into or exchangeable for shares of Liberty Group Stock will not result in any changes. Such securities will continue to be convertible or exchangeable into the same number of shares of Liberty/Ventures Group Stock. Similarly, options to purchase Liberty Group Stock outstanding at the time of the Liberty/Ventures Combination will not result in any changes. Such options will remain options to purchase that number of shares of Liberty/Ventures Group Stock having the same exercise price of the previously outstanding options to purchase Liberty Group Stock.

         The issuance of shares of Liberty/Ventures Group Stock upon such conversion, exchange or exercise of such convertible securities will not result in any transfer of funds or other assets from TCI Group to Liberty/Ventures Group in consideration of such issuance. In the case of the exercise of such options to purchase Liberty/Ventures Group Stock, the proceeds received upon the exercise of such options will be attributed to Liberty/Ventures Group.

         The common stockholders' equity value of Liberty/Ventures Group that, at any relevant time, is attributed to TCI Group, and accordingly not represented by outstanding Liberty/Ventures Group Stock is referred to as "Inter-Group Interest." Following consummation of the Liberty/Ventures Combination an Inter-Group Interest would be created with respect to Liberty/Ventures Group only if a subsequent transfer of cash or other property from TCI Group to Liberty/Ventures Group is specifically designated by the Board as being made to create an Inter-Group Interest or if outstanding shares of Liberty/Ventures Group Stock are purchased with funds attributable to TCI Group.

         Dividends on Liberty/Ventures Group Stock are payable at the sole discretion of the Board out of the lesser of assets of TCI legally available for dividends or the available dividend amount with respect to Liberty/Ventures Group, as defined. Determinations to pay dividends on Liberty/Ventures Group Stock are based primarily upon the financial condition, results of operations and business requirements of Liberty/Ventures Group and TCI as a whole.

         All debt incurred or preferred stock issued by TCI and its subsidiaries is (unless the Board otherwise provides) specifically attributed to and reflected in the combined financial statements of the Group that includes the entity which incurred the debt or issued the preferred stock or, in case the entity incurring the debt or issuing the preferred stock is Tele-Communications, Inc., TCI Group. The Board could, however, determine from time to time that debt incurred or preferred stock issued by entities included in a Group should be specifically attributed to and reflected in the combined financial statements of one of the other Groups to the extent that the debt is incurred or the preferred stock is issued for the benefit of such other Group.

                                                                    (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

         Although it is management's intention that each Group would normally arrange for the external financing required to satisfy its respective liquidity requirements, the cash needs of one Group may exceed the liquidity sources of such Group. In such circumstance, the other Group may transfer funds to such Group. Such transfers of funds among the Groups will be reflected as borrowings or, if determined by the Board, in the case of a transfer from TCI Group to Liberty/Ventures Group, reflected as the creation of, or increase in, TCI Group's Inter-Group Interest in Liberty/Ventures Group or, in the case of a transfer from Liberty/Ventures Group to TCI Group, reflected as a reduction in TCI Group's Inter-Group Interest in Liberty/Ventures Group. There are no specific criteria for determining when a transfer will be reflected as a borrowing or as an increase or reduction in an Inter-Group Interest. The Board expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the needs of TCI, the financing needs and objectives of the Groups, the investment objectives of the Groups, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.

         Loans from one Group to another Group generally will bear interest at such rates and have such repayment schedules and other terms as are established from time to time by, or pursuant to procedures established by, the Board. The Board expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the needs of TCI, the use of proceeds by and creditworthiness of the recipient Group, the capital expenditure plans of and investment opportunities available to each Group and the availability, cost and time associated with alternative financing sources.

         The combined balance sheets of a Group reflect its net loans or advances to or borrowings from the other Group. Similarly, the respective combined statements of operations of the Groups reflect interest income or expense, as the case may be, associated with such loans or advances and the respective combined statements of cash flows of the Groups reflect changes in the amounts of loans or advances deemed outstanding. In the historical combined financial statements, net loans or advances between Groups have been and will continue to be included as a component of each respective Group's combined equity.

         Although any increase in TCI Group's Inter-Group Interest in Liberty/Ventures Group resulting from an equity contribution by TCI Group to Liberty/Ventures Group or any decrease in such Inter-Group Interest resulting from a transfer of funds from Liberty/Ventures Group to TCI Group would be determined by reference to the market value of the Liberty/Ventures Group Stock, as of the date of such transfer, such an increase could occur at a time when such shares could be considered undervalued and such a decrease could occur at a time when such shares could be considered overvalued.



                                                                    (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

         All financial impacts of issuances and purchases of shares of TCI Group Stock or Liberty/Ventures Group Stock, the proceeds of which are attributed to TCI Group or Liberty/Ventures Group, respectively, will be to such extent reflected in the combined financial statements of TCI Group or Liberty/Ventures Group, respectively. All financial impacts of issuances of shares of Liberty/Ventures Group Stock, the proceeds of which are attributed to TCI Group in respect of a reduction in TCI Group's Inter-Group Interest in Liberty/Ventures Group, will be to such extent reflected in the combined financial statements of TCI Group. Financial impacts of dividends or other distributions on TCI Group Stock or Liberty/Ventures Group Stock, will be attributed entirely to TCI Group or Liberty/Ventures Group, respectively, except that dividends or other distributions on Liberty/Ventures Group Stock will (if at the time there is an Inter-Group Interest in Liberty/Ventures Group) result in TCI Group being credited, and Liberty/Ventures Group being charged (in addition to the charge for the dividend or other distribution paid), with an amount equal to the product of the aggregate amount of such dividend or other distribution paid or distributed in respect of outstanding shares of Liberty/Ventures Group Stock and a fraction of the numerator of which is the Liberty/Ventures Group "Inter-Group Interest Fraction" and the denominator of which is the Liberty/Ventures Group "Outstanding Interest Fraction" (both as defined). Financial impacts of repurchases of Liberty/Ventures Group Stock, the consideration for which is charged to TCI Group, will be to such extent reflected in the combined financial statements of TCI Group and will result in an increase in TCI Group's Inter-Group Interest in Liberty/Ventures Group.

(2)      Proposed Merger

         TCI and AT&T have agreed to a merger (the "AT&T/TCI Merger") pursuant to, and subject to the terms and conditions set forth in the Agreement and Plan of Restructuring and Merger, dated as of June 23, 1998 (the "Merger Agreement"), among TCI, AT&T and an indirect wholly-owned subsidiary of AT&T. In the Merger, TCI will become a wholly-owned subsidiary of AT&T and each share of TCI Group Series A Stock will be converted into .7757 of a share of common stock, par value $1.00 per share, of AT&T ("AT&T Common Stock") and each share of TCI Group Series B Stock will be converted into .8533 of a share of AT&T Common Stock. The Liberty/Ventures Combination is not conditioned upon the AT&T/TCI Merger, however, upon closing of the AT&T/TCI Merger, the shareholders of Liberty/Ventures Group will be issued separate shares of a new targeted stock of AT&T in exchange for the shares of Liberty/Ventures Group Stock held. If the Liberty/Ventures Combination does not occur prior to the AT&T/TCI Merger, then in the AT&T/TCI Merger, each share of TCI Ventures Group Series A Stock and TCI Ventures Group Series B Stock will be converted into .52 of a share of the new targeted stock of AT&T into which the Liberty Group Series A Stock will be exchanged ("New Liberty Media Group Class A Tracking Stock") and the Liberty Group Series B Stock will be exchanged ("New Liberty Media Group Class B Tracking Stock" and together with the New Liberty Media Group Class A Tracking Stock "New Liberty Media Group Tracking Stock"), respectively.

                                                                    (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

         Effective with the AT&T/TCI Merger, TCI's Convertible Preferred Stock Series C-Liberty Media Group will be converted into a number of shares of New Liberty Media Group Class A Tracking Stock equal to the current conversion rate of such preferred stock (56.25 shares per preferred share) and TCI's Redeemable Convertible Liberty Media Group Preferred Stock, Series H will be converted into a number of shares of New Liberty Media Group Class A Tracking Stock equal to the current conversion rate of such preferred stock (0.590625 share per preferred share).

         The shares of New Liberty Media Group Tracking Stock to be issued in the AT&T/TCI Merger will be a newly authorized class of common stock of AT&T which will be intended to reflect the separate performance of the businesses and assets attributed to Liberty/Ventures Group. Pursuant to the Merger Agreement, immediately prior to the AT&T/TCI Merger, certain assets attributed to Liberty/Ventures Group (including, among others, the shares of AT&T Common Stock received in the merger of AT&T and Teleport Communications Group, Inc. ("TCG") (see note 6), the stock of @Home held by Liberty/Ventures Group, the assets and business of the NDTC and Liberty/Ventures Group's equity interest in WTCI) will be transferred to TCI Group in exchange for approximately $5.5 billion in cash. Also, upon consummation of the AT&T/TCI Merger, through a new tax sharing agreement between Liberty/Ventures Group and AT&T, Liberty/Ventures Group will become entitled to the benefit of all of the net operating loss carryforwards available to the entities included in TCI's consolidated income tax return as of the date of the AT&T/TCI Merger. Additionally, certain warrants currently attributed to TCI Group will be transferred to Liberty/Ventures Group in exchange for up to $176 million in cash (see note 12). Certain agreements to be entered into at the time of the AT&T/TCI Merger as contemplated by the Merger Agreement will, among other things, provide preferred vendor status to Liberty/Ventures Group for digital basic distribution on AT&T's systems of new programming services created by Liberty/Ventures Group and its affiliates, provide for a renewal of existing affiliation agreements and provide for the business of Liberty/Ventures Group to continue to be managed following the AT&T/TCI Merger by certain members of TCI's management who manage the businesses of Liberty/Ventures Group.

         If TCI terminates the Merger Agreement due to (i) the failure of AT&T's stockholders to approve the AT&T/TCI Merger prior to March 31, 1999,
         (ii) the withdrawal or modification by the AT&T Board of Directors of its approval of the transaction, or (iii) the failure to obtain necessary governmental and regulatory approvals by September 30, 1999, which failure occurs as a result of the announcement by AT&T of a significant transaction which delays receipt of such governmental approvals, AT&T will pay to TCI the sum of $1.75 billion in cash. If AT&T terminates the Merger Agreement, under certain circumstances, including the failure of TCI stockholders to approve the transaction prior to March 31, 1999 or the withdrawal or modification by the Board of its approval of the Merger, TCI will pay to AT&T the sum of $1.75 billion in cash.

                                                                    (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

         Consummation of the AT&T/TCI Merger is subject to the satisfaction or waiver of customary conditions to closing, including but not limited to, the separate approvals of the stockholders of AT&T and TCI, receipt of all necessary governmental consents and approvals, and effectiveness of the registration statement registering the AT&T Common Stock and New Liberty Media Group Tracking Stock to be issued to TCI stockholders in the AT&T/TCI Merger. As a result, there can be no assurance that the AT&T/TCI Merger will be consummated or, if the AT&T/TCI Merger is consummated, as to the date of such consummation.

(3)      Supplemental Disclosures to Combined Statements of Cash Flows

         Cash paid for interest was $79 million and $46 million for the nine months ended September 30, 1998 and 1997, respectively. Cash paid for income taxes during the nine months ended September 30, 1998 and 1997 was $19 million and $28 million, respectively.


                                                                              Nine months ended
                                                                                 September 30,
                                                                         ----------------------------
                                                                             1998            1997
                                                                         ------------    ------------
                                                                              amounts in millions
          Cash paid for acquisitions:
             Fair value of assets acquired                               $        136             403
             Net liabilities assumed                                              (25)           (193)
             Debt issued                                                          (65)             --
             Debt issued to related parties                                        --            (430)
             Deferred tax asset recorded in acquisition
                                                                                   --             117
             Minority interest in equity of acquired attributed
                subsidiaries                                                       39             (72)
             Excess consideration paid over carryover basis of net
                assets acquired from related party
                                                                                   --             244
             Liberty Group Stock issued                                            --             (30)
             Gain in connection with the issuance of shares by
                attributed subsidiary                                              (2)             --
                                                                         ------------    ------------
                  Cash paid for acquisitions                             $         83              39
                                                                         ============    ============

         Significant noncash investing and financing activities are as follows:

                                                                              Nine months ended
                                                                                 September 30,
                                                                         ----------------------------
                                                                             1998            1997
                                                                         ------------    ------------
                                                                              amounts in millions
          Common stock received in exchange for option (note 5)
                                                                         $         --             306
                                                                         ============    ============

          Preferred stock received in exchange for common stock and note receivable (note 7)
                                                                         $         --             371
                                                                         ============    ============

          Property and equipment purchased under capital leases
                                                                         $         --             168
                                                                         ============    ============


                                                                    (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

         Liberty/Ventures Group ceased to include Flextech p.l.c. ("Flextech") in its combined financial results and began to account for Flextech using the equity method of accounting, effective January 1, 1997. The effects of changing the method of accounting for Liberty/Ventures Group's ownership interest in Flextech as of September 30, 1997 from the consolidation method to the equity method are summarized below (amounts in millions):

                Assets (other than cash and cash equivalents) reclassified
                    to investments in affiliates                                  $      (177)
                Liabilities reclassified to investments in affiliates                      72
                Minority interests in equity of attributed subsidiaries
                    reclassified to investments in affiliates                             143
                                                                                  -----------
                Decrease in cash and cash equivalents                             $        38
                                                                                  ===========

(4)      Investments in Affiliates

         Liberty/Ventures Group has various investments accounted for under the equity method. The following table includes Liberty/Ventures Group's carrying amount of the more significant investments:

                                                                    September 30,  December 31,
                                                                        1998           1997
                                                                    ------------   ------------
                                                                        amounts in millions

         USA Networks, Inc. ("USAI") and related investments        $      1,024            348
         PCS Ventures                                                        258            607
         Telewest Communications plc ("Telewest")                            432            324
         Flextech                                                            256            261
         Cablevision S.A. ("Cablevision")                                    225            239
         Various foreign equity investments (other than
              Telewest, Flextech and Cablevision)                            209            209
         QVC, Inc. ("QVC")                                                   172            134
         TCG                                                                  --            295
         Other                                                               256            237
                                                                    ------------   ------------

                                                                    $      2,832          2,654
                                                                    ============   ============

                                                                    (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

         Liberty/Ventures Group's affiliates for the periods in which Liberty/Ventures Group used the equity method to account for such affiliates are as follows:

                                                                    Nine months ended
                                                                      September 30,
                                                               ----------------------------
                                                                   1998            1997
                                                               ------------    ------------
           Combined Operations                                      amounts in millions
               Revenue                                         $     10,103           4,602
               Operating expenses                                    (9,548)         (4,913)
               Depreciation and amortization                         (1,891)           (755)
                                                               ------------    ------------

                  Operating loss                                     (1,336)         (1,066)

               Interest expense                                      (1,278)           (423)
               Other, net                                               (83)           (328)
                                                               ------------    ------------

                  Net loss                                     $     (2,697)         (1,817)
                                                               ============    ============

         In February 1998, pursuant to an Investment Agreement among Universal Studios, Inc. ("Universal"), HSN, Inc. ("HSNI"), Home Shopping Network, Inc. ("HSN") and Liberty/Ventures Group, dated as of October 1997 and amended and restated as of December 1997, HSNI consummated a transaction (the "Universal Transaction") through which USA Networks Partners, Inc., a subsidiary of Universal, sold its 50% interest in USAI, a New York general partnership, to HSNI and Universal contributed the remaining 50% interest in USAI and its domestic television production and distribution operations to HSNI. Subsequent to these transactions, HSNI was renamed USAI. In connection with the Universal Transaction, Universal, USAI, HSN and Liberty/Ventures Group became parties to a number of other agreements relating to, among other things, (i) the management of USAI, (ii) the purchase and sale or other transfer of voting securities of USAI, including securities convertible or exchangeable for voting securities of USAI, and (iii) the voting of such securities.

         At the closing of the Universal Transaction, Universal (i) was issued 6 million shares of USAI's Class B common stock, 7 million shares of USAI's common stock and 109 million common equity shares ("LLC Shares") of USANi LLC, a limited liability company formed to hold all of the businesses of USAI and its subsidiaries, except for its broadcasting business and its equity interest in Ticketmaster Group, Inc. and (ii) received a cash payment of $1.3 billion. Pursuant to an Exchange Agreement relating to the LLC Shares (the "LLC Exchange Agreement"), approximately 74 million of the LLC Shares issued to Universal are each exchangeable for one share of USAI's Class B common stock and the remainder of the LLC Shares issued to Universal are each exchangeable for one share of USAI's common stock.


                                                                    (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

         At the closing of the Universal Transaction, Liberty/Ventures Group was issued 1.2 million shares of USAI's Class B common stock. Of such shares, 800,000 shares of Class B common stock were contributed to BDTV IV INC. (collectively with BDTV INC., BDTV II INC. and BDTV III INC., "BDTV"), a newly-formed entity having substantially the same terms as BDTV INC., BDTV II INC. and BDTV III INC. (with the exception of certain transfer restrictions) in which Liberty/Ventures Group owns over 99% of the equity and none of the voting power (except for protective rights with respect to certain fundamental corporate actions) and Barry Diller owns less than 1% of the equity and all of the voting power. Liberty/Ventures Group accounts for its investment in BDTV under the equity method. In addition, Liberty/Ventures Group purchased 10 LLC Shares at the closing of the Universal Transaction for an aggregate purchase price of $200.

         On June 24, 1998, USAI consummated the previously announced agreement to acquire the remaining stock of Ticketmaster Group, Inc. which it did not previously own through a tax-free merger (the "Ticketmaster Transaction"). In connection with the increases in USAI's equity, net of the dilution of Liberty/Ventures Group's ownership interest, that resulted from the issuance of common stock by USAI in the Universal Transaction and the Ticketmaster Transaction, Liberty/Ventures Group recorded a $64 million increase to combined equity (after deducting a deferred tax liability of $42 million) and an increase to investment in affiliates of $106 million. No gain was recognized in the combined statements of operations due primarily to Liberty/Ventures Group's commitment to purchase additional equity interests in USAI.

         In connection with the Universal Transaction, each of Universal and Liberty/Ventures Group was granted a preemptive right with respect to future issuances of USAI's common stock, subject to certain limitations, to maintain their respective percentage ownership interests in USAI that they had prior to such issuances. In connection with such right, on June 4, 1998, Liberty/Ventures Group purchased approximately 4.7 million shares of USAI's capital stock at $20 per share as a result of the conversion by USAI of certain convertible debentures whereby USAI common stock was issued to retire such debentures. Additionally, on June 30 1998, Liberty/Ventures Group contributed $300 million in cash to USANi LLC in exchange for an aggregate of approximately 15 million LLC Shares. Liberty/Ventures Group's cash purchase price was increased at an annual interest rate of 7.5% beginning from the date of the closing of the Universal Transaction through the date of Liberty/Ventures Group's purchase of such securities. In addition, on July 27, 1998, Liberty/Ventures Group purchased approximately 7.9 million LLC Shares at $20 per share as a result of the issuance of common stock by USAI in the Ticketmaster Transaction. Pursuant to the LLC Exchange Agreement, each LLC Share issued or to be issued to Liberty/Ventures Group is exchangeable for one share of USAI's common stock.

                                                                    (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements
         At September 30, 1998, Liberty/Ventures Group held 24.4 million shares of USAI's common stock through BDTV and 5.2 million shares of USAI's common stock directly. Additionally, Liberty/Ventures Group held 22.9 million LLC Shares at September 30, 1998 as well as shares of HSN's common stock which are exchangeable for 16.6 million shares of USAI's common stock. Liberty/Ventures Group's direct ownership of USAI is restricted by order of the Federal Communications Commission ("FCC"). Assuming Liberty/Ventures Group had exchanged its shares in HSN and its LLC Shares for USAI common stock, Liberty/Ventures Group would have held at September 30, 1998, 69.1 million shares or 21% of USAI, including shares held through BDTV. USAI's common stock had a closing market value of $19.438 per share on September 30, 1998.

         The PCS Ventures include Sprint Spectrum Holding Company, L. P. ("Sprint Spectrum") and MinorCo, L.P. (collectively, "Sprint PCS") and PhillieCo Partnership I, L.P. ("PhillieCo"). The partners of each of the Sprint PCS Partnerships are subsidiaries of Sprint Corporation ("Sprint"), Comcast Corporation ("Comcast"), Cox Communications, Inc. ("Cox") and Liberty/Ventures Group. The partners of PhillieCo are subsidiaries of Sprint, Cox and Liberty/Ventures Group. Liberty/Ventures Group has a 30% partnership interest in each of the Sprint PCS Partnerships and a 35% partnership interest in PhillieCo. During the nine months ended September 30, 1998 and 1997, the PCS Ventures accounted for $510 million and $304 million, respectively, of Liberty/Ventures Group's share of affiliates' losses.

         From inception through September 1998, the four partners have contributed approximately $4.6 billion to Sprint PCS (of which Liberty/Ventures Group contributed an aggregate of approximately $1.4 billion). Sprint PCS's business plan will require additional capital financing prior to the end of 1998. Sources of funding for Sprint PCS's capital requirements may include vendor financing, public offerings or private placements of equity and/or debt securities, commercial bank loans and/or capital contributions from the Sprint PCS partners. However, there can be no assurance that any additional financing can be obtained on a timely basis, on terms acceptable to Sprint PCS or the Sprint PCS partners and within the limitations contained in the agreements governing Sprint PCS's existing debt.

         Additionally, the proposed budget for 1998 has not yet been approved by the Sprint PCS partnership board, although the board has authorized management to operate Sprint PCS in accordance with such budget. The Sprint PCS partners may mutually agree to make additional capital contributions. However, the Sprint PCS partners have no such obligation in the absence of an approved budget, and there can be no assurance the Sprint PCS partners will reach such an agreement or approve the 1998 proposed budget. In addition, the failure by the Sprint PCS partners to approve a business plan may impair the ability of Sprint PCS to obtain required financing. Failure to obtain any such additional financing or capital contributions from the Sprint PCS partners could result in the delay or abandonment of Sprint PCS's development and expansion plans and expenditures, the failure to meet regulatory requirements or other potential adverse consequences.

                                                                    (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

         Furthermore, the fact that the proposed budget for Sprint PCS for fiscal 1998 has not yet been approved by the Sprint PCS partnership board has resulted in the occurrence of a "Deadlock Event" under the Sprint PCS partnership agreement as of January 1, 1998. Under the Sprint PCS partnership agreement, if one of the Sprint PCS partners refers the budget issue to the chief executive officers of the corporate parents of the Sprint PCS partners for resolution pursuant to specified procedures and the issue remains unresolved, buy/sell provisions would be triggered, which may result in the purchase by one or more of the Sprint PCS partners of the interests of the other Sprint PCS partners, or, in certain circumstances, liquidation of Sprint PCS.

         In May 1998 the Sprint PCS partners entered into a series of agreements pursuant to which Liberty/Ventures Group, Comcast and Cox would exchange their respective interests in Sprint PCS and PhillieCo for shares of a new class of tracking stock of Sprint which would track the performance of Sprint's newly created "PCS Group" (which would initially consist of Sprint PCS, PhillieCo and certain PCS licenses which are separately owned by Sprint). The consummation of such transactions is subject to a number of conditions, including the approval of such transactions by the stockholders of Sprint. If such transactions are consummated, Liberty/Ventures Group will initially hold shares of Sprint PCS Group stock (as well as certain additional securities of Sprint exercisable for or convertible into such securities) representing approximately 24% of the equity value of Sprint attributable to the PCS Group, subject to further dilution as a result of additional expected issuances of shares of Sprint PCS stock (including in connection with a proposed initial public offering of shares of Sprint PCS stock that may be consummated in connection with such transactions). In connection with the execution of such agreements, the Sprint PCS partners agreed to make up to $400 million in additional capital contributions (of which Liberty/Ventures Group's share is $120 million) to Sprint PCS pending the closing of such transactions. As of September 30, 1998, all of such additional capital contributions had been made to Sprint PCS. If the above-described transactions are consummated, Liberty/Ventures Group would begin to account for its investment in the Sprint PCS stock as an available-for-sale security. No assurance can be given that the above-described transactions will be consummated.

         Telewest currently operates and constructs cable television and telephone systems in the United Kingdom ("UK"). Telewest accounted for $90 million and $111 million of Liberty/Ventures Group's share of its affiliates' losses during the nine months ended September 30, 1998 and 1997, respectively.

         At September 30, 1998 Liberty/Ventures Group indirectly owned 463 million or 22% of the issued and outstanding Telewest ordinary shares. The reported closing price on the London Stock Exchange of Telewest ordinary shares was (pound)1.35 ($2.30) per share at September 30, 1998.

                                                                    (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

         Effective September 1, 1998, Telewest and General Cable PLC ("General Cable") consummated a merger (the "General Cable Merger") in which holders of General Cable received 1.243 new Telewest shares and (pound)0.65 ($1.11) in cash for each share of General Cable. In addition, holders of American Depository shares of General Cable ("General Cable ADS") (each representing five General Cable shares) received 6.215 new Telewest shares and (pound)3.25 ($5.53) in cash for each share of General Cable ADS. Based upon Telewest's closing share price of (pound)0.89 ($1.51) on April 14, 1998, the General Cable Merger was valued at approximately (pound)649 million ($1.1 billion).

         The cash portion of the General Cable Merger was financed through an offer to qualifying Telewest shareholders for the purchase of approximately 261 million new Telewest shares at a price of (pound)0.925 ($1.57) per share (the "Telewest Offer"). Liberty/Ventures Group subscribed to 85 million Telewest ordinary shares at an aggregate cost of (pound)78 million ($133 million) in connection with the Telewest Offer. Immediately following the Telewest Offer, Liberty/Ventures Group held 28% of the issued and outstanding Telewest ordinary shares.

         In connection with the General Cable Merger, Liberty/Ventures Group converted its entire holdings of Telewest convertible preference shares (133 million shares) into Telewest ordinary shares. As a result of the General Cable Merger, Liberty/Ventures Group's ownership interest in Telewest decreased to 22%. In connection with the increase in Telewest's equity, net of the dilution of Liberty/Ventures Group's interest in Telewest, that resulted from the General Cable Merger, Liberty/Ventures Group recorded a non-cash gain of $58 million (before deducting deferred income tax expense of $20 million) during the third quarter of 1998.

         Based on the (pound)5.73 ($9.74) per share closing price of the Flextech ordinary shares on the London Stock Exchange, the 58 million Flextech ordinary shares owned by Liberty/Ventures Group had an aggregate market value of (pound)332 million ($564 million) at September 30, 1998.

         On October 9, 1997, TINTA sold a portion of its 51% interest in Cablevision to unaffiliated third parties. As a result, effective October 1, 1997, TINTA ceased to consolidate Cablevision and began to account for Cablevision using the equity method of accounting. Cablevision accounted for $14 million of Liberty/Ventures Group's share of its affiliates' losses during the nine months ended September 30, 1998.

         Liberty/Ventures Group has an equity method investment in Fox/Liberty Networks LLC ("Fox Sports") with The News Corporation Limited ("News Corp"). Prior to the first quarter of 1998, Liberty/Ventures Group had no obligation, nor intention, to fund Fox Sports. During 1998, Liberty/Ventures Group made the determination to provide funding to Fox Sports based on specific transactions consummated by Fox Sports. Consequently, Liberty/Ventures Group's share of losses of Fox Sports of $76 million for the nine months ended September 30, 1998 includes previously unrecognized losses of Fox Sports of approximately $64 million. Losses for Fox Sports were not recognized in prior periods due to the fact that Liberty/Ventures Group's investment in Fox Sports was less than zero.

                                                                    (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

         Liberty/Ventures Group has another equity method investment in a sports venture ("Fox Sports International") with News Corp which accounted for $26 million and $11 million of Liberty/Ventures Group's share of its affiliates' losses during the nine months ended September 30, 1998 and 1997, respectively. Additionally, Liberty/Ventures Group has an equity method investment in Flextech, an entity engaged in the video distribution systems in the UK, and other less significant investments in affiliates in video distribution and programming businesses located in the UK, other parts of Europe, Asia, Latin America and certain other foreign countries. In the aggregate, such other foreign investments in affiliates other than Telewest, Fox Sports International and Cablevision, accounted for $64 million and $55 million of Liberty/Ventures Group's share of its affiliates' losses during the nine months ended September 30, 1998 and 1997, respectively.

         TCG accounted for $32 million and $43 million of Liberty/Ventures Group's share of its affiliates' losses during the nine months ended September 30, 1998 and 1997, respectively.

         Certain of Liberty/Ventures Group's affiliates are general partnerships and any subsidiary of TCI which is attributed to Liberty/Ventures Group that is a general partner in a general partnership is, as such, liable as a matter of partnership law for all debts (other than non-recourse debts) of that partnership in the event liabilities of that partnership were to exceed its assets.

(5)      Investment in Time Warner

         Liberty/Ventures Group holds 57 million shares of a separate series of Time Warner common stock with limited voting rights (the "TW Exchange Stock"). Holders of the TW Exchange Stock are entitled to one one-hundredth (l/100th) of a vote for each share with respect to the election of directors. Holders of the TW Exchange Stock will not have any other voting rights, except as required by law or with respect to limited matters, including amendments of the terms of the TW Exchange Stock adverse to such holders. Subject to the federal communications laws, each share of the TW Exchange Stock will be convertible at any time at the option of the holder on a one-for-one basis for a share of Time Warner common stock. Holders of TW Exchange Stock are entitled to receive dividends ratably with the Time Warner common stock and to share ratably with the holders of Time Warner common stock in assets remaining for common stockholders upon dissolution, liquidation or winding up of Time Warner.

         As security for borrowings under one of its credit facilities, Liberty/Ventures Group has pledged a portion of its TW Exchange Stock. At September 30, 1998 such pledged portion had an aggregate fair value of approximately $1.9 billion.

                                                                    (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

         On June 24, 1997 Liberty/Ventures Group granted Time Warner an option, expiring October 10, 2002, to acquire the business of Southern Satellite Systems, Inc. ("Southern") and certain of its subsidiaries (together with Southern, the "Southern Business") through a purchase of assets (the "Southern Option"). Liberty/Ventures Group received 6.4 million shares of TW Exchange Stock valued at $306 million in consideration for the grant. In September 1997, Time Warner exercised the Southern Option. Pursuant to the Southern Option, Time Warner acquired the Southern Business, effective January 1, 1998, for $213 million in cash. Liberty/Ventures Group recognized a $515 million pre-tax gain in connection with such transactions in the first quarter of 1998.

(6)      Investment in AT&T

         On July 23, 1998, a merger in which TCG agreed to be acquired by AT&T, was consummated. As a result of such merger, Liberty/Ventures Group received in exchange for all of its interest in TCG, approximately 47 million shares of AT&T Common Stock. Liberty/Ventures Group recognized a $2.3 billion gain (excluding related tax expense of $883 million) on such transaction during the third quarter of 1998 based on the difference between the carying value of Liberty/Ventures Group's interest in TCG and the fair value of the AT&T Common Stock received. Liberty/Ventures Group accounts for its equity interest in AT&T as an available-for-sale security.

         On April 22, 1998, TCG completed a merger transaction with ACC Corp. ("ACC") in which ACC shares were exchanged with shares of TCG in the ratio of .90909 of a share of TCG stock for each share of ACC stock. As a result of such merger transaction, Liberty/Ventures Group's interest in TCG was reduced to approximately 26%. In connection with the increase in TCG's equity, net of the dilution of Liberty/Ventures Group's interest in TCG, that resulted from such merger, Liberty/Ventures Group recorded a non-cash gain of $201 million (before deducting deferred income tax expense of $71 million).

         During the nine months ended September 30, 1997, TCG issued 4.9 million shares of its Class A common stock for certain acquisitions. The total consideration paid by TCG through the issuance of common stock was approximately $93 million. As a result of such share issuances, TCI Ventures Group's ownership interest in TCG was reduced to approximately 30%. Accordingly, as a result of the increase in TCG's equity, net of the dilution of Liberty/Ventures Group's ownership interest in TCG, Liberty/Ventures Group recognized a gain of $21 million (excluding related tax expense of $8 million).

                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

(7)      Other Investments

         Other investments and related receivables are summarized as follows:

                                                                   September 30, December 31,
                                                                       1998         1997
                                                                   ------------  ------------
                                                                       amounts in millions

Marketable equity securities, at fair value                         $      241          248
Investment in preferred stock, at cost, including premium
                                                                           371          371
Investment in General Instrument Corporation ("GI") (note 12)              396           --
Other investments, at cost, and related receivables
                                                                           184           76
                                                                    ----------   ----------

                                                                    $    1,192          695
                                                                    ==========   ==========

         On August 1, 1997, Liberty IFE, Inc., a wholly-owned subsidiary of Liberty Media Group, which held non-voting Class C common stock of International Family Entertainment, Inc. ("IFE") ("Class C Stock") and $23 million of IFE 6% convertible secured notes due 2004, convertible into Class C Stock, ("Convertible Notes"), contributed its Class C Stock and Convertible Notes to Fox Kids Worldwide, Inc. ("FKW") in exchange for a new series of 30 year non-convertible 9% preferred stock of FKW with a stated value of $345 million (the "FKW Preferred Stock"). As a result of the exchange, Liberty Media Group recognized a pre-tax gain of approximately $304 million during the third quarter of 1997.

         Management of Liberty/Ventures Group estimates the market value, calculated using a variety of approaches including, multiple of cash flow, per subscriber value, a value of comparable public or private businesses or publicly quoted market prices, of all of Liberty/Ventures Group's other investments aggregated $1,321 million and $766 million at September 30, 1998 and December 31, 1997, respectively. No independent appraisals were conducted for those assets.

(8)      Acquisitions and Dispositions

         On January 12, 1998, Liberty/Ventures Group acquired from a minority shareholder of United Video Satellite Group, Inc. ("UVSG") 24.8 million shares of UVSG Class A common stock (as adjusted for a two-for-one stock split) in exchange for 12.7 million shares of TCI Ventures Group Series A Stock and 7.3 million shares of Liberty Group Series A Stock. The aggregate value assigned to the shares issued by TCI was based upon the market value of such shares at the time the transaction was announced. As a result of such transaction Liberty/Ventures Group increased its ownership in the equity of UVSG to approximately 73% and the voting power increased to 93%. In connection with the issuance of common stock in such transaction, during the first quarter of 1998, Liberty/Ventures Group recorded a $346 million increase to combined equity.

                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

         Effective February 1, 1998, Turner-Vision, Inc. ("Turner Vision") contributed the assets, obligations and operations of its retail C-band satellite business to Superstar/Netlink Group LLC ("SNG") in exchange for an approximate 20% interest in SNG. As a result of such transaction, Liberty/Ventures Group's ownership interest in SNG decreased to approximately 80%. In connection with the increase in SNG's equity, net of the dilution of Liberty/Ventures Group's ownership interest in SNG, that resulted from such transaction, Liberty/Ventures Group recognized a gain of $38 million (before deducting deferred income tax expense of $15 million). Turner Vision's contribution to SNG was accounted for as a purchase and the $61 million excess of the purchase price over the fair value of the net assets acquired was recorded as excess cost and is being amortized over five years.

         During the first quarter of 1998, TCI Music, Inc. ("TCI Music") issued approximately 382,000 shares of its Series A Common Stock in connection with certain acquisitions. In connection with the issuance of such shares, Liberty/Ventures Group's ownership interest was diluted to 80.7% and Liberty/Ventures Group recorded a $2 million increase to combined equity. No gain was recognized in the combined statements of operations due primarily to Liberty/Ventures Group's contingent obligation to purchase certain shares from shareholders of TCI Music (see note 11).

         On June 11, 1998, UVSG and News Corp. announced the signing of a definitive agreement whereby News Corp.'s TV Guide properties will be combined with UVSG to create a platform for offering television guide services to consumers and advertising. As part of this combination, a unit of News Corp. will receive consideration consisting of $800 million in cash and 60 million shares of UVSG's stock (as adjusted for a two-for-one stock split), including 22.5 million shares of its Class A common stock and 37.5 million shares of its Class B common stock (as adjusted for a two-for-one stock split). As a result of the transaction, and another pending transaction, News Corp., Liberty/Ventures Group and UVSG's public stockholders will own on an economic basis approximately 40%, 44% and 16%, respectively, of UVSG. Following such transactions, News Corp. and Liberty/Ventures Group will each have approximately 48% of the voting power of UVSG's outstanding stock. Consummation of this transaction is subject to UVSG shareholder approval and certain regulatory approvals. Upon consummation, Liberty/Ventures Group will account for its interest in UVSG under the equity method of accounting. No assurance can be given that such transaction will be consummated.

         On August 24, 1998, Liberty/Ventures Group purchased 100% of the issued and outstanding common stock of Pramer S.A. ("Pramer"), an Argentine programming company, for $32 million in cash and the issuance of notes payable in the amount of $65 million (the "Pramer Notes"). The $101 million excess cost over acquired net assets is being amortized over ten years. See note 10.

                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

(9)      At Home Corporation

         During the third quarter of 1998, @Home completed a public offering (the "@Home Offering") in which 2.9 million shares of @Home common stock were sold for net cash proceeds of approximately $125 million. In connection with the @Home Offering, (i) Liberty/Ventures Group paid $37 million to purchase 800,000 shares of @Home common stock and (ii) Liberty/Ventures Group's economic interest in @Home decreased to 38.8%. In connection with the increase in @Home's equity net of the dilution of Liberty/Ventures Group's ownership interest in @Home, Liberty/Ventures Group recognized a gain of $17 million during the third quarter of 1998.

         In April 1997, @Home issued 240,000 shares of convertible preferred stock, resulting in cash proceeds of $48 million, less issuance costs. On July 11, 1997, @Home completed its initial public offering (the "@Home IPO"), in which 10.4 million shares of @Home common stock were sold for net cash proceeds of approximately $100 million. As a result of the @Home IPO, Liberty/Ventures Group's economic interest in @Home decreased from 43% to 39%, which economic interest represents an approximate 72% voting interest. In connection with the increase in @Home's equity, net of the dilution of Liberty/Ventures Group's ownership interest in @Home, Liberty/Ventures Group recognized a gain of $60 million during the third quarter of 1997.

         @Home has entered into exclusive distribution agreements with certain cable operators. In connection with the distribution agreements, @Home has issued warrants to such cable operators to purchase 17.9 million shares of @Home's Series A common stock. Of these warrants, warrants to purchase 10.6 million shares were exercisable as of September 30, 1998. During the nine months ended September 30, 1998, @Home recorded non-cash charges of $83 million to operations based on the fair value of 2.7 million shares which were underlying warrants which became exercisable during the period. Such charges are included in "cost of distribution agreements" in the accompanying combined statements of operations. @Home may issue additional stock, or warrants in connection with its efforts to expand its distribution of the @Home service to other cable operators. The exercise of warrants or stock issued by @Home will reduce Liberty/Ventures Group's equity interest and voting power in @Home.

         Pursuant to a shareholders' agreement among certain shareholders of @Home, under certain circumstances, Liberty/Ventures Group could be required to sell a portion of its common stock of @Home to such shareholders.

                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

(10)     Debt

         Debt is summarized as follows:



                                                                    September 30,     December 31,
                                                                         1998             1997
                                                                    --------------   --------------
                                                                         amounts in millions
           Bank credit facilities:
             Communications Capital Corp                            $          432              292
             LMC Capital LLC (a)                                               620               --
             Encore Media Group LLC (b)                                        300               --
             TCI Ventures Group LLC (c)                                        400               --
             Liberty/Ventures Facility (d)                                      70               --
             TCI Music                                                          89               53
             TINTA's Puerto Rico subsidiary (e)                                 90               45
           4-1/2% Convertible Subordinated Debentures                          345              345
           The Pramer Notes (f)                                                 66               --
           Other                                                                42               22
                                                                    --------------   --------------
                                                                    $        2,454              757
                                                                    ==============   ==============


         (a)      Payable by LMC Capital LLC ("LMC Capital")

                  This revolving credit agreement, dated June 4, 1998, provides for borrowings up to $640 million through June 2003. Interest on borrowings under the agreement is tied to, at LMC Capital's option, the bank's prime rate or London Interbank Offered Rate ("LIBOR") plus an applicable margin. LMC Capital must pay an annual commitment fee of .2% of the unfunded portion of the commitment. The banks lend against collateral designated by LMC Capital ("Designated Assets"). The components of the Designated Assets may be changed from time to time. The aggregate market value of the Designated Assets, as determined by certain criteria in the LMC Capital agreement, must at all times exceed an amount equal to three times the total outstandings under the facility. The Designated Assets at September 30, 1998 were Liberty/Ventures Group's holdings in Discovery Communications, Inc., QVC and the FKW Preferred Stock. The carrying value of the Designated Assets as of September 30, 1998 was $590 million. Recourse to the banks for payment of LMC Capital's obligations is limited solely to the Designated Assets.

         (b)      Payable by Encore Media Group LLC ("Encore Media Group")

                  On July 7, 1997, Encore Media Group obtained a $625 million senior, secured facility in the form of a $225 million reducing revolving line of credit and a $400 million, 364-day revolving credit facility convertible to a term loan. In June, 1998, Encore Media Group converted the 364-day facility to a $300 million term loan.

                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

         (c)      Payable by TCI Ventures Group LLC

                  On March 10, 1998, TCI Ventures Group LLC entered into a bank credit facility with a term of one year which provides for aggregate borrowings of up to $400 million (the "Ventures Group Bank Facility"). Borrowings under the Ventures Group Bank Facility bear interest at variable rates. TCI Ventures Group LLC is required to pay a commitment fee equal to 0.15% on the average daily unused portion of the maximum borrowing commitments. The Ventures Group Bank Facility contains restrictive covenants which require, among other things, the maintenance of certain financial ratios, and includes limitations on indebtedness, liens and encumbrances, acquisitions, dispositions and dividends.

         (d)      Payable by Liberty/Ventures Group

                  Effective September 30, 1998, Liberty/Ventures Group entered into a revolving credit agreement which provides for borrowings up to $800 million (the "Liberty/Ventures Facility") through September 29, 1999. Interest on borrowings under the Liberty/Ventures Facility is tied to, at Liberty/Ventures Group's option, the bank's prime rate or LIBOR plus an applicable margin. Liberty/ Ventures Group must pay an annual commitment fee of .2% of the unfunded portion of the commitment. The Liberty/Ventures Facility contains certain provisions which limit Liberty/Ventures Group as to additional indebtedness, sale of assets, liens, guarantees and distributions.

         (e)      Payable by Puerto Rico Subsidiary

                  TINTA's Puerto Rico subsidiary (the "Puerto Rico Subsidiary") has a reducing revolving bank facility which is unsecured and provides for maximum borrowing commitments of $100 million (the "Puerto Rico Bank Facility"). On September 21, 1998, Hurricane Georges struck Puerto Rico and caused considerable property damage to the area in general, including the Puerto Rico Subsidiary's cable television systems. The Puerto Rico Subsidiary has submitted a claim to its insurance carrier for its damaged property and loss of revenue. The Puerto Rico Subsidiary anticipates that its estimated loss of revenue will exceed its business interruption insurance. Such uncovered losses could cause the Puerto Rico Subsidiary to be in violation of certain financial covenants of the Puerto Rico Bank Facility in the fourth quarter of 1998 and the first quarter of 1999. Violations of certain financial covenants will prevent the Puerto Rico Subsidiary from borrowing any unused borrowing commitments and could result in the acceleration of amounts due under the Puerto Rico Bank Facility. The Puerto Rico Subsidiary is in discussions with the lenders of the Puerto Rico Bank Facility regarding possible remedies of any potential violations of financial covenants. See note 12.


                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

         (f)      The Pramer Notes

                  In connection with Liberty/Ventures Group's acquisition of Pramer, Liberty/Ventures Group issued $65 million principal amount of secured promissory notes. Interest of $731,000 on such notes has been included in the principal amount at September 30, 1998. Liberty/Ventures Group made an $11 million payment on the Pramer Notes on October 1, 1998 and the remainder of the Pramer Notes are due in 20 equal monthly installments beginning October 15, 1998 and accrue interest at 9.25%.

         With the exception of the 4-1/2% Convertible Subordinated Debentures, which had a fair value of $336 million at September 30, 1998, Liberty/Ventures Group believes that the carrying value of Liberty/Ventures Group's debt approximated its fair value at September 30, 1998.

(11)     Combined Equity

         In conjunction with a stock repurchase program or similar transaction, TCI may elect to sell put options on its own common stock. Proceeds from any sales of puts with respect to TCI Ventures Group Stock and Liberty Group Stock are reflected by Liberty/Ventures Group as an increase to combined equity, and an amount equal to the maximum redemption amount under unexpired put options with respect to TCI Ventures Group Stock and Liberty Group Stock is reflected as an "obligation to redeem common stock" in the accompanying combined balance sheets.

         During the nine months ended September 30, 1998, pursuant to the stock repurchase program, 239,450 shares of TCI Ventures Group Stock and 766,783 shares of Liberty Group Stock were repurchased at an aggregate cost of approximately $30 million. Such amount is reflected as a decrease to combined equity in the accompanying combined financial statements.

         On July 13, 1998, Liberty/Ventures Group announced that it had made a proposal to TINTA concerning the acquisition by Liberty/Ventures Group of all of the outstanding shares of common stock of TINTA not beneficially owned by Liberty/Ventures Group. Under the proposal, Liberty/Ventures Group would exchange, in a merger transaction, 0.58 of a share of Liberty/Ventures Group Series A Stock (or Liberty Group Series A Stock if prior to the Liberty/Ventures Combination) for each share of Tele-Communications International, Inc. Series A Common Stock acquired by Liberty/Ventures Group in the merger. Liberty/Ventures Group's proposal, and a proposed merger agreement, has been approved by TINTA's board of directors. The merger agreement provides that if the .58 exchange ratio would yield a value to TINTA stockholders (other than Liberty/Ventures Group) of less than $22.00 per TINTA share, then Liberty/Ventures Group would be required to either increase the exchange ratio to an amount that would yield a value of $22.00 per share or terminate the merger agreement. Such value will be based upon the average closing sales price of a share of Liberty/Ventures Group Series A Stock (or Liberty Group Series A Stock if prior to the Liberty/Ventures Combination) before the closing date of the merger. Consummation of the merger is expected to occur in the fourth quarter of 1998.


                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

         During the fourth quarter of 1997, TCI entered into a Total Return Equity Swap Facility (the "Equity Swap Facility"). Pursuant to the Equity Swap Facility, TCI has the right to direct the counterparty (the "Counterparty") to use the Equity Swap Facility to purchase shares ("Equity Swap Shares") of TCI Group Series A Stock and TCI Ventures Group Series A Stock with an aggregate purchase price of up to $300 million. TCI has the right, but not the obligation, to purchase Equity Swap Shares through the September 30, 2000 termination date of the Equity Swap Facility. During such period, TCI is to settle periodically any increase or decrease in the market value of the Equity Swap Shares. If the market value of the Equity Swap Shares exceeds the Counterparty's cost, Equity Swap Shares with a fair value equal to the difference between the market value and cost will be segregated from the other Equity Swap Shares. If the market value of Equity Swap Shares is less than the Counterparty's cost, TCI, at its option, will settle such difference with shares of TCI Group Series A Stock or TCI Ventures Group Series A Stock or, subject to certain conditions, with cash or letters of credit. In addition, TCI is required to periodically pay the Counterparty a fee equal to a LIBOR-based rate on the Counterparty's cost to acquire the Equity Swap Shares. Due to TCI's ability to issue shares to settle periodic price fluctuation and fees under the Equity Swap Facility, TCI records all amounts received or paid under this arrangement as increases or decreases, respectively, to equity. As of September 30, 1998, the Equity Swap Facility had acquired 4.9 million shares of TCI Group Series A Stock and 1.2 million shares of TCI Ventures Group Series A Stock at an aggregate cost that was approximately $49 million less than the fair value of such Equity Swap Shares at September 30, 1998. The costs and benefits associated with the TCI Ventures Group Series A Stock held by the Equity Swap Facility are attributed to Liberty/Ventures Group.

         Stock Options and Stock Appreciation Rights

         Liberty/Ventures Group records stock compensation expense relating to restricted stock awards, options and/or stock appreciation rights on certain TCI common stock (collectively, "Awards") granted by TCI to certain TCI employees and/or directors who are involved with Liberty/Ventures Group. Estimated compensation relating to stock appreciation rights ("SARs") has been recorded through September 30, 1998, and is subject to future adjustment based upon vesting and market value, and ultimately, on the final determination of market value when such rights are exercised. As allowed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("Statement 123"), Liberty/Ventures Group continues to account for stock based compensation pursuant to Accounting Principles Board Opinion No. 25, which Liberty/Ventures Group estimates that compensation expense would not be materially different under Statement
         123. The estimated compensation adjustment with respect to TCI SARs resulted in increases to Liberty/Ventures Group's share of TCI's stock compensation liability of $238 million and $68 million for the nine months ended September 30, 1998 and 1997, respectively. In addition, for the nine months ended September 30, 1998, Liberty/Ventures Group made cash payments relating to its share of TCI's stock compensation obligations of $75 million. The payable or receivable arising from the compensation related to the Awards is included in the amount due to related parties.


                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

         Transactions with Officers and Directors

         On January 5, 1998, TCI announced that a settlement (the "Magness Settlement") had been reached in the litigation brought against it and other parties in connection with the administration of the Estate of Bob Magness (the "Magness Estate"), the late founder and former Chairman of the Board of TCI.

         On February 9, 1998, in connection with the Magness Settlement, TCI entered into a call agreement (the "Malone Call Agreement") with Dr. John C. Malone, and Dr. Malone's wife (together with Dr. Malone, the "Malones"), under which the Malones granted to TCI the right to acquire any shares of TCI stock which are entitled to cast more than one vote per share (the "High-Voting Shares") owned by the Malones, which currently consist of an aggregate of approximately 60 million High-Voting shares upon Dr. Malone's death or upon a contemplated sale of the High-Voting Shares (other than a minimal amount) to third persons. In either such event, TCI has the right to acquire the shares at a maximum price equal to the then relevant market price of shares of Series A Stock plus a ten percent premium. The Malones also agreed that if TCI were ever to be sold to another entity, then the maximum premium that the Malones would receive on their High-Voting Shares would be no greater than a ten percent premium over the price paid for the relevant shares of Series A Stock. TCI paid $150 million to the Malones in consideration of them entering into the Malone Call Agreement.

         Also on February 9, 1998, in connection with the Magness Settlement, certain members of the Magness family, individually and in certain cases, on behalf of the Estate of Betsy Magness (the first wife of Bob Magness) and the Magness Estate (collectively, the "Magness Family") also entered into a call agreement with TCI (with substantially the same terms as the one entered into by the Malones, including a call on the shares owned by the Magness Family upon Dr. Malone's death) (the "Magness Call Agreement") on the Magness Family's aggregate of approximately 49 million High-Voting Shares. The Magness Family was paid $124 million by TCI in consideration of them entering into the Magness Call Agreement. Additionally, on February 9, 1998, the Magness Family entered into a stockholders' agreement with the Malones and TCI under which (i) the Magness Family and the Malones agreed to consult with each other in connection with matters to be brought to the vote of TCI's stockholders, subject to the proviso that if they cannot mutually agree on how to vote the shares, Dr. Malone has an irrevocable proxy to vote the High-Voting Shares owned by the Magness Family, (ii) the Magness Family may designate a nominee for the Board and Dr. Malone has agreed to vote his High Voting Shares for such nominee and (iii) certain "tag along rights" have been created in favor of the Magness Family and certain "drag along rights" have been created in favor of the Malones.

         The aggregate amount paid by TCI pursuant to the Malone Call Agreement and Magness Call Agreement (collectively, the "Call Payments") was allocated to each of the Groups. Liberty/Ventures Group's share of the Call Payments of $140 million was paid during the first quarter of 1998 and is reflected as a reduction of combined equity.


                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

         Transactions with TCI and Other Related Parties

         Certain TCI corporate general and administrative costs are charged to Liberty/Ventures Group at rates set at the beginning of the year based on projected utilization for that year. During the nine months ended September 30, 1998 and 1997 Liberty/Ventures Group was allocated $12 million and $8 million, respectively, in corporate general and administrative costs by TCI Group.

         Certain subsidiaries attributed to Liberty/Ventures Group produce and/or distribute sports and other programming and other services to cable television operators (including TCI Group) and others. Charges to TCI Group are based upon customary rates charged to others.

         A subsidiary that was a member of Liberty/Ventures Group, leases certain equipment under a capital lease. During 1997, such equipment was subleased to TCI Group under an operating lease. In January 1998, TCI Group paid $7 million to Liberty/Ventures Group in exchange for Liberty/Ventures Group's assignment of its ownership interest in such attributed subsidiary to TCI Group. Due to the related party nature of the transaction, the $50 million total of the cash payment and the historical cost of the net liabilities assumed by TCI Group (including capital lease obligations aggregating $176 million) has been reflected as an increase to combined equity.

         The Puerto Rico Subsidiary purchases programming services from TCI Group. The charges, which approximate TCI Group's cost and are based on the aggregate number of subscribers served by the Puerto Rico Subsidiary, aggregated $4 million and $5 million during the nine months ended September 30, 1998 and 1997, respectively.

         In 1996, a subsidiary attributed to Liberty/Ventures Group (i) issued preferred stock in connection with a previous acquisition, which is convertible at the option of the holders into 1,084,056 of TCI Group Series A Common Stock beginning in April 1999 or sooner in the event of a change in control of TCI and (ii) acquired an option contract from TCI Group in exchange for a $14 million increase in the intercompany amount due to TCI Group. Such option contract provided Liberty/Ventures Group with the right to acquire 1,084,056 shares of TCI Group Series A Stock at a price equivalent to the fair value at the time of exercise less $14.625 per share. During September 1998, TCI Group assigned its obligation under the option contract to Liberty/Ventures Group. As a result of such assignment, Liberty/Ventures Group recorded a $16 million reduction to the intercompany amount due to TCI Group and a corresponding increase to combined equity. In July 1998, Liberty/Ventures Group entered into an equity swap transaction with a commercial bank, which provides Liberty/Ventures Group with the right but not the obligation to acquire 1,084,056 shares of TCI Group Series A Stock for approximately $45 million on or before April 19, 1999. In the event Liberty/Ventures Group does not exercise its right to acquire such shares, any difference between the counterparty's cost and the market value of the shares on the settlement date will be settled in cash or shares of Liberty/Ventures Group Series A Stock (or TCI Ventures Group Series A Stock if prior to the Liberty/Ventures Combination) at Liberty/Ventures Group's option. Such shares could be used to satisfy the exchange requirements of the aforementioned preferred stock.

                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

         Cablevision purchases programming services from certain affiliates. The related charges generally are based upon the number of Cablevision's subscribers that receive the respective services. During the nine months ended September 30, 1997, such charges aggregated $12 million. Additionally, certain of Cablevision's general and administrative functions are provided by affiliates. The related charges, which generally are based upon the respective affiliate's cost of providing such functions, aggregated $2 million during the nine months ended September 30, 1997. The above-described programming and general and administrative charges are included in operating costs in the accompanying combined statements of operations.

         On July 11, 1997, TCI Music merged with DMX, Inc. (the "DMX Merger"). In connection with the DMX Merger, TCI assumed a contingent obligation to purchase from all holders who tender shares and rights in accordance with the terms of a Rights Agreement (the "Rights Agreement") up to 15 million shares (7 million of which are owned by Liberty/Ventures Group) of TCI Music common stock at a price of $8.00 per share. Simultaneously with the DMX Merger, Liberty/Ventures Group acquired all of the TCI-owned common stock of TCI Music by agreeing to reimburse TCI for any amounts required to be paid by TCI pursuant to TCI's contingent obligation under the Rights Agreement and issuing an $80 million promissory note (the "Music Note") to TCI. Liberty/Ventures Group has recorded its contingent obligation to purchase such shares as a component of minority interest in equity of attributed subsidiaries in the accompanying combined financial statements. Prior to the July 1998 expiration of the rights under the Right Agreement, Liberty/Ventures Group was notified of the tender of 4.9 million shares and associated rights. On August 27, 1998, Liberty/Ventures Group paid $39 million to satisfy TCI's obligation under the Rights Agreement.

         Due to Related Parties

         The components of "Due to related parties" are as follows:

                                                                       September 30,    December 31,
                                                                           1998            1997
                                                                      --------------   --------------
                                                                             amounts in millions
         Note receivable from TCI Group                               $           --              (88)
         Notes payable to TCI Group, including accrued interest
                                                                                 122              378
         Intercompany account                                                    370              240
                                                                      --------------   --------------

                                                                      $          492              530
                                                                      ==============   ==============


         Amounts outstanding under note receivable from TCI Group were repaid in their entirety during the third quarter of 1998. Included in "dividend and interest income" in the combined statements of operations is interest income from TCI Group amounting to $2 million and $4 million for the nine months ended September 30, 1998 and 1997, respectively.


                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

         Amounts outstanding at September 30, 1998 under the notes payable to TCI Group bear interest at varying rates. Interest expense to TCI Group for the nine months ended September 30, 1998 and 1997 amounted to $8 million and $7 million, respectively, and is included in "interest expense" in the combined statements of operations. During the second quarter of 1998, TCI issued 153,183 shares of Liberty Group Series B Stock valued at $5 million to an individual who is an officer and director of TCI for the benefit of entities attributed to TCI Group, accordingly, the Music Note was reduced by such amount.

         TCI Group has provided a revolving loan facility (the "Ventures Intergroup Credit Facility") to Liberty/Ventures Group for a five-year period commencing on September 10, 1997. Borrowings under the Ventures Intergroup Credit Facility are included in Notes Payable to TCI Group in the table above. Such facility permits aggregate outstanding borrowings at any one time of up to $500 million (subject to reduction as provided below), which borrowings bear interest at a rate per annum equal to The Bank of New York's prime rate (as in effect from time to time) plus 1% per annum, payable quarterly. A commitment fee equal to 3/8% per annum of the average unborrowed availability under the Ventures Intergroup Credit Facility is payable by Liberty/Ventures Group to TCI Group on a quarterly basis. Such commitment fee aggregated $1 million for the nine months ended September 30, 1998.

         The non-interest bearing intercompany account includes certain income tax and stock compensation allocations that are to be settled at some future date. All other amounts included in the intercompany account are to be settled within thirty days following notification.

(12)     Commitments and Contingencies

         Encore Media Group is obligated to pay fees for the rights to exhibit certain films that are released by various producers through 2017 (the "Film Licensing Obligations"). Based on customer levels at September 30, 1998, these agreements require minimum payments aggregating approximately $703 million. The aggregate amount of the Film Licensing Obligations under these license agreements is not currently estimable because such amount is dependent upon the number of qualifying films released theatrically by certain motion picture studios as well as the domestic theatrical exhibition receipts upon the release of such qualifying films. Nevertheless, required aggregate payments under the Film Licensing Obligations could prove to be significant.

         On November 9, 1998, Cablevision and the lenders under its $1.1 billion loan facility agreed to an extension of $950 million of outstanding borrowings under the facility until December 15, 1998. At that time, outstanding borrowings are to be refinanced through (i) $550 million of indebtedness, which is expected to be issued under Cablevision's medium term note program, and (ii) $400 million of support from Cablevision's shareholder's, including TINTA. TINTA's portion of such support aggregates approximately $85 million, and will be made through (i) a $42 million capital contribution to Cablevision and (ii) the guarantee of senior indebtedness of Cablevision and/or subordinated loans from TINTA to Cablevision in the aggregate amount of $42 million.



                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

         During the fourth quarter of 1998, one of the Cablevision shareholders exercised a put right that, under certain circumstances, could require TINTA to purchase a portion of such shareholder's ownership interest for cash consideration of up to $36 million, one-third of which would be paid on December 15, 1998 and the remaining amount would be paid in four semi-annual installments. Additionally, the Cablevision shareholders' agreement contains a buy-sell provision that, under certain circumstances, could require TINTA to purchase other shareholders' ownership interests.

         TINTA has guaranteed the obligation of an affiliate ("The Premium Movie Partnership") to pay fees for the license to exhibit certain films through 2000. Although the aggregate amount of The Premium Movie Partnership's license fee obligations is not currently estimable, TINTA believes that the aggregate payments pursuant to such obligations could be significant. If TINTA were to fail to fulfill its obligations under the guarantee, the beneficiaries have the right to demand an aggregate payment from TINTA of approximately $32 million. Although TINTA has not had to perform under such guarantee to date, TINTA cannot be certain that it will not be required to perform under such guarantee in the future.

         Flextech has undertaken to finance the working capital requirements of a joint venture, (the "Principal Joint Venture") formed with BBC Worldwide Limited ("BBC Worldwide") and is obligated to provide the Principal Joint Venture with a primary credit facility of (pound)88 million ($150 million) and subject to certain restrictions, a standby credit facility of (pound)30 million ($51 million). As of September 30, 1998, the Principal Joint Venture had borrowed (pound)13.6 million ($23.1 million) under the primary credit facility. If Flextech defaults in its funding obligation to the Principal Joint Venture and fails to cure within 42 days after receipt of notice from BBC Worldwide, BBC Worldwide is entitled, within the following 90 days, to require that TINTA assume all of Flextech's funding obligations to the Principal Joint Venture.

         TINTA has formed strategic partnerships with News Corp., Organizacoes Globo and Group Televisa S.A. to develop and operate a direct-to-home satellite service for Latin America, Mexico, and various Central and South American countries (collectively, the "DTH Ventures"). As of September 30, 1998, TINTA had guaranteed approximately $174 million of the DTH Ventures' financial obligations.

         Liberty/Ventures Group has guaranteed notes payable and other obligations (the "Guaranteed Obligations") of certain affiliates. At September 30, 1998, the U.S. dollar equivalent of the amounts borrowed pursuant to the Guaranteed Obligations aggregated approximately $123 million.

         Liberty/Ventures Group leases business offices, has entered into pole rental and transponder lease agreements and uses certain equipment under lease arrangements.


                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

         Effective as of December 16, 1997, NDTC, on behalf of TCI Communications, Inc. and other cable operators that may be designated from time to time by NDTC ("Approved Purchasers"), entered into an agreement (the "Digital Terminal Purchase Agreement") with GI to purchase advanced digital set-top devices. The hardware and software incorporated into these devices will be designed and manufactured to be compatible and interoperable with the OpenCable(TM) architecture specifications adopted by CableLabs, the cable television industry's research and development consortium, in November 1997. NDTC has agreed that Approved Purchasers will purchase, in the aggregate, a minimum of
         6.5 million set-top devices during the calendar years 1998, 1999 and 2000 at an average price of $318 per set-top device. Through September 30, 1998, approximately 1 million set-top devices had been purchased pursuant to this commitment. GI agreed to provide NDTC and its Approved Purchasers the most favorable prices, terms and conditions made available by GI to any customer purchasing advanced digital set-top devices. In connection with NDTC's purchase commitment, GI agreed to grant warrants to purchase its common stock proportional to the number of devices ordered by each organization, which as of the effective date of the Digital Terminal Purchase Agreement, would have represented at least a 10% equity interest in GI (on a fully diluted basis). Such warrants vest as annual purchase commitments are met. The value associated with such equity interest will be attributed to TCI Group upon purchase and deployment of the digital set-top devices. See note
         2. NDTC has the right to terminate the Digital Terminal Purchase Agreement if, among other reasons, GI fails to meet a material milestone designated in the Digital Terminal Purchase Agreement with respect to the development, testing and delivery of advanced digital set-top devices.

         On July 17, 1998, Liberty/Ventures Group acquired 21.4 million shares of restricted stock of GI in exchange for (i) certain of the assets of NDTC's set-top authorization business, (ii) the license of certain related software to GI, (iii) a $50 million promissory note from Liberty/Ventures Group to GI and (iv) a nine year revenue guarantee from Liberty/Ventures Group in favor of GI. In connection therewith, NDTC also entered into a service agreement pursuant to which it will provide certain postcontract services to GI's set-top authorization business. The 21.4 million shares of GI common stock are, in addition to other transfer restrictions, restricted as to their sale by NDTC for a three year period, and represent approximately 13% of the outstanding common stock of GI at September 30, 1998. Liberty/Ventures Group recorded its investment in such shares at fair value which included a discount attributable to the above-described liquidity restriction. Liberty/Ventures Group will account for its investment in such shares using the cost method of accounting. The $346 million excess of the recorded value of GI common stock received over (i) the book value of certain assets transferred from NDTC to GI, and (ii) the $42 million present value of the promissory note due from Liberty/Ventures Group to GI, has been deferred by Liberty/Ventures Group in the accompanying September 30, 1998 combined balance sheet. A portion of such excess equal to the $160 million present value of the annual amounts specified by the revenue guarantee will be amortized to revenue over nine years in proportion to such annual guaranteed amounts. The remaining $186 million excess will be amortized to revenue on a straight-line basis over the nine-year period that NDTC is required to perform postcontract services.


                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

         On September 21, 1998, Hurricane Georges struck Puerto Rico and caused considerable property damage to the area in general, including the Puerto Rico Subsidiary's cable television systems. The Puerto Rico Subsidiary's cable television systems represent $36 million of Liberty/Ventures Group's revenue for the nine months ended September 30, 1998. The Puerto Rico Subsidiary has property and business interruption insurance aggregating $15 million that is subject to a deductible of $1 million. The Puerto Rico Subsidiary has submitted a property damage claim to its insurance carrier for approximately $12 million which represents the estimated replacement cost of its damaged property. As a result of the damage caused by Hurricane Georges, the Puerto Rico Subsidiary, at September 30, 1998, recorded an impairment to reduce the net book value of the damaged property and equipment by $8 million and recorded a receivable in the same amount for a portion of the estimated proceeds under its property insurance coverage. Subsequent to September 30, 1998, the Puerto Rico Subsidiary received a $2 million advance on its insurance coverage from the insurance carrier. Liberty/Ventures Group has applied $1 million of such advance to property losses and $1 million to business interruption losses. The balance of the receivable is deemed probable of collection.

         Although there can be no assurance, the Puerto Rico Subsidiary currently estimates that 85% of its cable distribution systems and related support equipment will be restored by the end of 1998 and fully restored by the end of the first quarter of 1999. In addition to property damage caused by Hurricane Georges, the Puerto Rico Subsidiary will also suffer a loss in revenue from its pre-hurricane customers. As of September 30, 1998, approximately 23% of the Puerto Rico Subsidiary's pre-hurricane basic customers were receiving cable television services. Although there can be no assurance, the Puerto Rico Subsidiary estimates that it will regain 80% and 100% of its pre-hurricane customer base by December 31, 1998 and June 30, 1999, respectively. The loss of revenue from September 21, 1998 through December 31, 1998 has been preliminarily estimated at $7 million, of which $1 million relates to the period from September 21, 1998 through September 30, 1998. In addition, the estimated loss of revenue for the first quarter of 1999 is approximately $3 million. The Puerto Rico Subsidiary's business interruption insurance will cover the first $3 million in lost revenue. The Puerto Rico Subsidiary currently estimates that lost revenue of approximately $7 million will not be covered under its business interruption insurance. However, no assurance can be given that the Puerto Rico Subsidiary will not incur losses in excess of current estimates. In addition, all insurance claims are subject to approval by the Puerto Rico Subsidiary's insurance carrier. Accordingly, no assurance can be given that amounts claimed under the Puerto Rico Subsidiary's insurance coverage will be paid in their entirety.

         Liberty/Ventures Group has contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible Liberty/Ventures Group may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying combined financial statements.


                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

(13)     Year 2000

         During the three months ended September 30, 1998, TCI continued its enterprise-wide, comprehensive efforts to assess and remediate its computer systems and related software and equipment to ensure such systems, software and equipment recognize, process and store information in the year 2000 and thereafter. TCI's year 2000 remediation efforts include an assessment of Liberty Media Group's most critical systems, equipment, and facilities. TCI also continued its efforts to verify the year 2000 readiness of Liberty/Ventures Group's significant suppliers and vendors and continued to communicate with significant business partners and affiliates to assess such partners and affiliates' year 2000 status.

         TCI formed a year 2000 Program Management Office (the "PMO") to organize and manage its year 2000 remediation efforts. The PMO is responsible for overseeing, coordinating and reporting on Liberty/Ventures Group's year 2000 remediation efforts. It is comprised of a 90-member full-time staff and is accountable to executive management of Liberty/Ventures Group.

         The PMO has defined a four-phase approach to determining the year 2000 readiness of Liberty/Ventures Group's systems, software and equipment. Such approach is intended to provide a detailed method for tracking the evaluation, repair and testing of Liberty/Ventures Group's systems, software and equipment. Phase 1, Assessment, involves the inventory of all systems, software and equipment and the identification of any year 2000 issues. Phase 1 also includes the preparation of the work plans needed for remediation. Phase 2, Remediation, involves repairing, upgrading and/or replacing any non-compliant equipment and systems. Phase 3, Testing, involves testing Liberty/Ventures Group's systems, software, and equipment for year 2000 readiness, or in certain cases, relying on test results provided to Liberty/Ventures Group. Phase 4, Implementation, involves placing compliant systems, software and equipment into production or service.


         At September 30, 1998, Liberty/Ventures Group's overall progress by phase was as follows:

                                                                      Percentage of all
                                                                      Equipment/Systems
                               Phase                                      In Phase*
                               -----                                  -----------------
                      Phase 1-Assessment                                    94%
                      Phase 2-Remediation                                   63%
                      Phase 3-Testing                                       12%
                      Phase 4-Implementation                                 2%

         ---------------------
         *The percentages set forth above do not total 100% because many projects have elements in more than one phase. For purposes of this table, such projects have been attributed to each applicable phase. In addition, the percentages set forth above are based on the number of projects in each phase compared to the total number of Year 2000 projects.

                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

         Liberty/Ventures Group is completing an inventory of its important systems with embedded technologies and is currently determining the correct remediation approach. During the three months ended September 30, 1998, Liberty/Ventures Group continued its survey of significant third-party vendors and suppliers whose systems, services or products are important to Liberty/Ventures Group's operations. The year 2000 readiness of such providers is critical to continued provision of Liberty/Ventures Group's cable and programming services. Liberty/Ventures Group has received information that the most critical systems, services or products supplied to Liberty/Ventures Group by third parties are either year 2000 ready or are expected to be year 2000 ready by mid-1999. Liberty/Ventures Group is currently developing contingency plans for systems provided by vendors who have not responded to Liberty/Ventures Group's surveys.

         In addition to the survey process described above, management of Liberty/Ventures Group has identified its most critical supplier/vendor relationships and has instituted a verification process to determine the vendor's year 2000 readiness. Such verification includes, as deemed necessary, reviewing vendors' test and other data and engaging in regular conferences with vendors' year 2000 teams. Liberty/Ventures Group is also requiring testing to validate the year 2000 compliance of certain critical products and services and is contracting with independent consultants to conduct such testing.

         Significant market value is associated with Liberty/Ventures Group's investments in certain public and private corporations, partnerships and other businesses. Accordingly, Liberty/Ventures Group is monitoring the public disclosure of such publicly-held business entities to determine their year 2000 readiness. In addition, Liberty/Ventures Group has surveyed and monitored the year 2000 status of certain privately-held business entities in which Liberty/Ventures Group has significant investments.

         Year 2000 expenses and capital expenditures incurred in the nine months ended September 30, 1998 were $639,000 and zero, respectively. Management of Liberty/Ventures Group currently estimates the remaining costs to be not less than $12.5 million, bringing the total estimated cost associated with Liberty/Ventures Group's year 2000 remediation efforts to be not less than $13 million, including Liberty Media Group's pro rata share of the $32 million cost for replacement of noncompliant information technology ("IT") systems. Also included in this estimate is Liberty/Ventures Group's pro rata share of the $9 million in future payments to be made by the PMO pursuant to unfulfilled executory contracts or commitments with vendors for year 2000 remediation services.

         TCI is a widely distributed enterprise in which allocation of certain resources, including IT support, is decentralized. Accordingly, neither TCI nor Liberty/Ventures Group consolidates an IT budget. Therefore, total estimated year 2000 costs as a percentage of an IT budget are not available. There are currently no planned IT projects being deferred due to year 2000 costs.


                                                                     (continued)

                            "LIBERTY/VENTURES GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

         The failure to correct a material year 2000 problem could result in an interruption or failure of certain important business operations. There can be no assurance that Liberty/Ventures Group's systems or the systems of other companies on which Liberty/Ventures Group relies will be converted in time or that any such failure to convert by Liberty/Ventures Group or other companies will not have a material adverse effect on its financial position, results of operations or cash flows.